As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-258993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4720320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street

Gardena, CA 90248
(424) 276-7616
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jarret Johnson
Vice President, General Counsel & Secretary
18455 S. Figueroa Street

Gardena, CA 90248

(424) 276-7616
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Vijay S. Sekhon

Michael P. Heinz

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Tel: (415) 772-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share(2)	236,226,156	$10.32	(3)	$2,437,853,929.92	$265,969.86
Class A Common Stock, par value $0.0001 per share(4)	23,652,119	$11.50	(5)	$271,999,368.50	$29,675.13
Class A Common Stock, par value $0.0001 per share(6)	10,196,249	$10.00	(7)	$101,962,490.00	$11,124.11
Warrants to purchase Class A Common Stock(8)	674,551	—		—	—	(9)
Total				$2,811,815,788.42	$306,769.10	(10)

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Consists of shares of Class A Common Stock registered for resale by the selling securityholders named in this registration statement.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $10.32, which is the average of the high and low prices of the Class A Common Stock on August 18, 2021 on The Nasdaq Stock Market.

(4)	Consists of (i) 22,977,568 shares of Class A Common Stock issuable upon exercise of the Public Warrants and (ii) 674,551 shares of Class A Common Stock issuable upon exercise of the Private Warrants.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed exercise price of $11.50 per share of the Class A Common Stock issuable upon exercise of the Public Warrants and Private Warrants.
(6)	Consists of (i) 9,009,166 shares of Class A Common Stock issuable upon conversion of the Notes (as defined herein) and (ii) 1,187,083 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants (as defined herein).
(7)	Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price of $10.00 per share of the Class A Common Stock issuable upon conversion of the Notes or exercise of the ATW NPA Warrants.
(8)	Represents the resale of 674,551 Private Warrants to purchase shares of Class A Common Stock, which represent warrants to acquire 674,551 shares of Class A Common Stock.
(9)	In accordance with Rule 457(g), no separate registration fee is required with respect to the Private Warrants.

(10)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION — DATED OCTOBER 4, 2021

236,226,156 Shares of Class A Common Stock

Up to 33,848,368 Shares of Class A Common Stock

Issuable Upon Exercise of the Warrants and Conversion of the Notes

Up to 674,551 Private Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 236,226,156 shares of the Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and (ii) up to 674,551 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of PSAC (as defined below). We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

In addition, this prospectus relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 33,848,368 shares of Class A Common Stock which consists of (i) 674,551 shares of Class A Common Stock that are issuable upon the exercise the Private Warrants originally issued in the initial public offering of PSAC, (ii) 22,977,568 shares of Class A Common Stock that are issuable upon the exercise of the 22,977,568 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC and (iii) 9,009,166 shares of Class A Common Stock issuable upon conversion of certain convertible notes and 1,187,083 shares of Class A Common Stock issuable upon exercise of certain warrants, in each case issued in a private placement to certain institutional investors pursuant to a note purchase agreement (the “ATW NPA Warrants” and, together with the Private Warrants and the Public Warrants, the “Warrants”). We will receive the proceeds from any exercise of any Warrants for cash.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Our shares of Class A Common Stock and our Public Warrants are listed on The Nasdaq Stock Market (“NASDAQ”), under the symbols “FFIE” and “FFIEW”. On October 1, 2021, the closing price of our Class A Common Stock was $9.04 and the closing price of our Public Warrants was $1.66.

The shares of Class A Common Stock and Warrants being offered pursuant to this prospectus are shares and warrants of Faraday Future Intelligent Electric Inc. (“FFIE”), a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFIE conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S. domiciled operating subsidiaries, but we operate our business, and plan to have significant operations in the future, in the People’s Republic of China (“PRC” or “China”) through our operating subsidiaries established in the PRC (the “PRC Subsidiaries”). Investors in our Class A Common Stock and our Warrants should be aware that they are purchasing equity solely in FFIE, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFIE’s listing on a U.S. exchange. To the extent that the Chinese government intervenes or influences the operations of our PRC Subsidiaries, or at any time exerts more control over offerings conducted overseas and foreign investment in China-based issuers, our operations and/or the value of our Class A Common Stock and Warrants may be adversely affected. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors - Risks Related to FF’s Operations in China.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to our subsidiaries in China, including FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., as the “PRC Subsidiaries.” See Exhibit 21.1 to the registration statement of which this prospectus forms a part for a complete list of all our subsidiaries organized in China. References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the conversion of any Notes or exercise of any Warrants. We will receive the proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the inability to recognize the anticipated benefits of the Business Combination (as defined herein), which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	changes adversely affecting the business in which the Company is engaged;

●	the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs;

●	the Company’s ability to meet its future capital requirements and manage its indebtedness, including its ability to refinance its current indebtedness;

●	the ability of the Company’s suppliers to deliver necessary components for the Company’s products;

●	the Company’s ability to successfully develop or obtain licenses and other rights to certain technology to reach production for its vehicles;

●	the Company’s ability to remediate the identified material weaknesses in its internal control over financial reporting;

●	the Company’s ability to navigate economic, operational and legal risks specific to operations based in China;

●	the Company’s estimates of the size of the markets for its vehicles;

●	the rate and degree of market acceptance of the Company’s vehicles;

●	the success of other competing manufacturers;

●	the performance and security of the Company’s vehicles;

●	potential litigation involving PSAC or the Company;

●	general economic conditions;

●	the result of future financing efforts; and

●	the impact of the COVID-19 pandemic and its effect on the business and financial conditions of the Company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

FF is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, FF designs and engineers next-generation smart electric connected vehicles. FF intends to start manufacturing vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. FF has additional engineering, sales, and operational capabilities in China and plans to develop its manufacturing capability in China through a joint venture or other arrangements.

Since its founding, FF has created major innovations in technology and products, and a user centered business model. These innovations are enabling FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Background

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021 (the “Closing Date”), Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among the Company, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). Upon the consummation of the Business Combination (the “Closing”), the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered the Company’s accounting acquirer.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected on July 21, 2021 through the merger of Merger Sub with and into Legacy FF, with Legacy FF surviving as the surviving company and a wholly-owned subsidiary of the Company. Upon closing the Business Combination, the Company received $229.7 million in proceeds from PSAC’s trust account, net of redemptions of $0.2 million. At the effective time of the Business Combination (the “Effective Time”), the outstanding Legacy FF Class A ordinary shares, par value $0.00001 per share, Legacy FF Class B ordinary shares, par value $0.00001 per share, Legacy FF Class A-1 preferred shares, par value $0.00001 per share, Legacy FF Class A-2 preferred shares, par value $0.00001 per share, Legacy FF Class A-3 preferred shares, par value $0.00001 per share and Legacy FF redeemable preferred shares, par value $0.00001 per share, the outstanding Legacy FF converting debt and certain other outstanding liabilities of Legacy FF were canceled and converted into the right to receive pro rata portions of approximately 154.0 million shares of Class A Common Stock and the outstanding Legacy FF Class B preferred shares, par value $0.00001 per share were canceled and converted into the right to receive pro rata portions of approximately 64.0 million shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Additionally, the Legacy FF options and Legacy FF warrants that were outstanding immediately prior to the Effective Time (and by their terms did not terminate upon the Closing) remained outstanding and converted into the right to purchase pro rata portions of approximately 44.9 million shares of Class A Common Stock. Holders of the Legacy FF shares issued and outstanding as of immediately prior to the Effective Time also have the contingent right to receive up to 25.0 million shares of Class A Common Stock in two tranches upon the occurrence of certain stock price-based triggering events as set forth in the Merger Agreement (“Earnout Shares”).

On July 21, 2021, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 76.1 million shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $761.4 million, pursuant to separate subscription agreements entered into effective as of January 27, 2021 (each, a “Subscription Agreement” and such investment in the PIPE Shares by the Subscribers collectively, the “Private Placement”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing.

Our shares of Class A Common Stock and our Public Warrants are currently listed on The Nasdaq Stock Market (“NASDAQ”) under the symbols “FFIE” and “FFIEW,” respectively.

The rights of holders of our Common Stock, Private Warrants and Public Warrants are governed by our second amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the Private Warrants and Public Warrants, the Warrant Agreement dated as of July 21, 2020, duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as warrant agent. The convertible notes (the “Notes”) and ATW NPA Warrants were issued pursuant to, and are governed by, the terms of the Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 (as amended from time to time, the “NPA”), among certain subsidiaries of the Company and guarantors party thereto, U.S. Bank National Association, as the Notes agent, Birch Lake Fund Management, LP, as the collateral agent, and the Note purchasers party thereto, and related forms of notes and warrants issued thereunder. For more information, see the section entitled “Description of Securities.”

PRC Subsidiaries

FFIE is a holding company incorporated in the State of Delaware. Faraday&Future Inc. (“FF U.S.”), FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. Our subsidiaries in China include FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd. (the “PRC Subsidiaries”). See Exhibit 21.1 to the registration statement of which this prospectus forms a part for a complete list of all our subsidiaries organized in China and “Business - Corporate History and Milestones” for a detailed discussion of FF’s corporate history.

How Cash is Transferred Through Our Corporate Organization

The organizational chart below shows FFIE’s operating subsidiaries1 as of the date hereof:

[1]	Excludes subsidiaries with immaterial operations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital in and out of the PRC. FFIE is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing FFIE’s capital investment in the PRC Subsidiaries). FFIE may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary by way of intercompany loans.

During 2019, FF Inc., a U.S.-based subsidiary incorporated in California, issued a loan to FF Hong Kong Limited, a holding company subsidiary established in Hong Kong, in the aggregate amount of $1.2 million, which was the only transaction that involved the transfer of cash or assets throughout our corporate structure during 2019. During 2020, LeSee Automotive (Beijing) Co. Ltd., a PRC Subsidiary, assigned to Legacy FF its obligation to pay certain notes issued by a third party in the aggregate principal and accrued interest amount of $26.5 million. Also during 2020, Smart Technology Holdings Ltd., a subsidiary incorporated in the Cayman Islands, transferred to FF Hong Kong Limited $1.7 million in cash, in the aggregate, by way of capital contributions to fund the PRC Subsidiaries’ operations. During 2021, Smart Technology Holdings Ltd. transferred to FF Hong Kong Ltd. $32.1 million, in the aggregate, by way of capital contributions to fund the operations of the PRC Subsidiaries, including $10 million proceeds from the sale of PIPE Shares. In August 2021, Legacy FF extended a loan of $50 million to FF Automotive (Zhuhai) Co. Ltd., a PRC Subsidiary, for the purpose of acquiring a technology license agreement with a third party. We expect to transfer cash or assets of $8.3 million from Smart Technology Holdings Ltd. to FF Hong Kong Limited during the fourth quarter of 2021 and the first six months of 2022 to fund the ongoing operations of the PRC Subsidiaries. We will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of the date hereof, the PRC Subsidiaries have not transferred cash or other assets to FFIE, including by way of dividends. FFIE does not currently plan or anticipate transferring cash or other assets from our operations in China to any non-Chinese entity.

Capital contributions to PRC companies are governed by the Foreign Investment Law, and the dividends and distributions from the PRC Subsidiaries are subject to regulations and restrictions on dividends and payment to parties outside of the PRC. Applicable PRC law permits payment of dividends to FFIE by our PRC Subsidiaries only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Renminbi (“RMB”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFIE. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors — Risks Related to FF’s Operations in China — FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict its ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As our operations in the PRC expand, our PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of the date hereof, no application by our PRC Subsidiaries for any such approvals, licenses, permits and registrations that are currently applicable to them had been denied, but there can be no assurance that the PRC Subsidiaries will be able to maintain their existing licenses or obtain new ones. See “Risk Factors — Risks Related to FF’s Operations in China — FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries” for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”) in connection with this offering. However, there can be no assurance that the relevant Chinese authorities, including the CSRC, would reach the same conclusion as us, and that the CSRC or any other Chinese authorities would not promulgate new rules or interpret or implement current rules that would require us to obtain CSRC or other governmental approvals for this offering. See “Risk Factors — Risks Related to FF’s Operations in China — While the approval of PRC government authorities, including the CSRC and CAC, are not currently required for this offering, they may be in the future under a PRC regulation adopted in August 2006, as amended, and, if required, we cannot assure you that we will be able to obtain such approval” for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Summary Risk Factors

An investment in our Class A Common Stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to FF’s Business and Industry

●	FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.

●	FF has incurred losses in the operation of its business and anticipates that it will continue to incur losses in the future. It may never achieve or sustain profitability.

●	FF expects its operating expenses to increase significantly in the future, which may impede its ability to achieve profitability.

●	FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management. If these assumptions and analyses prove to be incorrect, its actual operating results could suffer.

●	FF may be unable to meet its future capital requirements, including capital required for initial investments to reach initial production and revenue, which could jeopardize its ability to continue its business operations.

●	FF has historically incurred substantial indebtedness and may incur substantial additional indebtedness in the future, and it may not be able to refinance borrowings on terms that are acceptable to FF, or at all.

●	FF’s vehicles are in development and its first vehicle may not be available for sale within 12 months after the Closing, if at all.

●	FF’s recurring losses from operations had raised substantial doubt about FF’s ability to continue as a going concern. Such circumstance might recur and result in FF not being able to continue as a going concern.

●	For the audits of the years ending December 31, 2020 and 2019, FF’s independent registered public accounting firm included a note relating to FF’s ability to continue as a going concern in its report on FF’s audited financial statements included in this prospectus.

●	FF will depend on revenue generated from a single model of vehicles in the foreseeable future.

●	The market for FF’s vehicles, including its Smart Last Mile Delivery vehicles, is nascent and not established.

●	FF is dependent on its suppliers, the majority of which are single-source suppliers. The inability of these suppliers to deliver necessary components for FF’s products according to the schedule and at prices, quality levels and volumes acceptable to FF, or FF’s inability to efficiently manage these suppliers, could have a material adverse effect on its business, prospects, financial condition and operating results.

●	FF needs to develop complex software and technology systems in coordination with vendors and suppliers to reach production for its electric vehicle, and there can be no assurance such systems will be successfully developed.

●	FF identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.

●	FF has yet to obtain licenses and other rights in certain technologies, software, and content needed for its vehicles and FF may face technical difficulties and attendant delays in integrating such technologies in its vehicles. Licensing third-party technology carries risks that are difficult to control. Accordingly, FF may need to modify aspects of planned vehicle designs and alter features.

●	FF’s decision to manufacture its own vehicles in its leased Hanford, California facility does not guarantee FF will not incur significant delays in the production of the vehicles.

●	Production and manufacturing of some of FF’s vehicles may be outsourced to a third-party contract manufacturer in South Korea and potentially, through a joint venture or other arrangement in China. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. If such contract manufacturer, joint venture or other arrangement fails to produce and deliver vehicles in a timely manner for any reason, FF’s business, prospects, financial condition and results of operation could be materially harmed.

●	FF faces competition from multiple sources, including new and established domestic and international competitors, and expects to face competition from others in the future, including competition from companies with new technology. This fierce competition may impair FF’s revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

●	FF’s go-to-market and sales strategy, including its self-owned and partner-owned stores as well as FF’s online web platform, will require substantial investment and commitment of resources and are subject to numerous risks and uncertainties.

●	FF faces risks related to natural disasters, health epidemics and pandemics, terrorist attacks, civil unrest and other circumstances outside its control, including the current COVID-19 pandemic, which could significantly disrupt FF’s operations.

●	FF has elected to protect some of its technologies as trade secrets rather than as patents, however, this approach has certain risks and disadvantages.

●	FF and its manufacturing partners may be subject to increased environmental and safety or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions.

●	Increases in costs, disruption of supply or shortage of materials used to manufacture FF’s vehicles, in particular for lithium-ion cells or electronic components, could harm its business.

●	FF may be subject to risks associated with autonomous driving technology.

●	FF’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

●	FF’s founder, Mr. Yueting Jia (“YT Jia”), is closely associated with the image and brand of FF. Circumstances affecting YT Jia’s reputation, and investor and public perception of his role and influence in FF, may shape FF’s brand and ability to do business. Additionally, YT Jia may continue to be subject to certain restrictions in China if not all creditors participating in YT Jia’s restructuring plan comply with the requirement to request removal of YT Jia from such restrictions.

●	FF Global Partners LLC, a Delaware limited liability company (“FF Global”), which is governed by an executive committee consisting of eight members, may exert influence over the management of FF through its issuance of equity interests as additional compensation to the management of FF.

Risks Related to FF’s Operations in China

FF operates and plans to have significant operations in the future in China through its PRC Subsidiaries and faces various legal and operational risks associated with doing business in China, which could result in a material change in the operations of our PRC Subsidiaries, cause the value of FF’s securities to significantly decline or become worthless, and significantly limit or completely hinder FF’s ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks, each discussed in detail in the section “ Risk Factors — Risks Related to FF’s Operations in China,” include:

●	Changes in the political and economic policies of the PRC government may materially and adversely affect FF’s business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

●	Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF.

●	Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our Common Stock in foreign currency terms.

●	Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on our business, results of operations and financial condition.

●	FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict its ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business.

●	Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise stockholders and has a material adverse effect on our results of operations and the value of your investment.

●	FF and our stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies. Enhanced scrutiny by the Chinese tax authorities may have a negative impact on potential acquisitions and dispositions we may pursue in the future.

●	PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●	The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Rules and regulations in China can also change with little advance notice, and actions related to oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with substantial operations in China could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

●	While the approval of PRC government authorities, including the CSRC and CAC, are not currently required for this offering, they may be required in the future under a PRC regulation adopted in August 2006, as amended, and, if required, we cannot assure you that we will be able to obtain such approval.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.

●	We may be liable for improper use or appropriation of personal information provided by others.

●	Any independent registered public accounting firm operating in China that FF uses as an auditor for its operations in China will not be permitted to be subject to inspection by the Public Company Accounting Oversight Board (“PCAOB”), and as such, investors may be deprived of the benefits of such inspection.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

●	There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

Additional Information

FF’s principal executive offices are located at Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, CA 90248, and FF’s telephone number is (424) 276-7616. Our website address is www.ff.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by us	33,848,368 shares of Class A Common Stock issuable upon exercise of the Warrants and conversion of the Notes.

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 236,226,156 shares of Class A Common Stock.

Warrants Offered by the Selling Securityholders	Up to 674,551 Private Warrants.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	324,360,508 shares of Class A Common Stock (as of September 20, 2021).

Shares of Class A Common Stock outstanding assuming exercise of all Warrants	352,556,885 shares of Class A Common Stock (based on total shares outstanding as of September 20, 2021).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. We will receive up to an aggregate of approximately $284 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Description of Warrants” for further discussion.

Market for Class A Common Stock and Warrants	Our shares of Class A Common Stock and Public Warrants are currently traded on NASDAQ under the symbols “FFIE” and “FFIEW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to FF’s Business and Industry

FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.

FF was founded in 2014 and has built several prototype and pre-production vehicles. However, to date, FF has not started commercial production of its first electric vehicle. Although FF expects to start commercial sales of FF 91 series within 12 months after the Closing, there is no assurance FF will be able to develop the manufacturing capabilities and processes, or secure reliable sources of component supply to meet the quality, engineering, design or production standards, or the required production volumes to successfully grow into a viable business.

Furthermore, even if FF achieves production of electric vehicles, it faces significant barriers to growth in the electric vehicle industry, including continuity in development and production of safe and quality vehicles, brand recognition, customer base, marketing channels, pricing policies, talent management, value-added service packages and sustained technological advancement. If FF fails to address any or all of these risks and barriers to entry and growth, its business and results of operation may be materially and adversely affected.

Given FF’s limited operating history, the likelihood of its success must be evaluated especially in light of the risks, expenses, complications, delays and the competitive environment in which it operates. There is, therefore, no assurance that FF’s business plan will prove successful. FF will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, due to the capital-intensive nature of FF’s business, it can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover those expenditures. There is no assurance FF will ever be able to generate revenue, raise additional capital when required or operate profitably. Any investment in FF is therefore highly speculative.

FF has incurred losses in the operation of its business and anticipates that it will continue to incur losses in the future. It may never achieve or sustain profitability.

The design, engineering, manufacturing, sales and service of smart electric vehicles is a capital-intensive business. FF has incurred losses from operations and has had negative cash flows from operating activities since inception. FF incurred a net loss of $128.3 million, $147.1 million and $142.2 million for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. Net cash used in operating activities was $52.3 million, $41.2 million and $189.8 million for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. Since inception, FF has made significant investments in technology as well as vehicle design, development and tooling, construction of manufacturing facilities, employee compensation and benefits and marketing and branding. FF expects to continue or increase such investments, however, there can be no assurance these investments will result in the successful and timely delivery of FF 91 series or subsequent vehicle programs, or at all.

FF may incur unforeseen expenses, or encounter difficulties, complications, and delays in delivering FF 91 series, and therefore may never generate sufficient revenues to sustain itself. Even if FF brings FF 91 series to market, it may continue to incur substantial losses for reasons including the lack of demand for FF 91 series and the relevant services, increasing competition, challenging macroeconomic conditions, regulatory changes and other risks discussed herein, and so it may never achieve or sustain profitability.

FF expects its operating expenses to increase significantly in the future, which may impede its ability to achieve profitability.

FF expects to further incur significant operating costs which will impact its profitability, including research and development expenses as it introduces new models and improves existing models, capital expenditures in the expansion of its manufacturing capacities, additional operating costs and expenses for production ramp-up, raw material procurement costs, general and administrative expenses as it scales its operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. Additionally, it may incur significant costs once it delivers FF 91 series, including vehicle service and warranty expenses.

FF’s ability to become profitable in the future will not only depend on its ability to successfully market its vehicles and other products and services, but also to control costs. Ultimately, FF may not be able to adequately control costs associated with its operations for reasons outside its control, including the cost of raw materials such as aluminum, steel and lithium-ion cells. Substantial increases in such costs could increase FF’s cost of revenue and its operating expenses, and could reduce its margins. Additionally, unforeseen events such as the current ongoing global pandemic could adversely affect supply chains, impacting FF’s ability to control and manage costs. Additionally, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions could result in significant increases in freight charges and raw material costs. If FF is unable to design, develop, manufacture, market, sell and service its vehicles, including providing service in a cost-efficient manner, its margins, profitability, and prospects would be materially and adversely affected.

The rate at which FF may incur costs and losses in future periods compared to current levels may increase significantly, as it:

●	continues to develop FF 91, FF 81, and FF 71 series and Smart Last Mile Delivery (“SLMD”) electric vehicle models;

●	develops and equips its manufacturing facility in Hanford, California to produce FF 91, and to secure manufacturing capabilities in South Korea and other potential manufacturing options, and in China for additional capacities production capacity for FF 91 and other electric vehicle models;

●	builds up inventories of parts and components for FF 91;

●	develops and expands its design, development, maintenance, servicing and repair capabilities;

●	opens offline FF self-owned stores; and

●	increases its sales and marketing activities.

These efforts may be more expensive than FF currently anticipates, and these efforts may not result in increases in revenues, which could further increase its losses. As FF is seeking funding to realize its business operations plan based on its estimated capital requirements, any cost overruns that deviate from FF’s estimates may materially and adversely affect its business prospects, financial condition and results of operations.

FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management. If these assumptions and analyses prove to be incorrect, its actual operating results could suffer.

FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management and reflects current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with FF’s expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside FF’s control, including, but not limited to:

●	whether it can obtain sufficient capital to sustain and grow its business;

●	its ability to manage growth;

●	whether it can manage relationships with key suppliers;

●	whether it can sign up and manage relationships with business partners for them to invest in and operate sales and service centers;

●	the ability to obtain necessary regulatory approvals;

●	demand for its products and services;

●	the timing and cost of new and existing marketing and promotional efforts;

●	competition, including established and future competitors;

●	its ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	regulatory, legislative and political changes; and

●	consumer spending habits.

Specifically, FF’s results forecast is based on projected purchase prices, unit costs for materials, manufacturing, packaging and logistics, warranty, sales, marketing and service, and its projected number of orders for the vehicles with factors such as industry cost benchmarks taken into consideration. Any of these factors could turn out to be different than those anticipated. Unfavorable changes in any of these or other factors, most of which are beyond FF’s control, could materially and adversely affect its business, prospects, financial results and results of operations.

FF may be unable to meet its future capital requirements, including capital required for initial investments to reach initial production and revenue, which could jeopardize its ability to continue its business operations.

FF operates in a capital-intensive industry which requires significant cash to fund its operations. FF expects its capital expenditures to continue to be significant in the foreseeable future as it continues to develop and grow its business. However, FF believes that existing cash along with recent financing activities including the Business Combination, will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. FF has developed a detailed budget for that period, but any challenges in supplier reengagements, delays in ramping capacity at Hanford or sales and service engagements may increase the need for additional capital to launch FF 91 series on time. Apart from FF 91 series, additional capital may be required to fund operations, research, development, and design efforts for future vehicles.

It is difficult to predict the demand for FF’s vehicles and appropriately budget for such expenses; and FF may have limited insight into trends that could emerge and affect its business. As a company, FF does not have experience manufacturing vehicles, and as such, there is no historical basis for FF to make judgments on the demand for its vehicles. If FF is unable to accurately estimate the demand for its vehicles, match the timing and quantities of component purchases to actual needs or successfully implement inventory management and other systems to accommodate the increased complexity in FF’s supply chain, FF may incur unexpected production disruption, and storage, transportation and write-off costs, which could have a material adverse effect on its business, prospects, financial condition and operating results.

FF may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from financial institutions or governmental organizations. FF cannot be certain that additional funds will be available on favorable terms when required, or at all, and any such financing may dilute FF’s stockholder value. If FF is unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, its financial condition, results of operations, business and prospects could be materially and adversely affected.

FF has historically incurred substantial indebtedness and may incur substantial additional indebtedness in the future, and it may not be able to refinance borrowings on terms that are acceptable to FF, or at all.

FF had a working capital deficit (being the extent to which total consolidated current liabilities exceeds total consolidated current assets less restricted cash) of $775.9 million, $835.3 million and $688.2 million as of June 30, 2021, December 31, 2020 and 2019, respectively. Although FF settled the majority of all of its existing debt in either equity or cash upon consummation of the Business Combination, and paid off certain other indebtedness with the proceeds of the Business Combination, FF may incur additional indebtedness from time to time to support its operations. If FF incurs additional debt, the risks it faces as a result of indebtedness and leverage could intensify. The incurrence of any additional debt could:

●	limit FF’s ability to satisfy obligations under certain debt instruments, to the extent there are any;

●	cause FF to seek bankruptcy protection or enter into other insolvency proceedings in the event FF is not able to renew or refinance any existing indebtedness as it becomes due;

●	increase FF’s vulnerability to adverse general economic and industry conditions;

●	require FF to dedicate a substantial portion of cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund its working capital, capital expenditures, and other general corporate purposes;

●	increase its exposure to interest rate and exchange rate fluctuations;

●	limit its ability to borrow additional funds and impose additional financial and other restrictions on FF, including limitations on declaring dividends; and

●	increase the cost of additional financing.

Commercial banks, financial institutions and individual lenders may have concerns in providing additional financing for FF’s operations. The governments of the United States, China and Europe may also pass measures or take other actions that may tighten credit available in relevant markets. Any future monetary tightening measures as well as other monetary, fiscal and industrial policy changes and/or political actions by those governments could materially and adversely affect FF’s cost and availability of financing, liquidity, access to capital, and ability to operate our business.

FF’s vehicles are in development and its first vehicle may not be available for sale within 12 months after closing of the Business Combination, if at all.

FF has not yet commenced production of any model and has not recognized any revenue as of the date hereof. FF’s future business depends in large part on its ability to execute on its plans to develop, manufacture, market, sell and deliver electric vehicles, including FF 91, FF 81, FF 71 series, and Smart Last Mile Delivery electric vehicle models that appeal to customers. Although FF plans to commence commercial sales of its first vehicle, FF 91 series, by July 2022, it may experience significant delays due to reasons such as supply shortages, design defects, talent gaps, and/or force majeure. For example, FF relies on third-party suppliers for the provision and development of many key components used in FF 91 and other models. To the extent FF’s suppliers experience any delays in providing or developing necessary components, or if they experience quality issues, FF could experience delays in delivering on its timelines. For example, due to the delay in the closing of the Business Combination caused by PSAC’s re-evaluation of the accounting treatment for their Private Warrants, FF had to adjust and/or reduce certain payments to suppliers. Such adjustments and/or reductions could delay the launch date for the FF 91.

To the extent FF were to delay launch of FF 91 series, potential consumers may lose confidence in FF, and customers who have placed orders for FF 91 may cancel orders, which may curtail FF’s growth prospects. Additionally, FF’s competitors may move more quickly to market than FF, which could impact FF’s ability to grow its market share.

FF’s recurring losses from operations had raised substantial doubt about FF’s ability to continue as a going concern. Such circumstance might recur and result in FF not being able to continue as a going concern.

Since inception, FF has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $2,519.4 million, $2,391.1 million, and $2,244.1 million as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively. FF expects to continue to generate significant operating losses for the foreseeable future. In FF’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, FF concluded that this circumstance raised substantial doubt about FF’s ability to continue as a going concern within one year from the original issuance date of such financial statements. Similarly, in its report on the financial statements for the years ended December 31, 2020 and 2019, FF’s independent registered public accounting firm included an emphasis of matter paragraph stating that FF’s recurring losses from operations and accumulated deficit raised substantial doubt about FF’s ability to continue as a going concern. FF’s consolidated financial statements for the years ended December 31, 2020 and 2019 do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. However, after the closing of the Business Combination and the PIPE Financing on July 21, 2021, FF received cash aggregating $991.1 million and made payments, through the date that FF’s unaudited condensed consolidated financial statements as of June 30, 2021 were available to be issued, of (i) $28.4 million to vendors with payables in the Vendor Trust; (ii) $31.8 million to related party notes payable holders and $57.7 million to notes payable holders for principal and accrued interest; (iii) $9.6 million to active and former employees; and (iv) $17.5 million to other vendors. As of the date the FF unaudited condensed consolidated financial statements as of June 30, 2021 were available to be issued, management expects that the net proceeds from the Business Combination along with cash balances held by FF prior to the Closing Date will be sufficient to complete the final stages of the development and commence the production of the FF 91 electric vehicle. FF expects that the net proceeds from the Business Combination along with cash balances held prior to the Closing Date will be sufficient to complete the final stages of the development and production of the FF 91 electric vehicle within 12 months of the Closing.

If FF is unable to continue as a going concern, it may have to seek protection under applicable bankruptcy laws and/or liquidate or reorganize its assets and may receive less than the value at which those assets are carried on its audited financial statements. If this were to happen, it is likely investors would lose part or all of their investment. Future reports from FF’s independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If such doubt about FF continues, investors or other financing sources may be unwilling to provide additional funding to FF on commercially reasonable terms, or at all, and FF’s business may be harmed.

For the audits of the years ending December 31, 2020 and 2019, FF’s independent registered public accounting firm included a note relating to FF’s ability to continue as a going concern in its report on FF’s audited financial statements included in this prospectus.

FF’s audit reports in 2020 and 2019 from their independent registered public accounting firm included an emphasis of matter paragraph stating that FF’s recurring losses from operations and cash outflows from operating activities raised substantial doubt about FF’s ability to continue as a going concern. FF’s consolidated financial statements for the years ended December 31, 2020 and 2019 do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the Business Combination transactions. As of the date the FF unaudited condensed consolidated financial statements as of June 30, 2021 were available to be issued, FF management expects that the net proceeds from the Business Combination along with cash balances held by FF prior to the Closing Date will be sufficient to complete the final stages of the development and commence the production of the FF 91 electric vehicle. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” section of this prospectus for additional information.  FF may be required to obtain additional funding to support its business plan beyond the next 12 months, which could affect its business, prospects, financial condition and results of operations materially and adversely, and FF may be unable to continue as a going concern. If FF is unable to continue as a going concern, it may have to seek protection under applicable bankruptcy laws and/or liquidate or reorganize its assets and may receive less than the value at which those assets are carried on its audited financial statements. If this were to happen, it is likely investors would lose part or all of their investment. Future reports from FF’s independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If such doubt about FF continues, investors or other financing sources may be unwilling to provide additional funding to FF on commercially reasonable terms, or at all, and FF’s business may be harmed.

FF will depend on revenue generated from a single model of vehicles in the foreseeable future.

FF’s success will initially depend substantially on the future sales and success of FF 91 series. FF expects FF 91 series to be its only manufactured vehicle in the market in the near future; it remains uncertain when FF will raise sufficient funding to complete design, development, tooling and launch of its second model, FF 81 series. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. It remains uncertain if FF’s business will generate sufficient funds or FF will be able to obtain sufficient funds through other means to introduce new vehicle models on a regular basis. Given that FF’s business will depend on a single or limited number of models in the foreseeable future, to the extent a particular model is not well-received by the market, FF’s business prospects, financial condition and operating results could be materially and adversely affected.

The market for FF’s vehicles, including its Smart Last Mile Delivery vehicles, is nascent and not established.

FF’s B2C (“business-to-consumer”) passenger electric vehicles are planned to be with leading design and provide superior driving experience and personalized user experience in their respective customer segments. FF believes its electric vehicles represent the “smart mobility” of the next generation. FF’s growth is highly dependent upon the consumers’ reception and adoption of FF’s vision as to what the future of transportation and mobility should embody. Although there are many automakers introducing multiple options of mass-market electric vehicles, the market for the electric vehicles with ultra-new technology and cutting-edge styling is still nascent and untested. In addition to vehicles targeting end customers, FF plans to build the Smart Last Mile Delivery vehicles targeting B2B (“business-to-business”) last mile delivery logistics companies. FF believes its modular approach to vehicle design provides adaptive and sustainable solutions in the commercial vehicle segment, thus meeting the needs of commercial vehicle owners. However, there is uncertainty as to the future demands for FF’s vehicles in both B2B and B2C market segments, and there is no assurance that the retail and commercial vehicle market FF envisions for its vehicles will be established. To a large extent, it depends on general economic, political, and social conditions, all of which are beyond FF’s control.

FF is dependent on its suppliers, the majority of which are single-source suppliers. The inability of these suppliers to deliver necessary components for FF’s products according to the schedule and at prices, quality levels and volumes acceptable to FF, or FF’s inability to efficiently manage these suppliers, could have a material adverse effect on its business prospects, financial condition and operating results.

The FF 91 model incorporates over 2,000 purchased components sourced from over 400 suppliers, many of whom are currently FF’s single-source suppliers for the components they supply, and FF expects this to be similar for any other vehicles FF may produce. The supply chain exposes FF to multiple potential sources of delivery failure or component shortages. To the extent FF’s suppliers experience any delays in providing FF with or developing necessary components or experience quality issues, FF could experience delays in delivering on its planned timelines.

Currently, FF has not approved secondary sources for the key single sourced components used in FF 91. For example, FF’s battery cell supplier helped develop its customized battery cell, and is the sole source of FF battery cells used in the battery pack. Generally, FF does not maintain long-term agreements with these single-source suppliers.

Historically, certain suppliers ceased supplying their components and initiated legal claims against FF when FF failed to make overdue payments. While most of these legal claims have been settled through the vendor trust FF established in April 2019 (“Vendor Trust”), there are still a number of remaining disputes with suppliers in the U.S. and in China. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt FF’s production until a satisfactory alternative supplier is found, which can be time consuming and costly. There can be no assurance that FF would be able to successfully retain alternative suppliers or supplies in a timely manner or on acceptable terms, if at all. If FF is unable to efficiently manage its suppliers, including its relationship with them, FF’s business, prospects, financial condition and operating results may be materially and adversely affected. Additionally, changes in business and/or political conditions, force majeure events, changes in regulatory framework and other factors beyond FF’s control could also affect the suppliers’ ability to deliver components in a timely manner. Any of the foregoing could materially and adversely affect FF’s business, prospects, financial condition and operating results.

If any of FF’s suppliers become economically distressed or go bankrupt, FF may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase FF’s costs, affect its liquidity or cause production disruptions.

FF expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If any of these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, FF may be required to provide substantial financial support to ensure supply continuity, or FF would have to take other measures to ensure components and materials remain available. Any disruption could affect FF’s ability to deliver vehicles and could increase FF’s costs and negatively affect its liquidity and financial performance.

FF faces a number of challenges in the sale and marketing of its vehicles.

FF plans to enhance its brand recognition, improve its brand reputation and grow its client base by substantial investments in marketing and business development activities. However, FF cannot guarantee that its marketing spending or the marketing strategies it plans to adopt will have their anticipated effect or generate returns. FF faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

●	Demand in the automobile industry is highly volatile;

●	Final delivered range, performance and quality of FF’s vehicles may vary from estimates;

●	It is expensive to establish a strong brand. FF may not succeed in continuing to establish, maintain and strengthen the FF brand in a cost-efficient manner, or at all;

●	Many consumers are not aware of the benefits of FF’s products, which may depend on factors beyond FF’s control such as transition of consumer behaviors;

●	FF competes with other automotive manufacturers for consumer spending;

●	FF’s failure to keep up with rapid technological changes could make its vehicles less attractive than those of competitors or make potential customers unwilling to pay a premium for FF’s vehicles;

●	FF may not be able to attract a sufficient number of retail partners to support its expected sales volumes; and

●	FF’s efforts to develop and market its Smart Last Mile Delivery vehicles might not be successful given the fact that its target customers are commercial logistic companies which have different requirements compared to retail consumers.

If FF is unable to efficiently enhance its brand and market its products, its business prospects, financial condition and operating results may be adversely and materially affected.

FF needs to develop complex software and technology systems in coordination with vendors and suppliers to reach production for its electric vehicles, and there can be no assurance such systems will be successfully developed.

FF’s vehicles will use a substantial amount of third-party and in-house software code and complex hardware to operate. The development of such advanced technologies is inherently complex, and FF will need to coordinate with vendors and suppliers to achieve development for its electric vehicles. Defects and errors may be revealed over time, and FF’s control over the performance of third-party services and systems may be limited. FF is relying on third-party suppliers to develop and manage emerging technologies for use in its vehicles, including lithium-ion battery technology. As technology in electric vehicles is constantly evolving, FF may also need to rely on suppliers to develop technologies that are not yet commercially viable. There can be no assurances that FF’s suppliers will be able to meet the technological requirements, production timing, and volume requirements needed to support FF’s business plan. Nor can FF assure that such emerging technologies and systems will be successfully developed on commercially reasonable terms, or at all. FF’s potential inability to develop the necessary software and technology systems may harm its competitive position and its business, prospects, financial condition and operating results.

FF identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.

We have identified material weaknesses in FF’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

●	FF did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, the Company lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

●	FF did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting, due to growth in the business.

●	FF did not design and maintain effective controls for communicating and sharing information between the legal and accounting and finance departments. Specifically, the accounting and finance departments are not consistently provided the complete and adequate support, documentation, and information to record transactions within the financial statements timely, completely and accurately.

These material weaknesses contributed to the following additional material weaknesses:

●	FF did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, FF did not design and maintain controls to timely identify and account for embedded derivatives related to convertible notes, impute interest on related party notes payable with interest rates below market rates, account for failed sale leaseback transactions, and account for warrant instruments.

●	FF did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the period-end financial reporting process addressing areas including financial statement and footnote presentation and disclosures, account reconciliations and journal entries, including segregation of duties, assessing the reliability of reports and spreadsheets used in controls, and the timely identification and accounting for cut-off of expenditures.

These material weaknesses resulted in adjustments primarily related to expense cut-off and the associated accounts including operating expenses, accounts payable and accruals, property and equipment, convertible notes payable and interest expense and related financial disclosures, which were recorded as of and for the year ended December 31, 2019. These material weaknesses also resulted in adjustments primarily related to the extinguishment of a noncontrolling interest, accounts payable, vendor payables in trust, and adjustments to the statement of cash flows which were recorded as of and for the year ended December 31, 2019 as well as disclosure errors related to the anti-dilutive shares excluded from the calculation of diluted net loss per share, deferred tax assets and related valuation allowance, and accrued interest for certain notes payable, and the fair value of the Vendor Trust as of December 31, 2019. The material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements of the entity acquired as part of the July 21, 2021 merger agreement related to warrant liabilities and equity. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

●	FF did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored. These IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

FF has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include (i) hiring additional accounting and IT personnel to bolster its technical reporting, transactional accounting and IT capabilities; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing formal controls over segregation of duties; (iii) designing and implementing controls for communicating and sharing information between legal and accounting to facilitate transactions being recorded timely and accurately; (iv) designing and implementing procedures to identify and evaluate changes in FF’s business and the impact on its internal controls; (v) formally assessing complex accounting transactions and other technical accounting and financial reporting matters; (vi) designing and implementing formal processes, accounting policies, procedures, and controls supporting FF’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; and (vii) designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, and controls over batch jobs and data backups.

While FF believes these efforts will remediate the material weaknesses, FF may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. FF cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of FF’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If FF is unable to remediate its material weaknesses, FF’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect FF’s reputation and business and the market price of the Class A Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of FF’s securities and harm to FF’s reputation and financial condition, or diversion of financial and management resources from the operation of FF’s business.

FF has yet to obtain licenses and other rights in certain technologies, software, and content needed for its vehicles and FF may face technical difficulties and attendant delays in integrating such technologies in its vehicles.  Licensing third-party technology carries risks that are difficult to control.  Accordingly, FF may need to modify aspects of planned vehicle designs and alter features.

FF has not yet obtained rights for certain technologies, software, and content FF currently plans to employ in its vehicles. For example, FF still needs to acquire rights to software to enable autonomous driving, and such software will need to be customized for its use. In addition, while FF plans to differentiate its vehicles from those of its competitors by offering a rich and connected set of mobile entertainment offerings, FF has yet to conclude the requisite agreements with connectivity and content providers. The licensors and service providers of such software, connectivity, and content may insist on pricing and other legal and commercial terms that FF considers unreasonable or unacceptable. If FF cannot obtain all of the rights and services FF needs on acceptable terms and on a timely basis, FF may need to change its plans and omit planned features.

Moreover, even if FF does obtain the technologies, software, and content FF needs from third parties, FF may encounter technical difficulties integrating them into its vehicles and with each other. In general, the software FF needs to license must be developed and customized for FF. Delays in development of a single software system, or delays in successfully integrating the system with other complex systems, could delay the launch of a vehicle model. Any delay in launch dates for FF’s vehicles could have an adverse effect on FF’s financial performance. Licensing third-party technology also carries the risk that the licensed technology has bugs or other defects or that such technology infringes another person’s intellectual property rights, without FF’s ability to directly influence or mitigate the impacts of such circumstances.

FF’s decision to manufacture its own vehicles in its leased Hanford, California facility does not guarantee FF will not incur significant delays in the production of the vehicles.

FF plans to continue to build-out its leased manufacturing facility in Hanford, California to commence production of FF 91 series within 12 months after the Closing. Additionally, this construction may experience unexpected delays or other difficulties which could further increase costs and/or adversely affect FF’s scheduled timeline to manufacture and deliver vehicles. Further, manufacturing and assembling components in-house in the Hanford facility does not guarantee that the production of its vehicles will be on schedule. Various risks and uncertainties inherent in all new manufacturing processes could result in delays in the production of FF’s vehicles, including for example those with respect to:

●	pace of bringing production equipment and processes online with the capability to manufacture high-quality units at scale;

●	compliance with complex and evolving environmental, workplace safety and similar regulations;

●	channels to secure necessary equipment, tools and components from suppliers on acceptable terms and in a timely manner;

●	the ability to attract, recruit, hire and train skilled employees;

●	quality controls;

●	a health emergency such as the outbreak of the COVID-19 pandemic, difficult economic conditions and international political tensions; and

●	other delays and cost overruns.

Production and manufacturing of some of FF’s vehicles may be outsourced to a third-party contract manufacturer in South Korea and potentially, through a joint venture in China. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. If such contract manufacturer or joint venture fails to produce and deliver vehicles in a timely manner for any reason, FF’s business, prospects, financial condition and results of operation could be materially harmed.

FF expects to outsource the manufacturing of some of its vehicles to a third-party contract manufacturer in South Korea and may also set up a joint venture in China for vehicle manufacturing, which FF may heavily rely upon. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. Collaboration with third parties, including FF’s joint venture, for the manufacturing of vehicles is subject to risks that may be outside FF’s control. FF has yet to enter into any legally binding definitive agreements regarding such third-party contract manufacturer or the joint venture. The parties could revise or terminate the preliminary memorandum of understanding with such third-party contract manufacturer. The parties may also not reach agreement on legally binding definitive documents regarding such joint venture, could abandon the related preliminary memorandum of understanding and cooperation agreement and pursue other commercial arrangements (such as contract manufacturing or sale) or could terminate the preliminary memorandum of understanding and cooperation agreement at any time before the definitive agreements are signed. Even if the definitive agreements are signed, there remains uncertainty if the manufacturing facility would be build-out as planned or if the parties will cooperate with each other as agreed. For example, FF entered into a joint venture agreement with The9 Limited in March 2019 with the intent for the joint venture to serve the China market with capabilities to manufacture, market, distribute, and sell a new model designed for the JV based on concepts of FF 91. However, the joint venture has been dormant since then because The9 Limited has never provided the required funding, and as a result FF has not licensed its IP to the joint venture.

In addition, FF could experience delays if such third-party contract manufacturing partner or joint venture does not meet agreed upon timelines or experiences capacity constraints. There is risk of potential disputes with business partners, and FF could be affected by adverse publicity related to its business partners, whether or not such publicity is related to their collaboration with FF. FF’s ability to successfully build a premium brand could also be adversely affected by perceptions if the quality of the third-contract manufacturing partners or joint venture’s products not related to FF’s products are questioned. Furthermore, there can be no assurance that FF will successfully ensure its manufacturing partners or joint ventures maintain appropriate quality standards, with any failure to do so adversely affecting customers’ perceptions of FF’s self-manufactured electric vehicles.

If FF experiences delays, disputes or other difficulties with third-party manufacturers or joint ventures that FF outsources orders to, there can be no assurance that it would be able to engage other third parties or to establish or expand its own production capacity to meet the needs of its customers in a timely manner or on acceptable terms, or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with FF’s quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect FF’s business, results of operations, financial condition and prospects.

Changes in U.S. and international trade policies, including the export and import controls and laws, particularly with regard to China, may adversely impact FF’s business and operating results.

FF operates with a United States and China dual-home market strategy, partnering with leading international suppliers from North America, Europe and Asia. While FF believes this is the best strategic business model, it also is more subject to risks associated with international trade conflicts including between the United States and China, particularly with respect to export and import controls and laws. Former President Donald J. Trump advocated for greater restrictions on international trade in general, which significantly increased tariffs on certain goods imported into the United States - particularly from China. Former President Trump also took steps toward restricting trade in certain goods. In response, China and other countries imposed similar retaliatory tariffs and other measures. Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, increasing tariffs could impact raw material prices, the cost of component parts and transportation. Any of the foregoing could have an adverse effect on FF’s business, prospects, financial condition and results of operations. The new administration under President Joseph R. Biden may also enact policy changes that could have an impact on FF’s business.

Continued or increased price competition in the automotive industry generally, and in electric and other alternative fuel vehicles, may harm FF’s business.

Increased competition could result in lower vehicle unit sales, increased inventory, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm FF’s business, prospects, financial condition and operating results. For example, the automotive industry has witnessed increasing price competition over the years. With more competitors entering the field, many manufacturers are facing downward price pressure and have been adjusting their pricing strategies. FF may not have the same financial resources as some of the competitors to allow it to adjust pricing strategies, which may result in a loss of customers and future market share. On the other hand, if FF follows the downward price adjustment trend, its ability to generate revenues and achieve profitability may be adversely affected. Any of the foregoing may harm FF’s business, prospects, results of operations and financial condition.

FF faces competition from multiple sources, including new and established domestic and international competitors, and expects to face competition from others in the future, including competition from companies with new technology. This fierce competition may impair FF’s revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

The automotive market in the United States, China, and the European Union, which are FF’s target markets, is and will remain highly competitive. A significant and growing number of established and new automobile manufacturers, as well as other companies, have entered or are reported to have plans to enter the alternative fuel vehicle market, including hybrid, plug-in hybrid and fully electric vehicles, as well as the market for autonomous driving technology and applications. In some cases, such competitors have announced an intention to produce electric vehicles exclusively at some point in the future. FF directly competes with other pure-play electric vehicle companies targeting the high-end market segment, and also competes to a lesser extent with new energy vehicles (“NEVs”) and internal combustion engine (“ICE”) vehicles in the mid- to high-end market segment offered by traditional OEMs. In light of the increased demand and regulatory push for and technology changes in connection with the alternative fuel vehicles, FF expects competition in the industry to intensify with more new players in the future, including companies with new technology.

Many of FF’s current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing, distribution and other resources than FF, and are able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products than FF. In order to acquire customers and better compete, FF may have to incur significant expenses for marketing and business development activities and discounts. Any inability to successfully compete with new or existing competitors may prevent FF from attracting new customers and result in loss of market share. By the time FF starts delivering FF 91, a substantial portion of the market share may have already been taken by FF’s competitors. There can be no assurance that FF will be able to compete successfully in global and local markets, failure of which may materially and adversely affect FF’s business, prospects, financial condition and results of operations.

FF’s go-to-market and sales strategy, including its self-owned and partner-owned stores and showrooms as well as FF’s online web platform, will require substantial investment and commitment of resources and are subject to numerous risks and uncertainties.

FF intends to establish online and offline marketing, sales, and after-sales channels, which consist of its self-owned stores, partner-owned stores and showrooms and an online web platform. FF plans to distribute its vehicles in certain key markets through its direct stores, while establishing a distribution model of direct sales and partner-owned stores and showrooms in other markets. Users will be able to place orders and purchase FF’s vehicles exclusively through an online platform while assigning the transaction to a specific store or showroom. Establishing FF’s direct stores rather than exclusively distributing its vehicles though partner-owned stores will require significant capital expenditures and may result in reduced or slower expansion of FF’s distribution and sales systems in the key markets compared to a traditional dealership system.

FF expects the partner-owned stores and showrooms (such partners “FF Partners” and such stores or showrooms “FF Partner Stores and showrooms”), will be compensated from the sales and services that are conducted online and from the capital upside of the FF equity that the retail partners will receive as an incentive for making their initial investment in stores of showrooms. However, FF cannot assure that its partner business model will be as attractive as that of traditional OEMs and thus that FF will be able to scale up its network to an adequate size. In addition, FF is not in a position to guarantee that it will be able to generate sufficient traffic to FF’s online web platform or to attract enough users to place orders. Moreover, FF will be competing with automakers with well-established distribution channels, which places significant risk to the successful implementation of FF’s business plan.

If FF is unable to roll out and establish a broad network covering both online and offline channels that fully meet customers’ expectations, consumer experience could be adversely affected, which could in turn materially and adversely affect FF’s business, financial condition, results of operations and prospects. Implementing the FF business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and FF may not be successful in addressing these challenges. In addition, dealer trade associations may mount challenges to FF’s distribution strategy by challenging the legality of FF’s operations in court and employing administrative and legislative processes to attempt to prohibit or limit FF’s ability to operate. All these would have a material and adverse effect on FF’s business, prospects, results of operations and financial condition.

Difficult economic conditions, financial or economic crises, or the perceived threat of such a crisis, including a significant decrease in consumer confidence, may affect consumer purchases of premium items, such as FF’s electric vehicles.

Sales of premium consumer products, such as FF 91 and other electric vehicles, depend in part on discretionary consumer spending and therefore may decline based on adverse changes in general economic conditions. The global economy and financial markets experience significant disruptions from time to time, constantly facing new challenges, including the recent uncertainties over the impact of Brexit, ongoing trade disputes and tariffs, and the impact of the COVID-19 pandemic and the related economic policies taken by various governments around the world. It is unclear whether these challenges will be successfully addressed and what effects they may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. Any prolonged slowdown in economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Specifically, as a result of the COVID-19 pandemic, difficult macroeconomic conditions, such as decreases in per capita income and disposable income, increased and prolonged unemployment, a decline in consumer confidence, and/or reduced spending by businesses could have a material adverse effect on future investor interest or customer demand for FF’s vehicles. In response to the perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of such electric vehicles. Potential customers may seek to reduce spending by foregoing luxurious new energy vehicles. Decreased demand for FF vehicles, particularly in the United States and China, could negatively affect the business, prospects, financial condition and results of operations of FF.

FF faces risks related to natural disasters, health epidemics and pandemics, terrorist attacks, civil unrest and other circumstances outside its control, including the current COVID-19 pandemic, which could significantly disrupt FF’s operations.

The occurrence of unforeseen or catastrophic events, including the emergence of an epidemic, pandemic or other widespread health emergency, civil unrest, terrorist attacks or natural disasters could create economic and financial disruptions. These types of events could lead to operational difficulties, impair FF’s ability to manage its business and expose FF’s business activities to significant losses. FF’s management and operational teams are based in the United States and China. FF has a manufacturing facility in Hanford, California, and plans to partner with a contract manufacturer in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. Additionally, FF may establish manufacturing through a joint venture in China and/or other regions for certain future vehicle models. An unforeseen or catastrophic event in any of these regions could adversely impact FF’s operations.

Most recently, there has been a pandemic caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, FF’s employees based in California have been subject to stay-at-home orders from state and local governments. These measures may adversely impact FF’s employees and operations and the operations of FF’s suppliers and business partners, and could negatively impact the construction schedule of FF’s manufacturing facility and the production schedule of FF 91. In addition, various aspects of FF’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect FF’s construction and manufacturing plans, sales and marketing activities, and business operations.

The spread of COVID-19 has caused FF to modify its business practices, including limiting employee travel, requiring all non-essential personnel to work from home, and canceling or reducing physical participation in meetings, events and conferences. Further action may be required by government authorities or the Company to ensure the health and safety of FF’s employees, customers, suppliers, vendors and business partners. There is no assurance that such actions will be sufficient to mitigate the risks posed by the virus or be satisfactory to government authorities. If significant portions of FF’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, FF’s business prospects, financial condition and results of operations will be negatively impacted.

On April 17, 2020, the Company entered into a Paycheck Protection Program Promissory Note (“PPP Note”) with East West Bank under the Paycheck Protection Program of the recently enacted Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Company received total proceeds of $9.2 million from the PPP Note, which is due on April 17, 2022. In accordance with the requirements of the CARES Act, the Company used the proceeds primarily for payroll costs, rent and utilities.

The extent to which the COVID-19 pandemic impacts FF will depend on future developments which are highly uncertain and cannot be predicted, including, but not limited to the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, the effectiveness and side effects of vaccines, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of FF’s suppliers and business partners to perform, including third-party suppliers’ ability to provide components, materials and service used for FF 91. FF may also experience an increase in the cost of raw materials. Even after the COVID-19 pandemic has subsided, FF may continue to experience an adverse impact to its business as a result of the global economic impact and any lasting effects on the global economy, including any recession that has occurred or may occur in the future.

If FF is unable to attract and/or retain key employees and hire qualified personnel, its ability to compete could be harmed.

FF’s success depends substantially on the continued efforts of its executive officers and key employees. If one or more of FF’s executive officers or key employees are unable or unwilling to continue their services with FF, FF may not be able to replace them easily, in a timely manner, or at all. In addition, certain FF employees received payment of bonuses at the Closing of the Business Combination in recognition of their reduced prior compensation paid by Legacy FF that may increase the risk that they may terminate their employment with FF in the near term.

If any of FF’s executive officers or key employees terminates his or her services, FF’s business may be negatively affected. In addition, FF may incur additional expenses to recruit, train and retain qualified personnel. FF adopted a global partnership program to retain, and provide incentives for, certain key management members. However, there is no guarantee that FF will be able to attract other qualified candidates to fill certain positions. The failure to do so may lead to difficulties in effectively executing FF’s business strategies, and its business, prospects, financial condition and results of operations could be materially and adversely affected. Furthermore, if any of FF’s executive officers or key employees joins a competitor or forms a competing company, FF may lose know-how and be poorly positioned in the marketplace.

Unionization activities or labor disputes may disrupt FF’s business and operations and affect its profitability.

Although none of our employees are currently represented by organized labor unions, it is not uncommon for employees at companies in the automobile industry to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Although FF works diligently to provide the best possible work environment for its employees, they could still decide to join or seek representation by organized labor unions, or FF may be required to become a union signatory. FF’s business and operations as well as its profitability could be adversely affected if unionized activities such as work stoppages occur, or if FF becomes involved in labor disputes or other actions filed by labor unions. Any unfavorable outcome in such disputes could create a negative perception of how FF treats its employees.

If FF’s employees were to engage in strikes or other work stoppages, or if third-party strikes or work stoppages cause supply chain interruptions, FF’s business, prospects, operations, financial condition and liquidity could be materially adversely affected.

A strike or work stoppage by FF’s employees or by employees of FF’s outsourcing partners or suppliers could have a material adverse effect on its business, prospects, operations, financial condition and liquidity. Work stoppages at FF’s suppliers may cause supply chain interruptions, which could materially and adversely impact FF’s operations given its limited, and in most cases, single-source supply chain. If a work stoppage occurs, it could delay the manufacture and sale of FF’s products, disrupt its business and operations, or have an adverse effect on FF’s cashflow, all of which could materially and adversely affect FF’s business, prospects, operating results, financial condition and liquidity.

The discovery of defects in vehicles may result in delays in new model launches, recall campaigns or increased warranty costs, which may adversely affect FF’s brand and result in a decrease in the residual value of FF’s vehicles.

FF’s vehicles may contain design and manufacturing defects. The design and manufacturing of FF’s vehicles are complex and could contain latent defects and errors, which may cause its vehicles not to perform or operate as expected or even result in property damage, personal injuries or death. Furthermore, FF’s vehicles use a substantial amount of third-party and in-house software codes and complex hardware to operate. Advanced technologies are inherently complex, and defects and errors may be revealed over time. While FF has performed extensive internal testing on its vehicles and the related software and hardware systems, and will continue this testing and evaluation, FF has a limited frame of reference by which to assess the long-term performance of its vehicles and systems. There can be no assurance that FF will detect or fix the defects in a timely manner.

The discovery of defects in FF’s vehicles may result in delays in new model launches, recall campaigns, product liability claims or increased warranty costs and other expenses, and may decrease the residual values of vehicles that are subject to leasing arrangements. FF might from time to time, voluntarily or involuntarily, initiate vehicle recalls if any of FF’s vehicles, including any systems or parts sourced from suppliers and contractors, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by FF or by suppliers and contractors, could require that FF incur significant costs relating to logistics and/or repair. All of the foregoing could materially harm FF’s brand image, business, prospects, financial condition and results of operations.

FF may become subject to product liability claims, which could harm its financial condition and liquidity if FF is not able to successfully defend or insure against such claims.

FF may become subject to product liability claims, which could harm its business, prospects, operating results and financial condition. The automotive industry experiences significant product liability claims, and FF faces the inherent risk of exposure to claims in the event FF’s vehicles do not perform as expected or experience a malfunction that results in property damage, personal injury and/or death. Such claims could divert FF’s financial and other resources and cause disruption to its operations. Furthermore, a successful product liability claim against FF could result in a substantial monetary award while generating significant negative publicity. FF’s insurance coverage might not be sufficient to cover all potential product liability claims.

If FF is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent FF from developing or commercializing its future products.

FF is subject to litigation risks from third parties alleging infringement of their intellectual property, which could be time consuming and costly, regardless of whether the claims have merit. Individuals, organizations and companies, including FF’s competitors, may hold or obtain patents, trademarks and/or other proprietary rights that would prevent, limit or interfere with its ability to make, use, develop, sell and/or market FF’s vehicles or components, and may bring claims alleging FF’s infringement of such rights. If FF is determined to have or believes there is a high likelihood that FF has infringed upon a third party’s intellectual property rights, not only may FF be required to pay substantial damages or settlement costs, but FF may also be required to cease sales of its vehicles, incorporate certain components into its vehicles, or offer vehicles or other goods or services that incorporate or use the challenged intellectual property, seek a license from the holder of the infringed intellectual property rights (which license may not be available on reasonable terms or at all), redesign the vehicles or other goods or services, establish and maintain alternative branding for FF’s products and services, and/or alter FF’s business strategy, all of which could prevent FF from developing or commercializing its vehicles and adversely and materially hamper its business, prospects, financial condition and results of operations. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

FF may be subject to damages resulting from claims that FF or its employees have wrongfully used or disclosed alleged trade secrets or other intellectual property rights of former employers of FF’s employees.

Many of FF’s employees were previously employed by other automotive companies or by suppliers to automotive companies. FF may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If FF fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent FF’s ability to commercialize its products, which could severely harm FF’s business, prospects, results of operations and financial condition. Even if FF is successful in defending against these claims, litigation could result in substantial costs, negative publicity and demand on management resources, which would materially adversely affect its business, prospects, brand, financial condition and results of operations.

FF has elected to protect some of its technologies as trade secrets rather than as patents, however, this approach has certain risks and disadvantages.

FF has elected to protect many of its technological developments as trade secrets rather than filing patent applications on them. If another person has filed or files in the future a patent application on the same subject invention FF may be precluded from subsequently filing for its own patent on such invention. In addition, if the other person’s patent application is granted, FF’s continued use of its technological development could then constitute infringement of the other person’s patent. In that case FF could be forced to stop using the affected technology or to pay royalties to continue using it. These risks are heightened for FF given the large number of patent filings in the industry.

Another risk of reliance upon trade secret protection is that there is no guarantee that the efforts FF has made to keep its trade secrets secret will be successful. Trade secrets may be taken or used without FF’s authorization or knowledge, including via information security breaches. It is difficult to detect that trade secrets are being misappropriated, and it is very difficult and expensive to prove disclosure or unauthorized use in court and to obtain an adequate remedy.

FF is dependent upon its proprietary intellectual properties.

FF considers its copyrights, trademarks, trade names, internet domain names, patents and other intellectual property assets invaluable to its ability to develop and protect new technology, grow its business and enhance FF’s brand recognition. FF has invested significant resources to develop its intellectual property assets. Failure to successfully maintain or protect these assets could harm FF’s business. The steps FF has taken to protect its intellectual property rights may not be adequate or prevent theft and use of its trade secrets by others or prevent competitors from copying its newly developed technology. If FF is unable to protect its proprietary rights or if third parties independently develop or gain access to similar technology, FF’s business, revenue, reputation and competitive position could be harmed. For example, the measures FF takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications FF submits may not result in the issuance of patents;

●	the scope of FF’s issued patents may not be broad enough to protect its proprietary rights;

●	FF’s issued patents may be challenged and/or invalidated by its competitors or others;

●	the costs associated with enforcing patents, confidentiality and invention agreements and/or other intellectual property rights may make aggressive enforcement impracticable;

●	current and future competitors may circumvent FF’s patents;

●	FF’s in-licensed patents may be invalidated, or the owners of these patents may breach their license arrangements; and

●	even if FF obtains a favorable outcome in litigation asserting its rights, FF may not be able to obtain an adequate remedy, especially in the context of unauthorized persons copying or reverse engineering FF’s products or technology.

FF may need to resort to litigation to enforce its intellectual property rights if its intellectual property rights are infringed or misappropriated, which could be costly and time consuming. Additionally, protection of FF’s intellectual property rights in different jurisdictions may vary in their effectiveness. FF has little patent coverage anywhere in the world except the United States and China. Implementation and enforcement of Chinese intellectual property-related laws historically has been considered to be deficient and ineffective. Moreover, with FF’s ownership of patents limited mostly to those issued in China and the United States, FF may find it impossible to prevent competitors from copying its patented advancements in vehicles manufactured and sold elsewhere.

Despite FF’s efforts to protect its proprietary rights, third parties may still attempt to copy or otherwise obtain and use its intellectual property or seek court declarations that such third parties’ intellectual property does not infringe upon FF’s intellectual property rights, or they may be able to independently develop technologies that are the same as or similar to FF’s technologies.

FF may not be able to obtain patent protection on certain of its technological developments, and may face better-funded competitors with formidable patent portfolios.

FF may not be able to obtain patent protection for certain of its technological developments because some of its existing applications were abandoned and applicable filing deadlines for seeking to protect such technologies may have passed in the United States and around the world. Also, FF has elected to protect some of its technologies as trade secrets rather than as patents. However, this approach risks the wrongful disclosure and use of FF’s trade secrets by departing employees and others. FF has delayed filing for patent protection on certain of its technological developments in recent years due to financial constraints. Because patents are granted on a first-to-file basis, a delay in patent filings, such as this, can result in other companies filing for and obtaining the same inventions either independently derived or otherwise. In addition, inventions not subject to an earlier filing date as disclosed in an active application can result in FF’s inventions or patents being “blocked” by prior art in the meantime. The consequences of the filing delays could place FF at a disadvantage relative to competitors that have been continuously more active in filing patent applications and could leave FF unable to protect its technologies that differentiate FF’s vehicles from the vehicles of its competitors. FF also faces better-funded competitors with formidable patent portfolios and there can be no guarantee that one or more competitors has not and/or will not obtain patent protection on features necessary to implement in FF’s vehicles.

FF is subject to stringent and changing laws, regulations, standards and contractual obligations related to data privacy and security, and FF’s actual or perceived failure to comply with such obligations could harm its reputation, subject it to significant fines and liability, or otherwise adversely affect FF’s business, prospects, financial condition and results of operations.

FF plans to permit certain of its business partners to collect, process, store, and in some cases transfer across borders, personally identifiable information concerning the drivers and passengers of FF’s vehicles. Such information may include among other things faces, names, geolocation information, payment data, and preferences. Although FF has adopted security policies and measures, including technology, to protect its customer information and other proprietary data, it may be required to expend significant resources to comply with data breach requirements if third parties improperly obtain and use personal information of FF’s customers or FF otherwise experiences a data loss with respect to its customers’ personal information.

FF plans to operate on a global basis, and thus FF will face a significant burden to comply with data privacy and information security laws and regulations in the United States, the State of California, China, Europe, and the rest of the world. Although FF endeavors to comply with all such laws and regulations, as well as FF’s own policies and obligations under contracts with third parties, FF may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by FF to comply with such laws, regulations, policies, and obligations in one or more jurisdictions could expose FF to litigation, awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could adversely affect FF’s business, financial condition, results of operations and prospects.

The global regulatory framework governing the collection, processing, storage, use and sharing of personal information, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. In the United States, certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (“CCPA”) which went into effect in January 2020 and became enforceable by the California Attorney General in July 2020, and which, among other things, requires companies covered by the legislation to provide new disclosures to California consumers and afford such consumers new rights of access and deletion for personal information, as well as the right to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Additionally, a new California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require FF to modify its data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation. Internationally, many jurisdictions have established their own data security and privacy legal framework with which FF or its clients may need to comply, including, but not limited to, the European Union, or EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to FF’s business. In China, the Personal Information Protection Law was passed on August 20, 2021 (which will become effective on November 1, 2021), imposing restrictions on entities that collect and process personal data and sensitive information about subjects in China.

Failure by FF, whether actual or perceived, to comply with federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against FF, legal liability, fines, damages and other costs, and could adversely affect its business, financial condition, results of operations and prospects.

FF is subject to cybersecurity risks relating to its various systems and software, or that of any third party that FF relies upon, and any failure, cyber event or breach of security could prevent FF from effectively operating its business, harm its reputation or subject FF to significant liability.

FF and the business partners storing its data are routinely subject to cybersecurity threats and attacks. Information security risks have increased in recent years in part because of the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists, state-sponsored actors, and other external parties. FF’s vehicles contain complex IT systems and software to support interactive and other functions. FF maintains policies, procedures and technological safeguards and has implemented policy, procedural, technical, physical and administrative controls intended to prevent unauthorized access to its IT networks and vehicles’ systems. However, unauthorized persons may attempt to gain unauthorized access to modify, alter, insert malicious code and use such networks and systems. In the event FF’s or FF business partners’ data system protection efforts are unsuccessful and such systems or the data systems of vehicles are compromised, FF could suffer substantial harm.

FF cannot entirely eliminate the risk of improper or unauthorized access to or disclosure of data or personal information, other security events that impact the integrity or availability of FF’s data systems and operations, or the related costs FF may incur to mitigate the consequences from such events. Additionally, FF cannot guarantee that its insurance coverage would be sufficient to cover all losses. Moreover, FF has limited control over and limited ability to monitor FF’s third-party business partners that collect, store, and process information, including personally identifiable information, on FF’s behalf. They and their systems could be the subject of cyberattacks, just as FF could, and they may or may not put into practice the policies and safeguards they should in order to comply with applicable laws, regulations, and their contractual obligations to FF. A vulnerability in a third-party business partner’s software or systems, a failure of FF’s third-party business partner’s safeguards, policies or procedures, or a breach of a third-party business provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of FF’s systems or vehicles or the data stored by FF’s business partners.

To the extent that FF’s vehicles are commercialized, there can be no assurance that these vulnerabilities related to FF’s systems and software will not be exploited in the future before they can be identified, or that FF’s remediation efforts will be successful. A major breach of FF’s network security and systems could have negative consequences for its business, prospects, financial condition and results of operation including possible fines, penalties and damages, reduced customer demand for FF’s vehicles and harm to its reputation and brand. Any cyberattacks, unauthorized access, disruption, damage or control of FF’s IT networks and systems or any loss or leakage of data or information stored in its systems could result in disruption of FF’s operations and legal claims or proceedings. In addition, regardless of their veracity, reports of cyberattacks to our networks, systems or data, as well as other factors that may result in the perception that FF’s networks, systems or data are vulnerable to “hacking,” could further negatively affect FF’s brand and harm its business, prospects, financial condition and results of operation.

FF may not be able to obtain regulatory approval for its vehicles.

Motor vehicles are subject to substantial regulation under international, federal, state and local laws. Vehicles produced by FF will be required to comply with the applicable safety, product and other standards and regulations in FF’s targeted markets. For example, FF’s vehicles in the United States will be subject to numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”). Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. In addition, FF’s vehicles sold in China must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification (“CCC”), before delivery from the factory and sale, and such certification is also subject to periodic renewal. FF may fail to obtain or renew the required certification or regulatory approval for its vehicles, which may prevent FF from delivering, selling and/or importing/exporting its vehicles, and therefore materially and adversely affect its business, results of operations, financial condition and prospects.

FF and its manufacturing partners may be subject to increased environmental and safety or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions.

As a manufacturing company, including with respect to FF’s current Hanford, California facility, its potential future facility with a third-party manufacturer in South Korea and other potential contract manufacturing options, and its proposed joint venture in China, FF and its manufacturing partners are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the U.S., South Korea and other locations where they may expand operations, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and relating to the construction, expansion and maintenance of their facilities. The costs of compliance, including remediating contamination if any is found on FF or its manufacturing partner’s properties, and any changes to their operations mandated by new or amended laws, may be significant. FF and/or its manufacturing partners may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays or fines. FF and its manufacturing partners will be subject to laws, regulations and standards applicable to the supply, manufacture, import, sale and service of automobiles in different jurisdictions and relating to vehicle safety, fuel economy and emissions, among other things, in different jurisdictions which often may be materially different from each other. As a result, FF and/or its manufacturing partners may need to make additional investments in the applicable vehicles and systems to ensure regulatory compliance.

Additionally, there is a variety of international, federal and state regulations that may apply to autonomous vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. For example, there are currently no federal U.S. regulations pertaining to the safety of autonomous vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on autonomous vehicles, and many other states are considering them. Such regulations continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations. This could result in higher costs and cash expenditures, or may delay products or restrict self-driving features and availability, any of which could adversely affect our business, prospects, financial condition and results of operation.

FF may be subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions and other similar laws and regulations, and non-compliance with such laws and regulations could subject FF to civil, criminal and administrative penalties, remedial measures and legal expenses, all of which could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF is or will be subject to laws with respect to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and other similar laws and regulations in various jurisdictions in which FF conducts, or in the future may conduct, activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. The FCPA prohibits FF and its officers, directors, employees and business partners acting on its behalf, including agents, from offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF’s policies and procedures designed to ensure compliance with these regulations may not be sufficient, and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which FF may be held responsible. Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject FF to adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

Increases in costs, disruption of supply or shortage of materials used to manufacture FF’s vehicles, in particular for lithium-ion cells or electronic components, could harm its business.

FF incurs significant costs related to procuring components and raw materials required to manufacture its vehicles. FF may experience cost increases, supply disruption and/or shortages relating to components and raw materials, which could materially and adversely impact its business, prospects, financial condition and operating results. FF uses various components and raw materials in its business, such as steel, aluminum, and lithium battery cells. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles by FF’s competitors, as well as unforeseeable events such as the COVID-19 pandemic.

For instance, FF is exposed to multiple risks relating to lithium battery cells or electronic components, including but not limited to: (i) an increase in the cost, or decrease in the available supply, of materials used in the battery cells, such as lithium, nickel, cobalt and manganese; (ii) disruption in the supply of battery cells or electronic components due to quality issues or recalls by battery cell or electronic component manufacturers; and (iii) the inability or unwillingness of FF’s current battery cell or electronic component manufacturers to build or operate battery cell or electronic components manufacturing plants to supply the numbers of lithium cells or electronic components required to support the growth of the electric vehicle industry as demand for such battery cells or electronic components increases.

FF’s business is dependent on the continued supply of battery cells for the battery packs used in its vehicles and other electronic components. While FF believes several sources of the battery cells are available for such battery packs, it has to date fully qualified only one supplier for the battery cells used in such battery packs and have very limited flexibility in changing battery cell suppliers. Additionally, FF has not approved secondary sources for the key sourced components used in FF 91. Any disruption in the supply of battery cells or electronic components from such suppliers could disrupt production of FF’s vehicles until such time as a different supplier is fully qualified. There can be no assurance that FF would be able to successfully retain alternative suppliers on a timely basis, on acceptable terms or at all.

Furthermore, tariffs or shortages in petroleum and other economic conditions may result in significant increases in freight charges and material costs. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to FF negatively impact its business, prospects, financial condition and results of operations. Substantial increases in the prices for FF’s raw materials or components would increase its operating costs, and could reduce the margins if FF cannot recoup the increased costs through increased vehicle prices. Any attempts to increase product prices in response to increased material costs could result in a decrease in sales and therefore materially and adversely affect FF’s brand, business, prospects, financial condition and operating results.

FF may be subject to risks associated with autonomous driving technology.

FF 91 is designed with autonomous driving functionalities and FF plans to continue its research and development efforts in autonomous driving technology. However, such functionality is relatively new and poses risks, such as from defective software performance or unauthorized access or security attacks by other persons. The safety of such technologies also depends in part on user interaction, and users may not be accustomed to using such technologies. Such failures could lead to accidents, injury and death. For example, there have already been fatal accidents caused by autonomous driving vehicles developed by other leading market players. Any accidents involving self-driving vehicles — even if involving those of FF’s competitors — may result in lawsuits, liability and negative publicity and increase calls for more restrictive laws and regulations governing self-driving vehicles or to keep in place laws and regulations in locations that do not permit drivers to employ the self-driving functionality. Any of the foregoing could materially and adversely affect FF’s business, results of operations, financial condition, reputation and prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond FF’s control. Also see “FF and its manufacturing partners may be subject to increased environmental and safety or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions.”

Developments in new energy technology or improvements in the fuel economy of internal combustion engines or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation in ways FF does not currently anticipate. Other fuels or sources of energy, such as hydrogen fuel cells, may emerge as customers’ preferred alternative to battery electric vehicles. FF is currently a pure battery electric vehicle company. Any failure by FF to develop new or enhanced technologies or processes, or to react to changes in existing technologies or consumer preferences, could result in the loss of competitiveness of FF’s vehicles, decreased revenue and a loss of market share to competitors.

FF’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

FF’s vehicles will make use of lithium-ion battery cells. It has been reported that on rare occasions, lithium-ion cells can rapidly release the energy they store by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While FF has designed the battery enclosure and management system in its battery pack to be actively and continuously monitoring all battery modules over the current voltage and temperature conditions of the battery pack to prevent such incidents, a field or testing failure of our vehicles or battery packs could occur, which could subject FF to product liability claims, product recalls, or redesign efforts, and lead to negative publicity. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for FF and FF’s products.

In addition, FF will need to store a significant number of lithium-ion cells at its facilities. Any mishandling of battery cells may cause disruption to business operations and cause damage and injuries.

FF may not be able to guarantee customers access to efficient, economical and comprehensive charging solutions.

FF has not built any commercial charging infrastructure, and FF’s customers will have to rely on private and publicly accessible charging infrastructure, which is generally considered to be insufficient, especially in China. Although FF has developed its proprietary and patented battery pack system with leading battery energy density of 187 Wh/kg (without coolant) and high charging capability of up to 200kW, FF may not have competitive advantages in terms of proprietary charging infrastructure or holistic charging solutions. Some competitors may provide charging services via self-owned charging infrastructure, battery swapping and charging vehicles, which FF may not be able to deliver.

The charging services FF may provide could fail to meet the expectations and demands of FF’s customers, who may lose confidence in FF and its vehicles. This may also deter potential customers from purchasing FF’s vehicles. In addition, even if FF has the ability and plan to build its own charging infrastructure, it may not be cost-effective and FF may face difficulties in finding proper locations and obtaining relevant government permits and approvals. To the extent FF is unable to meet its customers’ expectations or demand, or faces difficulties in developing efficient, economical and comprehensive charging solutions, FF’s reputation, business, financial condition and results of operations may be materially and adversely affected.

FF will face risks associated with international operations, including possible unfavorable regulatory, political, currency, tax and labor conditions, which could harm its business, prospects, financial condition and results of operations.

FF has a global footprint with domestic and international operations and subsidiaries. Accordingly, FF is subject to a variety of legal, political and regulatory requirements and social, environmental and economic conditions over which FF has little control. For example, FF may be impacted by trade policies, environmental conditions, political uncertainty and economic cycles involving the United States and China, which are inherently unpredictable. FF is subject to a number of risks particularly associated with international business activities that may increase FF’s costs, impact its ability to sell vehicles and require significant management attention. These risks include conforming FF’s vehicles to various international regulatory and safety requirements as well as charging and other electric infrastructures, organizing local operating entities, difficulty in establishing, staffing and managing foreign operations, challenges in attracting customers, hedging against foreign exchange risk, compliance with foreign labor laws and restrictions, and foreign government taxes, regulations and permit requirements, FF’s ability to enforce its contractual rights, trade restrictions, customs regulations, tariffs and price or exchange controls, and preferences of foreign nations for domestically manufactured products. If FF does not sufficiently address any of these challenges, its business, prospects, financial condition and results of operations may be materially and adversely affected.

FF might not obtain and maintain sufficient insurance coverage, which could expose FF to significant costs and business disruption.

To the extent FF commercializes its vehicles, FF may only obtain and maintain a limited liability insurance coverage for its products and business operations. A successful liability claim against FF due to injuries suffered by the users of its vehicles or services could materially and adversely affect FF’s business, prospects, financial condition, results of operations and reputation. In addition, FF does not have any business disruption insurance. Any business disruption event could result in substantial cost and diversion of resources.

Government financial support, incentives and policies for electric vehicles are subject to change. Discontinuation of any of the government subsidies or imposition of any additional taxes or surcharges could adversely affect FF’s business, prospects, financial condition and results of operations.

Government financial support and subsidies are critical to electric vehicle sales and changing consumer behaviors. Any reduction, discontinuation, elimination or discriminatory application of government financial support, subsidies and economic incentives because of policy changes, fiscal tightening, or the perceived success of electric vehicles or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or FF’s electric vehicles in particular. Competitors who have already rolled out their electric vehicles before the phase-out or discontinuation of these incentives may be able to expand their customer base more effectively, which could place FF at a competitive disadvantage. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee that these programs will be available in the future. If current tax incentives are not available in the future, or if additional taxes or surcharges are imposed, FF’s business, prospects, financial condition and results of operations could be harmed.

FF may engage in direct-to-consumer leasing or financing arrangements in the future which will expose FF to credit, compliance and residual value risks, the failure of which to manage may materially harm FF’s business, prospects, financial condition and results of operation.

FF expects the availability of financing or leasing programs to be important for its potential customers and may offer financing or leasing arrangements for its vehicles or collaborate with third parties to provide such arrangements in the future. However, FF may not be able to obtain adequate funding for its future financing or leasing programs or offer terms acceptable to potential customers. If FF is unable to provide compelling financing or leasing arrangements for its vehicles, it may be unable to grow the vehicle orders and deliveries, which could materially and adversely harm FF’s business, prospects, financial condition and results of operations.

Additionally, if FF does not successfully monitor and comply with applicable national, state, and/or local consumer protection laws and regulations governing these transactions, FF may become subject to enforcement actions or penalties, either of which may harm its business and reputation.

Moreover, offering leasing or financing arrangements will expose FF to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfil its contractual obligations when they fall due. In the event of a widespread economic downturn or other catastrophic event, FF’s customers may be unable or unwilling to satisfy their payment obligations on a timely basis or at all. Moreover, competitive pressure and challenging markets may increase credit risk through loans and leases to financially weak customers and extended payment terms. If a significant number of FF’s customers default, FF may incur credit losses and/or have to recognize impairment charges with respect to the underlying assets, which may be substantial. Any such credit losses and/or impairment charges could adversely affect FF’s business, prospects, operating results or financial condition.

Further, in lease arrangements, the profitability of any vehicles returned to FF at the end of their leases depends on FF’s ability to accurately project such vehicles’ residual values at the outset of the leases, and such values may fluctuate prior to the end of their terms depending on various factors such as supply and demand of FF’s used vehicles, economic cycles, and the pricing of new vehicles. FF may incur substantial losses if its vehicles’ fair market value deteriorates faster than projected.

FF’s founder, Mr. Yueting Jia (YT Jia), is closely associated with the image and brand of FF. Circumstances affecting YT Jia’s reputation, and investor and public perception of his role and influence in FF, may shape FF’s brand and ability to do business. Additionally, YT Jia may continue to be subject to certain restrictions in China if not all creditors participating in YT Jia’s restructuring plan comply with the requirement to request removal of YT Jia from such restrictions.

FF’s founder, Mr. YT Jia, has previously been the subject of negative press related to his debts and has significant influence over FF’s management and operations. In December 2019, YT Jia was also determined by the Shenzhen Stock Exchange of China to be unsuitable for a position as director, supervisor or executive officer of public listed companies in China as a result of violation by Leshi Information Technology Co., Ltd. (“LeTV”), a public company founded and controlled by YT Jia in China, of several listing rules of Shenzhen Stock Exchange, including procedural non-compliance for the provision of funding and guarantees by LeTV to other affiliated companies founded by YT Jia, discrepancies in LeTV’s forecast and financials, and procedurally improper use of proceeds from LeTV’s public offering. Additionally, as the controlling shareholder and the former chairman of LeTV, YT Jia, received a notice from China Securities Regulatory Commission (“CSRC”) in April 2021 notifying the CSRC’s decision to impose an administrative fine of RMB241.2 million and a permanent ban from entry into the securities market on YT Jia as a result of LeTV’s misrepresentation in the registration document of its IPO and its financial statements, fraud in connection with a private placement, and other violations of securities law and listing requirements. In January 2021, YT Jia, as the former executive director and chairman of Coolpad Group Limited (SEHK: 2369) (“Coolpad”) received a decision from the Listing Committee of The Stock Exchange of Hong Kong Limited (the “HKSE Listing Committee”) that YT Jia and another former executive director of Coolpad had breached their undertakings to the HKSE Listing Committee in connection with Coolpad’s failure to comply with the Hong Kong listing rules requirement to timely announce certain disclosable transactions (such as advancement of money, provision of financial assistance, or certain related party transactions) and timely publish its financial results. HKSE Listing Committee determined that YT Jia’s retention of office on the board of Coolpad would have been prejudicial to the interests of investors. YT Jia appealed the decision on January 15, 2021.

As the Founder and the Chief Product and User Ecosystem Officer of FF, YT Jia’s image will be closely associated with its brand. The media’s focus on negative coverage could materially and adversely affect FF’s valuation and investors’ confidence. Such negative publicity could also solicit inquiries from securities regulatory bodies in the relevant jurisdictions where FF does business. While YT Jia completed a Chapter 11 restructuring plan with respect to his personal debts and claims in June 2020 and received a discharge order on March 4, 2021 with an effective discharge date as of February 3, 2021, according to which all distributions, rights, and treatment that are provided in the plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all claims against the debtor of any nature whatsoever, whether known or unknown, or against the assets or properties of YT Jia that arose before the discharge date, there is no assurance that such negative publicity, although not directly related to FF, would not adversely affect FF’s business, prospects, brand, financial condition and results of operations.

Additionally, as a condition for the creditors to receive distribution from the trust established as part of the restructuring plan, creditors are required to request Chinese Courts to remove YT Jia from the list of dishonest judgment debtors (“China Debtor List”) and lift any consumption or travel restrictions (“China Restrictions”) that are currently imposed on YT Jia by the Chinese courts. As of January 17, 2021, creditors of more than 80% of the total allowed claims in the restructuring plan confirmed submitted such a request to the Chinese courts. However, there may be risks that other holders who had not yet submitted such a request would not submit the request or that the Chinese courts do not approve such a request. If YT Jia cannot be removed from such restrictions, he will not be able to make certain consumptions or actions deemed as “high consumption” which will nevertheless be necessary for him to work in China, such as taking a plane. If YT Jia cannot be removed from the China Debtor List, in addition to the restriction applies to consumption restriction, he cannot be a director, supervisor or other executive officer of the Company in China.

FF Global, which is governed by an executive committee consisting of eight members, may exert influence over the management of FF through its issuance of equity interests as additional compensation to the management of FF.

As described below in this prospectus under the caption “Partnership Program,” FF established a partnership program (the “Partnership Program”) through FF Global Partners LLC (“FF Global”) in July 2019. FF Global controls Pacific Technology Holding LLC, which indirectly holds approximately 37.4% of FF’s outstanding voting power on a fully-diluted basis as of the date hereof. The members and managers of FF Global are treated as “partners” or “preparatory partners” from FF’s internal governance perspective. FF Global is managed by its executive committee (the “FF Global Executive Committee”), which currently consists of eight managers — YT Jia, Matthias Aydt, Jiawei Wang, Tin Mok, Prashant Gulati, Chaoying Deng, Philip Bethell and Dr. Carsten Breitfeld. A majority of these managers (excluding Dr. Carsten Breitfeld, who does not yet have voting rights because he has not met the tenure eligibility requirement and once he satisfies the tenure requirement in September 2022, subject to election by the partners of FF Global, he will become a voting manager) is required to approve any actions of FF Global. The managers, except for Chaoying Deng, are nominated by the partners of FF Global from the existing partners that satisfy certain qualifications and elected by all partners by plurality voting according to the policy and procedures adopted by the committee.

FF Global may issue equity interests to members of FF management and FF employees as additional incentives to attract and retain talent of FF. The decisions on the issuance of FF Global equity interests to FF management and employees are made by the FF Global Executive Committee, which consists of voting members that are not the NEOs and different from the members of the compensation committee of the FF board of directors. Certain of FF’s current management (including most of the executive officers of FF) and other FF employees participate in the Partnership Program as members in FF Global. By controlling the decision making regarding additional incentives to be granted to the management and employees of FF, FF Global and its executive committee may exert influence over the management of FF outside the FF board of directors. FF Global’s interests may conflict with the interests of FF.

FF is subject to legal proceedings and claims arising in the ordinary course of business.

FF has been and continues to be involved in legal proceedings and claims in the ordinary course of FF’s business. Outcome of any litigation is inherently uncertain. For example, FF has been involved in litigation with contractors and suppliers over its past due payments. Although FF has been making efforts to settle these disputes, including establishing a vendor trust secured by certain of FF’s assets in April 2019, there are two active legal proceedings pending in connection therewith as of the date hereof in the U.S. FF’s PRC Subsidiaries are involved in 86 proceedings or disputes in China. Substantially all of the claims arose out of those subsidiaries’ ordinary course of business, involving lease contracts, third-party suppliers or vendors, or labor disputes. The amounts claimed by the parties in the disputes involving FF’s PRC Subsidiaries range from $1,000 to $5.2 million. If one or more of those legal matters were resolved against FF in a reporting period for amounts above management’s expectations, FF’s business prospects, financial condition and operating results could be materially adversely affected.

Further, regardless of whether the results of the legal proceedings are favorable to FF, they could still result in substantial costs, negative publicity and diversion of resources and management attention, which could materially affect FF’s business, prospects, financial condition and results of operations.

Risks Related to FF’s Operations in China

FF faces various economic, operational and legal risks specific to China because of our corporate structure, our current operations in China and our plan to have significant operations in China in the future, including the following:

Changes in the political and economic policies of the PRC government may materially and adversely affect FF’s business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

As part of FF’s dual-market strategy, substantial aspects of its business and operations may be based in China in the future, which will increase FF’s sensitivity to the economic, operational and legal risks specific to China. For example, China’s economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, level of corruption, control of capital investment, reinvestment control of foreign exchange, control of intellectual property, allocation of resources, growth rate and development level. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down, particularly in view of the effects of government actions to address the effects of the COVID-19 pandemic, which resulted in significant closures of businesses during a significant portion of 2020. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Higher inflation could adversely affect our results of operations and financial condition. Furthermore, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and services, and consequently have a material adverse effect on our businesses, financial condition and results of operations.

It is unclear whether and how FF’s current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on FF’s operations and business development.

Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF.

FF’s operations in China are governed by PRC laws and regulations. As the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. In addition, any new PRC laws or changes in PRC laws and regulations related to, among other things, foreign investment and manufacturing in China could have a material adverse effect on our business and our ability to operate our business in China.

From time to time, our PRC Subsidiaries may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our PRC Subsidiaries’ operations and reduce the value of your investment in FF.

Recently, the General Office of the State Council and another PRC authority jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which was promulgated on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of PRC-based companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operators of critical information infrastructure,” any “data processor” controlling personal information of more than one million users which seeks to list on a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe our PRC Subsidiaries are among the “operators of critical information infrastructure” or “data processors” as mentioned above; however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals to maintain our listing. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government may strengthen oversight and control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China, like us. Such actions taken by the PRC government may intervene or influence our PRC Subsidiaries’ operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our PRC Subsidiaries’ operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China could result in a material change in our operations, financial performance and/or the value of our Common Stock or impair our ability to raise money.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our Common Stock in foreign currency terms.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China (the “PBOC”), changed the way it calculates the mid-point price of the RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar.  It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between the RMB and U.S. dollar fluctuates in an unanticipated manner, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected.

Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on our business, results of operations and financial condition.

FF’s operations in China are subject to the laws and regulations of China, which continue to evolve. For example, on January 9, 2021, China’s Ministry of Commerce (“MOFCOM”) issued the Rules on Blocking Improper Extraterritorial Application of Foreign Legislation and Other Measures (the “Blocking Rules”), which established a blocking regime in China to counter the impact of foreign sanctions on Chinese persons. The Blocking Rules have become effective upon issuance, but have only established a framework of implementation, and the rules’ effects will remain unclear until the Chinese government provides clarity on the specific types of extraterritorial measures to which the rules will apply. At this time, we do not know the extent to which the Blocking Rules will impact the operations of our PRC Subsidiaries. There is no assurance that our PRC Subsidiaries will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. In addition, the interpretations of many laws and regulations are not always uniform and enforcement of these laws and regulations involve uncertainties.

The continuance of our PRC Subsidiaries’ operations depends upon compliance with, among other things, applicable Chinese environmental, health, safety, labor, social security, pension and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties or lawsuits.

Furthermore, our business and operations in China entail the procurement of licenses and permits from the relevant authorities. Rapidly evolving laws and regulations and inconsistent interpretations and enforcements thereof could impede our PRC Subsidiaries’ ability to obtain or maintain the required permits, licenses and certificates required to conduct our businesses in China. Difficulties or failure in obtaining the required permits, licenses and certificates could result in our PRC Subsidiaries’ inability to continue our business in China in a manner consistent with past practice. In such an event, our business, results of operations and financial condition may be adversely affected.

FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict its ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business.

FFIE is a holding company and conducts all of its business through its operating subsidiaries. FFIE may need to rely on dividends and other distributions paid by its operating subsidiaries, including the PRC Subsidiaries, to fund any cash and financing requirements FFIE may have. Any limitation on the ability of the PRC Subsidiaries to make payments to FFIE, including but not limited to foreign currencies control, could have a material and adverse effect on FFIE’s business, prospects, financial condition and results of operation, including FFIE’s ability to conduct business, or limit FFIE’s ability to grow. Current PRC regulations permit the PRC Subsidiaries to pay dividends to FFIE only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC Subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. The PRC Subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if the PRC Subsidiaries incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to FFIE. Any limitation on the ability of the PRC Subsidiaries to distribute dividends or to make payments to FFIE may restrict its ability to satisfy its liquidity requirements.

In addition, the PRC Enterprise Income Tax Law (the “EIT Law”), and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of the PRC Subsidiaries to pay dividends or make other kinds of payments to FFIE could materially and adversely limit FFIE’s ability to grow, make investments or acquisitions that could be beneficial to FFIE’s business, pay dividends, or otherwise fund and conduct FFIE’s business.

Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise stockholders and have a material adverse effect on our results of operations and the value of your investment.

Under the EIT Law, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that we, as a holding company incorporated in Delaware, meet all of the conditions above, and thus we do not believe that we are a PRC resident enterprise. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remains uncertainties regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our Common Stock would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether our non-PRC enterprise stockholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Common Stock.

FF and our stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies. Enhanced scrutiny by the Chinese tax authorities may have a negative impact on potential acquisitions and dispositions we may pursue in the future.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the shareholders, business model and organizational structure; the income tax payable abroad on the income from the transaction of indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT promulgated the Announcement of the SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which became effective on December 1, 2017 and was most recently amended on June 15, 2018. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

As an offshore holding company with PRC Subsidiaries, FF may finance the operations of our PRC Subsidiaries by means of loans or capital contributions. As permitted under PRC laws and regulations, in utilizing the proceeds of this offering, we may make loans to our PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC Subsidiaries. Furthermore, loans by us to our PRC Subsidiaries to finance its activities cannot exceed the statutory limits, which is either the difference between the registered capital and the total investment amount of such enterprise or a multiple of its net assets in the previous year. In addition, a foreign-invested enterprise (“FIE”), shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC Subsidiaries by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account and capital account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries or with respect to future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

The Chinese government has taken and continues to take regulatory actions and make statements to regulate business operations in China, sometimes with little advance notice. Our ability to operate and to expand our operations in China in the future may be harmed by changes in its laws and regulations, including those relating to foreign investment, cybersecurity and date protection, foreign currency exchange, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our PRC Subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. Our PRC Subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our PRC Subsidiaries’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Given that the Chinese government may intervene or influence our PRC Subsidiaries’ operations at any time, it could result in a material change in our PRC Subsidiaries’ operation and the value of our Common Stock. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether FF will be required to obtain permission from the PRC government to maintain its listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from the PRC government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to its business or industry.

While the approval of PRC government authorities, including the CSRC and CAC, are not currently required for this offering, they may be required in the future under a PRC regulation adopted in August 2006, as amended, and, if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Based on our understanding of the current PRC law, rules and regulations, we believe that the CSRC’s approval is not required to maintain the listing and trading of our Common Stock on NASDAQ, given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

●	our PRC Subsidiaries were not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our analysis summarized above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

In addition, the Opinions emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those limited by shares companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe our PRC Subsidiaries are among the “operator of critical information infrastructure” or “data processor” as mentioned above; however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and how it would affect us. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. See “Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF” for a detailed discussion of a discussion regarding how the changes in the law and regulation and enforcement policies in China may affect us and our operations.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, or (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 and further amended in September 2018 is triggered.

In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Also, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the Rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy, re-investment through multiple levels, leases, loans or control through contractual control arrangement or offshore transactions. Furthermore, NDRC and MOFCOM promulgated the Measures for the Security Review of Foreign Investments, effective from January 18, 2021, which require foreign investors or relevant parties to file a prior report before making a foreign investment if such investment involves military related industry, national defense security or taking control of an enterprise in a key industry that concerns national security; and if a foreign investment will or may affect national security, the standing working office organized by NDRC and MOFCOM will conduct a security review to decide whether to approve such investment.

In the future, we may grow our business in China by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or its local counterparts and other relevant PRC authorities, may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share in China through future acquisitions would as such be materially and adversely affected.

FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.

The Chinese government extensively regulates the internet and automotive industries and other business carried out by the PRC Subsidiaries, such laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Several PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, MOFCOM, the Ministry of Industry and Information Technology, or the MIIT, oversee different aspects of the electric vehicle business, and FF’s PRC Subsidiaries will be required to obtain a wide range of government approvals, licenses, permits and registrations in connection with their operations in China. For example, according to the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products, according to the Administrative Measures for the Entry of Manufacturers of New Energy Passenger Vehicles and the Products promulgated by the MIIT on January 6, 2017, the MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. The manufacturers shall apply to the MIIT for the entry approval to become a qualified manufacturer in China and shall further apply to the MIIT for the entry approval for the new energy passenger vehicles before commencing the manufacturing and sale of the new energy passenger vehicles in China. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time, if they have obtained the entry approval from the MIIT. According to the Management Measures for Automobile Sales promulgated by the MOFCOM in July 2017, corporate basic information filings must be made by automobile dealers through the information system for the national automobile circulation operated by the MOFCOM within 90 days after the receipt of a business license. Furthermore, the electric vehicle industry is relatively immature in China, and the government has not adopted a clear regulatory framework to regulate the industry.

There are substantial uncertainties regarding the interpretation and application of the existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to internet-related businesses as well as automotive businesses and companies. There is no assurance that FF will be able to obtain all the permits or licenses related to its business in China, or will be able to maintain its existing licenses or obtain new ones. In the event that the PRC government considers that FF was or is operating without the proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses, or imposes additional restrictions on the operation of any part of FF’s business, the PRC government has the power, among other things, to levy fines, confiscate FF’s income, revoke its business licenses, and require FF to discontinue the relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on FF’s business, prospects, financial condition and results of operations.

We may be liable for improper use or appropriation of personal information provided by others.

In the regular course of our business, we obtain information about various aspects of our operations as well as regarding our employees and third parties. The integrity and protection of FF, employee and third-party data are critical to our business. Our employees and third parties expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection. PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

The PRC Criminal Law, as most recently amended in 2020, prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect and disclose their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC provides legal basis for privacy and personal information infringement claims under the Chinese civil laws.

In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”), promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, which will take effect on November 1, 2021. This legislation marks China’s first comprehensive legal attempt to define personal information and regulate the storing, transferring, and processing of personal information. It restricts the cross-border transfer of personal information and has major implications for companies that rely on data for their operations in China.

In July 2021, the Cyberspace Administration of China and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments. The draft amendment proposes the following key changes:

●	companies who are engaged in data processing are also subject to the regulatory scope;

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding personal information of more than one million users and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

If the draft amendment is adopted into law in the future, our PRC Subsidiaries may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that our PRC Subsidiaries file for a cybersecurity review. However, if they are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, they could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, our PRC Subsidiaries could be subject to cybersecurity review, and if so, they may not be able to pass such review. In addition, our PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions to our PRC Subsidiaries, which may have material adverse effects on our business, financial condition or results of operations. As of the date of this prospectus, our PRC Subsidiaries have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and they have not received any inquiry, notice, warning, or sanction in such respect. We believe that our PRC Subsidiaries are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that our PRC Subsidiaries will comply with such regulations in all respects and they may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities.

Any independent registered public accounting firm operating in China that FF uses as an auditor for its operations in China will not be permitted to be subject to inspection by the Public Company Accounting Oversight Board (“PCAOB”), and as such, investors may be deprived of the benefits of such inspection.

Our principal auditor, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. The auditors of FF’s PRC Subsidiaries are not registered with, and are not subject to inspection by, the PCAOB. Any independent registered public accounting firm that FF uses as an auditor for its operations in China will not be permitted to be subject to inspection by PCAOB.

Inspections of other PCAOB-registered firms by the PCAOB outside of China have identified deficiencies in their audit procedures and quality control procedures, which may improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China. As a result, investors may be deprived of the benefits of PCAOB inspections to the extent that certain portions of financial statements are prepared by auditors in China. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of the China-based audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Existing or potential investors could lose confidence in our reported financial information and the quality of our financial statements because the financial statements with respect to FF’s PRC Subsidiaries were subject to audit by auditors not inspected by the PCAOB.

The lack of PCAOB inspections with respect to FF’s operations in China may subject existing and potential investors to additional risks in light of the changing regulatory framework. As part of a continued regulatory focus in the United States on limited access to business books and records and audit work papers caused by the protection of state secrets and national security laws in China, the Holding Foreign Companies Accountable Act (“HFCA”) was enacted in December 2020. The major purpose of the HFCA is to avail U.S. regulators of access to review audits for companies in the same manner in which they review those of firms in any other nation. The HFCA provides that, among other requirements, to the extent that the PCAOB has been unable to inspect a reporting issuer’s auditor for three consecutive years, the SEC shall prohibit its stock from being traded on any national securities exchange or any over-the-counter markets in the United States. Such legislation efforts could cause investor uncertainty for both affected foreign issuers and transnational companies with operations in China including FF. Further, new laws and regulations or changes in laws and regulations in both the U.S. and PRC could affect our ability to maintain our listing on NASDAQ, which could materially impair the market for and market price of our Common Stock.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against our PRC Subsidiaries or the directors or executive officers of our PRC Subsidiaries. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has recently adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We currently have operations, and plan to have significant operations and assets in the future, in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China with regard to persons or assets relating to our operations in China, including actions arising under applicable U.S. federal and state securities laws. In addition, there are significant legal and other obstacles in China to providing information needed for regulatory investigations or litigation initiated by regulators outside China. Overseas regulators may have difficulties in conducting investigations or collecting evidence within China. It may also be difficult for investors to bring a lawsuit against us or our directors or executive officers based on U.S. federal securities laws in a Chinese court. Moreover, China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment with respect to our operations or assets in China.

Risks Related to Our Common Stock

We do not currently intend to pay dividends on our Class A Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A Common Stock.

Faraday Future Intelligent Electric Inc. has no direct operations and no significant assets other than the ownership of the stock of its subsidiaries. As a result, Faraday Future Intelligent Electric Inc. will depend on its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Class A Common Stock. Applicable state law and contractual restrictions, including in agreements governing the current or future indebtedness of FF, as well as the financial condition and operating requirements of FF, may limit our ability to obtain cash from FF. Thus, we do not expect to pay cash dividends on our Class A Common Stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

There can be no assurance that FF will be able to comply with the continued listing standards of NASDAQ.

If NASDAQ delists FF’s shares from trading on its exchange for failure to meet the applicable listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

FF may be required to take write-downs or write-offs, or FF may be subject to restructuring, impairment or other charges that could have a significant negative effect on FF’s business, prospects, financial condition, results of operations and the trading price of FF’s securities, which could cause you to lose some or all of your investment.

Factors outside of FF’s control may, at any time, arise. As a result of these factors, FF may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in FF reporting losses. Even though these charges may be non-cash items and therefore not have an immediate impact on FF’s liquidity, the fact that FF reports charges of this nature could contribute to negative market perceptions about FF or its securities. In addition, charges of this nature may cause FF to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of FF’s securities may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of FF’s securities (including the Class A Common Stock) may decline.

In addition, fluctuations in the trading price of FF’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for Legacy FF’s ordinary shares. Accordingly, the valuation ascribed to Legacy FF may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for FF’s securities develops and continues, the trading price of FF’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond FF’s control.

Any of the factors listed below could have a material adverse effect on your investment in FF’s securities, and FF’s securities may trade at prices significantly below the price paid by you. In such circumstances, the trading price of FF’s securities may not recover and may experience a further decline. Factors affecting the trading price of FF’s securities may include:

●	actual or anticipated fluctuations in FF’s financial results or the financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about FF’s operating results;

●	success of competitors;

●	FF’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	FF’s ability to attract and retain senior management or key operating personnel, and the addition or departure of key personnel;

●	changes in financial estimates and recommendations by securities analysts concerning FF or the transportation industry in general;

●	operating and share price performance of other companies that investors deem comparable to FF;

●	FF’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting FF’s business;

●	FF’s ability to meet compliance requirements;

●	commencement of, or involvement in, threatened or actual litigation and government investigations;

●	changes in FF’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of FF’s Common Stock available for public sale;

●	any change in FF’s board of directors or management;

●	actions taken by FF’s directors, executive officers or significant stockholders such as sales of FF’s Common Stock, or the perception that such actions could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of FF’s securities irrespective of FF’s operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of FF’s securities, may not be predictable. A loss of investor confidence in the market for electric vehicle manufacturers’ stocks or the stocks of other companies which investors perceive to be similar to FF could depress FF’s share price regardless of FF’s business, prospects, financial conditions or results of operations. A decline in the market price of FF’s securities also could adversely affect FF’s ability to issue additional securities and FF’s ability to obtain additional financing in the future.

FF’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Legacy FF has net operating loss carryforwards for U.S. federal and state, as well as non-U.S., income tax purposes that are potentially available to offset future taxable income, subject to certain limitations (including the limitations described below). If not utilized, U.S. federal net operating loss carryforward amounts generated prior to January 1, 2018 will begin to expire 20 years after the tax year in which such losses originated. Non-U.S. and state net operating loss carryforward amounts may also be subject to expiration. Realization of these net operating loss carryforwards depends on the future taxable income of FF, and there is a risk that the existing carryforwards of FF could expire unused and be unavailable to offset future income tax liabilities, which could materially and adversely affect FF’s operating results.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity by certain stockholders over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company, as well as changes in ownership arising from new issuances of stock by the Company. Legacy FF may have experienced ownership changes in the past and FF may have experienced an ownership change as a result of the Business Combination. FF may also experience ownership changes in the future as a result of changes in the ownership of its stock, which may be outside our control. Accordingly, FF’s ability to utilize its net operating loss carryforwards could be limited by such ownership changes, which could result in increased tax liability to FF, potentially decreasing the value of its stock.

There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to FF, potentially decreasing the value of FF’s stock. In addition, a “Separate Return Limitation Year”, or SRLY, generally encompasses all separate return years of a U.S. federal consolidated group member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, net operating losses of a member that arise in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase FF’s tax liability (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of FF’s stock.

As a result of the Business Combination, FF’s tax obligations and related filings may have become significantly more complex and subject to greater risk of audit or examination by taxing authorities, and outcomes resulting from such audits or examinations could adversely impact our business, prospects, financial condition and results of operations, including our after-tax profitability and financial results.

FF’s operations are subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to our income, operations and subsidiaries related to those jurisdictions. In addition, FF now has international supplier and customer relationships and may expand operations to multiple jurisdictions, including jurisdictions in which the tax laws, their interpretation or their administration may not be favorable. Additionally, future changes in tax law or regulations in any jurisdiction in which FF operates or will operate could result in changes to the taxation of FF’s income and operations, which could cause our after-tax profitability to be lower than anticipated. FF’s after-tax profitability could be subject to volatility or affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce FF’s tax liabilities, (b) changes in the valuation of FF’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of our earnings subject to tax in the various jurisdictions in which FF operates or has subsidiaries, (f) the potential expansion of FF’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to FF’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of FF’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i)  FF’s ability to structure its operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, FF may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on our business, prospects, financial condition and results of operations, including our after-tax profitability and financial condition.

FF’s after-tax profitability may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. Additionally, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact FF’s taxation, especially if FF expands its relationships and operations internationally.

FF’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy FF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable after the consummation of the Business Combination. If FF is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The unaudited pro forma condensed financial information included herein may not be indicative of what FF’s actual financial position or results of operations would have been.

The unaudited pro forma condensed financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what FF’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

We may issue additional shares of Common Stock or preferred shares, which would dilute the interest of our stockholders.

We may, in the future, issue a substantial number of additional shares of Common Stock or preferred stock. The issuance of additional shares of Common Stock or preferred stock:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change of control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Common Stock.

Our Amended and Restated Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Amended and Restated Charter requires to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. In addition, our Amended and Restated Charter and Amended and Restated Bylaws provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our Amended and Restated Charter and Amended and Restated Bylaws contain provisions that could delay or prevent a change in control of FF. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing our board of directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

●	prohibiting cumulative voting in the election of directors;

●	limiting the adoption, amendment or repeal of our Amended and Restates Bylaws or the repeal of the provisions of our certificate of incorporation regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;

●	prohibiting stockholder action by written consent; and

●	limiting the persons who may call special meetings of stockholders.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the “DGCL” govern FF. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with FF for a certain period of time without the consent of its board of directors. These and other provisions in our Amended and Restated Charter and Amended and Restated Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Class A Common Stock and result in the market price of Class A Common Stock being lower than it would be without these provisions. For more information, see the section of this registration statement captioned “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Amended and Restated Charter and Amended and Restated Bylaws provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our Amended and Restated Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

●	We will indemnify our directors and officers for serving FF in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●

The rights conferred in our Amended and Restated Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	We may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Concentration of ownership may have the effect of delaying or preventing a change in control.

Legacy FF’s stakeholders collectively own 217,954,597 shares or 67.2% of our outstanding Common Stock as of September 20, 2021. In addition, FF Top Holding LLC (f/k/a FF Top Holding Ltd.) (“FF Top”), which holds 19.7% of our outstanding Common Stock as of the same date, has entered into voting agreements with certain FF stockholders pursuant to which FF Top will vote as a proxy of all of the Class A Common Stock owned by such FF stockholders subject to certain limitations. As a result, FF Top exercises voting power over 37.4% of our outstanding Common Stock as of September 20, 2021. Under the Shareholder Agreement, FF Top is also entitled to nominate a number of directors based on its voting power with respect to FF’s outstanding Common Stock, entitling FF Top to nominate four out of nine directors to the board of FF. As a result, FF’s equity holders, particularly FF Top, may have the ability to determine the outcome of corporate actions of FF requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Class A Common Stock.

Upon FF achieving an equity market capitalization of $20 billion, the Class B Common Stock held by FF Top will convert from one vote per share to ten votes per share, which will entitle it to have substantial influence over FF’s corporate matters.

FF has adopted a dual-class share structure such that its common shares consist of Class A Common Stock and Class B Common Stock, and FF Top, an entity controlled by FF’s existing management and employees, beneficially own, directly or indirectly all of the Class B Common Stock, representing 67.2% of FF’s outstanding common shares and the voting power of such shares. In respect of matters requiring the votes of stockholders, each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will initially be entitled to one vote until FF’s volume weighted average total equity market capitalization achieves $20 billion for a period of 20 consecutive trading days, after which each share of Class B Common Stock will be entitled to ten votes. If FF Top obtains such enhanced voting rights, it would have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of the assets of FF, election of directors and other significant corporate actions. FF Top could take actions that are not in the best interest of FF or its other stockholders. This mechanism may discourage, delay or prevent a change in control, which could have the effect of depriving other stockholders of FF of the opportunity to receive a premium for their shares as part of a sale of our Company.

Upon the conversion of Class B Common Stock held by FF Top from one vote per share to ten votes per share, NASDAQ may consider FF to be a “controlled company” within the meaning of the NASDAQ listing standards and, as a result, FF may qualify for exemptions from certain corporate governance requirements.

So long as more than 50% of the voting power for the election of directors of FF is held by an individual, a group or another company, FF will qualify as a “controlled company” under NASDAQ listing requirements. While FF does not currently qualify as a controlled company, after such time as FF at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $20 billion, holders of shares of the Class B Common Stock will be entitled to ten votes for each such share, which will cause Legacy FF stakeholders to own 88.2% of the voting control of FF and FF may qualify as a controlled company. As a controlled company, FF would be exempt from certain NASDAQ corporate governance requirements, including those that would otherwise require the board of FF to have a majority of independent directors and require that FF establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of FF’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While FF does not currently intend to rely on any of these exemptions, the board of FF following the market capitalization event may elect to rely on such exemptions if FF is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of FF’s capital stock will not have the same protections afforded to stockholders of companies that are subject to all of NASDAQ s corporate governance requirements.

Our dual-class structure may depress the trading price of our Class A Common Stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple-class structures. As a result, the dual-class structure of our Common Stock may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause FF to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could adversely affect the value and trading market of our Class A Common Stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A Common Stock will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. If one or more of the analysts who cover FF downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of FF or fail to regularly publish reports on FF, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

FF’s ability to pay dividends in the future will be subject to its subsidiaries’ ability to distribute cash to it.

We do not anticipate that FF’s board of directors will declare dividends in the foreseeable future. If FF decides to declare dividends in the future, as a holding company, it will require dividends and other payments from its subsidiaries to meet such cash requirements. In addition, minimum capital requirements may indirectly restrict the amount of dividends paid upstream, and repatriations of cash from FF’s subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If FF’s subsidiaries are unable to distribute cash to it and it is unable to pay dividends, the Class A Common Stock may become less attractive to investors and the price of its shares of Common Stock may become volatile.

FF will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, FF now faces increased legal, accounting, administrative and other costs and expenses as a public company that Legacy FF did not incur as a private company. The Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act, including the requirements of Section 404, to the extent applicable to FF, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements will require that we carry out activities Legacy FF has not done previously. For example, FF will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if FF identifies additional material weaknesses or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following July 24, 2025 (the fifth anniversary of the consummation of PSAC’s initial public offering), (ii) the last day of the fiscal year in which the market value of our shares of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (iii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation) or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. The reduced reporting requirements applicable to use may make our shares of Common Stock less attractive to investors.

FF qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, FF is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, (b) reduced disclosure obligations regarding executive compensation in FF’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, FF’s stockholders may not have access to certain information they may deem important. FF will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following July 24, 2025 (the fifth anniversary of the consummation of PSAC’s initial public offering), (ii) the last day of the fiscal year in which the market value of our shares of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (iii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation) or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period. We cannot predict whether investors will find FF’s securities less attractive because it will rely on these exemptions. If some investors find FF’s securities less attractive as a result of its reliance on these exemptions, the trading prices of FF’s securities may be lower than they otherwise would be, there may be a less active trading market for FF’s securities and the trading prices of FF’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FF’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. We cannot predict if investors will find our shares of Common Stock less attractive because we will rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active market for our shares of Common Stock and our share price may be more volatile.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of our shares of Common Stock on a national securities exchange.

USE OF PROCEEDS

All of the Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $284 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by the Company and certain stockholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of the Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Public Warrants and Private Warrants of $11.50 per share and the exercise price of the ATW NPA Warrants of $10.00 per share. The Public Warrants are listed on the NASDAQ under the symbol “FFIEW.”

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our shares of Class A Common Stock and Public Warrants are currently listed on the NASDAQ under the symbols “FFIE” and “FFIEW,” respectively. Prior to the consummation of the Business Combination, our common stock and warrants were listed on the NASDAQ under the symbols “PSACU,” “PSAC,” and “PSACW,” respectively. As of September 20, 2021, there were 233 holders of record of our Class A Common Stock, two holders of record of our Public Warrants, one holder of Private Warrants and four holders of ATW NPA Warrants.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock or the Warrants to date. Our board of directors may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Incentive Plan

At the special meeting of PSAC’s stockholders held on July 20, 2021, the stockholders of the Company considered and approved the Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by the PSAC board of directors. The Incentive Plan became effective immediately upon the consummation of the Business Combination on July 21, 2021. Pursuant to the Incentive Plan, 49,573,570 shares of Class A Common Stock have been reserved for issuance under the Incentive Plan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context indicates otherwise, for purposes of this section only, “FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination.

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of PSAC and FF adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of PSAC was derived from the unaudited condensed financial statements of PSAC as of June 30, 2021 and for the six months ended June 30, 2021 and the period from February 11, 2020 (Inception) through June 30, 2020, and from the audited financial statements of PSAC as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020, included elsewhere in this prospectus. The historical financial information of FF was derived from the unaudited condensed consolidated financial statements of FF as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, and from the audited consolidated financial statements of FF as of December 31, 2020 and for the years ended December 31, 2020 and 2019, included elsewhere in this prospectus. This information should be read together with PSAC’s and FF’s unaudited condensed financial statements and audited financial statements and related notes, and other financial information included elsewhere in this prospectus.

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, PSAC has been treated as the “accounting acquiree” and FF as the “accounting acquirer” for financial reporting purposes. FF was determined to be the accounting acquirer primarily because FF stakeholders collectively own a majority of the outstanding shares of the combined company as of the closing of the merger (67.2% after redemptions of public stockholders of PSAC, see the pro forma common shares table below), FF management have nominated seven of the nine board of directors as of the closing of the merger, and FF’s management continue to manage the combined company. Additionally, FF’s business comprised the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of FF issuing shares for the net assets of PSAC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of FF has become the historical financial statements of the Company, and PSAC’s assets, liabilities and results of operations has been consolidated with FF beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020. FF and PSAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. FF will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

The aggregate merger consideration for the Business Combination was $2,286.0 million, payable in the form of shares of Class A Common Stock valued at $10.00 per share, as well as contingent consideration of up to 25,000,000 additional shares of Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each Earnout Triggering Event (as defined in the Merger Agreement) (the “Earnout Shares”):

●	The minimum earnout of 12,500,000 additional shares is triggered if the surviving company common stock VWAP is greater than $13.50 for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Minimum Target Shares”) during the five-year period following the Closing; and

●	The maximum earnout of an additional 12,500,000 additional shares is triggered if the surviving company common stock VWAP is greater than $15.50 for any period of twenty (20) trading days out of thirty (30) consecutive trading days during the five-year period following the Closing, (the “Maximum Target Shares”) plus the Minimum Target Shares, if not previously issued.

The Earnout Shares have been recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares has been treated as a deemed dividend and since FF does not have retained earnings, the issuance is recorded within additional-paid-in-capital (“APIC”) and has a net nil impact on APIC. FF determined the fair value of the Earnout Shares to be $293.9 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, PSAC, Merger Sub and Legacy FF caused Merger Sub to be merged with and into Legacy FF (the “Merger”), with Legacy FF continuing as the surviving company under the Companies Act (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger, being a wholly-owned subsidiary of Acquiror and the separate corporate existence of Merger Sub has ceased. The Merger has been consummated in accordance with the Merger Agreement and the Companies Act. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

●	the merger of Merger Sub, a wholly-owned subsidiary of PSAC, with and into Legacy FF, with Legacy FF continuing as the surviving company;

●	the consummation of the Business Combination and reclassification of cash held in PSAC’s trust account to cash and cash equivalents, net of redemptions (see below);

●	the consummation of the Private Placement;

●	the repayment of FF liabilities and the conversion of certain FF liabilities to equity;

●	the conversion of the Redeemable Preference Shares and Class B Preferred Shares (“FF Preferred Stock”) to permanent equity;

●	the accounting for transaction costs incurred by both PSAC and FF; and

●	the issuance of equity awards to FF employees.

The unaudited pro forma condensed combined financial information also reflects the redemption into cash of PSAC’s common stock by public stockholders of PSAC who elected to exercise their redemption rights for a total of 20,600 shares and an aggregate payment of $0.2 million.

The Legacy FF stakeholders hold 217,954,597 of the Class A and Class B public shares immediately after the Business Combination, which approximates a 67.2% ownership level. The following summarizes the pro forma common shares outstanding (excluding the potential dilutive effect of warrants and the Earnout Shares as further described in Note 4):

	Class A Shares	Class B Shares	%
Stockholders
Former FF stakeholders	153,954,009	64,000,588	67.2%
Private Shares(1)	6,618,943	—	2.0%
Riverside Management Group (RMG) Fee(2)	690,000	—	0.2%
PSAC public stockholders	22,956,968	—	7.1%
Private Placement	76,140,000	—	23.5%
Total shares of FF common stock outstanding at closing of the Transaction	260,359,920	64,000,588	100.0%

(1)	PSAC equity known as the Founder Shares and the private units, which include Representative Shares and Private Placement Units issued by PSAC.
(2)	Equity issued to RMG in exchange for services as financial partner and advisor to PSAC; but excludes the shares being issued to RMG of which an equal amount of shares of the Sponsor are being forfeited.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of PSAC and FF. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share data)

	As of June 30, 2021				As of June 30, 2021
	FF (Historical)	Property Solutions Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash	$52,527	$18	$229,789	3A	$806,899
			761,400	3D
			(115,881)	3E
			(65,981)	3I
			(24,610)	3I
			(1,900)	3J
			(28,257)	3F
			(206)	3B
Restricted cash	5,721	—			5,721
Deposits	6,574	—			6,574
Prepaid expenses and other current assets	5,084	108	8,380	3F	13,572
Total current assets	69,906	126	762,734		832,766
Property and equipment, net	287,718	—	—		287,718
Cash and marketable securities held in Trust Account	—	229,789	(229,789)	3A	—
Other non-current assets	11,749	—	(2,689)	3I	9,060
Total assets	$369,373	$229,915	$530,256		$1,129,544
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$67,486	$—	$(17,466)	3E	$47,694
			(2,326)	3F
Accrued expenses and other current liabilities	59,721	1,981	(9,592)	3E	50,210
			(1,900)	3J
Related party accrued interest	47,274	—	(3,618)	3E	9,314
			(34,342)	3F
Accrued interest	50,776	—	(35,080)	3F	2,010
			(13,358)	3F
			(328)	3E
Related party notes payable	207,755	500	(28,112)	3E	9,788
			(170,355)	3F
Notes payable, current portion	297,454	—	(56,765)	3E	81,771
			(158,918)	3F
Vendor payables in trust	109,574	—	(81,317)	3F	—
			(28,257)	3F
Total current liabilities	840,040	2,481	(641,734)		200,787
Capital leases, less current portion	38,040	—			38,040
Other liability, less current portion	7,880	—			7,880
Notes payable, less current portion	36,172	—			36,172
Convertible note - related party		480	(480)	3F	—
Warrant Liability		6,606			6,606
Total liabilities	$922,132	$9,567	$(642,214)		$289,485
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.00001 par value; 470,588,235 shares authorized, issued and outstanding as of June 30, 2021; redemption amount of $800,000 as of June 30, 2021	724,823	—	(724,823)	3G	—
Class A-1 convertible preferred stock, $0.00001 par value; 87,617,555 shares authorized and 57,513,413 shares issued and outstanding as of June 30, 2021	96,048	—	(96,048)	3G	—
Class A-2 convertible preferred stock, $0.00001 par value; 158,479,868 shares authorized and 19,546,600 shares issued and outstanding as of June 30, 2021	38,311	—	(38,311)	3G	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

(in thousands, except share data)

	As of June 30, 2021				As of June 30, 2021
	FF (Historical)	Property Solutions Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Class B convertible preferred stock, $0.00001 par value; 600,000,000 shares authorized, 452,941,177 issued and outstanding as of June 30, 2021; redemption amount of $1,106,988 as of June 30, 2021	697,643	—	(697,643)	3G	—
Common stock subject to possible redemption, 22,977,568 shares at redemption value	—	229,776	(229,776)	3C	—
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—			—
Class A Common stock, $0.0001 par value; 750,000,000 shares authorized		1	2	3C	7
			1	3F
			1	3H
			2	3G

Class B Common stock, $0.0001 par value; 10,000,000 shares authorized	—	—	1	3F	1
Class A ordinary stock, $0.00001 par value; 400,000,000 shares authorized; 65,022,387 shares issued and outstanding as of June 30, 2021	—	—			—
Class B ordinary stock, $0.00001 par value; 180,000,000 shares authorized; 150,052,834 shares issued and outstanding as of June 30, 2021	1	—	(1)	3H	—
Additional paid-in capital	416,504	5,817	724,822	3G	3,499,603
			697,642	3G
			96,048	3G
			38,311	3G
			229,774	3C
			(15,246)	3H
			761,400	3D
			(68,670)	3I
			504,554	3F
			6,900	3K
			14,046	3L
			87,907	3M
			(206)	3B
Accumulated other comprehensive loss	(6,650)	—			(6,650)
Accumulated deficit	(2,519,439)	(15,246)	15,246	3H	(2,652,902)
			(24,610)	3I
			(14,046)	3L
			(6,900)	3K
			(87,907)	3M

Total stockholders’ (deficit) equity	(2,109,584)	(9,428)	2,959,071		840,059
Total liabilities, preferred stock, and stockholders’ (deficit) equity	369,373	229,915	530,256		1,129,544

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2021			Six Months Ended June 30, 2021
	FF (Historical)	Property Solutions Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
Operating costs	$—	$1,327	$—		$1,327
Research and development	15,394				15,394
Sales and marketing	4,267				4,267
General and administrative	27,423	—	—		27,423
Loss on disposal of property and equipment	—	—
Total operating expenses	47,084	1,327	—		48,411
Loss from operations	(47,084)	(1,327)			(48,411)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(35,912)	—	35,912	3GG	—
Change in fair value measurement of The9 Conditional Obligation	(1,735)	—	1,735	3GG	—
Change in fair value of convertible note	—	(280)	—		(280)
Change in fair value of warrants	—	(5,975)	—		(5,975)
Transaction costs	—	—	—		—
Other expense, net	(1,835)	—	1,590	3JJ	(245)
Interest earned on marketable securities held in Trust Account	—	38	(38)	3AA	—
Related party interest expense	(12,798)	—	11,599	3BB	(1,199)
Interest expense	(28,933)	—	17,172	3BB	(11,761)
Loss before income taxes	(128,297)	(7,544)	67,970		(67,871)
Income tax provision	(3)	—	—	3DD	(3)
Net loss	$(128,300)	$(7,544)	$67,970		$(67,874)

Basic and diluted net loss per share, Common stock subject to possible redemption		$—
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption		22,195,523
Net loss per share of common stock – basic and diluted		$(1.03)
Weighted average shares of common stock outstanding – basic and diluted		7,320,988
Net loss per share – Class A and Class B – basic and diluted	$(0.60)				$(0.21)
Weighted average shares outstanding – Class A and Class B – basic and diluted	213,329,158		111,031,350	4	324,360,508

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)

(in thousands, except share and per share data)

	Year Ended December 31, 2020	Period From February 11, 2020 (Inception) Through December 31, 2020			Year Ended December 31, 2020
	FF (Historical)	Property Solutions Acquisition Corp. (Historical Restated)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
Operating costs	$—	$2,218	$—		$2,218
Research and development	20,186				20,186
Sales and marketing	3,672				3,672
General and administrative	41,071	—	24,610	3CC	86,627
			6,900	3EE
			14,046	3FF
Loss on disposal of property and equipment	10				10
Total operating expenses	64,939	2,218	45,556		112,713
Loss from operations	(64,939)	(2,218)	(45,556)		(112,713)
Change in fair value measurement of related party notes payable and notes payable	(8,948)	—	8,948	3GG	—
Change in fair value measurement of The9 Conditional Obligation	3,872		(3,872)	3HH	—
Gain (loss) on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	2,107		(90,014)	3II	(87,907)
Change in fair value of warrants		(476)			(476)
Other expense, net	(5,455)	—	4,055	3JJ	(1,400)
Interest earned on marketable securities held in Trust Account	—	100	(100)	3AA	—
Unrealized gain on marketable securities held in Trust Account	—	9	(9)	3AA	—
Related party interest expense	(38,995)	—	38,625	3BB	(370)
Interest expense	(34,724)	—	28,044	3BB	(6,680)
Loss before income taxes	(147,082)	(2,585)	(59,879)		(209,546)
Income tax provision	(3)	—	—	3DD	(3)
Net loss	$(147,085)	$(2,585)	$(59,879)		$(209,549)

Basic and diluted net loss per share, Common stock subject to possible redemption		$—
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption		21,779,604
Net loss per share of common stock – basic and diluted		$(0.40)
Weighted average shares of common stock outstanding – basic and diluted		6,452,794
Net loss per share – Class A and Class B – basic and diluted	$(2.99)				$(0.65)
Weighted average shares outstanding – Class A and Class B – basic and diluted	49,261,411		275,099,097	4	324,360,508

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — BASIS OF PRESENTATION

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, PSAC has been treated as the “accounting acquiree” and FF as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of FF issuing shares for the net assets of PSAC, followed by a recapitalization. The net assets of PSAC have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination have been those of FF.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that FF is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that PSAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PSAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that PSAC’s Private Warrants have been classified as liabilities and PSAC’s Public Warrants have been classified as a component of equity upon completion of the Business Combination.

The Vendor Trust contains interests held by vendors related to approximately $8.4 million of purchase orders for goods and services not yet provided. Management is currently evaluating with its suppliers and contractors whether these interests will be settled with PSAC equity. Due the uncertainly resulting from the ongoing negotiations, no adjustment has been made in the pro forma financial statements.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of PSAC and FF.

NOTE 2 — ACCOUNTING POLICIES

Management has performed a comprehensive review of the two entities’ accounting policies. Based on its analysis, the Company’s management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PSAC elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. FF and PSAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The Company has not reflected the income tax benefit in the pro forma statement of operations, as the Company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of FF’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)	Reflects the reclassification of $229.8 million held in PSAC’s trust account to cash and cash equivalents.

(B)	Reflects the reduction in cash and PSAC’s additional-paid-in-capital in the amount of $0.2 million related to the redemption of 20,600 PSAC public stockholders.

(C)	Reflects the reclassification of PSAC’s common stock subject to possible redemption into permanent equity.

(D)	Reflects cash proceeds from the concurrent Private Placement in the amount of $761.4 million and corresponding offset to additional-paid-in-capital.

(E)	Reflects the repayment of $115.9 million of FF liabilities at the time of closing are comprised of the following:

●	related party notes payable of $28.1 million and related accrued interest of $3.6 million;

●	notes payable of $56.8 million and related accrued interest of $0.3 million;

●	accrued employee back payments of $9.6 million; and

●	vendor payments of $17.5 million which reduce accounts payable.

(F)	Reflects the conversion of $495.7 million of FF liabilities into fully vested shares of PSAC common stock and the settlement of $28.3 million of vendor payables in trust with cash. The liabilities of FF as of June 30, 2021 which will convert to equity at the time of closing are comprised of the following:

●	related party notes payable of $170.4 million and the related accrued interest of $34.3 million;

●	notes payable of $158.9 million and the related accrued interest of $35.1 million;

●	vendor payables in trust of $94.7 million, which represents the vendor payables in trust of $109.6 million, net of $28.3 million of vendor payables in trust that will be settled in cash, including the related accrued interest of $13.4 million; and

●	critical vendors of $2.3 million.

Additionally, reflects an adjustment to other current assets and additional paid in capital of $8.4 million related to purchase orders in the vendor trust that will be prepaid at the time of closing with fully vested shares of PSAC common stock.

Also, reflects the conversion of a PSAC related party note payable of $0.5 million into fully vested shares of PSAC common stock.

Using an estimated exchange ratio of 0.14130, the $496.2 million of FF and PSAC liabilities will convert into approximately 31.2 million PSAC shares upon the consummation of the Qualified SPAC Merger.

(G)	Reflects the conversion of the FF Preferred Stock into permanent equity in accordance with the Business Combination Agreement.

(H)	Reflects the elimination of PSAC’s retained earnings and FF’s par value of common shares upon consummation of the Business Combination.

(I)	Reflects an adjustment of $90.6 million to reduce cash and $2.7 million to reduced deferred offering costs for transaction costs expected to be incurred by PSAC and FF in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, $24.6 million was expensed and recorded in accumulated deficit, and the remaining $68.7 million was determined to be equity issuance costs and offset to additional-paid-in-capital.

(J)	Reflects the settlement of $1.9 million of accrued offering cost incurred during the PSAC IPO due upon completion of the business combination.

(K)	Reflects the issuance of PSAC equity shares to Riverside for management fees.

(L)	Reflects the issuance of $14.0 million of fully vested equity awards issued to employees upon consummation of the Business Combination as compensation for prior service.

(M)	Reflects a loss on extinguishment of related party notes payable, notes payable and vendor payables in trust, net as a result of certain notes payable and vendor payables settled with PSAC common stock as part of the Business Combination. The settlement of these payables including accrued and unpaid interest was treated as an extinguishment that resulted in a loss because the fair value of the PSAC common stock issued to extinguish the debt exceeded the carrying value of the payables. The loss was calculated using the fair value of the PSAC common stock at the July 21, 2021 closing stock price of $13.78. The loss on extinguishment is reflected as an increase to accumulated deficit and APIC.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Elimination of interest income and unrealized gain on the Trust Account.

(BB)	Elimination of interest expense which is comprised of ‘third party’ interest expense relating to notes payable and the vendor trust, ‘debt issuance costs’ recorded in interest expense, and related party interest expense on FF liabilities converted to PSAC shares or paid down with cash at the closing of the Business Combination.

The remaining interest expense in the Unaudited Pro Forma Condensed Combined Financial Information relates to notes payable that will remain outstanding, capital lease interest, and interest related to accounts payable invoices.

For the Six Months Ended June 30, 2021
Third Party Interest Expense	$15,583
Related Party Interest Expense	11,599
Debt Issuance Costs Recorded in Interest Expense	1,589
For the Year Ended December 31, 2021
Third Party Interest Expense	$23,482
Related Party Interest Expense	38,625
Debt Issuance Costs Recorded in Interest Expense	4,562

(CC)	Reflects the estimated transaction costs of $24.6 million as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)	The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $15.0 million for the year ended December 31, 2020 and $17.0 million for the six months ended June 30, 2021 based on the application of the blended statutory tax rate of 25%. However, the Company has not reflected the income tax benefit in the pro forma statement of operations, as the Company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(EE)	Reflects the expense of $6.9 million related to the issuance of new equity awards related to Riverside management fees. 690,000 Class A shares of PSAC were issued to Riverside in exchange for services as financial partner and advisor to PSAC at $10.00 per share. This is a non-recurring item.

(FF)	Reflects the expense of $14.0 million related to the issuance of new equity awards granted to employees upon consummation of the Business Combination. The new equity awards are fully vested and are intended to compensate employees for temporary reductions in salary that occurred prior to the Business Combination. The $14.0 million amount will convert at $10.00 per share into Class A shares of PSAC resulting in the issuance of 1.4 million shares. This is a non-recurring item.

(GG)	Elimination of change in fair value measurement of related party notes payable and notes payable.

(HH)	Elimination of change in fair value measurement of The9 Conditional Obligation.

(II)	Reflects the following adjustments to gain (loss) on extinguishment of related party notes payable, notes payable and vendor payables in trust, net:

●	Elimination of historical gain on extinguishment of $2.1 million of related party notes payable, notes payable and vendor payables in trust, net;

●	Reflects a loss on extinguishment of related party notes payable, notes payable and vendor payables in trust, net in the amount of $87.9 million as a result of certain notes payable and vendor payables, including accrued and unpaid interest being extinguished with PSAC common stock as part of the Business Combination (See 3M).

(JJ)	Elimination of change in foreign currency loss related to related party notes payable, notes payable, and vendor payables in trust from other expense.

NOTE 4 — EARNINGS PER SHARE

Represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and Private Placement, assuming the shares were outstanding since January l, 2020. The Company used the two-class method to compute net income per common share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and Private Placement are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and Private Placement have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared for the six months ended June 30, 2021:

	(in thousands, except share and per share data)
	Class A Shares	Class B Shares
Stockholders
Numerator
Net loss	$(54,482)	$(13,392)

Denominator(1)
Former FF stakeholders	153,954,009	64,000,588
Private Shares(3)	6,618,943	—
Riverside Management Group (RMG) Fee(2)	690,000	—
PSAC public stockholders	22,956,968	—
Third party investors in PIPE Investment	76,140,000	—
Total shares of FF common stock outstanding at closing of the Transaction	260,359,920	64,000,588

Net loss per share
Basic and diluted	$(0.21)	$(0.21)

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020:

	(in thousands, except share and per share data)
	Class A Shares	Class B Shares
Stockholders
Numerator
Net loss	$(168,202)	$(41,347)

Denominator(1)
Former FF stakeholders	153,954,009	64,000,588
Private Shares(3)	6,618,943	—
Riverside Management Group (RMG) Fee(2)	690,000	—
PSAC public stockholders	22,956,968	—
Third party investors in PIPE Investment	76,140,000	—
Total shares of FF common stock outstanding at closing of the Transaction	260,359,920	64,000,588

Net loss per share
Basic and diluted	$(0.65)	$(0.65)

(1)	Due to the uncertain timing of the Earnout Triggering Events, the denominator excludes the effect of the Earnout Shares.

(2)	Equity issued to RMG in exchange for services as financial partner and advisor to PSAC but excludes the shares being issued to RMG of which an equal amount of shares of the Sponsor are being forfeited.

(3)	PSAC equity known as the Founder Shares and the private units, which include Representative Shares and Private Placement Units issued by PSAC.

PSAC had 23,572,119 warrants as of June 30, 2021 and December 31, 2020. Each warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These warrants are not exercisable until 30 days after the closing of the Business Combination. As the combined company is in a loss position in 2021 and 2020, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

FF had 10,198,958 warrants as of June 30, 2021 and 1,930,147 warrants as of December 31, 2020. Each warrant entitles the holder to purchase one share of common stock at $2.72 per one share. As the combined company is in a loss position in 2021 and 2020, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand FF’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, FF’s consolidated financial statements and FF’s unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. FF’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” The objective of this section is to provide investors an understanding of the financial drivers and levers in FF’s business and describe the financial performance of the business.

Overview

FF is a California-based, global, shared, intelligent mobility ecosystem company founded in 2014 with a vision to disrupt the automotive industry.

On July 21, 2021 (the “Closing Date”), Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp. (“PSAC”)), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among the PSAC, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and Legacy FF. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”).

Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc. (the “Company”), and the Company’s Class A Common Stock began trading on The Nasdaq Global Select Market (the “NASDAQ”) under the ticker symbol “FFIE.”

With headquarters in Los Angeles, California, FF designs and engineers next-generation, smart, electric, connected vehicles. FF intends to manufacture vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. FF has additional engineering, sales, and operational capabilities in China and plans to develop its manufacturing capability in China through a joint venture or other arrangements.

Since its founding, FF has created major innovations in technology and products, and a user-centered business model. These innovations enable FF to set new standards in luxury and performance that will redefine the future of intelligent mobility.

FF’s innovations in technology include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet Artificial Intelligence (“I.A.I”) system. The following combination of capabilities of FF’s products, technology, team, and business model distinguish FF from its competitors:

●	FF has designed and developed a breakthrough mobility platform — its proprietary VPA.

●	FF’s propulsion system provides a leading competitive edge in acceleration and range, enabled by an industry-leading inverter design, battery pack gravimetric energy density, and battery pack gravimetric power density.

●	FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over the Air (“OTA”) updating, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable FF to build an advanced highly personalized user experience.

●	Since inception, FF has developed a portfolio of intellectual property, established its proposed supply chain, and assembled a global team of automotive and technology experts and innovators to achieve its goal of redefining the future of the automotive industry. As of the date of this report, FF has filed over 880 patents, and has been granted over 550 patents.

●	FF’s B2C (business-to-consumer) passenger vehicle launch pipeline over the next five years includes the FF 91 series, FF 81 series, and FF 71 series.

●	FF intends to commercially launch the FF 91 during July 2022. FF believes that the FF 91 is the first fully connected car with individual connectivity that will provide each passenger a unique and personalized experience.

●	FF plans to commercially launch its second passenger vehicle, the FF 81, in 2023, which will be a premium, mass market electric vehicle positioned to compete against the Tesla Model S, Tesla Model X, the BMW 5-series, and the Nio ES8.

●	FF plans to develop a mass market passenger vehicle, the FF 71. FF expects to launch the FF 71 in 2025. The FF 71 will integrate full connectivity and advanced technology into a smaller vehicle size and is positioned to compete against the Tesla Model 3, Tesla Model Y, and the BMW 3-series.

●	FF plans to develop a Smart Last Mile Delivery (“SLMD”) vehicle to address the high-growth, last-mile delivery opportunity, particularly in Europe, China and the U.S. FF’s modular VPA facilitates entry into the last-mile delivery segment, allowing FF to expand its total addressable market and avenues of growth. FF plans to launch the FF SLMD vehicles in 2024.

FF has adopted a hybrid manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California as well as collaborating with a reputable contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. FF has established a framework agreement to explore the possibility of additional manufacturing capacity in China through a joint venture. All passenger vehicles as well as the SLMD vehicle are expected to be available for sales in the U.S., China, and Europe.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the Closing Date, the Company expects to remain an emerging growth company at least through the end of 2021 and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Segment Information

FF has determined that FF operates as one reportable segment, which is the design, development, manufacturing, engineering, sale and distribution of electric vehicles and related products in the global market.

Impact of COVID-19 on FF’s Business

There continues to be worldwide impact from the COVID-19 pandemic. The impact of COVID-19 includes changes in consumer and business behavior, pandemic fears, market downturns, restrictions on business, and individual activities have created significant volatility in the global economy and have led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, FF’s employees based in California have been subject to stay-at-home orders from state and local governments. These measures may adversely impact FF’s employees and operations, the operations of FF’s suppliers and business partners, and could negatively impact the construction schedule of FF’s manufacturing facility and the production schedule of the FF 91. In addition, various aspects of FF’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect FF’s construction and manufacturing plans, sales and marketing activities, and business operations.

In response to the pandemic, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the United States Small Business Administration. In 2020, FF received a Paycheck Protection Program (“PPP”) loan in the amount of $9.2 million. Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness is determined, based on the use of the loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP), mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employment and compensation levels during the eight-week period following the funding of the PPP Loan. No assurance is provided that we will be able to obtain forgiveness of the PPP Loan in whole or in part.

The vaccine is currently being administered. Any resurgence may slow down FF’s ability to ramp-up FF’s production program on time to satisfy investors and potential customers. Any delay to production will delay FF’s ability to launch the FF 91 and begin generating revenue. The COVID-19 pandemic could limit the ability of FF’s suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials used in the FF 91. FF may also experience an increase in the cost of raw materials. FF does not anticipate any material impairments as a result of COVID-19; however, FF will continue to evaluate conditions on an ongoing basis. Even after the COVID-19 pandemic has subsided, FF may continue to experience an adverse impact to its business as a result of the global economic impact and any lasting effects on the global economy, including any recession that has occurred or may occur in the future. Refer to the section of this prospectus titled “Risk Factors” for a full discussion of the risks associated with the COVID-19 pandemic.

Business Combination

On January 27, 2021, Legacy FF, PSAC, and PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PSAC (“Merger Sub”) entered into the Agreement and Plan of Merger (as amended, the “Merger Agreement”).

On July 21, 2021 (the “Closing Date”), the Company consummated the Business Combination pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of PSAC. Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc. Upon completion of the Business Combination, Legacy FF became the successor registrant with the SEC, meaning that Legacy FF’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. In connection with the closing of the Business Combination and the PIPE Financing on July 21, 2021, the Company received cash aggregating $991.1 million.

Concurrently with the Merger Agreement, PSAC entered into Subscription Agreements on January 27, 2021 (collectively and as amended, the “Subscription Agreements”) with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”). Pursuant to the Subscription Agreements, the Subscription Investors purchased, and PSAC sold to such Subscription Investors, an aggregate of 76,140,000 shares of Company Class A Common Stock for a purchase price of $10 per share, or an aggregate of $761.4 million in gross cash proceeds (the “Private Placement”). Pursuant to the Subscription Agreements, PSAC gave certain registration rights to the Subscription Investors with respect to the shares issued and sold in the Private Placement. The closing of the Private Placement occurred immediately prior to the Closing Date.

As part of the Closing, total direct and incremental transaction costs aggregated $93.3 million, of which $24.6 million was expensed as part of the Business Combination and the remaining $68.7 million was recorded to additional paid in capital as equity issuance costs.

In conjunction with the Closing, and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company paid $144.9 million in cash and issued 25,869,594 shares of Company Class A Common Stock to settle liabilities of the Company, including: (i) notes payable principal amounts of $116.5 million and accrued interest of $12.4 million; (ii) related party notes payable principal amounts of $60.1 million and accrued interest of $8.6 million; (iii) interest in the Vendor Trust of $130.7 million, including payables of $110.0 million and purchase orders in the amount of $8.4 million related to goods and services yet to be received, and accrued interest thereon of $14.5 million; (iv) $19.8 million of amounts due to vendors; and (v) $23.6 million due to active and former employees. The Company concluded that the settlement of the related party notes payable and notes payables with shares of Company Class A Common Stock is substantive and therefore was accounted as an extinguishment. Accordingly, the Company will record a loss upon extinguishment of the notes payable and related party notes payable of $90.5 million in its condensed consolidated financial statements for the three and nine months ending September 30, 2021.

Pursuant to the terms of the Merger Agreement, the outstanding shares of Legacy FF held by FF Top Holding LLC (f/k/a FF Top Holding Ltd.) (“FF Top”)) converted into 64,000,588 shares of Company Class B Common Stock following the Business Combination. All other outstanding shares of Legacy FF converted into 128,084,555 shares of Company Class A Common Stock following the Business Combination.

Holders of 20,600 shares of PSAC common stock exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from PSAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10 per share, or $0.2 million. At Closing, each non-redeemed outstanding share of PSAC common stock was converted into one share of Company Class A Common Stock.

In conjunction with the Closing, the outstanding warrants issued to a US-based investment firm in conjunction with notes payable issued on various dates were adjusted to increase the shares allowed to be purchased from 10,198,958 shares of Company Class A Common Stock to 19,016,865 shares of Company Class A Common Stock in accordance with the anti-dilution provision included in the warrant agreements, as described in Note 9. Notes Payable to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

While the legal acquirer in the Merger Agreement was PSAC, for financial accounting and reporting purposes under GAAP, Legacy FF was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy FF in many respects. Under this method of accounting, PSAC was treated as the “acquired” company. For accounting purposes, Legacy FF was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Legacy FF (i.e., a capital transaction involving the issuance of stock by PSAC for the stock of Legacy FF). Accordingly, the consolidated assets, liabilities, and results of operations of Legacy FF became the historical financial statements of the Company, and PSAC’s assets, liabilities, and results of operations were consolidated with Legacy FF’s on July 21, 2021. Operations prior to the Business Combination will be presented as those of FF in future reports. The net assets of PSAC were recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

In addition, until the fifth anniversary of the Closing Date of the Business Combination, Legacy FF stockholders are entitled under the Merger Agreement to contingent consideration of up to 25,000,000 additional shares of Company Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each earnout triggering event (the “Earnout Shares”), defined as follows in the Merger Agreement:

●	The minimum earnout of 12,500,000 additional shares is triggered if the Company’s Class A Common Stock volume weighted average price (“VWAP”), as defined in the Merger Agreement, is greater than $13.50 per share for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Minimum Target Shares”); and

●	The maximum earnout of an additional 12,500,000 additional shares is triggered if the Company Class A Common Stock VWAP is greater than $15.50 for any period of twenty (20) trading days out of thirty (30) consecutive trading days, plus the Minimum Target Shares, if not previously issued.

The Earnout Shares have been recognized at fair value upon the closing of the Business Combination and classified in Stockholders’ Deficit. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend and since the Company does not have retained earnings, the issuance will be recorded within APIC. The Company determined the fair value of the Earnout Shares at the Closing Date to be $293.9 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

As a result of the Business Combination, FF became the successor to an SEC-registered and NASDAQ-listed company which will require FF to hire additional personnel, implement procedures and processes to address public company regulatory requirements and customary practices. FF expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, internal and external accounting, legal and administrative resources, including increased audit and legal fees.

On June 24, 2021, the registration statement on Form S-4 (File No. 333-255027), initially filed on April 5, 2021, relating to the Business Combination was declared effective by the SEC, and on July 20, 2021, PSAC held a special meeting of PSAC stockholders at which the Business Combination was approved.

Recent Developments

FF accomplished the following major milestones during the six months ended June 30, 2021:

1.	Strengthened FF’s leadership team and announced post-closing of the Business Combination Board of Directors:

a.	Named global post-closing Board of Directors following the recent signing of the Merger Agreement with PSAC.

b.	Appointed industry veteran Xuefeng (“Chris”) Chen as CEO of FF China to solidify US-China dual home market strategy.

2.	Notes payable financing:

a.	FF raised net proceeds of $111.6 million in notes payable financing to help advance the Company’s efforts towards FF 91 delivery.

3.	Conversion of related party notes and notes payable to equity:

a.	Legacy FF converted $90.9 million of its related party notes payable and notes payable to equity.

4.	Product development:

a.	Completed winter testing activities in Michigan and Minnesota to validate various vehicle systems.

b.	Selected NVIDIA Drive Orin to power its flagship FF 91 luxury EV for next generation autonomous driving.

5.	Joint Venture opportunities:

a.	FF entered into a cooperation framework agreement and a license agreement with Geely that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the JV, engineering, technology, and contract manufacturing support.

6.	Capacity Reservation Agreement:

a.	The Company entered into a Capacity Reservation Agreement with a certain vendor, under which the vendor will reserve sufficient resources, facilities, and capacity to manufacture and supply up to 250,000 FF-81 electric vehicles between 2023-2030.

Subsequent to June 30, 2021, the Company accomplished the following milestones:

a.	The Company Announced 300 invite-only, limited-edition FF 91 Futurist Alliance Edition model and new reservation plan for FF 91 Futurist model, with a fully-refundable deposit of $5,000 and $1,500, respectively. New FF Intelligent App and FF.com will be the online reservation platforms;

b.	The Company raised approximately $1 billion in gross proceeds as part of the Business Combination to promote FF 91’s delivery which is anticipated to be during July 2022, marking the last sprint towards production for manufacturing, supply chain, user ecosystem, and other related areas with the goal to be the leader in its market segment; and

c.	Legacy FF converted: (i) related party notes payable with an aggregate principal balance of $130.5 million and accrued interest of $30.0 million, notes payable with principal balance of $56.0 million and accrued interest of $17.2 million into 119,191,029 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17.6 million and accrued interest of $5.4 million into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) notes payable with a principal balance of $1.5 million and accrued interest of $0.7 million into 1,281,976 shares of Class A-3 Preferred Stock.

d.	In conjunction with the Business Combination and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company paid $144.9 million in cash and issued 25,869,594 shares of Company Class A Common Stock to settle liabilities of the Company, including: (i) notes payable principal amounts of $116.5 million and accrued interest of $12.4 million; (ii) related party notes payable principal amounts of $60.1 million and accrued interest of $8.6 million; (iii) interest in the Vendor Trust of $130.7 million, including payables of $110.0 million and purchase orders in the amount of $8.4 million related to goods and services yet to be received, and accrued interest thereon of $14.5 million; (iv) $19.8 million of amounts due to vendors; and (v) $23.6 million due to active and former employees.

Components of FF’s Results of Operations

Key Factors Affecting Operating Results

FF’s performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Faraday Future Vehicle Launch

FF expects to derive revenue from the FF 91, which is anticipated to launch during July 2022. FF plans to build out and manufacture the FF 91 in its own manufacturing facility in Hanford, California. Additionally, the FF 81, the FF 71, and the SLMD electrical vehicle models are in development and are planned to be released after the FF 91.

Production and Operations

FF expects to incur significant operating costs that will impact its future profitability, including research and development expenses as it introduces new models and improves existing models; capital expenditures for the expansion of its manufacturing capacities; additional operating costs and expenses for production ramp-up; raw material procurement costs; general and administrative expenses as it scales its operations; interest expense from debt financing activities; and selling and distribution expenses as it builds its brand and markets its vehicles. In addition, it may incur significant costs in connection with its services once it delivers the FF 91, including servicing and warranty costs. FF’s ability to become profitable in the future will depend on its ability to successfully market its vehicles and control its costs.

To date, FF has not yet sold any electric vehicles. As a result, FF will require substantial additional capital to develop products and fund operations for the foreseeable future. Until FF can generate sufficient revenue from product sales, FF expects to finance operations through a combination of existing cash on hand, public offerings, private placements, and debt financings. The amount and timing of future funding requirements will depend on many factors, including the pace and results of development efforts. Any delays in the successful completion of manufacturing facilities will impact FF’s ability to generate revenue. For additional discussion of FF’s ability to continue as a going concern, see the section titled “Liquidity and Capital Resources” in Note 2 of the notes to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus and for further details on liquidity, please see the “Liquidity and Capital Resources” section below.

Revenues

FF is a development stage company and has not generated any revenue to date. FF’s anticipated introduction of the FF 91, its first vehicle launch, is expected to generate the majority of FF’s future revenue while other vehicles are in development.

Operating Expenses

Research and Development

Research and development activities represent a significant part of FF’s business. FF’s research and development efforts focus on the design and development of FF’s electric vehicles and continuing to prepare its prototype electric vehicles to exceed industry standards for compliance, innovation, and performance. Additionally, research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on research and development activities, other related costs, depreciation, and an allocation of FF’s general overhead. FF expects research and development expenses to increase as FF continues to develop its vehicles. FF anticipates an increase in activities in the U.S. and China, where FF’s research and development operations are primarily located.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on sales and marketing, costs associated with sales and marketing activities, and an allocation of FF’s general overhead. Marketing activities are those related to introducing FF’s brand and its electric vehicle prototypes to the market. FF expects selling and marketing expenses to continue to increase as FF brings its electric vehicles to market and seeks to generate sales.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, and legal loss contingency expenses, which are FF’s estimates of future legal settlements. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. FF expects its general and administrative expenses to increase as FF continues to grow its business. FF also anticipates that it will incur additional costs for employees and third-party consulting services related to its preparations to become and operate as a public company.

Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities

Change in fair value measurement of related party notes payable, notes payable and warrant liabilities consists of the charges and gains to fair value measurements of certain financial instruments which FF has elected to hold at fair value. FF expects changes in fair value measurement of related party notes payable and notes payable activity to decrease with the Business Combination as the majority of the liabilities converted to equity or were paid in cash.

Related Party Interest Expense

Related party interest expense consists of interest expense on notes payable with related parties. FF expects related party interest expense to decrease significantly, as the majority of related party notes payable converted to equity upon completion of the Business Combination.

Interest Expense

Interest expense primarily consists of interest on outstanding notes payable, capital leases, certain supplier payables, and vendor payables in trust. FF expects interest expense to decrease significantly, as the majority of notes payable and all of the vendor payables in trust converted to equity upon completion of the Business Combination.

Other Expense, net

Other expense, net consists of foreign currency transaction gains and losses and other expenses such as bank fees and late charges. Foreign currency transaction gains and losses are generated by revaluation of debt denominated in foreign currency and the settlements of invoices denominated in currencies other than the functional currency. FF expects other expense to fluctuate as FF continues to transact internationally.

Results of Operations (in thousands)

To date, FF has not generated any revenue from the design, development, manufacturing, engineering, sale, or distribution of its electric vehicles. Please refer to the section of this prospectus titled “Risk Factors” for a full discussion on the risks and uncertainties related to costs.

Comparison of the Three Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,
	2021	2020
Consolidated Statements of Operations
Operating expenses
Research and development	$8,673	$4,222
Sales and marketing	2,585	166
General and administrative	16,430	11,952
Total operating expenses	27,688	16,340

Loss from operations	(27,688)	(16,340)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(10,730)	585
Interest expense	(9,077)	(7,281)
Related party interest expense	(3,728)	(8,388)
Other expense, net	(1,552)	(278)
Loss before income taxes	(52,775)	(31,702)
Income tax provision	—	—
Net loss	$(52,775)	$(31,702)

Research and Development

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Research and development	$8,673	$4,222	$4,451	105.4%

The increase in research and development expense for the three months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $5,872 due to increased headcount and an increase of $1,493 primarily related to professional services, employee benefits, and depreciation of headquarters facilities. These increases were partially offset by a vendor refund of $2,002 received during the three months ended June 30, 2021.

Sales and Marketing

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Sales and marketing	$2,585	$166	$2,419	1,457.2%

The increase in sales and marketing expense for the three months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $1,435, employee benefit expenses of $121 due to increases in headcount, and an increase of $426 primarily related to professional services, employee benefits, and depreciation of headquarters facilities.

General and Administrative

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
General and administrative	$16,430	$11,952	$4,478	37.5%

The increase in general and administrative expense for the three months ended June 30, 2021 was primarily due to an increase in accrued legal expense related to a settlement agreement in the amount $6,309, expenses for professional services consisting of general corporate compliance and other legal matters related to the merger aggregating $1,693, and personnel and compensation related expenses of $1,457 due to increases in headcount. This increase was partially offset by an employee bonus program of $4,683 that was recorded in general and administrative expense for the three months ended June 30, 2020 with no such charges occurring in the same period in 2021.

Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	$(10,730)	$585	$(11,315)	(1,934.2)%

The decrease in the change in the adjustment to fair value for related party notes payable, notes payable, and warrant liabilities for the three months ended June 30, 2021, as compared to the same period in 2020, related to the remeasurements of certain notes payable, which FF elected to account for using the fair value option. The Company uses the yield method when valuing the related party notes payable and notes payable and the decrease in the fair value is primarily due to a change in the credit spreads of the Company. During the three months ended June 30, 2020 the Company experienced liquidity difficulties, when compared to the same period in 2021, which delayed the execution of its strategic plans, causing the liability to slightly decrease. Additionally, debt issuance costs increased $664 due to new notes and warrants issued during the three months ended June 30, 2021.

Interest Expense

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Interest expense	$(9,077)	$(7,281)	$(1,796)	24.7%

The increase in interest expense for the three months ended June 30, 2021, was primarily due to an increase in the Company’s notes payable principal balance of $301,172 as of June 30, 2021 compared to a balance of $142,714 as of June 30, 2020. The debt issuance costs were expensed because Legacy FF elected the fair value option on the notes issued during the three months ended June 30, 2021.

Related Party Interest Expense

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Related party interest expense	$(3,728)	$(8,388)	$4,660	(55.6)%

The decrease in related party interest expense for the three months ended June 30, 2021 as compared to the same period in 2020 was primarily due to certain related party notes payable ceasing to accrue interest on March 31, 2021. These related party notes payable of $90,869 and related party accrued interest of $43,490 converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock and 19,546,600 Class A-2 Convertible Preferred Stock.

Other Expense, Net

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Other expense, net	$(1,552)	$(278)	$(1,274)	458.3%

The increase in other expense, net for the three months ended June 30, 2021 as compared to the same period in 2020 was primarily due to the loss on foreign exchange related to a note payable held in RMB that is remeasured at the end of each period.

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020
Operating expenses
Research and development	$15,394	$11,184
Sales and marketing	4,267	1,470
General and administrative	27,423	18,732
Total operating expenses	47,084	31,386

Loss from operations	(47,084)	(31,386)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(35,912)	8,662
Change in fair value measurement of The9 Conditional Obligation	(1,735)	—
Interest expense	(28,933)	(15,672)
Related party interest expense	(12,798)	(16,650)
Other expense, net	(1,835)	(751)
Loss before income taxes	(128,297)	(55,797)
Income tax provision	(3)	—
Net loss	$(128,300)	$(55,797)

Research and Development

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Research and development	$15,394	$11,184	$4,210	37.6%

The increase in research and development expense for the six months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $4,378 due to increases in headcount and an increase of $2,027 primarily related to professional services, employee benefits, and depreciation of headquarters facilities. These increases were partially offset by a vendor refund of $2,002 received during the six months ended June 30,2021.

Sales and Marketing

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Sales and marketing	$4,267	$1,470	$2,797	190.3%

The increase in sales and marketing expense for the six months ended June 30, 2021 was primarily due to an increase in personnel and compensation related expenses of $1,631 related to increases in headcount and an increase of $585 primarily related to professional services, employee benefits, and depreciation of headquarters facilities.

General and Administrative

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
General and administrative	$27,423	$18,732	$8,691	46.4%

The increase in general and administrative expense for the six months ended June 30, 2021 was primarily due to accrued legal expense related to a settlement agreement of $6,309, an increase in professional services consisting of general corporate compliance and other legal matters of $2,436, and an increase in personnel and compensation related expenses of $2,795 due to increases in headcount. This increase was partially offset by an employee bonus program in the amount of $4,683 that was recorded in general and administrative expense for the six months ended June 30, 2020 with no such charges occurring in the same period in 2021.

Change in Fair Value Measurement of Related Party Notes Payable and Notes Payable and Warrant Liabilities

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	$(35,912)	$8,662	$(44,574)	(514.6)%

The change in fair value of related party notes payable, notes payable, and warrant liabilities for six months ended June 30, 2021 as compared to the same period in 2020 related to the remeasurements of certain term notes payable agreements, which FF elected to measure using the fair value option. Legacy FF uses the yield method when valuing the related party notes payable and notes payable. The increase in the fair value is primarily due to a change in the credit spreads of Legacy FF. Due the increased probability of the close of the Business Combination, the credit spreads tightened, causing the liability to increase. In addition, there was a change in the fair value of the warrant liabilities of $2,880 and debt issuance costs of $10,204 related to notes issued and fair valued during the six months ended June 30, 2021. During the six months ended June 30, 2020, Legacy FF experienced liquidity difficulties when compared to the same period in 2021, which delayed the execution of its strategic plans, causing the liability to decrease in that period.

Change in Fair Value Measurement of The9 Conditional Obligation

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of The9 Conditional Obligation	$(1,735)	$—	$(1,735)	(100.0)%

The change in fair value of The9 Conditional Obligation for the six months ended June 30, 2021, was due to a fair value adjustment to The9 Conditional Obligation of $1,735. For the six months period ended June 30, 2020, there was no comparable activity.

Interest Expense

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Interest expense	$(28,933)	$(15,672)	$(13,261)	84.6%

The increase in interest expense for the six months ended June 30, 2021 as compared to the same period in 2020 was primarily due to the issuance of new notes at higher interest rates and an increase in unpaid principal balance of $158,458. Approximately $70,000 of notes issued during the six months ended June 30, 2021 bore interest ranging from 12.75% to 14%. In addition, Legacy FF recorded the fair value of the warrant liability at inception of $5,000.

Related Party Interest Expense

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Related party interest expense	$(12,798)	$(16,650)	$3,852	(23.1)%

The decrease in related party interest expense for the six months ended June 30, 2021 as compared to the same period in 2020 was due certain related party notes payable ceasing to accrue interest on March 31, 2021. These related party notes payable of $90,869 and related party accrued interest of $43,490 converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock and 19,546,600 Class A-2 Convertible Preferred Stock.

Other Expense, Net

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Other expense, net	$(1,835)	$(751)	$(1,084)	144.3%

The increase in other expense, net for the six months ended June 30, 2021 as compared to the same period in 2020, was primarily due to an increase of loss on foreign exchange related to a note payable held in RMB that is remeasured at the end of each period.

Comparison of the Years Ended December 31, 2020 and 2019

	Year Ended December 31,
	2020	2019
Consolidated Statements of Operations
Operating expenses
Research and development	$20,186	$28,278
Sales and marketing	3,672	5,297
General and administrative	41,071	71,167
Loss on disposal of asset held for sale	—	12,138
Gain on cancellation of land use rights	—	(11,467)
Loss on disposal of property and equipment	10	4,843
Total operating expenses	64,939	110,256

Loss from operations	(64,939)	(110,256)
Gain on expiration of put option	—	43,239
Change in fair value measurement of related party notes payable and notes payable	(8,948)	(15,183)
Change in fair value measurement of The9 conditional obligation	3,872	—
Gain on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	2,107	—
Other expense, net	(5,455)	—
Related party interest expense	(38,995)	(34,074)
Interest expense	(34,724)	(25,918)
Loss before income taxes	(147,082)	(142,192)
Income tax provision	(3)	(3)
Net loss	$(147,085)	$(142,195)

Research and Development

	Year Ended December 31,		Change
	2020	2019	Amount	%
Research and development	$20,186	$28,278	$(8,092)	(28.6)%

The decrease in research and development expense for the year ended December 31, 2020 was primarily due to a decrease in personnel expenses of $7,804 due to a decrease in headcount and temporary salary reductions, a decrease in materials of $200 and a decrease of other expenses such as depreciation expense, software subscriptions, freight and delivery costs and repairs and maintenance of $153.

Sales and Marketing

	Year Ended December 31,		Change
	2020	2019	Amount	%
Sales and marketing	$3,672	$5,297	$(1,625)	(30.7)%

The decrease in sales and marketing expense for the year ended December 31, 2020 was primarily due to a decrease in personnel expense of $1,653 related to a decrease in headcount and temporary salary reductions.

General and Administrative

	Year Ended December 31,		Change
	2020	2019	Amount	%
General and administrative	$41,071	$71,167	$(30,096)	(42.3)%

The decrease in general and administrative expense for the year ended December 31, 2020 was primarily due to a decrease of personnel expenses of $9,211 due to a decrease in headcount and temporary salary reductions; professional services consisting of general corporate compliance and other legal matters of $6,010; a decrease in rent and related expenses of $5,907 and a decrease in other administrative expenses which include information technology, software subscriptions, travel and entertainment and depreciation expense, of $6,546.

Loss on Disposal of Asset Held for Sale

	Year Ended December 31,		Change
	2020	2019	Amount	%
Loss on disposal of asset held for sale	—	12,138	(12,138)	(100.0)%

In 2019, land and related improvements for property owned in Las Vegas, Nevada classified as held for sale with a carrying value of $29,038 was sold for a total of $16,900, which resulted in a $12,138 loss on disposal being recognized. For the year ended December 31, 2020 there was no comparable activity.

Gain on Cancellation of Land Use Rights

	Year Ended December 31,		Change
	2020	2019	Amount	%
Gain on cancellation of land use rights	$—	$(11,467)	$11,467	(100.0)%

In 2019, land use rights granted by the government of Zhejiang (China) for use of a parcel of land were cancelled and reverted to the government of Zhejiang. Legacy FF derecognized the land use rights and the land use grant liability of $58,485 and $51,103, respectively. As part of the cancellation, Legacy FF received cash of $15,902 and incurred tax expense of $2,947, resulting in a gain of $11,467. For the year ended December 31, 2020 there was no comparable activity.

Loss on Disposal of Property and Equipment

	Year Ended December 31,		Change
	2020	2019	Amount	%
Loss on disposal of property and equipment	$10	$4,843	$(4,833)	(99.8)%

In 2019, Legacy FF disposed of property and equipment held by its operations in China at a loss of $4,843. For the year ended December 31, 2020 there was immaterial activity.

Gain on Expiration of Put Option

	Year Ended December 31,		Change
	2020	2019	Amount	%
Gain on expiration of put option	$—	$43,239	$(43,239)	(100.0)%

In 2019, the gain related to the expiration of the related party put options that expired unexercised in 2019. For the year ended December 31, 2020 there was no comparable activity.

Change in Fair Value Measurement of Related Party Notes Payable and Notes Payable

	Year Ended December 31,		Change
	2020	2019	Amount	%
Change in fair value measurement of related party notes payable and notes payable	$(8,948)	$(15,183)	$(6,235)	(41.1)%

The decrease in the change in fair value for related party notes payable and notes payable for the year ended December 31, 2020 relates to the remeasurements of certain term notes payable agreements, which FF elected to measure using the fair value option. In 2019, one of the notes payable held at fair value settled for $21,668 related to a note payable with a $15,000 principal, which accounted for a significant portion of the 2019 fair value adjustment.

Change in Fair Value Measurement of The9 Conditional Obligation

	Year Ended December 31,		Change
	2020	2019	Amount	%
Change in fair value measurement of The9 Conditional Obligation	$3,872	$—	$3,872	100.0%

The increase in the change in fair value for The9 Conditional Obligation for the year ended December 31, 2020 relates to the remeasurement of the contractual obligation.

Gain on extinguishment of related party notes payable, notes payable and vendor payables in trust, net

	Year Ended December 31,		Change
	2020	2019	Amount	%
Gain on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	$2,107	$—	$2,107	100.0%

The increase in gain on extinguishment for the year ended December 31, 2020 relates to amendments to related party notes payable and notes payable agreements and the vendor trust which were deemed substantive, resulting in the application of extinguishment accounting. For the year ended December 31, 2019 there was no comparable activity.

Other Expense, Net

	Year Ended December 31,		Change
	2020	2019	Amount	%
Other expense, net	$(5,455)	$—	$(5,455)	100.0%

The increase in other expense, net for the year ended December 31, 2020 was primarily due to an increase of loss on foreign exchange of $4,108 on a $57,000 note payable held in RMB that is remeasured at the end of each year.

Related Party Interest Expense

	Year Ended December 31,		Change
	2020	2019	Amount	%
Related party interest expense	$(38,995)	$(34,074)	$(4,921)	14.4%

The increase in related party interest expense for the year ended December 31, 2020 is due to interest incurred on the increase in unpaid related party principal balance of $9,508 and an amendment on a related party note payable agreement with a $24,603 principal balance which increased the interest rate from 0% to 12%.

Interest Expense

	Year Ended December 31,		Change
	2020	2019	Amount	%
Interest expense	$(34,724)	$(25,918)	$(8,806)	34.0%

The increase in interest expense for the year ended December 31, 2020 is due to interest incurred throughout the year on the increase in unpaid principal balance of $55,839 and the full year effect of interest on the vendor payables in trust.

Liquidity and Capital Resources (in thousands, except share and per share data)

As described in the “Overview” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the COVID-19 pandemic impacted FF’s ability to raise funds and may have a material impact on future periods as FF prepares to bring its vehicles to market, including its cash flows from financing activities, which funds its operations. The extent of COVID-19’s impact on FF’s liquidity will depend upon, among other things, the duration and severity of the outbreak or subsequent outbreaks and related government responses such as required physical distancing, restrictions on business operations and travel, the pace of recovery of economic activity and the impact to consumers, all of which are uncertain and difficult to predict. Refer to section titled “Risk Factors” included elsewhere in this prospectus for a full discussion of the risks associated with the COVID-19 pandemic.

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 were available to be issued.

Legacy FF started experiencing financial hardship in 2018 and was not able to fulfill all its accounts payable obligations to its suppliers absent a significant financing inflow. Certain suppliers ceased supplying their products and services to Legacy FF and/or initiated legal claims against Legacy FF when Legacy FF failed to make overdue payments. On April 29, 2019, Legacy FF established the Vendor Trust to stabilize Legacy FF’s supplier base by providing suppliers with the ability to exchange their unsecured trade receivables for secured trust interests. All interests in the Vendor Trust are collateralized by a first lien, with third payment priority, pursuant to applicable intercreditor arrangements, on virtually all tangible and intangible assets of Legacy FF. The applicable interest rate for the Vendor Trust principal balance is 6.00%. A total of $109,565 and $111,574 of FF’s trade payables were included in the Vendor Trust with accrued interest of $13,358 and $11,840 as of June 30, 2021 and December 31, 2020, respectively.

The maturity date of the Vendor Trust secured trust interests was originally November 30, 2019, and was subsequently extended to March 5, 2021. On October 30, 2020, following a vote of the holders of the secured trust interests and with the approval of a steering committee of holders of secured trust interests, FF and the trustee of the Vendor Trust amended the trust agreement governing the Vendor Trust to permit the secured trust interests to be satisfied with equity to be issued in connection with a qualified merger with a special purpose acquisition company (including the Business Combination) in lieu of cash. On March 1, 2021, the maturity date was further extended to the earliest to occur of October 6, 2021, the closing of a qualified merger with a special purpose acquisition company (such as the Business Combination), a change in control of Legacy FF or an acceleration of the obligations under certain of Legacy FF’s other secured financing arrangements. Consideration to satisfy these obligations was in the form of equity interests in connection with the Business Combination for an aggregate of 10,456,582 shares of Company Class A Common Stock as well as $28,928 of cash, of which $28,355 was paid as of the date FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus were available to be issued.

With respect to accounts payable obligations outside of the Vendor Trust, some suppliers have continued to work with FF on advance payment terms. Therefore, in the accounts payable obligations, there are deposits (refundable and non-refundable), retainers that are kept at an agreed upon minimum balance and advance payments for services and products. Resolution of open balances for suppliers who did not contribute their trade receivables to the Vendor Trust has been managed on a case-by-case basis, with ongoing negotiation of new payment terms, including cash advances and retainers, as well as repayment plans if needed. FF is also defending against a limited number of civil lawsuits brought by certain suppliers that did not contribute trade receivables to the Vendor Trust.

Since inception, FF has incurred cumulative losses from operations, negative cash flows from operating activities and an accumulated deficit of $2,519,439 as of June 30, 2021. FF has funded its operations and capital needs primarily through the proceeds received from capital contributions and the issuance of related party notes payable and notes payable. The vast majority of notes payable and equity have been funded by entities controlled or previously controlled by FF’s founder and former CEO. Since its formation, FF has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its planned electric vehicle platform, development of initial electric vehicle models, and capital raising. The aforementioned efforts and capital resources have positioned FF for a commercial launch of its first passenger vehicle, the FF 91, which is anticipated during July 2022.

There can be no assurance that FF will be successful in achieving its strategic plans, that FF’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that FF does not meet its strategic plans, FF will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on FF’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

FF’s audit report for the year ended December 31, 2020 from FF’s independent registered public accounting firm included an explanatory paragraph stating that FF’s recurring losses from operations and cash outflows from operating activities raised substantial doubt about FF’s ability to continue as a going concern. However, FF believes that existing cash along with recent financing activities including the Business Combination, will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. As of June 30, 2021, FF was in default on related party notes payable and notes payable with principal amounts of $147,093 and $40,935, respectively. Following the closing of the Business Combination and the PIPE Financing on July 21, 2021, FF received net proceeds aggregating $991,053 and has either settled the related parties notes payable and notes payable in cash or converted them to Company equity. As such, no adverse action was taken or is expected to be taken by the respective note holders. Overall, as part of the closing of the Business Combination, FF settled the majority of its indebtedness by making payments to vendors, related party note payable and note payable holders and active and former employees in an aggregated amount of $144,924 and converted an aggregated amount of $258,696 to Company equity.

FF management estimates that it will require approximately $1,400,000 in additional funding prior to achieving expected profitability and positive cash flow in 2024. Such funding will be utilized to execute FF’s business plan, which includes the initial launch of its FF 91 vehicle anticipated during July 2022, followed by FF’s expected introduction of the FF 81 and FF 71 vehicles in 2023 and 2025, respectively. In accordance with its business plan, in order to launch the FF 91 vehicle and continue development of the FF 81 vehicle, by July 2022, FF expects to spend a total of approximately $450,000 to bring its Hanford, California manufacturing facility to full commercial production, including completion of production and manufacturing tooling, execute its supply chain efforts, further its engineering, testing, certification, and validation efforts, and invest in sales, marketing, and the infrastructure necessary to be a public company.

Since 2018, FF has implemented cost reduction initiatives including layoffs and temporary salary reductions. Following the closing of the Business Combination, FF plans on significant increases in operating expenses as noted above including full restoration of salary reductions and significant hiring efforts to execute the business plan. FF expects its headcount to approximately double by July 2022. FF expects to fund these capital requirements through a combination of future equity issuances as well as future issuances of debt.

FF’s continuing short-term and long-term liquidity requirements are expected to be impacted by the following:

●	The timing and costs involved in bringing FF’s products to market;

●	The expansion of production capacity;

●	The costs of maintaining, expanding, and protecting FF’s intellectual property portfolio, including potential litigation costs and liabilities;

●	The costs related to being public company;

●	FF’s applied for loan forgiveness related to the Paycheck Protection Program Promissory Note, obtained pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act. Please refer to the section titled “Risk Factors”, included elsewhere in this prospectus, for a full discussion on risks related to inability to obtain loan forgiveness;

●	The results of the Business Combination;

●	The ability of FF to extend the maturity dates for FF’s existing notes payable and interests in the Vendor Trust to the extent not converted to equity in connection with the Business Combination; and

●	Issuance of additional notes payable and/or related party notes payable.

FF believes that existing cash along with recent financing activities including the Business Combination, will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Financing activities during the six months ended June 30, 2021, include the issuance of the additional notes payable generating $111,641 of funds and applying for loan forgiveness on the $9,168 Paycheck Protection Program Promissory Note (“PPP Note”). As of June 30, 2021, FF had $52,527 of unrestricted cash. For additional discussion around financing transactions, see Note 9. Notes Payable of the Notes to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

During the next 12 months as of June 30, 2021 FF committed to settle certain liabilities maturing and/or contingent upon the close of the Business Combination, as well as ongoing operating obligations, as follows:

●	Related party notes payable with a principal of $204,098 and accrued interest of $47,274;

●	Notes payable with a principal amount of $261,172 and accrued interest of $38,064;

●	Amounts owed to employee for wages of $36,624;

●	Amounts payable to vendors in the Vendor Trust as of June 30, 2021, of $109,565 and accrued interest of $13,358;

●	An amount of $93,280 for transaction costs incurred by PSAC and Legacy FF in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services. Of this amount, $24,610 was expensed as part of the Business Combination and the remaining $68,670 was recorded to additional paid in capital as equity issuance cost upon the close of the Business Combination; and

●	Capital lease obligations of $3,958.

Significant Related Party Notes Payable and Notes Payable Facilities

As discussed above, one of FF’s major sources of funding prior to the Business Combination was the issuance of related party notes payable and notes payable. As detailed below, these related parties include employees as well as affiliates and other companies controlled or previously controlled by FF’s founder and former CEO.

As of June 30, 2021, FF’s outstanding unpaid principal balance for related party notes payable and notes payable were $204,098 and $301,172, respectively, with related party and third party accrued interest of $47,274 and $50,776, respectively. On April 9, 2021, Legacy FF signed agreements with its related party notes payable holders to convert related party notes payable with aggregating principal amounts of $194,810 and accrued interest of $71,760 into 57,513,413 Shares of Class A-1 Convertible Preferred Stock, with a conversion price of $1.67 per share, and 87,003,530 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The Class A-1 and A-2 Convertible Preferred Stock were converted into shares of the newly registered company after the consummation of the Business Combination using an exchange ratio of 0.14130 (the “Exchange Ratio”). Just prior to the close of the Business Combination, Legacy FF converted: (i) notes payable with principal amount of $56,000 into 37,335,421 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; (iii) a note payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock; and (iv) related party notes payable with an aggregate principal amount of $130,479 into 81,855,608 shares of Class A-2 Preferred Stock. Notes payable with aggregate principal amount of $116,518 and related party notes payable with principal amounts of $60,104 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

Below is a summary describing notes which were outstanding as of June 30, 2021 and December 31, 2020. For additional discussion of FF’s outstanding related party and third-party lenders, see Note 8. Related Party Notes Payable and Note 9. Notes Payable of the Notes to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus. FF’s related party notes payable and notes payable facilities were either converted into equity in connection with the Business Combination or will be repaid in cash subsequent to the consummation of the Business Combination. All other notes were converted into equity in connection with the Business Combination or will be paid on the agreed upon maturity date.

Related party notes payable consists of the following as of June 30, 2021, December 31, 2020, and December 31, 2019:

	June 30, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Net Carrying Value
Related party note(1)	June 30, 2021	12.00%	$149,674	$—	$149,674
Related party note(3)	Due on Demand	15.00%*	10,000	—	10,000
Related party notes – NPA tranche(2)	October 9, 2021	10.00%	18,112	3,657	21,769
Related party notes – China	Due on Demand	18.00%*	9,288	—	9,288
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	5,002	—	5,002
Related party notes – China various other(3)	Due on Demand	8.99%	1,410	—	1,410
Related party notes – Other(3)	June 30, 2021	6.99%	4,160	—	4,160
Related party notes – Other(3)	June 30, 2021	8.00%	6,452	—	6,452
			$204,098	$3,657	$207,755

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	0% Coupon Discount	Loss (Gain) on Extinguishments	Net Carrying Value
Related party note	June 30, 2021	12.00%	$240,543	$—	$(861)	$204	$239,886
Related party note	Due on Demand	15.00%*	10,000	—	—	—	10,000
Related party notes – NPA tranche	October 9, 2021	10.00%	18,112	3,515	—	—	21,627
Related party notes – China	Due on Demand	18.00%*	9,196	—	—	—	9,196
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	6,548	—	(190)	(22)	6,336
Related party notes – China various other	Due on Demand	8.99%	1,410	—	—	(3)	1,407
Related party notes – Other	Due on Demand	0.00%	424	—	—	—	424
Related party notes – Other	June 30, 2021	6.99%	4,160	—	—	(50)	4,110
Related party notes – Other	June 30, 2021	8.00%	6,452	—	—	(35)	6,417
			$296,845	$3,515	$(1,051)	$94	$299,403

	December 31, 2019
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	0% Coupon Discount	Net Carrying Value
Related party note	December 31, 2020	12.00%	$215,940	$—	$—	$215,940
Related party note	Due on Demand	0% coupon, 10.00% imputed	24,399	—	(3,557)	20,842
Related party note	Due on Demand	15.00%*	10,000	—	—	10,000
Related party notes – NPA tranche	May 31, 2020	10.00%	18,112	3,410	—	21,522
Related party notes – China	Due on Demand	18.00%*	8,601	—	—	8,601
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	6,125	—	(607)	5,518
Related party notes – Other	December 31, 2020	6.99%	4,160	—	—	4,160
			$287,337	$3,410	$(4,164)	$286,583

(1)	On April 9, 2021, Legacy FF signed agreements with certain of its related party notes holders to convert their notes with principal amounts of $194,810 and accrued interest of $71,764 into 57,513,413 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 87,003,560 shares of A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. Under the agreements, the notes ceased to accrue interest on March 31, 2021.

On May 13, 2021, related party notes payable with aggregating principal amounts of $90,869 and accrued interest of $43,490 was converted into 57,513,413 Shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 19,546,600 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The outstanding principal balance subsequent to the conversion was $149,674 as of June 30, 2021. The Class A-1 and A-2 Convertible Preferred Stock converted into Class A Common Stock after the consummation of the Business Combination based on the Exchange Ratio. As of June 30, 2021, $125,071 of the related party notes payable were in default.

(2)	On April 29, 2019, Legacy FF executed the Note Purchase Agreement (“NPA”) with U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The aggregate principal amount that may be issued under the NPA was $200,000. Upon both a FF Preferred Stock offering and prepayment notice by the holder, or on the maturity date of the notes payable, the holder may elect to convert all of the outstanding principal and accrued interest of the notes payable, plus a 20.00% premium, into shares of Class A Convertible Preferred Stock in the offering. FF elected the fair value option for these notes payable. See Note 7. Fair Value of Financial Instruments to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

(3)	As of June 30, 2021, FF was in default on twelve of its related party notes with a principal value of $22,022. FF was in compliance with all covenants under its remaining related party notes payable agreements as of June 30, 2021.

During the six months ended June 30, 2021, FF’s outstanding unpaid principal balance of related party notes payable decreased from $296,845 to $204,098, primarily due the conversion of related party notes aggregating $90,869 of principal balance into equity on April 9, 2021, as mentioned above. Related party notes payable of $18,112 were measured at fair value due to embedded conversion features. Just prior to the Business Combination, Legacy FF converted related party notes payable with an aggregate principal amount of $130,479 into 81,855,608 shares of Class A-2 Preferred Stock. Related party notes payable with principal amounts of $60,104 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

During the year-end December 31, 2020, $37,915 of related party notes payable was modified resulting in a gain on extinguishment being recognized with a resulting unaccreted discount of $767. As of December 31, 2020, related party notes payable of $240,543 were modified resulting in a troubled debt restructuring with no gain or loss recognized, and related party notes payable of $18,112 were measured at fair value due to embedded conversion features.

Notes payable consists of the following as of June 30, 2021, December 31, 2020, and December 31, 2019:

	June 30, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Proceeds Allocated to Warrants	Net Carrying Value
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$56,000	$—	$—	$56,000
Notes payable – NPA tranche	October 6, 2021	10.00%	27,117	5,473	—	32,590
Notes payable(1)	October 6, 2021	14.00%	55,000	11,232	—	66,232
Notes payable(7)	June 30, 2021	12.00%	19,100	—	—	19,100
Notes payable(7)	June 30, 2021	1.52%	4,400	—	—	4,400
Notes payable(7)	June 30, 2021	8.99%	2,240	—	—	2,240
Notes payable(7)	June 30, 2021	8.00%	300	—	—	300
Notes payable(2)	October 6, 2021	8.00%	3,750	1,475	—	5,225
Notes payable(2)	October 6, 2021	15.75%	5,600	2,202	—	7,802
Notes payable(3)	October 6, 2021	0.00%	18,250	5,241	—	23,491
Notes payable(3)	December 9, 2022	0.00%	20,000	649	(2,563)	18,086
Notes payable(3)	December 9, 2022	0.00%	20,000	648	(2,562)	18,086
Note payable(4)	March 9, 2022	0.00%	15,667	4,499	—	20,166
Note payable(5)	October 6, 2021	12.75%	15,666	6,160	—	21,826
Notes payable – China various other	Various Dates 2021	6.00%	4,917	—	—	4,917
Notes payable – China various other	Due on Demand	9.00%	3,715	—	—	3,715
Notes payable – China various other(6)	Due on Demand	0.00%	5,387	—	—	5,387
Notes payable – various other notes(7)	June 30, 2021	6.99%	1,260	—	—	1,260
Notes payable – various other notes(7)	Due on Demand	8.99%	500	—	—	500
Notes payable – various other notes(7)	June 30, 2021	2.86%	1,500	—	—	1,500
Notes payable(7)	June 30, 2021	8.00%	11,635	—	—	11,635
Notes payable	April 17, 2022	1.00%	9,168	—	—	9,168
			$301,172	$37,579	$(5,125)	$333,626

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Gain on Extinguishments	Net Carrying Value
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$57,293	$—	$—	$57,293
Notes payable – NPA tranche	October 6, 2021	10.00%	27,118	5,263	—	32,381
Notes payable	June 30, 2021	12.00%	19,100	—	—	19,100
Notes payable	June 30, 2021	1.52%	4,400	—	(102)	4,298
Notes payable	June 30, 2021	8.99%	2,240	—	(5)	2,235
Notes payable	June 30, 2021	8.00%	300	—	(1)	299
Notes payable – China various other	Various Dates 2021	6.00%	4,869	—	(62)	4,807
Notes payable – China various other	Due on Demand	9.00%	3,677	—	(18)	3,659
Notes payable – China various other	Due on Demand	0.00%	4,597	—	—	4,597
Notes payable – various other notes	June 30, 2021	6.99%	1,380	—	(10)	1,370
Notes payable – various other notes	Due on Demand	8.99%	380	—	(1)	379
Notes payable – various other notes	June 30, 2021	2.86%	1,500	—	(29)	1,471
Note payable	March 9, 2022	0.00%	15,000	2,712	—	17,712
Note payable	October 6, 2021	12.75%	15,000	5,972	—	20,972
Notes payable	June 30, 2021	8.00%	11,635	—	(57)	11,578
Notes payable	April 17, 2022	1.00%	9,168	—	—	9,168
			$177,657	$13,947	$(285)	$191,319

	December 31, 2019
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Net Carrying Value
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$53,185	$—	$53,185
Notes payable – NPA tranche	May 31, 2020	10.00%	26,218	4,935	31,153
Notes payable– NPA tranche	March 6, 2020	10.00%	900	169	1,069
Notes payable	December 31, 2019	12.00%	12,100	—	12,100
Notes payable	Due on Demand	12.00%	7,000	—	7,000
Notes payable	December 31, 2019	1.52%	4,400	—	4,400
Notes payable	July 1, 2020	8.99%	2,240	—	2,240
Notes payable – China various other	Due on Demand	9.00%	3,440	—	3,440
Notes payable – China various other	Various Dates 2020	6.00%	3,155	—	3,155
Notes payable – China various other	Due on Demand	0.00%	4,300	—	4,300
Notes payable – various other notes	Repayment upon new equity or debt financing in an aggregate amount exceeding $50,000	8.99%	500	—	500
Notes payable – various other notes	Due on Demand	6.99%	180	—	180
Notes payable – various other notes	June 3, 2020	6.99%	2,700	—	2,700
Notes payable – various other notes	December 31, 2019	2.86%	1,500	—	1,500
			$121,818	$5,104	$126,922

(1)	On March 1, 2021, Legacy FF amended the NPA to permit the issuance of additional notes payable with principal amounts up to $85,000. On the same day, Legacy FF entered into notes payable agreements with Ares for an aggregate principal of $55,000, receiving net proceeds of $51,510, inclusive of a 4.00% original issue discount and $90 of debt issuance costs paid directly by the lender. The notes payable are collateralized by a first lien on virtually all tangible and intangible assets of Legacy FF and bear interest at 14% per annum. The notes payable mature on the earliest of (i) March 1, 2022, (ii) October 6, 2021, if the Qualified SPAC Merger contemplated in the Merger Agreement has not been consummated by July 27, 2021, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. Legacy FF has elected the fair value option because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative. Additionally, the notes payable agreements contain a minimum cash provision, which requires Legacy FF to maintain at least $5,000 of cash on hand at all times. Legacy FF has classified the related $5,000 in Restricted Cash on its unaudited condensed consolidated balance sheet as of June 30, 2021. On August 26, 2021, the Company drew an aggregated principal amount of $30,000 from the lender, pursuant to the terms of the amended NPA, receiving net proceeds of $29,913, net of debt issuance costs of $87. The note payable is collateralized by a first lien on virtually all tangible and intangible assets of the Company and bears interest at 14% per annum. The note payable matures on the earliest of (i) March 1, 2022, (ii) the occurrence of a change in control, or (iii) the occurrence of an acceleration event, such as a default. Additionally, upon closing of the Merger, the minimum cash provision, which requires the Company to maintain minimum cash on hand at all times, increased from $5,000 to $25,000.

In addition, in conjunction with the issuance of the notes payable, the Company committed to issue warrants to the lender to purchase the Company’s Class A Ordinary Stock no later than August 11, 2021, or, if earlier, 15 days after consummation of the Merger. The warrants will have a term of 6 years, be equal to 0.20% of the fully diluted capitalization of FFIE’s Class A Common Stock and have an exercise price of $10 per share. The warrants meet the definition of a derivative, were accounted for as a liability, and will be marked to fair value at the end of each reporting period with the changes in fair market value recorded in the Condensed Consolidated Statements of Operations and Comprehensive Loss. The Company determined the commitment to issue warrants was a liability as of March 1, 2021, and estimated the fair value of the warrants to be $5,000 using the Black-Scholes option-pricing model under two scenarios (See Note 7. Fair Value of Financial Instruments). Fair value of the warrants as of June 30, 2021, was $7,880. Pursuant to its commitment to issue warrants to Ares following the closing of the Merger, on August 5, 2021, the Company issued warrants to the lender, which are exercisable at the election of the lender at any time within 6 years of the issuance date into 670,092 shares of the Company’s Class A Common Stock.

June 30, 2021
Outstanding principal	$55,000
Accrued interest	654
Interest expense	654
Original issue discount	3,490
Debt issuance costs recorded in interest expense	315
Principal payments	—
Interest payments	—
Net proceeds	$51,510

(2)	On January 13, 2021, Legacy FF amended the NPA to permit the issuance of additional notes payable and issued $3,750 of notes payable to Birch Lake, receiving net proceeds of $3,510, inclusive of a 6.50% original issue discount and $225 of debt issuance costs paid directly by the lender. The additional secured convertible notes payable issued to Birch Lake (“BL Notes”) accrue interest at 8% per annum. The BL Notes mature on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations in the event of a default. Additionally, the BL Notes contain a liquidation premium that ranges from 35% to 45% depending on the timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment of the BL Notes if an event of default, change in control, or a Qualified SPAC Merger occurs. Legacy FF determined that the feature to settle the BL Notes at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. Legacy FF elected the fair value option for this note payable. See Note 7. Fair Value of Financial Instruments to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

On March 8, 2021, Legacy FF entered into a notes payable agreement under the NPA, as amended, with Birch Lake with a total principal of $5,600, receiving net proceeds of $5,240, inclusive of a 6.50% original issue discount and $307 of debt issuance costs paid directly by the lender. The notes payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, as defined in the note agreement, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The notes payable bears interest at 15.75% per annum. Additionally, the notes payable contains a liquidation premium that ranges from 42% to 52% depending on timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment if an event of default, change in control, or a Qualified SPAC Merger occurs. Legacy FF determined that the feature to settle the notes payable at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. Legacy FF has elected to measure the notes payable at fair value because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative.

(3)	On January 13, 2021, Legacy FF entered into a note payable agreement under the NPA, as amended, (“January 13 Notes”) with a US-based investment firm for total principal of $11,250, receiving net proceeds of $10,350, inclusive of an 8% original issue discount and $480 of debt issuance costs paid directly by the lender. The note payable is collateralized by a first lien on virtually all tangible and intangible assets of Legacy FF and bears interest at 0% per annum. The note payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as an event of default. In the event Legacy FF consummates a Qualified SPAC Merger, an amount equal to 130% of all outstanding principal, accrued and unpaid interest and accrued original issue discount under the notes through (but not including) the date of consummation of the Qualified SPAC Merger will automatically convert into Common Stock of PSAC received by Legacy FF’s Class A ordinary stockholders and the notes and interest shall be deemed satisfied in full and terminated. Legacy FF elected the fair value option for this note payable because the inclusion of a conversion feature that allows the lenders to convert the notes payable into Preferred Stock.

On March 12, 2021, Legacy FF and the US-based investment firm entered into a notes payable agreement (“March 12 Notes”) for an aggregate principal amount of $7,000, receiving net proceeds of $6,440, inclusive of an 8% original issue discount. The terms of this note payable are the same as the notes payable issued on January 13, 2021.

In conjunction with the issuance of the notes on various dates during January 2021 and March 2021, Legacy FF issued warrants to purchase 270,200 shares of Legacy FF’s Class A Ordinary Stock with an exercise price of $2.72 and 2,167,254 shares of Legacy FF’s Class A Ordinary Stock with an exercise price of $2.71. The warrants were issued with a term of seven years and are subject to certain down-round adjustments. The fair value of the warrants was recorded in equity in accordance with the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity. Legacy FF estimated the fair value of the warrants to be $1,988 using the Black-Scholes option-pricing model. (See Note 7. Fair Value of Financial Instruments to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.)

On June 9, 2021, Legacy FF amended the NPA to permit the issuance of two notes payable, each with a principal value of $20,000 (“June 2021 Notes”), to a US-based investment firm. The June 2021 Notes are subordinate to the notes payable issued to Birch Lake on January 13 and March 8, 2021 (See (2) above) and the notes payable issued to Ares on March 1, 2021 (See (1) above) and senior in priority to the notes payable issued under the NPA prior to September 9, 2020. The June 2021 Notes mature on December 9, 2022, and do not bear interest unless extended beyond its maturity date by the US-based investment firm, in which case, the June 2021 Notes will bear interest at 10% per annum starting upon their original maturity. Each of the June 2021 Notes are subject to an original issue discount of 8% and 13%, respectively. The June 2021 Notes contain a liquidation premium that upon a Qualified SPAC Merger the then outstanding principal accrued interest of the notes payable plus a 30% premium convert into Class A Ordinary Stock of Legacy FF. Legacy FF received net proceeds of $35,603 as part of the June 2021 Notes.

As part of the Amendment to the NPA, on or prior to the 12-month anniversary of the Qualified SPAC Merger, the US-based investment firm has the option to purchase additional notes for up to $40,000 (“Optional Notes”), subject to similar original issue discounts as the June 2021 Notes. The June 2021 Notes and the Optional Notes, along with the notes previously issued to the same lender, are provided with an anti-dilution protection. Subsequent to June 30, 2021, the US-based investment firm exercised its option to purchase $33,917 of Optional Notes. See Note 15. Subsequent Events to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus for additional information.

In connection with the issuance of the June 2021 Notes, Legacy FF issued warrants to the US-based investment firm to purchase up to 5,831,357 of Legacy FF’s Class A Ordinary Stock for $2.5723 per share exercise price on or before June 9, 2028. Upon the occurrence of a Fundamental Transaction, the warrants shall be exercisable within 15 days and their exercise price shall be adjusted to equal the lower of (i) $2.5723 per share, (ii) the pre-money valuation ascribed to Legacy FF in connection with the Fundamental Transaction divided by the pro-forma fully diluted capitalization of Legacy FF and (iii) the lowest effective net price per share of Legacy FF Class A Ordinary stock paid for by any third party at the time of or in connection with the Fundamental Transaction. The Optional Notes are entitled to warrants with the same terms as the June 2021 Notes once the Optional Notes are issued.

(4)	On January 13, 2021, Legacy FF amended the NPA to increase the principal amount of its $15,000 note payable with a US-based investment firm by $667. Legacy FF received no cash proceeds as the increase in principal was used to pay a consent fee to the US-based investment firm. The Legacy FF recorded the consent fee in Interest Expense on FF’s unaudited condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to the US-based investment firm of $11,250 and $7,000, as described in (3) above.

(5)	On January 13, 2021, Legacy FF amended the NPA to issue an additional note to Birch Lake, with the same terms as its $15,000 note payable to Birch Lake, in the amount of $666. Legacy FF received no cash proceeds as the additional note was used to pay a consent fee to Birch Lake. Legacy FF recorded the consent fee in Interest Expense on Legacy FF’s unaudited condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to Birch Lake of $3,750 and $5,600, as described in (2) above.

(6)	On January 15, 2021, Legacy FF borrowed $102 from a Chinese lender. The unsecured note payable is payable on demand and does not have a stated interest rate.

(7)	As of June 30, 2021, Legacy FF was in default on sixteen of its notes payable with an aggregate principal value of $40,935. Legacy FF is in compliance with all its covenants under the remaining notes payable agreements as of June 30, 2021.

During the six months ended June 30, 2021, Legacy FF’s outstanding unpaid principal balance of notes payable increased from $177,657 to $301,172 primarily due to additional proceeds from new notes payable with aggregate principal value of $122,600, as detailed above. $213,504 of notes payable was measured at fair value due to embedded features. Legacy FF has applied for forgiveness of the PPP Loan of $9,168. Just prior to the close of the Business Combination, Legacy FF converted: (i) notes payable with principal amount of $56,000 into 37,335,421 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) a note payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock. Notes payable with aggregate principal amount of $116,518 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15, Subsequent Events to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

Subsequent Events.

During the year ended December 31, 2020, $30,382 of notes payable was modified resulting in a gain on extinguishment being recognized with a resulting unaccreted discount of $285 as of December 31, 2020, $76,393 of notes payable was modified resulting in a troubled debt restructuring with no gain or loss recognized, and $57,117 of notes payable was measured at fair value due to embedded features.

Cash Flow Analysis

Presented below is a summary of Legacy FF’s cash flows for the periods indicated:

	For the Six Months Ended June 30,
	2021	2020
Net cash provided by (used in)
Operating activities	$(52,311)	$(19,793)
Investing activities	(1,386)	3,500
Financing activities	111,525	16,691
Effect of exchange rate changes on cash and restricted cash	$(1,407)	$143

Operating Activities

Legacy FF continues to experience negative cash flows from operations as Legacy FF designs and develops its vehicles and builds its infrastructure both in the United States and China. Legacy FF’s cash flows from operating activities are significantly affected by Legacy FF’s cash investments to support the growth of Legacy FF’s business in areas such as research and development associated with Legacy FF’s electric vehicles, corporate planning and general and administrative functions. Legacy FF’s operating cash flows are also affected by its working capital needs to support growth and fluctuations in personnel related expenditures, accounts payable, accrued interest, other current liabilities, deposits and, other current assets.

Net cash used by operating activities was $52,311 and $19,793 for the six months ended June 30, 2021 and 2020, respectively. The largest components of Legacy FF’s cash used during the six months ended June 30, 2021, were $25,570 for wages and compensation related expenses and $11,604 for professional services. Other movements were related to changes in working capital.

The largest component of Legacy FF’s cash used during the six months ended June 30, 2020, was $16,552 for wages and compensation.

Investing Activities

Net cash (used in) provided by investing activities was $(1,386) and $3,500 for the six months ended June 30, 2021, and 2020, respectively. Cash used for investing activities for the six months ended June 30, 2021, consists of payments for equipment purchases.

Net cash provided by investing activities for the six months ended June 30, 2020, consists of $3,600 in note receivable payments offset by $100 of payments for equipment purchases.

Financing Activities

Legacy FF has financed its operations primarily with proceeds from issuances of related party notes payable and notes payable.

Net cash provided from financing activities was $111,525 and $16,691 for the six months ended June 30, 2021, and 2020, respectively. Cash provided from financing activities during the six months ended June 30, 2021, primarily consists of proceeds of $111,940 from the issuance of notes payable and related party notes payable net of original issuance discounts and $7,752 from the exercise of stock options. These were partially offset by payments for related party notes payable obligations of $1,528, payments of notes payable issuance costs of $3,355, payments of stock issuance cost of $1,071 and payments of capital lease obligations of $2,212.

Net cash provided from financing activities during the six months ended June 30, 2020, primarily consists of proceeds of $18,203 from the issuance of notes payable and related party notes payable. Cash outflows for the six months ended June 30, 2020, were $1,531 related to payments of capital lease obligations and $123 of debt issuance costs.

Effect of Exchange Rate Changes on Cash and Restricted Cash

The exchange rates effect on Cash and Restricted Cash was a negative impact of $1,407 for the six months ended June 30, 2021 and a positive impact of $143 for the same period in 2020. The effects of exchange rate changes on cash and restricted cash result from fluctuations on the translation of assets and liabilities denominated in foreign currencies, primarily RMB. Fluctuations in exchange rates against the U.S. dollar may positively or negatively affect Legacy FF’s operating results.

Contractual Obligations and Commitments

During the six months ended June 30, 2021, Legacy FF had the following major changes in its contractual obligations, Legacy FF: (i) issued new notes payables to third parties with aggregated principal value of $122.6 million; and (ii) converted related party notes payable with an aggregate principal balance of approximately $90.9 million and accrued interest of approximately $43.5 million into 57,513,413 shares of Class A-1 Convertible Preferred Stock, with a conversion price of $1.67 per share, and 19,546,600 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The Class A-1 and A-2 Convertible Preferred Stock converted into Company Class A Common Stock after the consummation of the Business Combination based on the Exchange Ratio.

Subsequent to June 30, 2021, related party notes payable and notes payable with aggregated principal balance of approximately $130.5 million and $75.1 million, respectively, were converted into 15,792,771 shares of Class A-1 Preferred Stock, 119,191,029 shares of Class A-2 Preferred Stock, and 1,281,976 Class A-3 Preferred Stock. Additionally, as of the closing of the Business Combination and through the date that Legacy FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 were available to be issued, related party notes payable and notes payable with an aggregate principal balance of approximately $60.1 million and $116.5 million, respectively, were either converted into equity or repaid in cash.

Other than the transactions described above, there were no material changes in our contractual obligations and commitments from December 31, 2020. The following table sets forth, as of December 31, 2020, significant cash obligations that affect FF’s future liquidity:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Operating lease obligations	$525	$525	$—	$—	$—
Capital lease obligations(1)	16,843	4,395	5,207	3,549	3,692
Vendor payables in trust(2)	111,574	111,574	—	—	—
Vendor payables in trust interest(5)	11,840	11,840	—	—	—
Related party notes payable(3)	296,845	296,845	—	—	—
Related party accrued interest(5)	78,583	78,583	—	—	—
Notes payable(4)	177,658	168,490	9,168	—	—
Notes payable accrued interest(5)	28,368	28,368	—	—	—
Total contractual obligations	$722,236	$700,620	$14,375	$3,549	$3,692

(1)	Capital lease obligations include property leases, such as FF main production facility in Hanford, California and its headquarters in Gardena, California.
(2)	The Vendor Trust provides FF’s suppliers with the opportunity to exchange unsecured trade receivables held by such suppliers for secured trust interests. All obligations due under the Vendor Trust are collateralized by a first lien, with third payment priority, pursuant to applicable intercreditor agreements, on substantially all of the tangible and intangible assets of the borrowers and guarantors.
(3)	Related party notes payable include multiple term notes to related party lenders. Interest rates range from 0% – 18%.
(4)	Notes payable includes multiple term notes to third-party lenders. Interest rates range from 0% – 12.75%.
(5)	Accrued interest related to the actual amount accrued as of December 31, 2020 related to the related party notes payable, notes payable and vendor payables in trust.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that FF can cancel without a significant penalty.

Off-Balance Sheet Arrangements

We did not have relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Thus, we did not have any off-balance sheet arrangements as of June 30, 2021 or December 31, 2020.

Critical Accounting Estimates

The preparation of Legacy FF’s condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by Legacy FF’s management. Critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) recognition and disclosure of contingent liabilities, including litigation reserves; (iv) fair value of related party notes payable and notes payable; (v) estimated useful lives of long-lived assets; and (vi) fair value of options granted to employees and non-employees and warrants. To the extent that there are material differences between these estimates and actual results, future financial statement presentation, financial condition, results of operations and cash flows will be affected. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.

For a description of Legacy FF’s significant accounting policies, see Note 3 Summary of Significant Accounting Policies, of the Notes to FF’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact Legacy FF’s consolidated financial statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of Legacy FF’s consolidated financial statements.

Fair Value Measurements

Stock-Based Compensation

Legacy FF accounts for all stock-based compensation awards granted to employees and non-employees at fair value. Legacy FF’s stock-based payments consist of stock options subject to various vesting conditions. Legacy FF estimates the fair value of stock options using the Black-Scholes option-pricing model. Determining the fair value of stock-based compensation awards under this model requires highly subjective assumptions, including the fair value of the underlying ordinary share, risk-free interest rate, the expected term of the award, the expected volatility of the price of Legacy FF’s ordinary share, and the expected dividend yield of Legacy FF’s ordinary share. These estimates involve inherent uncertainties and the application of management’s judgment. If Legacy FF had made different assumptions, Legacy FF’s stock-based compensation expense and its net loss could have been materially different.

The assumptions and estimates are as follows:

●

Expected Term. Given Legacy FF does not have sufficient exercise history to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, Legacy FF determines the expected term using the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant for employee awards and the contractual term of the stock option award agreement for non-employees.

●	Expected Volatility. Legacy FF determines the expected volatility based on the historical average volatilities of publicly traded industry peers. Legacy FF intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of Legacy FF’s own ordinary shares price becomes available, unless circumstances change such that the identified companies are no longer similar to Legacy FF, in which case more suitable companies whose stock prices are publicly available would be utilized in the calculation.

●	Risk-Free Interest Rate. The risk-free interest rate assumption is based upon observed interest rates on United States government securities appropriate for the expected term of the stock option.

●	Expected Dividend Yield. Legacy FF has not paid and does not anticipate applying any cash dividends in the foreseeable future and, therefore, Legacy FF uses an expected dividend yield of zero.

●	Forfeiture rate. Legacy FF estimates a forfeiture rate to calculate its stock-based compensation expense for its stock-based awards. The forfeiture rate is based on an analysis of actual forfeitures. Legacy FF will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on Legacy FF’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed.

●	Fair Value of Ordinary Stock. Because there is no public market for Legacy FF’s ordinary stock, Legacy FF’s Board of Directors has determined the fair value of Legacy FF’s ordinary stock at the time of the grant of stock options by considering a number of objective and subjective factors. The fair value of the underlying ordinary stock will be determined by Legacy FF’s Board of Directors until such time as Legacy FF’s ordinary stock commences trading on an established stock exchange or national market system. The fair value has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled “Valuation of Privately Held Company Equity Securities Issued as Compensation”. Legacy FF’s Board of Directors grants stock options with exercise prices equal to the fair value of Legacy FF’s ordinary stock on the date of grant. See section entitled “Fair Value of Ordinary Stock” for additional discussion of the valuation model and assumptions used to fair value Legacy FF’s ordinary stock.

For the information relating to Legacy FF’s stock options granted in the six months ended June 30, 2021, see Note 13. Stock-Based Compensation of Notes to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus.

In addition to the assumptions used in the Black-Scholes option-pricing model, Legacy FF also estimates a forfeiture rate to calculate its stock-based compensation expense for Legacy FF’s stock-based awards. The forfeiture rate is based on an analysis of actual forfeitures. Legacy FF will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on Legacy FF’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to our stock-based compensation expense recognized in Legacy FF’s consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment will be made that will result in an increase to Legacy FF’s stock-based compensation expense recognized in Legacy FF’s consolidated financial statements.

Fair Value of Ordinary Shares

Legacy FF is required to estimate the fair value of the ordinary shares underlying Legacy FF’s stock-based awards. The fair value of the ordinary shares underlying Legacy FF’s stock-based awards has been determined in each case by FF’s Board of Directors, with input from management and contemporaneous third-party valuation expert. Legacy FF believes that its Board of Directors has the relevant experience and expertise to determine the fair value of Legacy FF’s ordinary shares. Legacy FF’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for Legacy FF’s ordinary shares, the valuation of Legacy FF’s ordinary shares has been determined using a hybrid method, which incorporated a scenario-based method and an option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Legacy FF considered various objective and subjective factors to determine the fair value of Legacy FF’s ordinary shares as of each grant date, including:

●	Contemporaneous valuations performed by unrelated third-party experts;

●	The progress of Legacy FF’s research and development;

●	Legacy FF’s stage of development and commercialization and Legacy FF’s business strategy;

●	Industry information, such as external market conditions affecting the electric car industry and trends within the electric car industry;

●	Lack of marketability of Legacy FF’s ordinary stock;

●	Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of Legacy FF’s business;

●	Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of Legacy FF’s ordinary stock;

●	Forecasted cash flow projections for Legacy FF’s business;

●	Liquidity of stock-based awards involving securities in a private company; and

●	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of Legacy FF’s ordinary stock. If Legacy FF had used different assumptions or estimates, the fair value of Legacy FF’s ordinary stock and Legacy FF’s stock-based compensation expense could have been materially different.

Following the completion of the Business Combination in July 2021, Legacy FF started estimating the fair value of options based on the market price of our Class A Common Stock underlying the awards on the grant date.

During 2019 and 2020, Legacy FF’s estimated fair value of its Class A Ordinary Stock remained relatively consistent, fluctuating between $0.36 per share as of April 30, 2019 (“April 2019 valuation”), $0.346 per share as of March 31, 2020 (“March 2020 valuation”), before increasing, mostly as a result of the close of the Business Combination becoming more likely, to $0.391 per share as of January 20, 2021 (“January 2021 valuation”) and $1.123 per share as of April 20, 2021 (“April 2021 valuation”).

In order to estimate the fair value of Legacy FF’s Class A Ordinary Stock, Legacy FF utilized more than one valuation approach. The April 2019 valuation and March 2020 valuation were completed prior to the contemplation of the Business Combination as such, income and market approaches were utilized in estimating the fair value. The January 2021 valuation used a Hybrid Method, applying a probability-weighted expected return method (“PWERM”) to weight the indicated equity value determined under the option pricing model, income and market approaches for the scenario in which the Business Combination does not close, and the equity value implied by the planned Business Combination.

During 2019 and 2020, Legacy FF experienced financial hardship and was unable to satisfy its liabilities, including payables in vendor trust, notes payable, and related party notes payable. Further, given these financial hardships, FF was unable to successfully achieve its strategic plans, including completing its manufacturing facility in Hanford or generating revenues from the sale of FF 91, and therefore Legacy FF’s estimated fair value of Legacy FF Class A Ordinary Stock decreased slightly between 2019 and early 2020. Please refer to Key Factors Affecting Operating Results and Liquidity and Capital Resources within FF’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details on Legacy FF’s operations, capital resources, and going concern.

The increase in value between the March 2020, the January 2021 valuation and the April 2021 valuation was due to Legacy FF’s progress towards the Business Combination. During the latter half of 2020, Legacy FF started contemplating a SPAC merger and began taking the necessary steps to prepare for the Business Combination with PSAC. The necessary steps undertaken to prepare for the Business Combination included meeting with PSAC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent between PSAC and Legacy FF. As Legacy FF’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Legacy FF’s equity as of the January 2021 valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and PSAC’s shareholder vote. The April 2021 valuation took into consideration the signing of the Merger Agreement at January 27, 2021, the benefits expected as a result of amending the Merger Agreement on February 25, 2021, to increase the permitted amount of any additional bridge loan to $100 million, filing the Company’s Registration Statement on Form S-4 on April 5, 2021 and the appointment of the post-merger board of directors.

Fair Value Measurements and Fair Value of Related Party Notes Payable, Notes Payable

Fair value measurement applies to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

Level 2	Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The accounting guidance for financial instruments allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.

Legacy FF has elected the fair value option for certain related party notes payable and notes payable with embedded derivatives. The fair value of certain related party notes payable and notes payable was determined using a yield method, probability weighted for the likelihood of a liquidity event prior to maturity that would result in the conversion of the notes payable into ordinary stock. The probability of a liquidity event and the derived discount rate are assumptions used to estimate the fair value of Legacy FF’s notes payable carried at fair value.

Income Taxes

Legacy FF recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, management considers the weighting of all available positive and negative evidence, which includes, among other things, the nature, frequency and severity of current and cumulative taxable income or losses, future projections of profitability, and the duration of statutory carryforward periods.

Legacy FF recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in Legacy FF’s consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. Legacy FF recognizes interest and penalties accrued with respect to uncertain tax positions, if any, in its provision for income taxes in the consolidated statements of operations and comprehensive loss.

Recent Accounting Pronouncements

See Note 7. New Accounting Pronouncements of Notes to FF’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included elsewhere in this prospectus for a discussion about accounting pronouncements recently adopted and recently issued, but not yet adopted.

Quantitative and Qualitative Disclosures about Market Risk

FF is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact FF’s financial position due to adverse changes in financial market prices and rates. FF’s market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

FF’s related party notes payable and notes payable are fixed rate instruments and are not subject to fluctuations in interest rates. FF did not enter into investments for trading for speculative purposes. FF has not been exposed, nor anticipate being exposed to material risk due to changes in interest rates.

Foreign Currency Exchange Risk

FF’s reporting currency is the U.S. dollar. FF is exposed to foreign currency exchange risk through its Chinese subsidiaries that use the RMB as their functional currency. The assets and liabilities of each of FF’s subsidiaries are translated into U.S. dollars at exchange rates in effect at each balance sheet date and operations accounts are translated using the average exchange rate for the relevant period. Decreases in the relative value of the U.S. dollar to other currencies may negatively affect operating results as expressed in U.S. dollars. Foreign currency translation adjustments are accounted for as a component of Accumulated Other Comprehensive income (loss) within Stockholders’ Deficit. Gains or losses due to transactions in foreign currencies are included in Other Expense, net in the Consolidated Statements of Operations and Comprehensive Loss. FF has not hedged its foreign currency risk, although FF may choose to do so in the future. FF does not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on its operating results.

Credit Risk

FF is exposed to credit risk through its financial instruments, which consist of cash, notes receivable, and deposits. FF maintains its cash with major financial institutions. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 thousand per depositor per institution) and China Deposit Insurance Regulations limits (RMB 500 thousand per depositor per institution). FF believes the financial institutions that hold FF’s cash are financially sound and, accordingly, deem the credit risk low. FF is exposed to third party credit risk through its notes receivable balance. The credit risk on the note is mitigated by the borrower also being a lender to FF, and the amount due to the lender from FF is greater than the note receivable balance. FF is exposed to credit risk through payments of vendor deposits for tooling and equipment. FF closely monitors credit risk related to deposits held by vendor and has writes off any deposits determined to be unrecoverable.

As of June 30, 2021 and December 31, 2020, FF had cash and restricted cash of approximately $58.2 million and $1.8 million, respectively.

CONTROLS AND PROCEDURES

Internal Control Over Financial Reporting

FF’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation of FF’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended), FF’s Chief Executive Officer and Chief Financial Officer (its principal executive officer and principal financial and accounting officer, respectively) have concluded that FF’s disclosure controls and procedures were not effective as of June 30, 2021, due to the material weaknesses in our internal control over financial reporting. FF performed additional analysis as deemed necessary to ensure that FF’s financial statements were prepare in accordance with GAAP. Accordingly, management believes that the financial statements included in this quarterly report present fairly in all material respects FF’s financial position, results of operations, and cash flows for the periods presented.

Material Weaknesses in Internal Control over Financial Reporting

In connection with the preparation of FF’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in FF’s internal control over financial reporting that continue to exist. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

●

FF did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, FF lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record, and disclose accounting matters timely and accurately. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

●	FF did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting, due to growth in the business.

●	FF did not design and maintain effective controls for communicating and sharing information between the legal and accounting and finance departments. Specifically, the accounting and finance departments are not consistently provided the complete and adequate support, documentation, and information to record transactions within the financial statements timely, completely, and accurately.

These material weaknesses contributed to the following additional material weaknesses:

●

FF did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, FF did not design and maintain controls to timely identify and account for embedded derivatives related to convertible notes, impute interest on related party notes payable with interest rates below market rates, account for failed sale leaseback transactions, and account for warrant instruments.

●	FF did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including controls over account reconciliations and journal entries, including segregation of duties, assessing the reliability of reports and spreadsheets used in controls, and the timely identification and accounting for cut-off of expenditures.

●	FF did not design and maintain effective controls over information technology (IT) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored.

Remediation of Material Weaknesses in Internal Control Over Financial Reporting

Management is actively engaged and committed to taking the steps necessary to remediate the control deficiencies that constituted the material weaknesses. During 2021, we made the following enhancements to our internal control over financial reporting:

●	We added finance and accounting personnel to the organization to strengthen our finance and accounting teams. The additional personnel are expected to provide oversight, structure, reporting lines, and additional review over our disclosures; and

●

We implemented new policies, procedures, and an IT system relevant to the preparation of our financial statements to improve communication of key areas across the different departments at FF and to provide adequate structure, accountability, and segregation of duties;

Our remediation activities are continuing during 2021. In addition to the above actions, we expect to engage in additional activities, including, but not limited to:

●	Continuing to hire key finance and accounting personnel as we scale and until we have sufficient technical accounting resources, combined with engaging external consultants to provide support and to assist us in our evaluation of more complex applications of U.S. GAAP and to assist us with documenting and assessing our accounting policies and procedures;

●	Designing and implementing procedures to identify and evaluate changes in our business and the impact on our internal controls;

●	Designing and implementing formal processes, accounting policies, procedures, and controls supporting our financial close process, including creating standard balance sheet reconciliation templates and journal entry controls;

●

Continuing to implement additional IT systems relevant to the preparation of our financial statements and controls over financial reporting to improve communication of key areas across the different departments at FF and to provide adequate structure, accountability and segregation of duties; and

●	Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges and controls over batch jobs and data backups.

We continue to enhance corporate oversight over process-level controls and structures to ensure that there is appropriate assignment of authority, responsibility, and accountability to enable remediation of our material weaknesses.

While we have made progress, our material weaknesses will not be considered remediated until we complete the design and implementation of the enhanced controls, the controls operate for a sufficient period of time, and we have concluded, through testing, that these controls are effective. We believe that our remediation plan will be sufficient to remediate the identified material weakness and strengthen our internal control over financial reporting.

As management continues to evaluate and work to improve our internal control over financial reporting, we may determine that additional measures or modifications to the remediation plan are necessary.

BUSINESS

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to our subsidiaries in China, including FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd. as the “PRC Subsidiaries.” See Exhibit 21.1 to the registration statement of which this prospectus forms a part for a complete list of all our subsidiaries organized in China. The discussion of FF’s business and the electric vehicle industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to FF’s business and industry detailed elsewhere in this prospectus.

Company Overview

FF is a California-based global shared intelligent mobility ecosystem company founded in 2014 with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, the Company designs and engineers next-generation smart electric connected vehicles. FF intends to manufacture vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. The Company has additional engineering, sales, and operational capabilities in China and plans to develop its manufacturing capability in China through a joint venture or other arrangements. Since its founding, the Company has created major innovations in technology and products, and a user centered business model. These innovations are enabling FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Technology

FF’s technology innovations include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet, Autonomous Driving, and Intelligence (“I.A.I.”) system.

The VPA is a modular skateboard-like platform which can be sized to accommodate various motor and powertrain configurations, enabling fast and capital efficient product development for both the passenger and commercial vehicle segments. FF’s propulsion system includes industry-leading inverter design, battery pack gravimetric energy density and propulsion system gravimetric power density. The propulsion system provides a leading competitive edge in electric drivetrain performance and battery pack performance. FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over-the-air (“OTA”) updates, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build an advanced highly personalized user experience.

Since inception, FF has developed a differentiated portfolio of valuable intellectual property. As of December 31, 2020, the Company has filed approximately 880 patents globally and has been granted approximately 550 patents (with approximately 150 issued patents in the U.S., approximately 380 issued patents in China, and the remaining issued in other jurisdictions). Key patents include FF’s inverter assembly, fully submerged battery cells in liquid coolant, battery strings design, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor and keyless vehicle entry system. These key patents will expire in 2035 and 2036.

Products

FF’s B2C (business-to-consumer) passenger vehicle launch pipeline over the next five years includes FF 91 series, FF 81 series, and FF 71 series. FF’s passenger vehicle portfolio is designed to address different passenger vehicle segments. In addition to passenger vehicles, leveraging its VPA, FF plans to launch a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery opportunity. FF’s presence in the last mile delivery segment will enable the Company to leverage its technology and expand its total addressable market and avenues for growth.

Each of the three passenger vehicle series is planned in two different configurations. At the top end, the “Futurist” configurations will drive FF’s core brand values (design, superior driving experience, and personalized user experience) to the fullest. Offering multiple configurations allows FF to participate in a wide price range within each vehicle series.

FF intends to commercially launch FF 91 series within twelve months after the Closing. Please refer to “Risk Factors — FF’s vehicles are in development and its first vehicle may not be available for sale within twelve months after closing of the Business Combination, if at all” for a discussion on risks and uncertainties related to the expected launch. Toward that goal, FF has completed most of the vehicle development milestones, including 29 prototype and 13 pre-production assets. FF 91 series is designed to compete with Maybach, Bentley Bentayga, Lamborghini Urus, Ferrari Purosangue, Mercedes S-Class, Porsche Taycan, BMW 7-Series etc. In addition to the FF 91 series, FF has planned the following passenger vehicle offerings:

●	FF 81 series, FF’s second passenger vehicle, will be a premium mass market electric connected vehicle positioned to compete against Tesla Model S and Model X, Nio ES8, BMW 5-series, and similar vehicles.

●	FF 71 series, FF’s mass market passenger vehicle, will integrate connectivity and advanced technology into a smaller vehicle size and positioned to compete against Tesla Model 3 and Model Y, BMW 3-series, and similar vehicles.

Product Positioning

All FF passenger vehicles will share common brand DNA of:

●	modern design: styling and interior materials;

●	superior driving experience: leading power, performance and driving range; and

●	personalized user experience: space, comfort and internet experience.

The flagship FF 91 series will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series. With such brand DNA, FF products are expected to be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

Robust Hybrid Manufacturing Strategy

To implement a capital light business model, FF has adopted a hybrid global manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California and collaboration with Myoung Shin, a leading contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. The Company is exploring the possibility of additional manufacturing capacity in China through a joint venture or other arrangements.

As of the date hereof:

●	FFIE leased a 1.1 million square foot manufacturing facility in Hanford, California with an expected production capacity of approximately 10,000 vehicles per year;

●	FFIE entered into a memorandum of understanding with a contract manufacturing partner in South Korea for additional manufacturing capacity of up to 270,000 vehicles per year by 2025. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea; and

●	FF U.S., FF’s primary U.S. operating subsidiary, entered into a non-binding memorandum of understanding with a tier-1 municipal city and Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”) regarding, among other things, a potential joint venture in China and manufacturing vehicles through the joint venture. The joint venture remains subject to agreement by the parties on a joint venture agreement and the closing of the Private Placement.

Distribution Model

FF management anticipates making its first passenger vehicles available in the U.S., followed shortly by a rollout in China. Expansion to Europe is expected to begin in 2023. FF plans to utilize a direct sales model integrating online and offline sales channels to drive sales and user (including customers, drivers, passengers of FF vehicles) operations to continuously create value. FF’s offline sales are planned through FF’s self-owned stores as well as FF Partner-owned stores and showrooms. The self-owned stores are expected to help establish the FF brand, while the partner-owned stores and showrooms will enable expansion of the sales and distribution network without substantial capital investment by FF.

FF’s Competitive Strengths

FF’s products, technology, team and business model provide strong competitive differentiation:

FF’s proprietary VPA

FF’s proprietary VPA is a skateboard-like platform that incorporates the critical components of an electric vehicle, and can be sized to accommodate various motor and powertrain configurations. This flexible modular design supports a range of consumer and commercial vehicles and facilitates rapid development of multiple vehicle programs to reduce cost and time to market.

Superior product performance with industry-leading propulsion technology

FF’s propulsion system includes industry-leading inverter design, battery pack gravimetric energy density and propulsion system gravimetric power density. FF’s proprietary FF Echelon Inverter used in FF’s electric powertrain has the technological advantage driving a large amount of current in a small space using proprietary parallel Insulated Gate Bipolar Transistors (“IGBTs”). This achieves low inverter losses and high efficiency. The propulsion system has high torque accuracy with fast transient response. FF’s patented flooded cell technology enables the battery pack to possess leading gravimetric energy density. The electric motor drive units are fully integrated with the inverter, transmission and control unit to create industry-leading compact and efficient design. Propelled by an integrated FF designed powertrain system ideally suited for FF’s modular VPA, FF’s vehicles can achieve leading horsepower, efficiency, and acceleration performance.

Internet, Autonomous Driving, and Intelligence (“I.A.I”) Technology

FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, OTA updates, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build an advanced highly personalized user experience. The FF 91 series will feature a high-performance dual systems-on-a-chip (“SoC”) computing platform for in-vehicle infotainment, an NVIDIA based autonomous driving system, and a high-speed connectivity system capable of up to three simultaneous 4G/LTE carrier connections. Together, these systems deliver a highly intelligent voice-first user experience, and seamless cloud connectivity and a vehicle that is Level 3 highway autonomous driving ready.

FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform.

All FF vehicles use FF’s proprietary FFID unique identifier to deliver personalized content, apps and experiences. FFID provides a unique Faraday Future user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another.

Strong intellectual property portfolio

FF has significant capabilities in the areas of vehicle engineering, vehicle design and development, as well as software, internet, and AI. The Company has additionally developed a number of proprietary processes, systems and technologies across these areas. FF’s research and development efforts have resulted in a strong intellectual property portfolio across battery, powertrain, software, user interface design and user experience design (“UI/UX”), and advanced driver-assistance systems, among other areas. As an example, FF’s patented battery design submerges battery components in liquid coolant to improve battery safety, extend life and increase energy density. This modular battery design with independent battery strings facilitates production of a variety of vehicles and configurations. As of the date of the Merger Agreement, FF’s proprietary inverter design provides 42% more current than inverters in competitor electric vehicles, and creates one of the highest power-to-weight ratios in the industry. The patented keyless entry technology recognizes the user from a distance, opens (not only unlocks) doors and customizes the user’s seating area using facial-recognition-prompted download of FFID. Patented autonomous driving technology can be used to find empty space in a parking lot and autonomously park using cameras, radars, LIDARs (Light Detection and Ranging), ultrasound and an inertial measurement unit (“IMU”). FF believes its strong intellectual property portfolio will allow continued differentiation from its competitors and shorten time to market for future products.

Visionary management with a strong record of success

FF is led by a visionary management team with a unique combination of extensive automotive and internet experience. FF’s Global CEO, Dr. Carsten Breitfeld, is a seasoned automotive industry veteran with over 20 years of leadership experience at BMW. Dr. Breitfeld was previously in charge of several innovative vehicle projects at BMW, including the i8 Vehicle Program which gave birth to the i8 luxury plug-in hybrid model. Dr. Breitfeld also served as Founder, Chairman and Chief Executive Officer of BYTON, a Chinese electric vehicle startup with operations in multiple countries. FF’s Founder and Chief Product and User Ecosystem Officer, YT Jia, oversees activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation. YT Jia founded Leshi Information Technology Co., ltd., a video streaming website in 2004. He also founded Le Holdings Co. Ltd. (“LeEco”), an internet ecosystem and technology company with businesses including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. FF’s other management team members have significant product, industry and leadership experience in areas such as vehicle engineering, battery, powertrain, software, internet, AI, and consumer electronics.

Speed to market with the ability to launch commercial production within 12 months after the Business Combination

FF has achieved major commercial milestones to bring its FF 91 model to the market. Unlike many competitors, FF has the advantage of speed to market as it is positioned to launch a production try-out in 9 months and commercial production of FF 91 series within 12 months after the Business Combination. Please refer to “Risk Factors — FF’s vehicles are in development and its first vehicle may not be available for sale within twelve months after closing of the Business Combination, if at all” for a discussion on risks and uncertainties related to the expected launch. FF has completed 29 prototypes and 13 pre-production assets and has completed most of the vehicle development hurdles including feasibility, concept and development phases. As of the date hereof, 96% of the key components for FF 91 have been sourced, 91% production tooling is complete and 75% of production equipment is complete.

Electric Vehicle Industry Overview and Market Opportunity

The electric vehicle industry is poised for explosive growth. Based on the Electric Vehicle Outlook 2020 report, a long-term forecast published in May 2020 by Bloomberg New Energy Finance (“BNEF Report”), passenger electric vehicle sales in the U.S., Europe and China would grow to a total of approximately 7.7 million vehicles in 2025, from 1.6 million vehicles in 2020, and then grow to approximately 22.5 million vehicles by 2030, representing approximately 37% of all vehicle sales within these regions in 2030.

Driven by China’s new energy vehicle (“NEV”) credit and European CO2 regulations as well as city policies restricting new internal combustion engine (“ICE”) vehicle sales, electric vehicle sales in China and Europe combined will represent 72% of all passenger electric vehicle sales in 2030, according to the BNEF Report. In addition, since many U.S. households have the infrastructure to install home charging, they are ideal adopters of electric vehicles. According to the BNEF Report, by 2040, over half of all new passenger vehicles sold will be electric, with markets in China and parts of Europe achieving a much higher penetration. For commercial electric vehicles, demand for electric small vans, and trucks are expected to rise more than 50% by 2040, with the U. S., Europe, and China markets expanding even faster, according to BNEF Report. In addition, the report notes that light-duty commercial vehicles will see the greatest surge in demand for electric drivetrains among all commercial vehicles. FF believes its U.S. and China dual-home market strategy, as well as its innovative DNA, strong technology portfolio and emphasis on design, driving experience and personalized user experience will position it well in the passenger electric vehicle segments in these markets. By leveraging the scalable design and modularity of FF’s variable platform architecture, FF is well-positioned to capitalize on growing demands for light, commercial electric vehicles. Additionally, FF’s robust vehicle engineering capabilities and extensive portfolio of technologies offer significant future licensing and strategic partnership opportunities.

Key Drivers for Electric Vehicle Market Growth

Several important factors are contributing to the popularity of electric vehicles, in both the passenger electric vehicle and light-duty commercial vehicle segments. FF believes the following factors will continue to drive growth in these markets:

Increasing Environmental Awareness and Tightening Emission Regulations

Environmental concerns have resulted in tightening emission regulations globally, and there is a broad consensus that further emission reductions will require increased electrification in the automotive industry. The cost of regulatory compliance for ICE powertrains is rising sharply due to the natural limitations of traditional ICE technologies. In response, global original equipment manufacturers (“OEMs”) are aggressively shifting their strategies toward electric vehicles. At the same time, consumers are more concerned about the impact of goods they purchase, both on their personal health and the environment. As consumer awareness increases, zero emission transportation has become a popular and widely advocated urban lifestyle which has accelerated further development in the electric vehicle market. Consumer pressure can also be seen in the commercial electric vehicle market. Being encouraged by their customers to reduce their carbon footprints, retailers, logistics companies and other corporations are highly incentivized to transition their existing fleets or new vehicle purchases toward electric vehicles.

Decreasing Battery and Electric Vehicle Ownership Costs

Battery and battery-related costs represent the most expensive components of an electric vehicle, according to the BNEF Report. The falling price of lithium-ion batteries is the most important factor affecting electric vehicle penetration in the future. Additionally, the average battery energy density is expected to increase with continuous improvements in battery chemistries, improved materials, advanced engineering and manufacturing efficiencies. With improvements in battery technology and economies of scale, battery production costs (translated to electric vehicle ownership costs) should continue to decrease. The BNEF Report states that the average lithium-ion battery price has fallen by 87% from 2010 to 2019 to $156/kWh. They project the cost of lithium-ion batteries will fall as low as $61/kWh by 2030. According to the BNEF Report, price parity between electric vehicles and ICE is expected to be reached by the mid-2020s in most vehicle segments, subject to variation between geographies.

Strong Regulatory Push

An increasing number of countries are encouraging the adoption of electric vehicles or a shift away from fossil-fuel-powered vehicles. For example, in the U.S., both states and municipalities have begun to roll out legislation banning combustion engines, with California mandating that every new passenger car and truck sold to be zero-emission by 2035, and every new medium and heavy-duty truck sold be zero-emission by 2045. Fifteen additional U.S. states and Washington, D.C. have announced they intend to follow California’s lead in transitioning all sales of heavy-duty trucks, vans and buses to zero-emission, with potentially more to follow in coming years. In China, the focused regulatory push has been one of the strongest drivers of NEV penetration. In recent years, the Chinese government implemented a series of favorable policies encouraging the purchase of electric vehicles and construction of electric vehicle charging infrastructure. Since 2015, the Chinese regulatory authorities have provided subsidies to purchasers of electric vehicles. Although previous purchase subsidies were reduced in China by approximately half in 2019, the Chinese government has continued to provide subsidies for charging infrastructure construction. Since 2016, the Chinese central finance department has been incentivizing certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Europe, UK, Denmark, Iceland, Ireland, the Netherlands, Slovenia and Sweden have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs toward electrification, creating a strong need for a modular, flexible and cost-efficient electric vehicle solution, which will increase competition in the alternative energy vehicle industry.

Growth of Electric “Shared Mobility”

According to the BNEF Report, despite the drop in 2020 due to COVID-19, the global shared mobility fleet (i.e., ride-hailing and car-sharing) is expected to represent 16% of the total kilometers traveled by passenger vehicles by 2040, up from less than 5% in 2019. Bloomberg data also predicted that due to electric vehicles’ lower operating costs, they are anticipated to account for over 80% of shared mobility vehicles by 2040, representing a dramatic increase from its current penetration of 1.8%. At the same time, as vehicle consumers move to rely upon shared mobility fleets, and view ride-hailing and car-sharing as a service, such trends may partially offset passenger vehicle demand growth.

Corporate History and Milestones

FF U.S., the Company’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. In July 2014, LeSee Automotive (Beijing) Co., Ltd. (“LeSee Beijing”), the Company’s primary Chinese operating entity, was formed in China.

To facilitate global investment of FF’s business and operations in different jurisdictions, FF established a Cayman Islands holding company structure for the entities within the group. As part of these efforts, Smart Technology Holdings Ltd. (formerly known as FF Global Holdings Ltd.) was incorporated on May 23, 2014 in the Cayman Islands, which directly or indirectly owned and/or controlled 100% of the shareholding of all operating subsidiaries in the group. In March 2017, FF established FF Automotive (China) Co., Ltd., as a Chinese wholly-foreign-owned entity (“WFOE”). As part of a broader corporate reorganization, and to facilitate third-party investment, FF incorporated its top-level holding company, FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Ltd.), in the Cayman Islands in November 2017, as the parent company of Smart Technology Holdings Ltd. To enable effective control over FF’s Chinese operating entity and its subsidiaries without direct equity ownership, in November 2017, the WFOE entered into a series of contractual arrangements (“VIE contractual arrangements”) with LeSee Beijing and LeSee Zhile Technology Co., Ltd., which previously held 100% of LeSee Beijing. The VIE contractual arrangement enabled FF to exercise effective control over LeSee Beijing and its subsidiaries, to receive substantially all of the economic benefits of such entities, and to have an exclusive option to purchase all or part of the equity interests in LeSee Beijing. The VIE contractual arrangements were adjusted in the past three years, and were terminated on August 5, 2020. LeSee Beijing is currently owned 99% by the WFOE.

The organizational chart below shows FFIE’s operating subsidiaries2 as of the date hereof:

[2]	Excludes subsidiaries with immaterial operations.

Milestones

Significant milestones in FF’s historical development and commercialization of FF’s electric vehicles include the following:

●	In 2015, FF completed its first test mule car, and a fully developed electric vehicle Beta prototype was completed in August 2016.

●	In January 2016, FF debuted the FF Zero 1 at the 2016 Consumer Electronics Show (CES) and obtained a U.S. patent for FF’s proprietary power inverter, the “FF Echelon Inverter.” In November 2016, FF obtained an autonomous vehicle testing permit issued by the State of California, which allowed FF to test self-driving vehicles on public roads with the presence of a safety driver.

●	In January 2017, FF revealed FF 91, its luxury electric crossover vehicle, at CES 2017. FF 91’s beta prototype set the fastest production-electric vehicle record at the Pikes Peak International Hill Climb in 2017, with a time of 11 minutes and 25.083 seconds.

●	In November 2017, FF entered into agreements with its Series A investor in connection with its Series A financing and received gross proceeds of $800.0 million through June 2018.

●	In August 2018, FF completed its first pre-production build of FF 91 in its Hanford, California manufacturing facility. FF also began designing the FF 81 project in January 2018.

●

In September 2020, FF U.S., FF’s primary U.S. operating subsidiary, entered into a non-binding memorandum of understanding with a large city in China where FF plans to build its China headquarters and research and development center in China. Pursuant to the non-binding proposal, FF intends to form a joint venture in the city and expects that the city will provide certain support to the joint venture.

●

In January 2021, Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited. entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. pursuant to which Geely Holding agreed to explore the possibility of joint investment in the technology licensing, contract manufacturing and joint venture with FF and the city, as well as to pursue the possibility of further business cooperation with the joint venture. The joint venture remains subject to agreement by the parties on a joint venture agreement and the closing of the Private Placement. FF believes the strategic partnership among the city, Geely Holding and FF, if successfully entered into, will benefit the implementation of FF’s dual-home market strategy in China.

Partnership Program

In order to ensure the sustainability of the Company’s mission, vision and values, FF established a partnership program (the “Partnership Program”) through FF Global Partners LLC (“FF Global”) in July 2019. FF Global controls Pacific Technology Holding LLC, which indirectly holds 19.1% of FF’s share capital on a fully-diluted basis as of the date hereof. The members and managers of FF Global are treated as “partners” or “preparatory partners” from FF’s internal governance perspective. FF Global is managed by its board of managers which also functions as its executive committee, which currently consists of eight managers — YT Jia, Matthias Aydt, Jiawei Wang, Tin Mok, Prashant Gulati, Chaoying Deng, Philip Bethell and Dr. Carsten Breitfeld. A majority of the board of managers of FF Global (excluding Dr. Carsten Breitfeld, who does not yet have voting rights because he has not met the tenure eligibility requirement, and once he satisfies the tenure requirement in September 2022, subject to election by the partners of FF Global, he will become a voting manager) is required to approve any actions of FF Global, including actions relating to the voting and disposition of shares of FF held by FF Top and indirectly owned by FF Global. The committee has adopted policies to address the nomination and election of partners and managers of FF Global. These policies specify certain minimum requirements to be eligible for such positions, including minimum tenure as an employee of FF, business-related performance and behavior-related performance in connection with corporate cultural values during the tenure as an employee of FF, minimum tenure as a partner or preparatory partner, and payment of a portion of the capital contributions to FF Global. FF Global elects those members of FF management and FF employees who share the same mission and vision, demonstrate partnership spirits, and have made significant contributions to become partners or preparatory partners of FF Global, and issues corresponding equity incentives to them. The managers, except for the managing partner, are nominated by the partners of FF Global from the existing partners that satisfy certain qualifications and elected by all partners by plurality voting according to the policy and procedures adopted by the committee. Each partner has one vote in the process and the preparatory partners have no voting rights but each can attend the meetings of the partners.

The Partnership Program is a very important measure to attract and retain talent of FF. FF believes that the Partnership Program will set a solid foundation for an advanced corporate governance structure and will facilitate attracting, retaining and nurturing global talent across industries. The program aims to embody the vision of a large group of management team and employees and foster the spirit of partnership. The peer nature of the partnership enables the Company’s executives and some key employees to work together without bureaucracy. FF Global has 22 partners and 6 preparatory partners as of the date hereof. The Partnership Program is dynamic and enables admission of new partners and preparatory partners each year. The number of partners and preparatory partners may also change due to the retirement of partners or the departure of partners for other reasons.

The Partnership Program continues to exist post-Business Combination. FF Global intends to amend its governance documents to, among other things, clarify the parties’ intention in terms of the allocation of income and loss and any distributions to the members of FF Global. Such amendment will include reclassifying each existing unit of FF Global into a capital unit and a profits unit and forming a new limited liability company to be wholly-owned by FF Global that will in turn hold approximately 58.5% of the equity interest in Pacific Technology Holding LLC.

FF Technology

Variable Platform Architecture

FF believes one of its core technology competencies is its proprietary Variable Platform Architecture (VPA). FF’s VPA is a flexible and adaptable skateboard-like platform featuring a monocoque vehicle structure with integrated chassis and body. The platform directly houses the critical components of an electric vehicle, including all-wheel steering, suspension system, brakes, wheels, electric propulsion system, electronic control units and high voltage battery, among others. Each of these component systems has been engineered in-house or integrated into the FF vehicles with a view to strive for optimizing performance, efficient packaging, and functional integration.

As an integrated structure, the skateboard-like platform can be shortened or lengthened to allow various wheelbases and battery pack sizes along with other options to fit into the platform. It is designed to accommodate up to three motors and support single or dual rear motors and a single front motor. VPA can be configured in front-wheel-drive (“FWD”), rear-wheel-drive (“RWD”) or all-wheel-drive (“AWD”) configurations. The platform enables scalable vehicle design and improves manufacturing flexibility as well as capital efficiency and allows continuous improvement across product generations. It is also designed to reduce development time for future models leveraging the platform, as most of research and development and a significant portion of the crash structure is integrated into the platform and enables 5 star and equivalent safety ratings. The modular design of the VPA is adaptable to support a wide range of FF vehicles for both consumer and commercial vehicle markets.

Propulsion Technology

FF has designed an integrated set of powertrain systems ideally suited for FF’s modular VPA. FF’s proprietary and patented designed electric powertrain provides a leading competitive edge in horsepower, efficiency, and acceleration performance. It features an integrated drive system with the industry’s highest gravimetric power density.

Battery Pack and Battery Management System

FF designed its battery packs to achieve high gravimetric energy density and fast charging capability while maintaining safety, reliability, and long life. FF’s proprietary technology includes systems for high-density energy storage, battery pack cooling, safety, modularity, efficiency and electronics management. FF’s patented “string” battery design and integration results in the industry’s largest battery pack gravimetric energy density of 187 Wh/kg dry (without coolant). Each string includes 6 battery modules and each module can be adapted to create 900 volt strings. Together with the VPA, the string battery design enables various wheelbases variable range. The advanced cooling system in the battery pack that consists of FF’s patented cell submersion technology can improve battery safety, extend battery life and increase energy density. Leveraging this advanced cooling system, FF’s battery pack is designed to support charge rates of 200kW for all vehicles. FF 91 will be able to reach an 80% charge from 20% in approximately 25 minutes. FF’s proprietary laser welding process allows welding of multiple cells simultaneously, which is designed to reduce cycle time and manufacturing costs. FF laser weld design and technology has 50% less pack welds compared to a wire bonded approach. All components, architecture, and battery management systems are designed and will be assembled either in-house in FF’s Hanford, California manufacturing facility or other contract manufacturing facilities through contract manufacturing partner or joint venture.

FF Echelon Inverter

The inverter in FF’s electric vehicle powertrain governs the flow of high-voltage electrical current throughout the vehicle and serves to power the electric motor, generating torque while driving and delivering energy into the battery pack while braking. The inverter converts direct current from the battery pack into alternating current to drive the permanent magnet motors and provides “regenerative braking” functionality, which captures energy from braking to charge the battery pack. The primary technological advantages of FF’s designs include the ability to drive large amounts of current in a small, physical package with high efficiency and low cost (low inverter losses to provide 98% of inverter efficiency) utilizing patented parallel IGBT technology and can achieve high torque accuracy with fast transient response. The inverter can achieve high reliability due to tab bonds in the high current path. The monitoring system is integrated into the inverter to provide enhanced safety. The patented FF Echelon Inverter is designed to have high power in a compact light weight package with high reliability and durability and can support multiple motor configurations.

Integrated Electric Motor Drive Units

FF has internally designed, and will assemble, its electric motor drive units (including gearbox) either in-house in its Hanford, California manufacturing facility or other manufacturing facilities through contract manufacturing partner or joint venture. The electric drive units are fully integrated with the inverter, transmission, and control unit to create a compact and efficient design. The FF designed drive units have low noise and vibration that can greatly improve driving experience. Depending on the power requirements of each model, the motors can be utilized individually or in two or three motor configurations. The combination of high-power and high-torque is expected to provide users with powerful driving force. The FF 91 Futurist, equipped with three integrated electric drive units (each is designed to deliver up to 350 horsepower), is expected to deliver 1,050 horsepower and 12,510 Newton meters (“Nm”) of torque. FF believes its electric drive unit design is ahead of most of its competitors in terms of performance because of its proprietary, advanced packaging, stator-rotor design, unique inverter layout and superior power density.

Internet, Autonomous Driving, and Intelligence (“I.A.I”)

FF utilizes an industry-leading automotive grade dual-chip computing system running the Android Automotive operating system. FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform. FF’s vehicles are designed with software OTA capabilities, which allow software and applications in the vehicle to be updated and upgraded wirelessly to deliver continuous enhancements. The vehicle will be connected to FF’s information cloud at all times. When there is a firmware or software update available, FF’s cloud will push an update message to the vehicle to notify the driver to schedule an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and launched, including updates for firmware, operating systems, middleware, and applications. FF’s patented Future OS operating system allows multiple users to login through FF 91, preparing user’s preferences per their cloud based FFID profiles.

For autonomous driving, FF’s Level 3 autonomous driving-ready system will deliver multiple ADAS features through a combination of FF’s own as well as industry partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

FF’s Artificial Intelligence system can actively learn preferences, habits, entertainment, and navigation routines of a user, and associates them with the user’s unique FFID (Faraday Future proprietary user ID). FFID provides a unique Faraday Future user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another. The seamless design and interface of the in-vehicle infotainment system planned in the FF vehicles will offer multiple HMI options and facilitate a personalized user experience for each seat in the vehicle. The enhanced user experience platform powered by

Android enables seamless access to third party applications. FF’s patented Intelligent Aggregation Engine can pull content from multiple video applications and displays content in a single area, removing the need to access multiple applications. The Intelligent Recommendation Engine that may be integrated in certain FF series learns each passenger or driver’s digital media preferences across multiple video applications and provide personalized recommendations. The User Recognition function is embedded in each seat through facial or voice recognition, to deliver a suite of personalized content and preferences.

Electrical/ Electronic (“E/E”) Architecture

FF plans to design the first generation of FF vehicle series (FF 91 and FF 81) to adopt a domain-centralized E/E architecture, which enables architecture flexibility and maximizes performance efficiency while meaningfully reducing the overall system complexity and weight. The domain-centralized E/E architecture will consolidate the domain functions across five core high-performance domain control units (“DCU”) that manage, compute, and process controls for propulsion, chassis, self-driving, body and IoV (Internet over Vehicle – connected infotainment system). The E/E architecture of FF’s variable platform architecture is designed with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomous systems as they evolve. All of FF’s DCUs will support OTA updates and data collection.

FF Products

FF has developed an extensive portfolio of proprietary technologies that will be embedded and integrated in FF vehicles. FF’s B2C passenger vehicle launch pipeline over the next five years includes FF 91 series, FF 81 series and FF 71 series. In addition to passenger vehicles, leveraging its VPA, FF plans to launch a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery opportunity.

Passenger Vehicles

Each of the three passenger vehicle series is planned in two different configurations. All passenger vehicles will share common brand DNA of:

●	modern design: styling and interior materials;

●	superior driving experience: leading power, performance, and driving range; and

●	personalized user experience: space, comfort, and internet experience.

The flagship FF 91 series will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series. At the top end, the Futurist configurations of each of these series will be designed to push the core brand values to the maximum. With this brand DNA, FF products are expected to be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

FF 91

With a wheelbase of 3,200 mm, FF 91, FF’s flagship vehicle, is designed to be a high-performance luxury electric vehicle in the E-segment/Executive/Full-Size or F-segment/Full-size luxury vehicle segment. FF has completed 29 prototypes and 13 pre-production assets for validation and testing. FF aims to launch FF 91 within twelve months after the closing of the Business Combination. Please refer to “Risk Factors — FF’s vehicles are in development and its first vehicle may not be available for sale within twelve months after closing of the Business Combination, if at all” for a discussion on risks and uncertainties related to the expected launch.

FF believes that FF 91 represents a bold new breed of electric mobility that combines high performance, precise handling, the comfort of a luxury passenger vehicle, and a unique collection of intelligent internet features. It leverages FF’s proprietary VPA, which is a skateboard-like platform structure designed and engineered in-house. This integrated platform provides measurable improvements in overall vehicle structural performance, safety, and handling. FF 91 features a multi-motor configuration and an all-wheel drive system. With three electric motors (one in the front and two in the rear), the top configuration (FF 91 Futurist) is designed to produce 850 to 1,050 horsepower and 12,510 Nm of torque to all four wheels. This enables FF 91 Futurist to have torque vectoring in the rear for enhanced vehicle dynamics and stability in addition to rear wheel steering and acceleration from zero to 60 mph in less than 2.40 seconds (with variances depending on selected motor configuration). Its all-wheel drive system offers greater traction control as well as precise power distribution. This technology delivers superior acceleration and safety. It leverages rear-wheel steering for agile cornering, allowing drivers to confidently execute maneuvers, which significantly improves vehicle handling in emergency situations.

The variable platform architecture for FF 91 series houses strings of lithium ion and floor-mounted batteries, as well as FF’s proprietary inverter, the FF Echelon Inverter, and integrated electric motor drive units. With the 130-kWh battery system (including 6 strings per battery pack), FF 91 can achieve an estimated driving range of up to 378 miles on the EPA cycle and over 700 kilometers on the NEDC cycle. FF 91 can charge at up to a 200kW rate. FF plans to provide charging solutions in FF’s self-owned stores and FF Partner-owned stores and showrooms.

FF 91 aims to deliver a first-class user experience that emphasizes personalization and comfort for all users of the vehicle, including the driver and passengers. In terms of driver comfort, there are six driver-specific screens including an ultra-large heads-up display and slim instrument cluster. The center information display supports on-screen gesturing with swipe of fingers. The reconfigurable 3D touch steering wheel can allow further user configurability. FF 91 is a connected device that has a voice-first user interface as well as an open ecosystem for third-party applications, and offers an immersive audio, video, and media experience. There are over 100 inches of high-resolution viewing area across 11 displays embedded in the vehicle. These include industry’s first 17-inch front passenger screen and industry-leading 27-inch rear passenger display, allowing passengers to stream their favorite movies, TV shows and live sports while FF 91 is in motion without driver distraction. The voice-first foundation enables multiple natural commands at once, facilitating the areas of comfort (including air conditioning, seat positions and doors), productivity (including text, email and phone calls), entertainment (including media playlists and content search) and destination reaching (including refined search and navigation). The connectivity is powered by “Super Mobile AP”, which consists of up to three modems to realize aggregated high internet speed and great coverage by multi-carriers for high-throughput and continuous coverage. The Artificial Intelligence system and use of FFID (automatically loaded through facial recognition in each seat) carry the personalized user experience from seat-to-seat and vehicle-to-vehicle. The front and rear passengers will have individual sound zones, which allow passengers in the front and passengers in the rear to listen to their separate audio content with minimal sound interference. The luxury interior design of FF 91 Futurist also features “zero gravity” seats in the rear row (with industry leading 48.9 inches rear leg room and 60-degree recline). The vehicle also offers a spa mode with personalized seat position, ventilation, massage settings, light animations, and ambient sound.

For autonomous driving, FF 91 will have up to 12 cameras, up to 5 radar sensors, LIDAR, and 12 ultrasound sensors with full 360-degree sensor coverage to allow the FF 91 to steer autonomously once the autonomous driving software solution is validated and released. FF’s autonomous driving system will deliver several highway autonomy & parking features, and through continuous learning over time, will enable Autonomous Valet Parking (“AVP”) — where the vehicle can autonomously navigate a parking lot, find a parking space and park itself. Eventually, the adaptive learning could allow the driver to use an application to park and summon the vehicle after the driver has exited the vehicle.

FF 91 will feature an SAE Level 3 capable autonomous driving system that will deliver multiple ADAS features through a combination of FF’s own as well as partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

FF 91 Futurist has a target starting price of $180,000.

FF 81

FF 81 series is FF’s planned second vehicle model and is aimed at the premium mass market in the D-segment or E-segment (with a wheelbase of 3,000 mm). FF has completed the design of FF 81 and has conducted the second virtual assessment loop for the FF 81 design and engineering. FF 81 is now in the engineering stage and is expected to start pre-series production around 18 months after the launch of the FF 91. FF 81 is designed on FF’s proprietary VPA enabling up to 60% carry-over of common parts from FF 91. In addition, parts developed for the FF 81 can be carried back to FF 91 series. The large number of common parts shared across vehicle models creates economics of scale and reduces costs.

FF 81 aims to deliver a premium user experience that emphasizes personalization. FF 81 is planned with high-performance computing and next generation connectivity with a voice-first user interface and open ecosystem for third-party applications. It also has integrated, autonomous driving features and the pertinent hardware capability, including cameras, radars, ultrasound sensors and optional LIDAR(s).

FF 81 Futurist has a target starting price of $95,000.

FF 71

FF’s third planned passenger vehicle, FF 71 series, is expected to be a connected electric vehicle with a more compact size aiming at the mass market in the C-segment or D-segment (with a wheelbase of 2,850 mm). FF 71 will be designed to integrate full connectivity and advanced technology into a smaller vehicle size. As FF is currently focusing on the development of FF 91 and FF 81, the Company does not expect to start design and development of FF 71 until 2022 and plans to launch FF 71 Futurist configuration in the first quarter of 2025, assuming that sufficient funding is secured in a timely manner.

FF 71 Futurist has a target starting price of $65,000.

Commercial Vehicles

Smart Last Mile Delivery (“SLMD”)

FF plans to provide purpose-built Smart Last Mile Delivery vehicles by leveraging its proprietary VPA and technical solutions developed for FF’s passenger vehicles. Using the modularity and commonality of the VPA enables specifically tailored SLMD configurations to meet the exact customer needs, whether for fleet provider or last mile delivery divisions, while reducing development time and costs. There will be three sizes of configurations, all of which are built on the VPA platform.

FF’s last-mile delivery vehicles are expected to be designed to have the following features:

●	Customizable cargo van capacity of up to 500 cubic feet;

●	Flexible range options from 110 miles to 330 miles;

●	High cargo efficiency: 25.6 cubic feet/ft length;

●	6.5 feet standing clearance with roll-up rear door for convenience; and

●	Estimated charging from 20% to 80% within 25 minutes.

Several other advantages to utilizing FF’s VPA include a floor mounted battery pack for low center of gravity, low floor enabled by VPA that allows easy ingress, an all-wheel-drive option and rear steering for enhanced maneuverability.

Additionally, FF’s technical solutions for advanced connectivity and user experience enable an easy integration of the SLMD as another device in the logistics system. Such features will include:

●	Advanced connectivity and telematics for next-gen fleet management;

●	OTA upgrade capability;

●	Third party application integration on touch screen display;

●	Surround view cameras for improved visibility;

●	Equipped with Level 3 ready autonomy and ready-for-future capabilities; and

●	SLMD’s adaptive modular build enables additional use cases (utilities, tradesmen, and others) with minimal additional time or investment.

Manufacturing Strategy

FF plans to manufacture FF 91 series vehicles in its manufacturing facility in Hanford, California with an annual capacity of 10,000 vehicles. In particular, once the Hanford, California manufacturing facility is fully refurbished and built out, FF intends to manufacture core electrification components that are critical to the production of FF 91, including the inverter, electric motor, battery modules, and complete battery packs at this facility. In addition to these components, FF will conduct operations similar to traditional vehicle manufacturing facilities such as body assembly, paint operations, final vehicle assembly, and end-of-line testing for FF 91 in the Hanford manufacturing facility. FF intends for its vehicle engineering and manufacturing teams to work alongside one another to streamline the feedback loop for rapid product enhancements and quality improvement and will extensively utilize virtual manufacturing simulation methods to validate operations and improve the manufacturing processes.

For additional capacity for production of FF 91 (i.e., exceeding 10,000 vehicles annually), FF can expand production operations in Hanford or leverage its contract manufacturing partner in South Korea as needed. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. For FF 81, FF plans to outsource direct vehicle production to its contract manufacturing partner in South Korea, as FF believes outsourcing could reduce capital investment and accelerate its go-to-market strategy for launching FF 81, while benefiting from the flexibility to scale volume to match demand level. FF may outsource the production of FF 71 to its contract manufacture partner in South Korea or a manufacturing joint venture in China. These plans align with FF’s asset-light, flexible manufacturing strategy. For more information about FF’s manufacturing facility, see the discussion below under the heading “Facilities.” For more information about FF’s memorandum of understanding for contract manufacturing in South Korea, see the discussion below under the heading “Key Agreements and Partnerships.”

Sales, Delivery, and Servicing of Vehicle

As of the date hereof, FF has not yet sold any electric vehicles. FF plans to adopt a direct sales model that utilizes a mix of online and offline presence to drive sales. FF’s offline sales network will consist of FF’s self-owned stores and FF Partner-owned stores and showrooms. The self-owned stores are expected to establish FF brand awareness, while the FF Partner-owned stores and showrooms are expected to expand the sales and distribution network without substantial capital investment by FF.

FF plans to establish stores and showrooms in certain key markets, which may include Los Angeles, San Francisco, New York, Miami, Beijing, Shanghai, Guangzhou, Shenzhen, London, Paris, and Oslo, among other cities. These locations will operate as experiential showrooms for FF’s electric vehicle models and will provide sales, aftersales, and charging services. The FF Partner-owned stores and showrooms will support FF’s online-to-offline sales model, vehicle delivery, charging service and other user operations. To support its expansion plan via FF Partner-owned stores and showrooms, FF has already signed memoranda of understanding with automotive retail groups such as Jolta in the U.S., and Harmony Auto, Topyoung, Huachi Fuwei, and Haipai in China.

All purchase transactions will be processed online through FF’s website or mobile apps, while FF Partners will support the process (including demonstration drives and providing vehicle information) and receive compensation for sales based on sales territory and/or services performed. Users accessing FF.com can directly purchase the vehicle online and can choose their closest FF store or FF Partner-owned store and showroom for support. Customers going to a FF Partner-owned store will be supported by staff and directed to FF.com for purchasing. FF believes that once the reputation of FF’s vehicles has been established and users are familiar with FF vehicles, an increasing share of the vehicle sales process is likely to be completed fully online. This will further free up offline capacity and potentially increase productivity for FF’s Partner-owned stores. As FF will oversee delivery of the vehicles, both FF stores and FF Partner-owned stores and showrooms will be able to run their operations with lower on-site inventory, keeping them asset light.

The FF Partner-owned stores and showrooms will be the prioritized network for servicing FF’s vehicles, which may include repair, maintenance, and bodywork services. FF will also contract with select third-party service centers to ensure coverage and will deploy mobile service vans based on user demand. To quickly ramp up its service capabilities, FF U.S., FF’s primary U.S. operating subsidiary, has signed a memorandum of understanding with Formel D, a global provider of “After Sales as a Service”. Additionally, FF users can benefit from FF’s connected remote service platform that can address a majority of service issues, perform remote diagnosis and OTA updates, perform artificial intelligence and predictive maintenance, and will be able to offer real-time service and repair status update to vehicle users.

FF Suppliers

FF U.S. has partnered with tier-1 reputable, international suppliers in North America, Europe, and Asia. These include: Bosch, which provides FF’s passive safety systems, and key components for brakes and ADAS systems; ThyssenKrupp Presta for steering system; MS Autotech for body parts, Novelis for flat-rolled aluminum, Velodyne for LIDAR, Truly for camera modules, Mayco and Tesca for interior and seat system, JJE for E-motor and gearbox, and Joyson for airbags and seatbelts systems. FF U.S. has selected and on-boarded suppliers for all critical parts for FF 91 (approximately 96% of the key components as of the date hereof). Although FF U.S. has not approved secondary sources for key components of FF 91, it has identified possible secondary suppliers for all key components. FF aims to obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies and services from suppliers which FF believes to be reputable and reliable.

To expand the capacity for production of FF 91 beyond FF’s Hanford plant, FF U.S. entered into a memorandum of understanding to secure additional capacity for painted bodies through its contract manufacturing partner in South Korea. FF U.S. also signed an agreement with the contract manufacturer in South Korea to reserve manufacturing capacity for the FF 81 in the same plant. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. FF aims to obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies and services from suppliers which FF believes to be reputable and reliable.

Intellectual Property

FF has significant capabilities in the areas of vehicle engineering, development and design, and has developed a number of proprietary systems and technologies. As of December 31, 2020, FF has filed approximately 880 patent applications with approximately 550 patents issued worldwide, including approximately 150 issued in the U.S. and approximately 380 issued in China, and has approximately 700 trademark registrations worldwide, including approximately 490 registrations in China and approximately 20 registrations in the United States. FF intends to continue to file additional patent applications with respect to its technology. FF’s patented technology covers battery, UI/UX, powertrain, ADAS, body, hardware/software platform and chassis. Key patents include FF’s inverter assembly, fully-submerged battery cells for vehicle energy-storage systems, patented battery strings design, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor and seamless vehicle access system. These key patents will expire in 2035 or 2036.

Key Agreements and Partnerships

Strategic Partnership with Myoung Shin, South Korea

On September 1, 2020, FF U.S. entered into a non-binding memorandum of understanding with Myoung Shin in South Korea for the manufacturing of FF’s vehicles beyond FF’s own manufacturing capacity. Contract manufacturing in South Korea can benefit from its very low or no tariffs on imports and exports to key target markets. Production by Myoung Shin will be launched in the former General Motors plant with key retained personnel in vehicle production and ramp-up. Myoung Shin has a production capacity of 270,000 vehicles per year at its production plant. Pursuant to an amendment to the memorandum of understanding entered into on April 30, 2021, Myoung Shin has reserved production capacity to manufacture and supply up to two hundred and fifty thousand (250,000) FF 81 products per year for the years 2023 to 2030, consistent with the final targeted production volumes.

Strategic Partnership with a Tier-1 City in China

FF U.S. entered into a non-binding memorandum of understanding with a tier-1 city in China (affiliated entities of which are subscribers in the Private Placement) in September 2020, pursuant to which FF intends to establish a joint venture company (the “JV”) in that city. This joint venture is expected to be managed and controlled by FF. The proposed strategic partnership is subject to the condition that FF will receive capital of no less than $500 million through Private Placement and/or the Business Combination and agreement by the parties on binding definitive documentation. In December 2020, the JV was established initially as an entity wholly-owned by FF, which is intended to primarily engage in the manufacturing of FF’s high-end Internet smart electric vehicles, with targeted total annual maximum production capacity to be 250,000 units, to be achieved in two phases in the second quarter of 2025 and the fourth quarter of 2026.

Potential Partnership with Geely Holding

In December 2020, FF U.S. entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), who is also a subscriber in the Private Placement, pursuant to which the parties contemplate a strategic cooperation in various areas including engineering, technology, supply chain and contract manufacturing.

In January 2021, Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited and Geely Holding entered into a cooperation framework agreement and a license agreement that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the JV, engineering, technology and contract manufacturing support. The foregoing framework agreement and the license agreement may be terminated if the parties fail to enter into the joint venture definitive agreement.

Strategic Partnerships on FF Partner Stores and Other Sales and Service

FF Partner Stores in the U.S.

FF U.S. has entered into a non-binding memorandum of understanding with Jolta for setting up FF Partner-owned stores in the U.S. for vehicle sales. The memorandum of understanding contemplates a coverage by Jolta of approximately 15 major U.S. cities by 2025 and 30 major U.S. cities going forward.

FF Partner Stores in China

FF U.S. has entered into a non-binding memorandum of understanding with each of Harmony Auto, Topyoung, Huachi Fuwei, and Haipai to establish Partner-owned stores in more than 30 major cities in China for vehicle sales and service.

After-Sales and Service Offering

FF U.S. has entered into a non-binding memorandum of understanding with Formel D for setting up FF’s after-sales and service offering in addition to FF’s Partner-owned stores and FF’s stores for the U.S., China and European markets. The memorandum of understanding contemplates that Formel D will provide services for FF in more than 15 major U.S. cities, more than 10 major cities in China and more than 10 major European countries.

Facilities

FF leases all of its facilities. The following table sets forth the location, approximate size, primary use and lease term of FF’s major facilities.

Location	Approximate Size (Building) in Square Feet	Primary Use	Lease Expiration Date
Gardena, California	146,765	Global headquarters, research and development, office	April 30, 2022
Hanford, California	1,100,000	Manufacturing	December 31, 2027
Beijing, China	13,993	Administrative services, research and development, strategic planning	December 14, 2021
Guangdong, China	1,309	Administrative services, research and development, strategic planning	September 30, 2021
Shanghai, China	6,518	Administrative services, research and development, strategic planning	June 10 2022; August 10, 2022
Shanghai, China	2,799	Administrative services, research and development, strategic planning	July 19, 2023

FF expects construction and refurbishment of the Hanford manufacturing facility to be completed by nine months after the closing of the Business Combination. The facility is planned to have a body shop, a paint shop, component manufacturing and an assembly line. The Hanford manufacturing facility is approximately 1.1 million square feet and, once it is built out, is expected to have the capacity to support a production of 10,000 vehicles per year.

Employees

As of September 20, 2021, FF has 452 active employees globally. A majority of FF’s employees are engaged in research and development and related engineering, manufacturing, and supply chain functions. FF plans to ramp up additional hiring efforts for its targeted vehicle production and delivery. FF’s targeted hires typically have significant experience working for reputable OEMs, software, internet, consumer electronics and artificial intelligence companies, as well as tier-one automotive suppliers and engineering firms. FF has not experienced any work stoppages and considers its relationship with its employees to be good. None of FF’s employees are subject to a collective bargaining agreement or represented by a labor union.

The FF team is composed of experienced talent from a variety of industry backgrounds and nationalities with a common goal of creating highly innovative and unique products. FF’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and additional employees. FF has a competitive equity incentive plan to promote its core values through ownership and to attract, retain and motivate its exceptional employees.

Governmental Regulations, Programs and Incentives

FF operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which FF is subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is critical to FF’s ability to continue its operations.

Environmental standards applicable to FF are established by the laws and regulations of the countries in which FF operates, standards adopted by regulatory agencies and the permits and licenses issued to FF. Each of these sources is subject to periodic modifications and comprise what FF anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties and orders to cease any violating operations or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Vehicle Safety and Testing Regulation

FF vehicles will be subject to, and must comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). As a manufacturer, FF must self-certify that its vehicles meet all applicable FMVSSs before the vehicles are sold in the U.S. There are many FMVSSs that will apply to FF vehicles, such as crash-worthiness requirements, crash avoidance requirements and electric vehicle requirements (i.e., limitations on electrolyte spillage, battery retention and avoidance of electric shock after certain crash tests). FF’s future vehicles must fully comply with all applicable FMVSSs. Additionally, there are regulatory changes being considered for several FMVSSs, and FF must comply with all such FMVSS regulations.

In addition to FMVSS, FF will also be required to comply with other federal laws administered by NHTSA, including the Corporate Average Fuel Economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owners’ manual requirements. FF must also comply with the Automobile Information and Disclosure Act, which requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. Further, this law allows inclusion of city and highway fuel economy ratings, as determined by EPA, as well as crash test ratings as determined by NHTSA.

FF vehicles sold outside of the U.S. are subject to similar foreign safety, environmental, and other regulations. If those regulations and standards are different from those applicable in the U.S., FF will redesign and/or retest its vehicles. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020, and there is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe. FF vehicles sold in China will be subject to compulsory product certification by certification authorities designated by the State Certification and Accreditation Administration Committee. Additionally, for FF vehicles to be approved for manufacture and sale in China, FF vehicles will need to be added to the Announcement of Vehicle Manufacturers and Products issued by the Ministry of Industry and Information Technology (“MIIT”) of China, by showing compliance with the relevant safety and technical requirements and other conditions, including among others, the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products and the Administrative Rules on the Admission of Passenger Vehicles Manufacturer and Products, and passing the review by the MIIT.

Battery Safety and Testing Regulations

FF’s battery packs must conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration. (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped, such as by ocean vessel, rail, truck or air. FF will complete the applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. FF uses lithium-ion cells in its high-voltage battery packs. The use, storage and disposal of FF’s battery packs is regulated under federal law. FF will enter into agreements with third-party battery recycling companies to recycle FF’s battery packs.

Environmental Credits

In connection with the production, delivery, and placement into service of FF’s zero-emission vehicles, FF will earn tradable credits. FF may sell FF future credits to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. For example, under California’s Zero Emission Vehicle Regulation and those of states that have adopted California’s standards, vehicle manufacturers are required to earn or purchase credits, referred to as ZEV credits, for compliance with their annual regulatory requirements. These laws provide that automakers may bank or sell to other regulated parties their excess credits if they earn more credits than the minimum quantity required by those laws. FF may also earn other types of salable regulatory credits in the U.S. and abroad, including greenhouse gas, fuel economy, and clean fuels credits.

EPA Emissions and Certification

The U.S. Clean Air Act requires that FF obtain a Certificate of Conformity issued by the U.S. Environmental Protection Agency (“EPA”) or a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that FF vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards. A CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado. FF is required to seek an EPA Certificate of Conformity for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order for vehicles sold in California or any of the other 13 states identified above that have adopted the stricter California standards.

Regulation — Self Driving

There are no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the NHTSA has established recommended guidelines. Certain U.S. states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the legal complexity for FF’s vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, and may create restrictions on self-driving features that FF develops.

Automobile Manufacturer and Dealer Regulation

U.S. state laws regulate the manufacture, distribution and sale of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. FF will need to secure dealer licenses (or their equivalent) and engage in sales activities for its self-owned stores and service centers, while partners in certain states will support by providing services via partner-owned stores and showrooms.

In China, automobile suppliers and dealers are required to receive a business license and file and update the relevant information through the information management system for the national automobile circulation operated by the competent commerce department in China. Additionally, according to the Administrative Measures on Automobile Sales, automobile suppliers and dealers shall sell automobiles, spare parts and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication.

Competition

FF has experienced, and expects to continue to experience, intense competition from several companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, such as Tesla, Porsche, Mercedes and Audi, have electric vehicles available today. Other current and prospective automobile manufacturers are also developing electric vehicles, for example Nio, xPeng, Li Auto, Canoo and Fisker, among others. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. FF directly competes with other pure-play electric vehicle companies targeting the high-end segment, while also competing to a lesser extent with new energy vehicles (“NEVs”) and internal combustion engine (“ICE”) vehicles in the mid- to high-end segment offered by traditional OEMs. FF believes the primary competitive factors in the electric vehicle market include, but are not limited to:

●	pricing;

●	technological innovation;

●	vehicle performance, quality and safety;

●	space, comfort and user experience;

●	service and charging options;

●	design, styling and interior materials; and

●	manufacturing efficiency.

FF believes that it will compete favorably with its competitors on the basis of these factors. However, most of FF’s current and potential competitors have greater financial, technical, supply chain, manufacturing, marketing, and other resources than FF. They may be able to deploy greater resources to the design, development, manufacturing, supply chain, distribution, promotion, sales, marketing, and support of their electric vehicles. Additionally, FF’s competitors may also have greater name recognition, longer operating histories, lower cost of materials, larger sales forces, broader customer and industry relationships, and other resources than FF does.

Legal Proceedings and Vendor Trust

From time to time, FF may become involved in legal proceedings arising in the ordinary course of business. In the past, FF has been involved in litigation with contractors and suppliers when FF failed to make overdue payments due to cash constraints FF faced, certain of which were settled through the Vendor Trust FF established on April 29, 2019. In exchange for contributing accounts receivable to the Vendor Trust, the participating vendors are required to refrain from bringing legal claims regarding any overdue payment and forbear from exercising remedies on any payables tendered to and accepted by the Vendor Trust. FF’s suppliers and contractors holding aggregate past due payables of approximately $116.1 million contributed payables to the Vendor Trust in exchange for interests in the Vendor Trust. Certain FF suppliers and contractors also received interests in the Vendor Trust related to approximately $25.0 million of purchase orders for goods and services to be provided in the future. During September and October 2020, FF paid an aggregate of $4.5 million to the Vendor Trust, thus reducing the aggregate past due principal payables and purchase orders held by the Vendor Trust to approximately $136.6 million. In the fourth quarter of 2020, the Vendor Trust agreed to amend the agreement governing the satisfaction of interests in the Vendor Trust to permit the conversion of the interests in the Vendor Trust to equity interests in PSAC in connection with the Business Combination. In June 2021, FF and the Vendor Trust further agreed to allow the holders of interests in the Vendor Trust to elect to receive up to $10 million in cash in the aggregate upon closing of the Business Combination, which would reduce on a dollar-for-dollar basis the number of equity interests to be issued to such holders in satisfaction of their interests in the Vendor Trust. Fifty-three (53) of the holders of interests in the Vendor Trust elected to participate in the $10.0 million cash distribution at the Closing, and the remaining interests in the Vendor Trust were settled through the conversion of interests into Company Class A Common Stock and payment of cash at the Closing..

Additionally, FF’s PRC Subsidiaries are involved in 86 proceedings or disputes in China. Substantially all of the claims arose out of those subsidiaries’ ordinary course of business, involving lease contract, third-party suppliers or vendors, or labor disputes. The amounts claimed by the parties in the disputes involving FF’s PRC Subsidiaries range from $1,000 to $4.6 million.

Other than disclosed herein, FF is currently not a party to any legal proceedings the outcome of which, if determined adversely to FF, would individually or in the aggregate be reasonably expected to have a material adverse effect on FF’s business, financial condition, or results of operations.

MANAGEMENT

The following table sets forth, as of September 20, 2021, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Dr. Carsten Breitfeld	58	Global Chief Executive Officer and Director(4)
Zvi Glasman	58	Chief Financial Officer
Yueting Jia (YT Jia)	47	Founder and Chief Product & User Ecosystem Officer
Benedikt Hartmann	61	Senior Vice President of Supply Chain
Chui Tin Mok	46	Executive Vice President, Head of User Ecosystem
Matthias Aydt	64	Senior Vice President, Business Development and Product Definition and Director
Robert A. Kruse Jr.	62	Senior Vice President, Product Execution
Hong Rao	50	Vice President, I.A.I.
Jiawei Wang	30	Vice President, Global Capital Markets
Jordan Vogel	41	Director(2)(3)
Brian Krolicki	60	Director(2)
Edwin Goh	42	Director(1)(4)
Lee Liu	56	Director(2)(3)
Qing Ye	38	Director(4)
Susan G. Swenson	73	Director(1)(3)
Scott D. Vogel	46	Director(1)

(1)	Member of the audit committee
(2)	Member of the nominating committee
(3)	Member of the compensation committee
(4)	Member of the finance and investment committee

Executive Officers and Directors

Dr. Carsten Breitfeld has served as FF’s Global Chief Executive Officer since September 2019 and has served as a member of FF’s board of directors since July 2021. Dr. Breitfeld is a veteran in the automotive industry and had held various positions with BMW Group for approximately 20 years, including serving as its Group Vice President and Head of the i8 Vehicle Program, which gave birth to the i8 luxury plug-in hybrid model. From July 2016 to January 2019, Dr. Breitfeld was the Chief Executive Officer and Chairman of the Board of BYTON, a Chinese electric vehicle startup with operations in multiple countries and cofounded by Dr. Breitfeld. Dr. Breitfeld received his PhD degree in Mechanical Engineering from the University of Hannover.

Dr. Breitfeld is well-qualified to serve on the Company’s board of directors based on his extensive executive experience in the automotive industry and his experience with FF and service as FF’s Global Chief Executive Officer.

Mr. Zvi Glasman has served as FF’s Chief Financial Officer since December 2020. From August 2013 to October 2019, Mr. Glasman served as the Chief Financial Officer of Fox Factory Holding Corp. (NASDAQ: FOXF) (“Fox Factory”), a publicly traded company that designs, engineers, manufactures and markets performance-defining products and systems for customers worldwide, primarily used on bikes, side-by-side vehicles, ATVs, snowmobiles, motorcycles, automotive, and other off-road and on-road recreational vehicles. Mr. Glasman first joined Fox Factory as the Chief Financial Officer of its subsidiary which he served from January 2008 until August 2013, and led Fox Factory’s initial public offering in 2013. Prior to joining Fox Factory, Mr. Glasman held CFO roles with several companies from 2001 to 2008. Mr. Glasman is an inactive certified public accountant. He earned a Bachelor of Science degree in Finance from Pennsylvania State University in 1985.

Mr. Yueting Jia (YT Jia) is the Founder of FF and has served as FF’s Chief Product and User Ecosystem Officer since September 2019. In 2003, YT Jia founded Xbell Union Communication Technology (Beijing) Co., a Singapore publicly-listed company that developed and launched China’s first mobile video streaming software system. In 2004, YT Jia founded LeTV, a video streaming website. In 2011, YT Jia founded Le Holdings Co. Ltd (“LeEco”), which is an internet ecosystem technology company with business segments including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. In 2014, YT Jia founded FF and was its Chief Executive Officer until September 2019. YT Jia defined and led the team in creating the FF 91. As Chief Product and User Ecosystem Officer, YT Jia oversees activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation and will report directly to the FF board of directors. YT Jia completed master’s degree courses in enterprise management from Shan Xi University and attended the China CEO Program jointly offered by Cheung Kong Graduate School of Business, Columbia Business School, IMD and London Business School.

Mr. Benedikt Hartmann has served as FF’s Senior Vice President of Supply Chain since January 2020. Prior to joining FF, from September 2017 to December 2019, Mr. Hartmann served as the Vice President of Purchasing and Supplier Quality at BMW-Brilliance Automotive, a BMW joint venture in China with a yearly production of 540,000 vehicles, in which Mr. Hartmann was responsible for the purchasing of production and non-production material as well as managing and overseeing supplier quality. From January 2013 to August 2017, Mr. Hartmann served as the Vice President of Purchasing Production and Development Partners at BMW AG, where he was responsible for contract manufacturing sourcing and research and development services for complete vehicles. Between 2006 and 2013 he held various positions at BMW AG including Vice President of Project Purchasing 1-, 3-, 4- and 5-Series and Vice President of Purchasing Powertrain and Chassis globally. Mr. Hartmann received his Master degree in Industrial Engineering at University Karlsruhe.

Mr. Chui Tin Mok has served as FF’s Executive Vice President and the Global Head of User Ecosystem since August 2018. Mr. Mok is very experienced in managing marketing & sales functions in global internet tech companies. Prior to joining FF, Mr. Mok worked in Trend Lab Limited, which Mr. Mok founded in January 2017. Trend Lab has been rated as Top 10 Innovation Startups. From September 2017 to January 2018, Mr. Mok was the President of EFT Solutions Limited (HKEx: 8062), a Hong Kong public company that provides online and offline payment solutions. From 2013 to 2017, Mr. Mok served as the Group Chief Marketing Officer of LeEco Group and also the CEO of LeEco APAC. During this time, he successfully managed a team of more than 1500 people across all business functions of smartphone, smart TV, video streaming service, cloud computing, online content distribution, e-commerce, retail, etc. in both domestic and overseas markets. He contributed to helping LeEco successfully enter the Hong Kong, India and US markets. Mr. Mok served as the Global Vice President of Sales and Marketing of Meizu Technology Co., Ltd. from 2010 to 2013. He managed marketing and communication departments that included more than 500 employees and was in charge of the sales channel upgrade as well as the overseas expansion. Mr. Mok received his Higher Diploma in Building Service Engineering from Hong Kong Institute of Vocational Education, and his Executive Master Degree in Business Administration from International Business Academy of Switzerland.

Mr. Matthias Aydt has served as FF’s Senior Vice President of Business Development and Product Definition since November 2019, overseeing business development of FF’s business to business sales, technology licensing and strategic cooperation as well as leading its product strategy for future products, and has served as a member of FF’s board of directors since July 2021. Mr. Aydt has served in various leadership roles at FF, including Senior Vice President of Product Execution, Vice President of Vehicle Engineering and Vehicle Chief Engineer and Head of Hardware Architecture. Mr. Aydt has extensive experience in the automotive industry. Prior to joining FF in July 2016, Mr. Aydt served as the Vice President of Vehicle Engineering of Qoros Auto from January 2015 to May 2016, held various positions at Magna Steyr from 2006 to 2014, including Branch Manager and Head of Project Management at Magna Steyr China. Mr. Aydt received his Bachelor of Science degree from Fachhochschule Ulm - Hochschule für Technik.

Mr. Aydt is well qualified to serve on the Company’s board of directors based on his extensive executive experience in the automotive industry and with FF and his strategic and technical background.

Mr. Robert A. Kruse Jr has served as FF’s Senior Vice President of Product Execution since November 2019, and is responsible for product development, advanced technology, vehicle program management and manufacturing, and leads the product execution strategy. Mr. Kruse also sits on the advisory board of American Battery Solutions and Neah Power Strategic. Prior to joining FF, Mr. Kruse was the Chief Technology Officer of Karma Automotive from January 2017 to October 2019, and Chief Technology Officer of Qoros Automotive from June 2015 to December 2016. Prior to that, from May 2013 to October 2014 he served as the Vice President of Townsend Capital and before that, from November 2010 to May 2013, Mr. Kruse was the Chief Operating Officer and a member of the board of Saktis3 Inc., a startup solid-state battery company. From 1978 to 2009, Mr. Kruse worked in General Motors Corporation Michigan in various leadership capacities, including the Global Executive Director in charge of hybrid, electric vehicles and advanced technology batteries, among others. Mr. Kruse holds a Bachelor of Science degree in Electrical Engineering from Missouri University of Science & Technology and a Master of Science degree in Management from Massachusetts Institute of Technology.

Mr. Hong Rao has served as FF’s Vice President of I.A.I. (Internet, Autonomous Driving, Intelligence) since April 2015, overseeing technology innovation, product and technology roadmap, system architecture, software and AI, among others. Prior to joining FF, Mr. Rao served as Co-Founder and Chief Technology Officer at Borqs Technologies from October 2007 to March 2015 and held several engineering leadership positions in Motorola from 2003 to 2007. Mr. Rao received his Master of Business Administration degree from Arizona State University, his Master of Science degree in Electrical Engineering from Beijing Institute of Technology, and his Bachelor of Science degree in Electrical Engineering from Shanghai University of Science & Technology.

Mr. Jiawei Wang has served as FF’s Vice President of Global Capital Markets since May 2018. Prior to that, Mr. Wang was the General Manager of China Capital Markets at FF from March 2017 to January 2018 and Global Head of Capital Markets from January 2018 to May 2018. Before joining FF, Mr. Wang worked at LeEco as Director of Corporate Development from 2015 to 2017. He co-founded Global Galaxy Inc. in September 2013 and worked as a private equity analyst at Knights Investment Group from December 2013 to February 2014. Mr. Wang received his Bachelor Degree in Finance from Central University of Finance and Economics.

Mr. Qing Ye. Mr. Ye has served as a member of FF’s board of directors since July 2021. Mr. Ye joined FF in February 2018 and currently serves as FF’s Vice President of Business Development and FF PAR. Mr. Ye also served as a director of Faraday Future from September 2018 to February 2020. Prior to joining FF, Mr. Ye served as the Vice President of Smart Device Overseas at LeEco from November 2016 to May 2017, and President of LeEco U.S. from May 2017 to February 2018, as a member of the board of directors of Lucid Motors from September 2017 to August 2018, and as a Country GM/MD of Huawei Consumer BG at Huawei France from January 2014 to October 2016. Mr. Ye received his Master degree in Electronics Engineering from Zhongshan University and his Bachelor degree in Engineering and Administration from Huazhong Science and Technology University.

Mr. Ye is well-qualified to serve on the Company’s board of directors due to his extensive leadership experience in electric vehicle and technology companies.

Mr. Jordan Vogel has served as a member of FF’s board of directors since July 2021. Prior to that, Mr. Vogel was PSAC’s Chairman, Co-Chief Executive Officer and Secretary from its inception until the consummation of the Business Combination in July 2021. Mr. Vogel has been actively investing in and managing residential real estate in New York City since 2001. Since April 2009, Mr. Vogel has served as Co-Founder and Managing Member of Benchmark Real Estate Group, LLC, a real estate investment company. Mr. Vogel oversees all of the firm’s acquisitions and is a member of its Investment Committee. Prior to founding Benchmark, Mr. Vogel worked at SG2 Properties, LLC, heading their acquisitions group from 2004 to 2009. Prior to SG2, Mr. Vogel worked at William Moses Co., Inc., an owner-operator of luxury apartments in Manhattan, from 2002 to 2004. He was responsible for asset management and the day-to-day operation of the entire portfolio. Mr. Vogel began his career in private equity in 2000 at Cramer Rosenthal McGlynn, LLC, a $5 billion money management firm located in New York City. Mr. Vogel graduated with a B.S. in Economics from the University of Pennsylvania and received an M.S. in Real Estate Development from New York University.

Mr. Vogel is well-qualified to serve on the Company’s board of directors due to his investment experience and special purpose acquisition company experience.

Mr. Brian K. Krolicki. Mr. Krolicki has served as a member and Chairman of FF’s board of directors since July 2021. Mr. Krolicki sat on the advisory board of FF from June 2019 to April 2020 and has been a director of FF since May 2020. Mr. Krolicki has extensive experiences in both the public and private sectors, and has served as a director or member of the advisory board in various companies. Mr. Krolicki was the Lieutenant Governor of the State of Nevada from 2007 to 2014 and the State Treasurer of the State of Nevada from 1999 to 2006. Mr. Krolicki also served in a wide variety of critical positions, including Chairman of the Nevada Commission on Economic Development and President of the Nevada State Senate. During his tenure as State Treasurer, Nevada became the first state treasury to receive the Certificate of Excellence in Investment Policy. In 2004, Brian was honored with the prestigious Award for Excellence in Public Finance and, in the same year, earned the distinction the nation’s “Most Outstanding State Treasurer.” Mr. Krolicki sits on the boards of Vislink Technologies Inc. (NASDAQ: VISL), and Nevada Nanotech Systems (and is currently its chairman of the audit committee). He is also the director of government relations of Customer Engagement Technologies, a payment solutions company in partnership with JPMorgan Chase. Mr. Krolicki holds a B.A. degree in Political Science from Stanford University.

Mr. Krolicki is well-qualified to serve on the Company’s board of directors based on his directorship experience with various companies, governance experience from his public service careers and extensive experience in the financial and technology industries.

Mr. Edwin Goh. Mr. Goh has served as a member of FF’s board of directors since July 2021. Mr. Goh has extensive experience in finance and strategy in the Technology, Media and Telecommunications (TMT) sector. Currently, he is a Senior Advisor to Cebile Capital, a private advisory firm. Prior to that, Mr. Goh worked for Barclays Investment Bank in Europe and Asia for over 10 years and most recently served as the Head of Asia Pacific TMT. Before joining Barclays, he worked at Goldman Sachs in London and Bain & Company in Singapore and Los Angeles. Mr. Goh received his MBA degree from The Wharton School, University of Pennsylvania. He also holds a Masters of Engineering in Civil Engineering from Imperial College, University of London.

Mr. Goh is well-qualified to serve on the Company’s board of directors based on his skills and experiences in finance and consulting and knowledge of the technology and internet industry.

Mr. Lee Liu. Mr. Liu has served as a member of FF’s board of directors since July 2021. Mr. Liu has extensive experiences in human resource, social capital and organizational capital management. Currently, Mr. Liu serves as founder and Chief Executive officer of King Maker Company (KMC) and Chairman of China Intelligent Management Association, a national society focusing on human resource development. Prior to founding KMC as well as CIMA in May 2020, Mr. Liu served as Senior Vice President of Human Resources at Baidu Inc., and the Chairman of Baidu Cloud Business. Prior to joining Baidu in April 2011, Mr. Liu served a variety of management roles in Motorola Inc. across regions and countries, including the Vice President of Global Human Resources. Mr. Liu received his PhD degree in Economics from Southwestern University of Finance and Economics. He also holds an Executive MBA degree from Peking University and a Bachelor degree in Microelectronis from Tianjin University.

Mr. Liu is well-qualified to serve on the Company’s board of directors based on his extensive background in technology and internet services and human resources management.

Ms. Susan G. Swenson. Ms. Swenson has served as a member of FF’s board of directors since July 2021. Ms. Swenson has several decades of operating experience in wireless telecom, video technologies and digital media, as well as telematics and small business software. Since March 2019, Ms. Swenson has served on the board of Sonim Technologies Inc. (NASDAQ: SONM), and currently chairs the compensation committee. Since July 2018, Ms. Swenson has served on the board of Vislink Technologies, Inc. (NASDAQ: VISL), a provider of wireless video communications products, where she is board chair and chair of the audit committee. Since February 2012, Ms. Swenson has served on the board of Harmonic, Inc. (NASDAQ: HLIT), a video delivery and media company, where she is chair of the governance & nominating committee. From August 2012 to August 2018, Ms. Swenson served on the board of FirstNet, an independent authority within the NTIA/Department of Commerce responsible for establishing a single nationwide public safety broadband network, and was chair of the board from 2014 to 2018. From December 2015 to June 2017, Ms. Swenson served as Chairperson and Chief Executive Officer of Inseego Corporation (formerly Novatel Wireless; NASDAQ: INSG), a wireless internet solutions and telematics provider, and served as the board chairperson from April 2014 to June 2017. From February 2004 to October 2005, Ms. Swenson served as the President and Chief Operating Officer of T-Mobile US, Inc. From 1999 to 2004, Ms. Swenson served as President of Leap Wireless International, Inc., and Chief Executive Officer of Cricket Communications, Inc., a prepaid wireless service provider and subsidiary of Leap. Ms. Swenson also served as Chief Executive Officer of Sage North America from 2008 to 2011. Ms. Swenson previously served on the board of directors of Wells Fargo from November 1994 to December 2017. Ms. Swenson received a B.A. in French from San Diego State University.

Ms. Swenson is well-qualified to serve on the Company’s board of directors based on her extensive leadership and directorship experience with technology, media and communications companies.

Mr. Scott D. Vogel. Mr. Vogel has served as a member of FF’s board of directors since July 2021. Mr. Vogel has served as the Managing Member at Vogel Partners LLC, a private investment and advisory firm, since July 2016. From 2002 to July 2016, Mr. Vogel served as Managing Director at Davidson Kempner Capital Management. From 1999 to 2001, he worked at MPF Investors, L.L.C. Prior to MPF Investors, he was an investment banker at Chase Securities, Inc. Mr. Vogel has served on numerous boards during his career, including the board of Seadrill Ltd. from July 2018 to February 2020, Arch Coal, Inc. from October 2016 to May 2019 and Key Energy Services, Inc. from December 2016 to April 2019. Currently, Mr. Vogel serves on the board of directors of the following public companies: Alpha Metallurgical Resources, Inc. since December 2019, CBL & Associates Properties, Inc. since October 2020, Avaya Holdings Corp. since December 2017, and Bonanza Creek Energy since April 2017. Mr. Vogel received his Master of Business Administration Degree from The Wharton School at the University of Pennsylvania and his Bachelor’s degree in Business Administration from Washington University.

Mr. Vogel is well-qualified to serve on the Company’s board of directors due to his mix experience with executive management oversight, finance and capital markets, human resources and compensation, and strategic planning.

Board Composition

FF’s board of directors directs the management of FF’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees.

FF’s board of directors consists of nine members, each of whom will serve for an initial term of one year. Under the Shareholder Agreement, FF has agreed to nominate and seek re-election of the initial FF board of directors at the first annual meeting following the closing of the Business Combination. Brian Krolicki will serve as Chairman of FF’s board of directors.  The primary responsibilities of FF’s board of directors are to provide oversight, strategic guidance, counseling and direction to FF’s management. FF’s board of directors will meet on a regular basis and additionally as required.

Involvement in Certain Legal Proceedings.

YT Jia filed for bankruptcy protection under Chapter 11 of Title 11 of the United States (the “Bankruptcy Code”) on October 14, 2019 in the U.S. Bankruptcy Court for the District of Delaware which was later transferred to Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). YT Jia filed for bankruptcy as a result of guarantees or borrowing made by YT Jia in order to fund LeECO and other businesses founded by YT Jia in China. The Chapter 11 plan was approved by the Bankruptcy Court and became effective on June 26, 2020.

In December 2019, YT Jia was determined by the Shenzhen Stock Exchange of China to be unsuitable for a position as director, supervisor or executive officer of public listed companies in China as a result of violation by LeTV, a public company founded and controlled by YT Jia in China, of several listing rules of Shenzhen Stock Exchange, including procedural non-compliance for the provision of funding and guarantees by LeTV to other affiliated companies founded by YT Jia, discrepancies in LeTV’s forecast and financials, and procedurally improper use of proceeds from LeTV’s public offering. Additionally, as the controlling shareholder and the former chairman of LeTV, YT Jia received a notice from China Securities Regulatory Commission (“CSRC”) in April 2021 notifying the CSRC’s decision to impose an administrative fine of RMB241.2 million and a permanent ban from entry into the securities market on YT Jia as a result of LeTV’s misrepresentation in the registration document of its IPO and its financial statements, fraud in connection with a private placement, and other violations of securities law and listing requirements.

In January 2021, YT Jia, as the former executive director and chairman of Coolpad Group Limited (SEHK: 2369) received a decision from the Listing Committee of The Stock Exchange of Hong Kong Limited (the “HKSE Listing Committee”) that YT Jia and another executive director of Coolpad had breached their undertakings to the HKSE Listing Committee in connection with Coolpad Group Limited’s failure to comply with the Hong Kong listing rules requirement to timely announce certain disclosable transactions (such as advancement of money, provision of financial assistance, or certain related party transactions) and timely publish its financial results. HKSE Listing Committee determined that YT Jia’s retention of office on the board of Coolpad would have been prejudicial to the interests of investors. YT Jia appealed the decision on January 15, 2021.

Independence of Directors

FF will adhere to the rules of NASDAQ in determining whether a director is independent. The board of directors of FF has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. NASDAQ listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of FF’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. FF has determined that Jordan Vogel, Brian Krolicki, Edwin Goh, Lee Liu, Susan G. Swenson and Scott D. Vogel are independent directors. FF’s independent directors will have regularly scheduled meetings at which only independent directors are present. A majority of the FF board of directors will be remain independent, meaning FF cannot elect to be a controlled company under NASDAQ listing rules, until the market capitalization of FF exceeds $20 billion and the FF board of directors elects to become a controlled company as a result of FF Top having requisite voting power for FF to become a controlled company.

Risk Oversight

FF’s board of directors will oversee the risk management activities designed and implemented by management. FF’s board of directors will execute its oversight responsibility both directly and through its committees. FF’s board of directors will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. FF’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of FF and will provide appropriate updates to the board of directors and the audit committee. FF’s board of directors has delegated to the audit committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

FF has established a separately standing audit committee, nominating committee, compensation committee and finance and investment committee.

Audit Committee Information

FF has an audit committee comprised of independent directors. The audit committee consists of Susan Swenson, Edwin Goh and Scott Vogel with Susan Swenson serving as chair. Each of the members of the audit committee are independent under the applicable listing standards. The audit committee has a written charter. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise FF’s independent registered public accounting firm, review the results and scope of the audit and other accounting related services and review FF’s accounting practices and systems of internal accounting and disclosure controls.

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under NASDAQ listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, FF will be required to certify to the exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board has deemed Susan Swenson to be a financial expert on the audit committee.

Nominating Committee Information

FF has a nominating committee of the board of directors comprised of Brian Krolicki, Lee Liu and Jordan Vogel with Brian Krolicki serving as chair. Each member of the nominating committee is independent under the applicable listing standards. The nominating committee has a written charter. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on FF’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons. Under the Shareholder Agreement entered into between FF and FF Top, based on FF Top having voting power over 37.4% of our issued and outstanding Common Stock as of September 20, 2021, FF Top currently has the right to nominate four out of nine directors on FF’s board of directors.

Compensation Committee Information

FF has a compensation committee consisting of independent directors. The compensation committee consist of Lee Liu, Susan Swenson and Jordan Vogel with Lee Liu serving as chair. The compensation committee has a written charter. The purpose of the compensation committee is to review and approve compensation paid to FF’s officers and directors and to administer FF’s incentive compensation plans, including authority to make and modify awards under such plans.

Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must be approved by a committee of two or more members of the board who are “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

Finance and Investment Committee Information

FF has a finance and investment committee, of which Edwin Goh, Carsten Breitfeld and Bob Ye serve as members. Edwin Goh serves as chairperson of the finance and investment committee. The principal functions of the finance and investment committee include:

●	reviewing analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review FF’s tax strategies, planning, and related structures;

●	reviewing the FF’s capital structure and capital allocation, including any organic and inorganic investments;

●	reviewing and discussing any dividend policy;

●	reviewing and discussing any share repurchase activities and plans; and

●	reviewing and discussing any debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

The finance and investment committee operates under a written charter. Under the Shareholder Agreement, Jiawei Wang will serve as a non-voting member of the finance and investment committee as long as he serves as an officer of FF.

Code of Ethics

FF has a Code of Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Ethics is posted on FF’s website at www.ff.com. FF intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of FF’s officers or employees. None of FF’s executive officers currently serves, or has served since July 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of FF’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the Closing, PSAC’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of PSAC’s common stock at that time. However, management of FF may establish a process for shareholder and interested party communications in the future.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for certain of FF’s executive officers (the “NEOs”) and directors.

Overview

FF intends to develop an executive compensation program that is designed to align executive compensation with FF’s business objectives and the creation of stockholder value, while enabling FF to attract, motivate and retain individuals who contribute to the long-term success of FF. We anticipate that compensation for our executive officers will have three primary components: base salary; an annual cash incentive bonus; and long-term equity-based incentive compensation. We expect to grant the long-term equity-based incentive compensation to our executive officers under the 2021 Plan.

Decisions on the executive compensation program will be made by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee. FF has retained Mercer (US) Inc. (“Mercer”), an independent compensation consultant, to assist FF in evaluating the compensation programs for the executive officers. Mercer will also assist our board of directors in developing a compensation program for our non-employee directors.

Prior to the Closing, employees of Legacy FF received restricted stock awards that were converted into shares of FF at the closing of the Business Combination. These restricted stock awards were being granted in recognition of reduced prior compensation received by employees of Legacy FF. These restricted stock awards will vest 90 days following the closing of the Business Combination, subject to the recipient’s continued employment through such date. The grant values for the NEOs on an individual basis and the remaining executive officers in the aggregate are as follows: Dr. Breitfeld, $1,598,354; Mr. Mok, $214,773; Mr. Wang, $122,510; and the remaining executive officers of FF, in the aggregate, $1,141,339.

Summary Compensation Table — Fiscal 2020

The following table sets forth certain information concerning compensation paid to the NEOs for the fiscal year ended December 31, 2020:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Dr. Carsten Breitfeld	2020	468,313	400,000	(4)	—	1,765,581	—	98,419	2,732,313
Global Chief Executive Officer

Chui Tin Mok	2020	163,417	200,000	(5)	—	285,760	—	—	649,177
Executive Vice President and Head of User Ecosystem

Jiawei Wang	2020	161,512	—		—	480,240	—	—	641,752
Vice President of Global Capital Markets

(1)	The annualized base salaries for the NEOs at the beginning of fiscal 2020 were as follows: Dr. Breitfeld, $1,800,000; Mr. Mok, $500,000 and Mr. Wang, $304,000. In response to the COVID-19 pandemic, Legacy FF reduced the base salaries of each NEO in March 2020. The amounts reported in this column represent base salaries earned by the NEOs during fiscal 2020, which included the application of the COVID-19 reduction.
(2)	The amounts reported in this column reflect the grant date fair value of time-based stock option awards granted to the NEOs during 2020 by Legacy FF under the Smart King Ltd. Equity Incentive Plan (the “Legacy FF EIP”) and are accounted for in accordance with FASB ASC Topic 718. Please see Note 13 titled “Stock-Based Compensation” to FF’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts. The grant date fair values of these option awards were as follows: Dr. Breitfeld — $1,685,440; Mr. Mok — $285,760 and Mr. Wang — $480,240.

In addition, the amount reported in this column for Dr. Breitfeld includes the grant date fair value of an equity award granted to him during 2020 by FF Global (an indirect shareholder of FF as described below in this prospectus under “Partnership Program”). This value is accounted for in accordance with FASB ASC Topic 718 based on the following assumptions: 10 year term; volatility of 34.96%; discount rate of 0.75%; and an estimated per unit value as of the grant date of $0.09. The grant date fair value of this FF Global award for Dr. Breitfeld is $80,141.

(3)	For Dr. Breitfeld, this amount includes $79,200 which is the value of the corporate housing provided to Dr. Breitfeld in 2020 and $19,219 which is the value of a rental car provided to Dr. Breitfeld in 2020.
(4)	This amount represents the portion of the signing and retention bonus granted to Dr. Breitfeld that vested during 2020. The remaining portion of the bonus vests based on Dr. Breitfeld’s continued employment through August 2022, as described in more detail below under “Employment Agreements, Offer Letters and Other Compensatory Agreements.”
(5)	This amount represents the portion of the signing and retention bonus granted to Mr. Mok that vested during 2020. The remaining portion of the bonus vests based on Mr. Mok’s continued employment through October 2023, as described in more detail below under “Employment Agreements, Offer Letters and Other Compensatory Agreements.”

Employment Agreements, Offer Letters and Other Compensatory Agreements

Dr. Carsten Breitfeld

Dr. Breitfeld entered into an employment agreement with Faraday&Future, Inc., a California corporation and a wholly owned subsidiary of FF (“FF U.S.”), dated August 6, 2019, that provides for his employment as FF’s Global Chief Executive Officer. The agreement has a term of three years and provides for Dr. Breitfeld to receive an annual base salary of $2,250,000 (which was temporarily reduced to $1,800,000). In connection with the Business Combination, Dr. Breitfeld’s base salary was increased to $2,250,000 and he received a lump sum bonus equal to the amount by which his base salary was reduced from September 2019 to the closing of the Business Combination. The agreement also provides that Dr. Breitfeld will be paid a signing and retention bonus of $1,200,000, which vests in three annual installments in August 2020, August 2021 and August 2022, and that he is entitled to receive a discretionary annual performance bonus. The agreement also provides that Dr. Breitfeld will be granted an initial option to purchase 13 million Class A ordinary shares of Legacy FF (which was granted in April 2020) and will receive a future option grant to purchase 4 million Class A ordinary shares of Legacy FF if FF achieves certain milestones on certain dates as specified by FF’s founder. Dr. Breitfeld is also entitled to participate in all benefit programs provided to employees of FF U.S. generally and to reimbursement for business expenses, paid time off, a car allowance, payment for visa application and legal fees, $5,000 for accounting advisors retained to advise Dr. Breitfeld on the computation of his personal taxes, and reimbursement of relocation expenses within 90 days of the effective date of the agreement. Dr. Breitfeld is also provided corporate housing by FF U.S. (or a monthly housing allowance not to exceed $8,000). FF U.S. has also agreed to reimburse Dr. Breitfeld for monthly contributions to the German Public Retirement Insurance System.

If Dr. Breitfeld’s employment is terminated by FF U.S. without cause (as such term is defined in the employment agreement), he will receive, subject to him executing and not revoking a general release of claims in favor of FF U.S., a lump sum payment equal to his base salary for the remainder of the term of the employment agreement. If Dr. Breitfeld’s employment is terminated due to his death or disability (as such term is defined in the employment agreement), FF U.S. will pay Dr. Breitfeld (or his estate) a lump sum payment equal to three months base salary.

The employment agreement contains an indefinite confidentiality clause, one-year post-termination non-solicitation of employees and independent contractors clause, one-year post-termination non-interference with customers clause, and one-year post termination non-disparagement clause.

Dr. Breitfeld’s employment agreement was amended, effective as of the effective time of the Business Combination, to provide that he will serve as the Chief Executive Officer of FF and report to the FF board of directors, to remove provisions that are no longer operative and to add customary provisions for public company employment agreements, such as a 280G cutback provision.

Chui Tin Mok

Mr. Mok entered into an offer letter with FF U.S., dated October 10, 2018, that provides for his employment as FF’s Global UP2U EVP. The offer letter provides for Mr. Mok to receive an annual base salary of $500,000. The agreement also provides that Mr. Mok will be paid a signing and retention bonus of $1,000,000, which vests over 60 months through October 2023, and that he is entitled to receive a discretionary annual performance bonus (with a target amount of $300,000). Mr. Mok is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Jiawei Wang

Mr. Wang entered into an offer letter with FF U.S., dated January 23, 2018 and amended July 1, 2019, that provides for his employment as FF’s Head of Capital. The offer letter provides for Mr. Wang to receive an annual base salary of $100,000 (which was adjusted in July 2019 to $304,000 and was scheduled to increase to $380,000 on March 1, 2020). Upon FF raising equity of $200 million, Mr. Wang will receive a bonus equal to the amount by which his base salary was reduced from July 1, 2019 to February 29, 2020. The agreement also provides that Mr. Wang is entitled to receive a discretionary annual performance bonus (with a target amount of $120,000 effective July 1, 2019). Mr. Wang is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Zvi Glasman

Mr. Glasman entered into an offer letter with FF U.S., dated December 20, 2020 and amended and restated March 29, 2021, that provides for his employment as FF U.S.’s Chief Financial Officer and, upon the effective time of the Business Combination, the Chief Financial Officer of FF. The restated offer letter provides for Mr. Glasman to receive an annual base salary of $320,000, that increased to $600,000 effective April 1, 2021 (with a $70,000 true-up payment) and will increase to $1,000,000 if FF reaches a market capitalization of $7.5 billion. Mr. Glasman is entitled to receive a discretionary annual bonus (with a target amount of $400,000 effective March 29, 2021), became entitled to a special efforts bonus of $300,000 effective March 29, 2021, and was entitled to a transaction bonus of $400,000 upon the effective time of the Business Combination. In January 2021, Mr. Glasman was granted (i) an initial option to purchase 2 million Class A ordinary shares of Legacy FF that will become vested over seven years commencing in December 2020, (ii) an additional option to purchase 2 million Class A ordinary shares of Legacy FF that will become vested over seven years commencing upon the start of production of the FF 91, and (iii) an option based upon his assistance with the Private Placement that became vested upon the effective time of the Business Combination. If Mr. Glasman’s employment is terminated by FF without cause (as defined in the offer letter) or by Mr. Glasman for good reason (as defined in the letter agreement), Mr. Glasman will be entitled to receive a lump sum severance payment equal to one year’s base salary and a pro rata target bonus. Mr. Glasman is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Outstanding Equity Awards at 2020 Fiscal Year-End

FF Equity Awards:

The table below sets forth certain information concerning outstanding stock options to acquire Class A Ordinary Shares of Legacy FF held by the NEOs as of December 31, 2020. In connection with the Business Combination, all outstanding stock options of Legacy FF were converted into options to purchase Class A Common Stock of FF.

Option Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dr. Carsten Breitfeld	4/8/2020	1,841,667	11,158,333	(1)	0.34	4/8/2030
	7/26/2020	75,359	678,230	(2)	0.34	7/26/2030
Chui Tin Mok	5/30/2019	1,450,000	4,550,000	(3)	0.36	5/30/2029
	7/26/2020	40,670	2,292,823	(4)	0.34	7/26/2030
Jiawei Wang	2/1/2018	7,793,750	206,250	(5)	0.36	2/1/2028
	5/30/2019	53,550	68,850	(6)	0.36	5/30/2029
	7/26/2020	29,187	3,830,144	(7)	0.34	7/26/2030

(1)	The unvested portion of this option is scheduled to vest as follows (subject in each case to the NEO’s continued employment through the applicable vesting date):

●	With respect to 3,575,000 shares, in thirty-three equal monthly installments on the third day of each month through September 3, 2024.

●	With respect to 2,383,333 shares, in forty-four equal monthly installments on the third day of each month through September 3, 2024.

●	With respect to 2,600,000 shares, in forty-eight equal monthly installments beginning on September 3, 2021.

●	With respect to 2,600,000 shares, in forty-eight equal monthly installments beginning on September 3, 2022.

(2)	The unvested portion of this option is scheduled to vest as to 25% of the shares subject to the option on March 16, 2021 and the remaining portion of the option shall vest in thirty-six equal monthly installments thereafter, subject to the NEO’s continued employment through the applicable vesting date.
(3)	The unvested portion of this option is scheduled to vest as follows (subject in each case to the NEO’s continued employment through the applicable vesting date):

●	With respect to 1,250,000 shares, in twenty-five equal monthly installments on the eighth day of each month through December 8, 2022.

●	With respect to 900,000 shares, in thirty-six equal monthly installments on the eighth day of each month through December 8, 2022.

●	With respect to 1,200,000 shares, in forty-eight equal monthly installments beginning on January 8, 2021.

●	With respect to 1,200,000 shares, in forty-eight equal monthly installments beginning on January 8, 2022.

(4)	The unvested portion of this option is scheduled to vest as follows (subject in each case to the NEO’s continued employment through the applicable vesting date):

●	With respect to 1,992,823 shares, as to 498,206 of such shares on March 16, 2021 and as to the remaining 1,494,617 of such shares in thirty-six equal monthly installments thereafter.

●	With respect to 180,000 shares, as to 45,000 of such shares on June 26, 2021 and as to the remaining 135,000 of such shares in thirty-six equal monthly installments thereafter.

●	With respect to 60,000 shares, in forty-eight equal monthly installments beginning on June 26, 2021.

●	With respect to 30,000 shares, in forty-eight equal monthly installments beginning on June 26, 2022.

●	With respect to 30,000 shares, in forty-eight equal monthly installments beginning on June 26, 2023.

(5)	The unvested portion of this option is scheduled to vest in eleven equal monthly installments on the twenty-first day of each month through November 21, 2021, subject to the NEO’s continued employment through the applicable vesting date
(6)	The unvested portion of this option is scheduled to vest in twenty-seven equal monthly installments on the fifteenth day of each month through February 15, 2023, subject to the NEO’s continued employment through the applicable vesting date.
(7)	The unvested portion of this option is scheduled to vest as follows (subject in each case to the NEO’s continued employment through the applicable vesting date):

●	With respect to 1,430,144 shares, as to 357,536 of such shares on March 16, 2021 and as to the remaining 1,072,608 of such shares in thirty-six equal monthly installments thereafter.

●	With respect to 960,000 shares, as to 240,000 of such shares on June 26, 2021 and as to the remaining 720,000 of such shares in thirty-six equal monthly installments thereafter.

●	With respect to 480,000 shares, in forty-eight equal monthly installments beginning on June 26, 2021.

●	With respect to 480,000 shares, in forty-eight equal monthly installments beginning on June 26, 2022.

●	With respect to 480,000 shares, in forty-eight equal monthly installments beginning on June 26, 2023.

FF Global Equity Awards:

As described below in this prospectus under “Partnership Program,” certain members of FF management (including each of the NEOs) and other FF employees participate as partners in FF Global, an indirect shareholder of FF through FF Global’s controlling equity interest in an indirect parent company of FF Top. Under the terms of their participation, the executive pays the purchase price for their equity interests in FF Global in 10 annual installments. The table below sets forth the FF Global equity interests for each of the NEOs as of December 31, 2020. The estimated per unit value of these interests as of December 31, 2020 was approximately $0.09. FF Global intends to amend its governance documents to, among other things, clarify the parties’ intention in terms of the allocation and distribution of economic interests of the FF Global units received by the partners and preparatory partners.

	FF Global Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Awards (1) Exercisable(1)	Number of Securities Underlying Unexercised Awards (1) Unexercisable(1)	Per-Unit Purchase Price ($)	Award Expiration Date
Dr. Carsten Breitfeld	6/10/2020	13,000,000	—	0.50	6/10/2030
Chui Tin Mok	6/25/2019	3,900,000	—	0.50	6/25/2029
Jiawei Wang	6/25/2019	9,100,000	—	0.50	6/25/2029

(1)	The FF Global equity interests are fully vested and exercisable. However, if the executive does not pay an installment of the purchase price when due, the equity interests related to that installment will be forfeited to FF Global without consideration.

Description of Equity Incentive Plan

Prior to the Closing, Legacy FF maintained the Legacy FF EIP. In connection with the Business Combination, all outstanding stock options of Legacy FF were converted into options to purchase Class A Common Stock of FF.

In connection with the Business Combination, stockholders of PSAC approved the 2021 Plan, which replaced the Legacy FF EIP with respect to future equity awards.

Description of Retirement Plans

Each of the NEOs (other than Dr. Breitfeld) participate in a defined contribution 401(k) plan maintained by FF for the benefit of its full-time employees based in the United States. This 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation, not to exceed the statutorily prescribed annual limit, in the form of elective deferral contributions to this 401(k) plan. This 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Currently, FF does not make any discretionary or matching employer contributions to the 401(k) plan. Participants are always vested in their contributions to the 401(k) plan.

Dr. Breitfeld participates in the German Public Retirement Insurance System as required under German law. FF does not make any contributions to this retirement plan, but as noted above in the description of his employment agreement, FF will reimburse Dr. Breitfeld for his contributions to this retirement system.

Director Compensation Table — Fiscal 2020

The following table sets forth certain information concerning compensation paid to Brian Krolicki, who is not an employee of either Legacy FF or FF U.S., for his service on the boards of directors of Legacy FF and FF U.S. (the “boards”) for the last fiscal year. Messrs. Breitfeld, Aydt, Mok and Wang also served as directors of Legacy FF and FF U.S. during the last fiscal year; however, their compensation is reflected in the Summary Compensation Table — Fiscal 2020 as they did not receive any additional compensation for their service on the boards of Legacy FF or FF U.S.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Total ($)
Brian Krolicki	4,167	—	40,013	44,180

(1)	As of December 31, 2020, Mr. Krolicki held options to acquire 679,167 Class A ordinary shares of Legacy FF with 108,333 of such options unvested as of December 31, 2020.
(2)	The amounts reported in this column reflect the grant date fair value of a time-based stock option award granted to Mr. Krolicki during 2020 by Legacy FF under the Legacy FF EIP and are accounted for in accordance with FASB ASC Topic 718. Please see Note 13 titled “Stock-Based Compensation” to FF’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.

Pursuant to the terms of the Director Agreement by and among Legacy FF, FF U.S. and Brian Krolicki, dated May 1, 2020 (the “Director Agreement”), Mr. Krolicki is entitled to receive (i) an annual cash stipend of $10,000, paid in four equal quarterly payments, (ii) meeting fees of $1,000 for each board meeting above 12 meetings per year, and (iii) $5,000 per year for serving on any committee of the boards (which shall be increased to $10,000 if Mr. Krolicki serves as the chair of any such committee). During fiscal 2020, Mr. Krolicki served on three committees of the boards, and was chair of the Audit Committee, however he did not receive any compensation for service on these committees in 2020 as they were formed in December 2020 and did not have any meetings in 2020. Mr. Krolicki is also entitled to reimbursement of any expenses incurred in connection with his service on the boards.

Pursuant to the terms of the Director Agreement, Mr. Krolicki received an option to purchase 325,000 Class A ordinary shares of Legacy FF on May 1, 2020 at an exercise price equal to the fair market value of the ordinary shares on the date of grant. The option vests ratably on a monthly basis over 12 months from May 1, 2020, subject to Mr. Krolicki’s continued service on the boards through each vesting date.

As noted above under “Management,” Dr. Breitfeld and Mr. Aydt are executive officers of FF and serve on the board of directors of FF. Qing Ye is an employee of FF, serving as its Vice President of Business Development and FF PAR, and serves on the FF board of directors. These individuals will not receive any additional compensation for their services as directors of FF. The employee compensation arrangements for Mr. Aydt and Mr. Ye as of the date hereof are briefly summarized below.

Mr. Aydt commenced employment with FF U.S. in July 2016 and currently serves as FF’s Senior Vice President, Business Development and Product Definition and Director. Pursuant to his retention letter with FF U.S. dated February 25, 2020, his base salary is $400,000, and he is eligible to receive a discretionary annual performance bonus (with a target amount of $100,000). Mr. Aydt is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays. For his services as an employee during 2020, Mr. Aydt received $139,417 in base salary. He was also granted an option in July 2020 to purchase up to 1,315,790 shares of Class A Ordinary Shares of Legacy FF at an exercise price of $0.34 per share. Mr. Aydt also holds 7,332,000 membership units in FF Global on the terms generally described above under “FF Global Equity Awards.”

Mr. Ye commenced employment with FF U.S. in August 2018 and currently serves as its Vice President of Business Development and FF PAR. Pursuant to his offer letter with FF U.S. dated August 27, 2018, his base salary is $300,000, and he is eligible to receive a discretionary annual performance bonus (with a target amount of $100,000). Mr. Ye is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays. For his services as an employee during 2020, Mr. Ye received $153,750 in base salary. He was also granted an option in July 2020 to purchase up to 250,479 shares of Class A Ordinary Shares of Legacy FF at an exercise price of $0.34 per share. Mr. Ye also holds 3,632,700 membership units in FF Global on the terms generally described above under “FF Global Equity Awards.”

Director Compensation

The following director compensation program relates to FF’s non-employee directors and accordingly, Dr. Breitfeld, Mr. Aydt and Mr. Ye will not receive compensation for their services as directors.

●	Annual Board Cash Retainer: $50,000

●	Annual Board Chair Cash Premium: $45,000

●	Annual Committee Member Cash Retainers:

●	Audit Committee: $10,000

●	Compensation Committee: $6,250

●	Nominating and Corporate Governance Committee: $5,000

●	Finance & Investments Committee: $5,000

●	Annual Committee Chair Cash Premiums:

●	Audit Committee: $15,000

●	Compensation Committee: $10,000

●	Nominating and Corporate Governance Committee: $7,500

●	Finance & Investments Committee: $7,500

●	Annual Restricted Stock Unit Award: $150,000

●	Board Member Initial Year Restricted Stock Unit Premiums:

●	All Independent Directors: $30,000

●	First Year as Board Chair: $45,000

●	First Year as Committee Chair: $15,000

Restricted stock unit awards will vest on the earlier to occur of the one-year anniversary of the grant date and the next annual meeting of stockholders following the grant date.

The non-employee members of the FF board of directors will receive a restricted stock unit award in accordance with the program above, with the number of shares determined based on the price per share received in the Private Placement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive and Director Compensation,” we describe below the transactions since January 1, 2020 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions — the Company

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination, Property Solutions Acquisition Sponsor, LLC (the “PSAC Sponsor”), EarlyBirdCapital, Inc., FF Top Holding Ltd. and Season Smart Ltd. (collectively, the “A&R RRA Parties”) entered into the Amended and Restated Registration Rights Agreement (the “A&R RRA”) with the Company, which became effective upon the consummation of the Business Combination. In accordance with the A&R RRA, the A&R RRA Parties are entitled to have registered, in certain circumstances, the resale of shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination, subject to the terms and conditions set forth therein. Within 45 days of the Closing, the Company is obligated to file a shelf registration statement to register the resale of certain securities and the Company is required to use its reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will “review” the shelf registration statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. Additionally, at any time and from time to time after one year (or 180 days with respect to Season Smart Ltd.) after the Closing, the A&R RRA Parties representing a majority-in-interest of the total number of shares of Class A Common Stock issued and outstanding on a fully diluted basis held by the A&R RRA Parties (or Season Smart) may make a written demand for registration for resale under the Securities Act of all or part of the shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination in an underwritten offering involving gross proceeds of no less than $50,000,000. The Company will not be obligated to effect more than an aggregate of two underwritten offerings per year (or three underwritten offerings per year demanded by Season Smart) and, with respect to Season Smart, such shares of Class A Common Stock do not exceed more than 10% of the outstanding shares of the Company. The A&R RRA Parties will also be entitled to participate in certain registered offerings by the Company, subject to certain limitations and restrictions. The Company will be required to pay certain expenses incurred in connection with the exercise of the registration rights under the A&R RRA.

Indemnification Agreements

In connection with the consummation of the Business Combination, the Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Amended and Restated Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Shareholder Agreement

In connection with the Business Combination, FF and FF Top entered into the Shareholder Agreement pursuant to which (a) FF and FF Top agreed on the initial composition of FF’s board of directors and (b) so long as FF Top beneficially owns shares of issued and outstanding shares of Class A Common Stock representing in excess of 5% voting power, FF Top will have the right to nominate a specified number of directors on FF’s board of directors based on FF Top’s voting power of the issued and outstanding Class A Common Stock, a sufficient number of which will be independent such that FF’s board of directors would be comprised of a majority of independent directors assuming the election of the FF Top designees and the other members of FF’s board of directors until FF is a “controlled company” as defined in the rules of the national securities exchange on which the Class A Common Stock is listed. FF Top will have the right to nominate a replacement for any of its designees who is not elected or whose board service has terminated prior to the end of such director’s term. So long as the Shareholder Agreement is in effect, any action by FF’s board of directors to increase or decrease the total number of directors comprising FF’s board of directors will require the prior written consent of FF Top and in connection with any increase or decrease in the total number of directors comprising FF’s board of directors, the number of FF Top designees required to be independent will be increased or decreased as may be necessary. FF Top will also have the right for its nominees to serve on each committee of FF’s board of directors proportionate to the number of nominees it has on FF’s board of directors, subject to compliance with applicable law and stock exchange listing rules.

FF Shareholder Lockup Agreements

Under the Merger Agreement, as a condition to receiving Class A Common Stock after the closing of the Business Combination in respect of their Legacy FF ordinary shares, Legacy FF’s stockholders were required to execute lockup agreements pursuant to which such stockholders must agree not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions. Under the lock-up agreement entered into by the Vendor Trust and certain Legacy FF bridge lenders and warrant holders, subject to certain limited exceptions, such parties agree that with respect to (a) 33⅓% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 30 days after the closing of the Business Combination (which expired on August 20, 2021), (b) 33⅓% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the Business Combination (which expired on September 19, 2021), not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 60 days after the closing of the Business Combination, and (c) the remaining 33⅓% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 90 days after the closing of the Business Combination. The shares of Class A Common Stock to be issued to FF employees on account of their reduced compensation will be subject to a vesting period of 90 days.

Sponsor Lockup Agreement

Under the Merger Agreement, as a condition to Legacy FF’s obligation to close, PSAC was required to deliver to Legacy FF a lockup agreement executed by the PSAC Sponsor pursuant to which the PSAC Sponsor agreed that (a) 50% of the shares of PSAC common stock held by the PSAC Sponsor will not be sold, transferred or otherwise disposed of for a period ending the earlier of (i) the one year anniversary of the closing of the Business Combination, and (ii) the date on which the closing price of shares of PSAC common stock on the principal securities exchange or securities market on which such shares are then traded equals or exceeds $12.50 per share for any twenty trading days within any thirty trading day period after the closing of the Business Combination; and (b) the other 50% of the shares of PSAC common stock held by the PSAC Sponsor will not be sold, transferred or otherwise disposed of for a period ending earlier of (i) the one year anniversary of the closing of the Business Combination and (ii) the date on which PSAC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of PSAC’s stockholders having the right to exchange their shares for cash, securities or other property.

Certain Relationships and Related Person Transactions — PSAC

Founder Shares

On February 11, 2020, the PSAC Sponsor purchased an aggregate of 5,750,000 shares of the PSAC’s common stock for an aggregate price of $25,000 (the “Founder Shares”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the PSAC Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the PSAC Sponsor would collectively own 20% of PSAC’s issued and outstanding shares after the initial public offering. As a result of the underwriters’ election to partially exercise their over-allotment option on July 31, 2020 and the expiration of the remaining over-allotment option, 5,608 Founder Shares were forfeited, resulting in there being 5,744,392 Founder Shares issued and outstanding.

The PSAC Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a business combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a business combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a business combination, or earlier, in either case, if, subsequent to a business combination, PSAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of PSAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Units

Contemporaneously with the closing of the initial public offering and the exercise of the overallotment option, the PSAC Sponsor purchased an aggregate of 483,420 private units in a private placement at a price of $10.00 per private unit. Each private unit consists of one share of common stock (“Private Share”) and one Private Warrant. The private units were identical to the units sold in the initial public offering except that the Private Warrants: (i) will not be redeemable by PSAC and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by PSAC and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

Advances

The PSAC Sponsor advanced PSAC an aggregate of $75,000 to cover expenses related to the initial public offering. The advances were non-interest bearing and due on demand. The outstanding advances of $75,000 were repaid upon the consummation of the initial public offering on July 24, 2020.

Promissory Notes

On February 14, 2020, PSAC issued an unsecured promissory note to the PSAC Sponsor (the “Promissory Note”), pursuant to which PSAC may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the initial public offering or (iii) the date on which PSAC determines not to proceed with the initial public offering. The outstanding balance under the Promissory Note of $133,000 was repaid upon the consummation of the initial public offering on July 24, 2020.

On February 28, 2021, PSAC issued an unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up to an aggregate principal amount of $500,000 and on June 7, 2021 PSAC issued another unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up a further $200,000 (the “Promissory Notes”). The Promissory Notes are non-interest bearing. At the Closing, all of the unpaid balance of the notes were converted into units consisting of one share of Class A Common Stock and one warrant to purchase a share of Class A Common Stock at $10.00 per unit.

Subscription Agreements

In connection with the execution of the Merger Agreement, PSAC entered into separate Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Merger Agreement on January 27, 2021. The Subscription Agreements require PSAC to have an effective shelf registration statement registering the resale of the shares of PSAC common stock held by the Subscription Investors within 60 calendar days (or 90 calendar days if the SEC notifies PSAC that it will review the registration statement) following the closing of the Business Combination.

Agreement with Riverside Management Group

PSAC entered into a transaction services agreement, dated as of October 13, 2020 (and amended on October 26, 2020), pursuant to which Riverside provided consulting and advisory services in connection with the Business Combination in exchange for (i) $10 million in cash from PSAC at the closing of the Business Combination, (ii) 1,697,500 shares of Class A Common Stock with an equal amount of shares of common stock in PSAC being forfeited by the PSAC Sponsor for no consideration immediately prior to the Closing, and (iii)  Class A Common Stock issued by FF immediately after the closing of the Business Combination having a value equal to $6,900,000.00, with an attributed value of $10.00 per share of common stock (the “Original Riverside Agreement”). On July 18, 2021, PSAC entered into an omnibus transaction services fee agreement and acknowledgement with the Sponsor, FF, Riverside and Philip Kassin, Robert Mancini and James Carpenter (each, a “Service Provider” and, collectively, the “Service Providers”), pursuant to which the Service Providers, together with such other service providers, who assisted the Service Providers as identified by the Service Providers, replaced Riverside as the recipients of the cash and share compensations under the Original Riverside Agreement.

Certain Relationships and Related Person Transactions — Legacy FF

Restructuring Agreement with Evergrande

In November 2017, Legacy FF received a commitment from Season Smart Limited (“Season Smart”), an affiliate of Evergrande Health Industry Group (“Evergrande”), to provide $2.0 billion in funding, subject to certain conditions, in exchange for a 45% preferred equity stake in Legacy FF. Evergrande initially funded $800 million in 2018, and the terms of the agreement provided that the remaining $1.2 billion would be contributed by the end of 2019 and 2020, subject to certain conditions.

After a dispute among Legacy FF, Season Smart and certain of their affiliates regarding, among other things, whether certain conditions to Season Smart’s requirement to provide additional funding were satisfied, on December 31, 2018, Legacy FF, Season Smart and certain of their affiliates entered into a restructuring agreement pursuant to which Season Smart’s preferred equity interest in Legacy FF was restructured and reduced to 32% and the Legacy FF affiliated parties and Season Smart affiliated parties released one another and their respective affiliates from certain claims (including Season Smart’s obligation to make additional investments in Legacy FF). In addition, the restructuring agreement provides that Legacy FF may at any time before December 31, 2023 redeem, in part or in whole, the Legacy FF shares held by Season Smart at a predetermined redemption price. The restructuring agreement also provided that, among other matters, (i) Season Smart agreed that Legacy FF could enter into new equity financing arrangements without Season Smart’s approval so long as the valuation for such equity financing is not less than a specified threshold; (ii) Season Smart agreed to acquire Evergrande FF Holding (Hong Kong) Limited, which was previously a wholly-owned subsidiary of Legacy FF and owned certain Chinese assets of Legacy FF; and (iii) Legacy FF revised its memorandum and articles of association to provide Season Smart with certain rights. Certain Season Smart approval rights under the restructuring agreement were terminated at the closing of the Business Combination under the transaction support agreement signed by Season Smart with PSAC and Legacy FF.

Also pursuant to the restructuring agreement, an affiliate of Evergrande provided a loan in the principal amount of $10.0 million to Legacy FF, which was drawn down in January 2019. YT Jia provided a personal guarantee for this loan. The loan bears interest at an annual rate of 10% if repaid by June 30, 2019, and increases to 15% per annum thereafter. The loan matured on June 30, 2019. Under a support agreement entered into with Evergrande in connection with the Merger Agreement, the loan was repaid at the closing of the Business Combination.

Borrowings from Related Parties

Affiliate Notes Payable

FF has funded its operations and capital needs primarily through the proceeds received from capital contributions and the issuance of related party notes payable and notes payable. The vast majority of notes payable and equity have been funded by entities controlled or previously controlled by FF’s founder and former CEO. As of December 31, 2020 the outstanding principal balance of FF’s related party notes payable was $296.8 million.

On March 30, 2018, Smart Technology Holdings, Ltd., an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of FF (“Smart Technology”) issued: (a) a promissory note in the principal amount of $212.0 million to Faraday & Future (HK) Limited, a private company limited by shares established under the laws of Hong Kong previously controlled by FF’s founder (“F&F HK” and such note, the “$212.0M Note”) and (b) a promissory note in the principal amount of $66.9 million to Leview Mobile HK Limited, a private company limited by shares established under the laws of Hong Kong controlled by FF’s founder (Leview HK and such note, the “$66.9M Note” and, together with the $212.0M Note, the “Notes”). The Note accrued simple interest rate at 12% per annum. The maturity date of the Notes was extended from December 31, 2019 to June 30, 2021. On August 28, 2020, Leview HK transferred all of its rights, interests and title in and to the $66.9M Note to F&F HK in exchange for F&F HK’s issuance of a note covering an equivalent amounts to Leview HK (such transfer, the “$66.9M Note Transfer”), and on August 28, 2020 and immediately following the $66.9M Note Transfer, Smart Technology transferred all of its then outstanding obligations under the Notes to Legacy FF in exchange for Legacy FF’s paid-in capital contributions to Smart Technology being increased by an equivalent amount, and F&F HK transferred all of its rights under the Notes to CYM Tech Holdings LLC, a Delaware limited liability company (“CYM”) in exchange for CYM’s issuance of a note covering an equivalent amount to F&F HK. As of December 31, 2020, Legacy FF repaid $62.9 million of the principal and $36.2 million of accrued interest under the Notes. As of July 21, 2021, the outstanding balance of the Notes was zero, since the Notes had converted into shares of Legacy FF Class A-2 Ordinary Stock prior to the Closing.

On April 5, 2017, Legacy FF issued a promissory note in a principal amount of $0.7 million to a Meng Wu, the former executive director of LeSee Automotive (Beijing) Co., Ltd. (the “$0.7M Note”). The $0.7M Note did not accrue interest. The maturity date of the $0.7M Note was extended from October 2, 2017 to June 30, 2021. At the closing of the Business Combination, the outstanding principal balance was approximately $0.7 million, all of which was converted into shares of Class A Common Stock at the Closing.

From December 2017 to July 2018, LeSEE Automotive (Beijing) Co., Ltd., a company incorporated under the laws of the People’s Republic of China and an indirect subsidiary of FF (“LeSee”), issued multiple promissory notes in an aggregate principal amount of $28.9 million to Beijing Bairui Culture Media Co., Ltd., an entity previously controlled by FF’s founder (“Bairui” and such notes collectively, the “$28.9M Notes”). The $28.9M Notes started to bear a simple interest rate of 12% per annum since January 2020. On August 28, 2020, Bairui transferred all of its rights, interests and title in and to the $28.9M Notes to F&F HK in exchange for F&F HK’s issuance of a note covering an equivalent amounts to Bairui (such transfer, the “$28.9M Notes Transfer”), and the outstanding interest of $1.9 million added back to the principal balance of $24.6 million on August 28, 2020 and immediately following the $28.9M Notes Transfer, LeSee transferred all of its then outstanding obligations under the $28.9M Notes to Legacy FF in exchange for successive paid-in capital contributions from Legacy FF through Smart Technology, FF Hong Kong Holding Limited and FF Automotive (China) Co., Ltd. to LeSee being increased by an equivalent amount, and F&F HK transferred all of its rights under the $28.9M Notes to CYM in exchange for CYM’s issuance of a note covering an equivalent amount to F&F HK. The maturity dates of the $28.9M Notes were extended from December 31, 2020 to June 30, 2021. As of December 31, 2020, Legacy FF had repaid $4.3 million of the principal under the $28.9M Notes. As of July 21, 2021, the outstanding balance of the $28.9M Notes was approximately $19.2 million all of which was converted into shares of Class A Common Stock at Closing.

On April 29, 2019, Legacy FF entered into a note purchase agreement (as amended, restated and otherwise modified from time to time, the “Note Purchase Agreement”) with certain purchasers, with U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The notes are guaranteed by Legacy FF including several of Legacy FF subsidiaries in the U.S., Cayman Islands and Hong Kong. The principal amount of notes that may be issued under the Note Purchase Agreement was $200 million. During 2019, a total of approximately $43.6 million, consisting of approximately $27.1 million of notes payable and $16.5 million of related party notes, was loaned to Legacy FF at a 10% interest rate, payable at the maturity date of the note. All obligations due under the Note Purchase Agreement were collateralized by a first lien, with second payment priority, on substantially all tangible and intangible assets of the borrowers and guarantors. The loans under the Note Purchase Agreement were subject to representations, warranties, and covenants and were initially scheduled to mature on October 31, 2019. All loaned amounts remained outstanding and interest of $0.8 million of the related party interest was accrued as of December 31, 2019. In October 2020, FF obtained an extension of the maturity date of the loans under the Note Purchase Agreement to October 6, 2021. In connection with the Business Combination, the loans, amounting to $43.6 million, were repaid in cash.

On May 13, 2021, related party notes payable with aggregating principal amounts of $90.9 million, was converted into 37,903,302 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 14,066,461 shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. On July 21, 2021 Legacy FF converted related party notes payable with an aggregate principal balance of $130.5 million into 66,570,683 shares of Class A-2 Preferred Stock.

As part of the close of the Business Combination, FF substantially settled the then outstanding principal amounts of its related party notes payable in an aggregating amount of $60.1 million by converting them into 4,049,052 shares of Class A Common Stock or repaying them in cash in an amount of $31.8 million. The settlement of certain related party notes payable was at a premium in accordance with the provisions of the respective agreements.

Subsequent to the close of the Business Combination, the principal aggregated amount of related party notes payable outstanding is $13.5 million, $9.3 million is due on demand to Chongqing Leshi Small Loan Co., Ltd. and bears an annual interest rate of 18%. The remaining amount are due on demand to various other Chinese related party notes payable holders and bear a 0% coupon. Interest at a rate of 10% is imputed on these related party notes payable as the interest rates prescribed by the respective agreements are below market rates.

Procedures with Respect to Review and Approval of Related Person Transactions

Following the consummation of the Business Combination, FF’s board of directors adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, FF’s audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, FF’s audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, FF’s policy requires FF’s audit committee to consider, among other factors it deems appropriate:

●	the related person’s relationship to FF and interest in the transaction;

●	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

●	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

●	the benefits to FF of the proposed transaction;

●	if applicable, the availability of other sources of comparable products or services; and

●	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee may only approve those transactions that are in, or are not inconsistent with, FF’s best interests and those of FF’s stockholders, as the audit committee determines in good faith.

In addition, under FF’s code of business conduct and ethics, FF’s employees, officers, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FF’s directors, officers and persons owning more than 10% of Common Stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to FF, or representations from certain reporting persons that no other reports were required, FF believes that all applicable filing requirements were complied with during the quarter ended.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock, as of September 20, 2021, for (1) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers, as a group. As of September 20, 2021, there were outstanding 260,359,920 shares of Class A Common Stock, 64,000,588 shares of Class B Common Stock, no shares of Preferred Stock, and 28,196,377 outstanding warrants to purchase shares of Class A Common Stock, consisting of 22,977,568 Public Warrants, 674,551 Private Warrants, 3,874,166 ATW NPA Warrants and 670,092 Ares NPA Warrants (as defined below).

The beneficial ownership percentages set forth in the table below are based on 324,360,508 shares of Common Stock issued and outstanding as of September 20, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of warrants to purchase up to 28,196,377 shares of Common Stock that remain outstanding. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants, stock options and restricted stock units held by the person that are currently exercisable or may be exercised or that are scheduled to vest or settle, as applicable, within 60 days of September 20, 2021. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Five Percent Holders:
Season Smart Limited (1)	66,494,117	20.5%
FF Top Holding LLC (2)	121,438,964	37.4%
Founding Future Creditors Trust (3)	19,901,731	6.1%
Directors and Executive Officers
Dr. Carsten Breitfeld (4)	638,348	*
Zvi Glasman (5)	94,198	*
Yueting Jia (YT Jia)	—	—
Benedikt Hartmann (6)	128,357	*
Matthias Aydt (7)	290,680
Chui Tin Mok (8)	559,142	*
Robert A. Kruse Jr. (9)	91,650	*
Hong Rao (10)	343,255	*
Jiawei Wang (11)	1,285,969	*
Jordan Vogel (12)	5,173,732	1.6%
Brian Krolicki (13)	103,620	*
Edwin Goh	—	—
Qing Ye (14)	182,193	*
Lee Liu	—	—
Susan G. Swenson	—	—
Scott D. Vogel	—	—
All executive officers and directors as a group (16 individuals)	8,891,144	2. 8%

*	Less than 1%.

(1)	Season Smart is an indirect subsidiary of China Evergrande Group, a Cayman company. China Evergrande Group holds its interest in Season Smart through a chain of entities, and China Evergrande Group’s direct and indirect subsidiaries through which it holds interest in Season Smart are New Garland Limited (a British Virgin Islands company) Global Development Limited (a Cayman company), Acelin Global Limited (a British Virgin Islands company), Evergrande Health Industry Holdings Limited (a British Virgin Islands company) and China Evergrande New Energy Vehicle Group Limited (a Hong Kong company) (collectively, the “Evergrande Entities”). Each Evergrande Entity, by reason of its ownership of the voting securities of the subsidiary below it in the ownership structure, has the right to elect or appoint a majority of the members of the governing body of that subsidiary and, therefore, to direct the management and policies of that subsidiary. Mr. Hui Ka Yan (“Mr. Hui”) is a controlling shareholder of China Evergrande Group, through his wholly-owned subsidiary, Xin (BVI) Limited (a British Virgin Islands company). Mr. Hui, by reason of his ownership of the voting securities of Xin (BVI) Limited, has the right to elect or appoint the members of the governing body of China Evergrande Group. As a result, each Evergrande Entity, Mr. Hui and Xin (BVI) Limited may be deemed to be the beneficial owner the shares held of record by Season Smart.
(2)

Based on a Schedule 13D filed jointly on August 2, 2021 by FF Top Holding LLC (“FF Top”), Pacific Technology Holding LLC (“Pacific Technology”) and FF Global Partners LLC (“FF Global”), each a Delaware limited liability company (collectively, the “Reporting Persons”). Includes (i) 57,438,376 shares of Class A Common Stock held by certain other stockholders of the Company over which the Reporting Persons exercise voting control pursuant to voting agreements, and (ii) 64,000,588 shares of Class B Common Stock held directly by FF Top.  Shares of Class B Common Stock are convertible into an equal number of shares of Class A Common Stock of the Company at any time.  Assumes the conversion of the Class B Common Stock referred to above into shares of Class A Common Stock.  Pacific Technology is the managing member of FF Top, and FF Global is the managing member of Pacific Technology.  FF Global is governed by a board of managers, consisting of eight managers – YT Jia, Matthias Aydt, Jiawei Wang, Tin Mok, Prashant Gulati, Chaoying Deng, Philip Bethell and Carsten Breitfeld. A majority of the board of managers of FF Global is required to approve any actions of FF Global, including actions relating to the voting and disposition of shares of Common Stock by FF Top.

(3)	Based on a Schedule 13D filed by Founding Future Creditors Trust (“Creditor Trust”) on August 9, 2021. Includes 19,901,731 shares of Class A common stock. Creditor Trust also holds a 20% preferred membership interest in Pacific Technology Holding LLC but does not control the disposition of any shares of Class B Common Stock held directly or indirectly by Pacific Technology Holding LLC. Jeffrey D. Prol is the trustee of Creditor Trust (the “Trustee”). The Trustee, solely in his capacity as such and subject to the trust agreement that established and governs Creditor.
(4)	Includes options to acquire 117,138 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(5)	Includes options to acquire 94,198 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(6)	Includes options to acquire 114,310 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(7)	Includes options to acquire 234,787 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(8)	Includes options to acquire 391,256 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(9)	Includes options to acquire 80,480 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(10)	Includes options to acquire 133,622 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(11)	Includes options to acquire 1,265,869 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(12)	These shares consist of (i) 4,610,312 shares of Class A Common Stock and (ii) 563,420 Private Warrants that are exercisable for 664,551 shares of Class A Common Stock within 60 days of the Closing Date held by the Sponsor, of which Jordan Vogel and Aaron Feldman are managing members. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Messrs. Vogel and Feldman. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(13)	Includes options to acquire 103,620 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(14)	Includes options to acquire 164,860 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 236,226,156 shares of Class A Common Stock and 674,551 Private Warrants. In addition, this prospectus relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 33,848,368 shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the Notes. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock or the Private Warrants after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Securityholder as of September 20, 2021 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the Notes or Class B Common Stock) and Private Warrants beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants, conversion of the Notes or Class B Common Stock or achievement of all earnout thresholds under the Merger Agreement) and Private Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, and the number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the Notes or Class B Common Stock) and Private Warrants, and percentage ownership of, each Selling Securityholder after the sale of securities offered hereby. The beneficial ownership percentages following the offering are based on 260,359,920 shares of Class A Common Stock, 64,000,588 shares of Class B Common Stock and 28,196,377 warrants to purchase shares of Class A Common Stock, in each case issued and outstanding as of September 20, 2021, and have assumed that each Selling Securityholder will sell all shares of Class A Common Stock and Private Warrants offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Securityholder’s Warrants (if any) or conversion of that particular Selling Securityholder’s Notes (if any) and did not assume the exercise or conversion of any other Selling Securityholder’s Warrants or Notes, as the case may be.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Private Warrants. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Directors And Executive Officers:
Carsten Breitfeld (1)	638,348	—	576,746	—	61,602	*	—
Zvi Glasman (2)	94,198	—	—	—	94,198	*	—
Yueting Hia (YT Jia)	—	—	—	—	—	—	—
Benedikt Hartmann (3)	128,357	—	14,565	—	14,565	*	—
Matthias Aydt (4)	290,680	—	60,243	—	230,437	*	—
Chui Tin Mok (5)	559,142	—	179,162	—	379,980	*	—
Robert Allen Kruse Jr. (6)	91,650	—	11,170	—	80,480	*	—
Hong Rao (7)	343,255	—	233,729	—	109,526	*	—
Jiawei Wang (8)	1,285,969	—	21,060	—	1,264,909	*	—
Jordan Vogel (9)	5,173,732	563,420	5,173,732	563,420	—	—	—
Brian Krolicki (10)	103,620	—	—	—	103,620	*	—
Edwin Goh	—	—	—	—	—	*	—
Qing Ye (11)	182,193	—	17,333	—	164,860	—	—
Lee Liu	—	—	—	—	—	—	—
Susan G. Swenson	—	—	—	—	—	—	—
Scott D. Vogel	—	—	—	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
PSAC Sponsor Investors:
Property Solutions Acquisition Sponsor, LLC (12)	5,173,732	563,420	5,173,732	563,420	—	—	—
Aaron Feldman (12)	5,173,732	563,420	5,173,732	563,420	—	—	—
Amy Kaufmann	2,500	—	2,500	—	—	—	—
David Nussbaum	35,000	—	35,000	—	—	—	—
Edward Kovary	20,000	—	20,000	—	—	—	—
Coleen McGlynn	1,500	—	1,500	—	—	—	—
Gregory Stoupnitzky	1,000	—	1,000	—	—	—	—
EarlyBirdCapital, Inc. (13)	290,762	111,131	290,762	111,131	—	—	—
Gleeson Cox	1,500	—	1,500	—	—	—	—
Jacqueline Chang	1,000	—	1,000	—	—	—	—
Jillian Carter	2,500	—	2,500	—	—	—	—
Joseph Mongiello	1,000	—	1,000	—	—	—	—
Marc Van Tricht	10,000	—	10,000	—	—	—	—
Marc Cangemi	1,000	—	1,000	—	—	—	—
Mauro Conijeski Goldglanz	2,500	—	2,500	—	—	—	—
Richard Michael Powell	12,500	—	12,500	—	—	—	—
Robert Gladstone	2,500	—	2,500	—	—	—	—
Steven Levine	35,000	—	35,000	—	—	—	—
Tracy Fezza	1,500	—	1,500	—	—	—	—

PIPE Investors:
AGR Trading SPC-Series EC Segregated Portfolio (14)	14,157	—	14,157	—	—	—	—
Alpha Hills Investment Limited (15)	300,000	—	300,000	—	—	—	—
Altium Growth Fund, LP (16)	500,000	—	500,000	—	—	—	—
Alyeska Master Fund, L.P. (17)	500,000	—	500,000	—	—	—	—
Anatole Partners Enhanced Master Fund, L.P. (18)	2,500,000	—	2,500,000	—	—	—	—
Anatole Partners Long Only Master Fund, L.P. (19)	267,088	—	267,088	—	—	—	—
Anatole Partners Master Fund, L.P. (20)	3,232,912	—	3,232,912	—	—	—	—
AP China Unicorn Fund SPC (21)	300,000	—	300,000	—	—	—	—
Arena Capital Advisors as General Partner for the Funds (22)	2,000,000	—	2,000,000	—	—	—	—
Athanor International Master Fund, LP (23)	1,359,900	—	1,359,900	—	—	—	—
Athanor Master Fund, LP (24)	3,140,100	—	3,140,100	—	—	—	—
Baoxin Investment Management Ltd. (98)	10,031,880	—	8,000,000	—	2,031,880	*	—
BFAM Asian Opportunities Master Fund, LP (25)	3,000,000	—	3,000,000	—	—	—	—
BL FFIE Fundco, LLC (26)	1,100,000	—	1,100,000	—	—	—	—
Blackwell Partners LLC – Series A (27)	58,822	—	58,822	—	—	—	—
Blackwell Partners LLC – Series A (28)	707,700	—	707,700	—	—	—	—
BNP Paribas Asset Management UK LTD on behalf of BNP Paribas Funds Energy Transition (29)	4,000,000	—	4,000,000	—	—	—	—
Boothbay Absolute Return Strategies, LP (30)	161,500	—	161,500	—	—	—	—
Boothbay Absolute Return Strategies, LP (31)	28,089	—	28,089	—	—	—	—
Boothbay Diversified Alpha Master Fund, LP (32)	88,500	—	88,500	—	—	—	—
Central China Asset Management Company Limited (33)	500,000	—	500,000	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd. (34)	2,600,000	—	2,600,000	—	—	—	—
Chon-hon Hsu	50,000	—	50,000	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd. (35)	1,400,000	—	1,400,000	—	—	—	—
Corbin Hedged Equity Fund, L.P. (36)	100,000	—	100,000	—	—	—	—
Corbin Opportunity Fund, L.P. (37)	400,000	—	400,000	—	—	—	—
CVI Investments, Inc. (38)	1,027,120	—	1,000,000	—	27,120	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Davidson Kempner Institutional Partners, L.P. (39)	178,800	—	178,800	—	—	—	—
Davidson Kempner International, Ltd. (40)	219,350	—	219,350	—	—	—	—
Davidson Kempner Partners (41)	87,100	—	87,100	—	—	—	—
DSG-Peony Fund SPC – DSG Global Markets SP (42)	500,000	—	500,000	—	—	—	—
Electron Global Master Fund, L.P. (43)	849,953	—	849,953	—	—	—	—
Electron Infrastructure Master Fund, L.P. (44)	607,801	—	607,801	—	—	—	—
Geely Symphony Finance Limited (45)	5,000,000	—	5,000,000	—	—	—	—
Ghisallo Master Fund LP (46)	300,000	—	300,000	—	—	—	—
Gratia Fortitude Fund, L.P. (47)	1,050,000	—	1,050,000	—	—	—	—
HS-QYNM Family Inc. (48)	100,000	—	100,000	—	—	—	—
Integrated Core Strategies (US) LLC (49)	1,500,000	—	1,500,000	—	—	—	—
Owl Creek Investments III, LLC (50)	1,800,000	—	1,800,000	—	—	—	—
J. Yang & Family Foundation (51)	500,000	—	500,000	—	—	—	—
Jane Street Global Trading, LLC (52)	3,422,912	—	1,850,000	—	1,572,912		—
Joint Power International Limited (53)	400,000	—	400,000	—	—	—	—
June Asiralertsiri Lee and Jonathan Lee	100,000		100,000
Kepos Alpha Master Fund L.P. (54)	1,181,000	—	1,181,000	—	—	—	—
Kepos Carbon Transition Master Fund L.P. (55)	69,000	—	69,000	—	—	—	—
Kuos Investment II LLC (56)	90,000	—	90,000	—	—	—	—
Linden Capital L.P. (57)	2,483,934		2,000,000	—	483,934		—
Luxor Capital Partners Long Offshore Master Fund, LP (58)	1,347	—	1,347	—	—	—	—
Luxor Capital Partners Long, LP (59)	4,873	—	4,873	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP (60)	115,180	—	115,180	—	—	—	—
Luxor Capital Partners, LP (61)	183,018	—	183,018	—	—	—	—
Luxor Wavefront, LP (62)	95,582	—	95,582	—	—	—	—
M.H. Davidson & Co. (63)	14,750	—	14,750	—	—	—	—
Marshall Wace Investment Strategies – Eureka Fund (64)	260,326	—	237,833	—	22,493	*	—
Marshall Wace Investment Strategies – Market Neutral TOPS Fund (65)	142,908	—	130,358	—	12,550	*	—
Marshall Wace Investment Strategies – Systematic Alpha Plus Fund (66)	57,642	—	52,767	—	4,875	*	—
Marshall Wace Investment Strategies – TOPS Fund (67)	86,565	—	79,042	—	7,523	*	—
Maso Capital Investments Limited (68)	233,700	—	233,700	—	—	—	—
Millais Limited (69)	1,045,461	—	1,000,000	—	45,461	*	—
MMCAP International Inc. SPC (70)	500,000	—	500,000	—	—	—	—
MMF LT, LLC (71)	400,000	—	400,000	—	—	—	—
MS Autotech Co., Ltd. (72)	300,000	—	300,000	—	—	—	—
Nantahala Capital Partners II Limited Partnership (27)	66,127	—	66,127	—	—	—	—
Nantahala Capital Partners Limited Partnership (27)	22,531	—	22,531	—	—	—	—
Nantahala Capital Partners SI, LP (27)	136,796	—	136,796	—	—	—	—
NCP QR LP (27)	27,613	—	27,613	—	—	—	—
NCP RFM LP (27)	24,698	—	24,698	—	—	—	—
New China Overseas Opportunity Fund SPC – China New Economy Growth Fund Segregated Portfolio (73)	200,000	—	200,000	—	—	—	—
New China Overseas Opportunity Fund SPC – China Healthcare Fund Segregated Portfolio (74)	100,000	—	100,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
New China Overseas Opportunity Fund SPC – New China Stable Return Segregated Portfolio (75)	100,000	—	100,000	—	—	—	—
New China Capital Management Limited (76)	500,000	—	500,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 2 Segregated Portfolio (77)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 3 Segregated Portfolio (78)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 4 Segregated Portfolio (79)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 5 Segregated Portfolio (80)	350,000	—	350,000	—	—	—	—
New China Innovation Fund SPC - New China Innovation Fund 19 Segregated Portfolio (81)	5,000,000	—	5,000,000	—	—	—	—
Palantir Technologies Inc. (82)	2,500,000	—	2,500,000	—	—	—	—
Park West Investors Master Fund, Limited (83)	2,731,000	—	2,731,000	—	—	—	—
Park West Partners International, Limited (84)	269,000	—	269,000	—	—	—	—
Pinehurst Partners, L.P. (85)	400,000	—	400,000	—	—	—	—
Polar Long/Short Master Fund (86)	579,235	—	579,235	—	—	—	—
Polar Multi-Strategy Master Fund (86)	420,765	—	420,765	—	—	—	—
Silver Creek CS SAV, L.L.C. (27)	13,413	—	13,413	—	—	—	—
Star V Partners LLC (87)	308,600	—	308,600	—	—	—	—
Tech Opportunities LLC (88)	1,500,000	—	1,500,000	—	—	—	—
Tenor Opportunity Master Fund, Ltd. (89)	100,000	—	100,000	—	—	—	—
William Investment Group Ltd. (90)	1,000,000	—	1,000,000	—	—	—	—
Other Selling Securityholders:
FF Adventures SPV XVIII LLC (91)	12,200,000	—	4,600,000	—	7,600,000	2.3%	—
FF Aventuras SPV XI LLC (92)	1,767,494	—	1,155,000	—	612,494	*	—
FF Ventures SPV IX LLC (93)	3,955,819	—	2,584,999	—	1,370,820	*	—
FF Venturas SPV X LLC (94)	2,840,615	—	1,856,250	—	984,365	*	—
FF Top Holding LLC (95)	121,438,964	—	71,831,588	—	57,438,376	17.7%	—
Season Smart Limited (96)	66,494,117	—	79,831,617	—	—	—	—
D. James Carpenter (97)	2,387,500	—	2,387,500	—	—	—	—
Robert Mancini (97)	2,387,500	—	2,387,500	—	—	—	—
Philip Kassin (97)	2,387,500	—	2,387,500	—	—	—	—
Founding Future Creditors Trust (99)	19,901,731	—	19,901,731	—	—	—	—

*	Less than one percent
(1)	Common Stock beneficially owned includes options to acquire 117,138 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021, and “Shares being offered” includes 55,536 Earnout Shares not currently beneficially owned that Carsten has the contingent right to receive pursuant to the Merger Agreement.
(2)	Common Stock beneficially owned includes options to acquire 94,198 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(3)	Common Stock beneficially owned includes options to acquire 114,310 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021, and “Shares being offered” includes 518 Earnout Shares not currently beneficially owned that Benedikt Hartmann has the contingent right to receive pursuant to the Merger Agreement.
(4)	Common Stock beneficially owned includes options to acquire 234,787 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, and “Shares being offered” includes 4,350 Earnout Shares not currently beneficially owned that Matthew Aydt has the contingent right to receive pursuant to the Merger Agreement.
(5)	Common Stock beneficially owned includes options to acquire 391,256 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021, and “Shares being offered” includes and 11,276 Earnout Shares that Chui Tin Mok has the contingent right to receive pursuant to the Merger Agreement.

(6)	Common Stock beneficially owned includes options to acquire 80,480 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(7)	Common Stock beneficially owned includes options to acquire 133,622 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021, and “Shares being offered” includes 24,096 Earnout Shares not currently beneficially owned that Hong Rao has the contingent right to receive pursuant to the Merger Agreement.
(8)	Common Stock beneficially owned includes options to acquire 1,265,869 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, and “Shares being offered” includes 960 Earnout Shares not currently beneficially owned that Jerry Wang has the contingent right to receive pursuant to the Merger Agreement.
(9)	Common Stock beneficially owned includes (i) 4,610,312 shares of Class A Common Stock and (ii) 563,420 Private Warrants that are exercisable for 563,420 shares of Class A Common Stock within 60 days of the Closing Date held by the Sponsor, of which Jordan Vogel and Aaron Feldman are managing members. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Messrs. Vogel and Feldman. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(10)	Common Stock beneficially owned includes options to acquire 103,620 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(11)	Common Stock beneficially owned includes options to acquire 164,860 shares of Class A Common Stock that have vested or will vest within 60 days of September 20, 2021.
(12)	These shares consist of (i) 4,610,312 shares of Class A Common Stock and (ii) 563,420 Private Warrants that are exercisable for 563,420 shares of Class A Common Stock held by Property Solutions Acquisition Sponsor, LLC, of which Jordan Vogel and Aaron Feldman are managing members. Accordingly, all securities held by Property Solutions Acquisition Sponsor, LLC may ultimately be deemed to be beneficially held by Messrs. Vogel and Feldman. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(13)	These shares consist of (i) 179,631 shares of Class A Common Stock and (ii) 111,131 Private Warrants that are exercisable for 111,131 shares. David Nussbaum and Steven Levine are directors, and Amy Kauffmann is an officer of, EarlyBirdCapital, Inc., and as such, Mr. Nussbaum, Mr. Levine and Ms. Kauffmann may be deemed to beneficially own the shares held by EarlyBirdCapital, Inc.
(14)	James Shaver is the Managing Member of the Sub-Investment Advisor, Electron Capital Partners, LLC., and as such, Mr. Shaver be deemed to beneficially own the shares held by AGR Trading SPC-Series EC Segregated Portfolio.
(15)	Hau Him Howard Chan is the Director of Alpha Hills Investment Limited, and as such, Mr. Chan be deemed to beneficially own the shares held by Alpha Hills Investment Limited.
(16)	Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.
(17)	Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(18)	The general partner of Anatole Partners Enhanced Master Fund, L.P. is Anatole Partners GP Enhanced Ltd., and the directors of Anatole Partners GP Enhanced Ltd. are Xiaofan Yang and Gary Lee and, as such, Mr. Yang and Mr. Lee may be deemed to have voting power and investment discretion over the shares held by Anatole Partners Enhanced Master Fund, L.P.
(19)	The general partner of Anatole Partners Long Only Master Fund, L.P. is Anatole Partners Long Only GP Ltd., and the directors of Anatole Partners Long Only GP Ltd. are Xiaofan Yang and Gary Lee and, as such, Mr. Yang and Mr. Lee may be deemed to have voting power and investment discretion over the shares held by Anatole Partners Long Only Master Fund, L.P.
(20)	The general partner of Anatole Partners Master Fund, L.P. is Anatole Partners GP Ltd., and the directors of Anatole Partners GP Ltd. are Xiaofan Yang and Gary Lee, as such, Mr. Yang and Mr. Lee may be deemed to have voting power and investment discretion over the shares held by Anatole Partners Master Fund, L.P.
(21)	Hai Huang is the beneficial owner and director of record holder, as such, Mr. Huang may be deemed to beneficially own the shares held by AP China Unicorn Fund SPC.
(22)	Represents (a) 375,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 3, (b) 375,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 4, (c) 375,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 5, (d) 375,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 6, (e) 400,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 9, and (f) 100,000 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 14. Arena Capital Advisors, LLC is the General Partner of the Arena Funds and may be deemed to have voting control and investment discretion over the securities. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett, and as such Mr. Elperin, Mr. Sagi and Mr. Perrett may be deemed to beneficially own the shares held by the Arena Funds..
(23)	Parvinder Thiara, located at 888 7th Avenue, 21st Floor, New York, NY 10019, owns Athanor International Fund GP, LP, the general partner of Athanor International Master Fund, LP, which is the sole beneficial owner of the shares. As such, Mr. Thiara may be deemed to beneficially own the shares.
(24)	Parvinder Thiara, located at 888 7th Avenue, 21st Floor, New York, NY 10019, owns Athanor Capital Partners, LP, the general partner of Athanor Master Fund, LP, which is the sole beneficial owner of the shares. As such, Mr. Thiara may be deemed to beneficially own the shares.
(25)	Benjamin Aaron Fuchs is the Chief Exective Officer and Chief Investment Officer of BFAM Partners (Hong Kong) Limited, the relevant legal entity that, pursuant to a sub-advisory agreement with BFAM Partners (Cayman) Limited provides discretionary investment management services to BFAM Asian Opportunities Master Fund, LP.

(26)	Jack Butler is the managing member of Birch Lake Holdings, GP, LLC, the general partner of Birch Lake Holdings, LP, the managing member of Birch Lake Warehouse VI, LLC, the sole member of BL FF FFIE Fundco, LLC. As such, Mr. Butler may be deemed to have voting and disposition power over the shares.
(27)	Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Securityholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Selling Securityholder.
(28)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager, and as such, may be deemed to be the beneficial owner of the shares.
(29)	Edward Lees and Ulrik Fugmann are both Senior Portfolio managers of the Energy Transition Fund. As such, they may be deemed to be the beneficial owner of the shares.
(30)	Seven Grand Managers, LLC is the investment manager of Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund, LP (collectively, the “Seven Grand Securityholders”). Chris Fahy may be deemed to have investment discretion and voting power over Common Stock held by the Seven Grand Securityholders. The address of each entity listed in this footnote is 81 Pondfield Road, Suite 302, Bronxville NY 10708
(31)	James Shaver is the Managing Member of the Sub-Investment Advisor, Electron Capital Partners, LLC, and as such, Mr. Shaver may be deemed to beneficially own the shares.
(32)	Seven Grand Managers, LLC is the investment manager of Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund, LP (collectively, the “Seven Grand Securityholders”). Chris Fahy may be deemed to have investment discretion and voting power over Common Stock held by the Seven Grand Securityholders. The address of each entity listed in this footnote is 81 Pondfield Road, Suite 302, Bronxville NY 10708
(33)	Liang Junsheng, Zhao Lili, Gu Jianfei and Cui Bin are the ultimate beneficial owners of Central China Asset Management Company Limited, and as such, may be deemed to beneficially own the shares.
(34)	Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities.
(35)	Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(36)	Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(37)	Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(38)

Common Stock beneficially owned prior to the offering includes 27,120 shares issuable upon exercise of the Public Warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.
(39)	Voting and dispositive authority over the Registrable Securities is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the Registrable Securities. Each of the aforementioned entities and individuals disclaims beneficial ownership of the Registrable Securities held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(40)	Voting and dispositive authority over the Registrable Securities is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the Registrable Securities. Each of the aforementioned entities and individuals disclaims beneficial ownership of the Registrable Securities held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(41)	Voting and dispositive authority over the Registrable Securities is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the Registrable Securities. Each of the aforementioned entities and individuals disclaims beneficial ownership of the Registrable Securities held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(42)	Yingshi Pan is the Director of DSG-Peony Fund SPC – DSG Global Markets SP. As such, Mr. Pan may be deemed to beneficially own the shares.
(43)	James Shaver is the Managing Member of the GP, Electron GP, LLC. As such, Mr. Shaver may be deemed to beneficially own the shares.

(44)	James Shaver is the Managing Member of the GP, Electron Infrastructure GP, LLC. As such, Mr. Shaver may be deemed to beneficially own the shares.
(45)	Mr. Quan Zhang as the director of Geely Symphony Finance Limited also has voting or investment control over the Registerable Securities, and as such, may be deemed to beneficially own the shares.
(46)	Michael Germino is the managing member of Ghisallo Capital Management LLC, the investment manager of the Selling Shareholder, and as such, Mr. Germino may be deemed to beneficially own the shares.
(47)	Steve Pei is the Managing Member of the General Partner. As such, Mr. Pei may be deemed to beneficially own the shares.
(48)	Christiana Trust Company of Delaware and Warren Wang, as trustees of the QYNM Family Trust, may be deemed to have beneficial ownership over the shares held by the Selling Securityholder.
(49)	Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 1,500,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) (which shares of the Company’s Class A Common Stock were purchased in a private placement pursuant to a subscription agreement dated January 27, 2021 (the “PIPE”). The table above excludes 180,102 shares of the Company’s Class A Common Stock beneficially owned by ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS Opportunities II”) and 12,200 shares of the Company’s Class A Common Stock beneficially owned by Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands (“Integrated Assets”). ICS Opportunities II and Integrated Assets are affiliates of Integrated Core Strategies. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities II and Integrated Assets. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities II and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities II and Integrated Assets. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities II or Integrated Assets, as the case may be. The address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.
(50)	Ahmed Fattouh is the manager of InterPrivate Capital LLC (“IPC”), the entity in which the shares were initially registered. IPC is the manager of the Selling Securityholder. In his capacity as manager of IPC, and by virtue of the fact that IPC is the manager of the Selling Securityholder, Mr. Fattouh can cause the Selling Securityholder to exercise voting and investment control over the Registrable Securities and as such, may be deemed to beneficially own the shares. Owl Creek Asset Management, L.P., as manager of Owl Creek Investments III, LLC (“OC III”) may be deemed to control OC III. Owl Creek GP, L.L.C., as general partner of Owl Creek Asset Management, L.P. may be deemed to control Owl Creek Asset Management, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC may be deemed to control such entity and, as such, may be deemed to beneficially own the shares.
(51)	Mr. Jackson Yang is the Chief Executive Officer of J. Yang & Family Foundation. As such, Mr. Yang may be deemed to beneficially own the shares.
(52)	Common Stock beneficially owned prior to the offering includes 483,934 shares issuable upon exercise of the Public Warrants. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. As such, Mr. Jenkins and Mr. Granieri may be deemed to beneficially own the shares.
(53)	The beneficial owner is the GJ Family Trust (an irrevocable discretionary trust). Rustem Limited is the director of Joint Power International Limited.
(54)	Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the Selling Securityholder.

(55)	Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the Selling Securityholder.
(56)	Wei Guo owns 100% of Kuos Investment II LLC. As such, Mr. Guo may be deemed to beneficially own the shares.
(57)	Common Stock beneficially owned prior to the offering includes 483,934 shares issuable upon exercise of the Public Warrants. The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.
(58)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.
(59)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.
(60)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.
(61)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.
(62)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.
(63)	Voting and dispositive authority over the Registrable Securities is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the Registrable Securities. Each of the aforementioned entities and individuals disclaims beneficial ownership of the Registrable Securities held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(64)	Common Stock beneficially owned prior to the offering includes 22,493 shares issuable upon exercise of the Public Warrants. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of each of the Marshall Wace Funds. Each of the Marshall Wace Funds are sub-trusts of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of the Marshall Wace Funds is 32 Molesworth Street, Dublin 2, Ireland.
(65)	Common Stock beneficially owned prior to the offering includes 12,550 shares issuable upon exercise of the Public Warrants. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of each of the Marshall Wace Funds. Each of the Marshall Wace Funds are sub-trusts of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of the Marshall Wace Funds is 32 Molesworth Street, Dublin 2, Ireland.
(66)	Common Stock beneficially owned prior to the offering includes 4,875 shares issuable upon exercise of the Public Warrants. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of each of the Marshall Wace Funds. Each of the Marshall Wace Funds are sub-trusts of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of the Marshall Wace Funds is 32 Molesworth Street, Dublin 2, Ireland.
(67)	Common Stock beneficially owned prior to the offering includes 7,523 shares issuable upon exercise of the Public Warrants. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of each of the Marshall Wace Funds. Each of the Marshall Wace Funds are sub-trusts of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The address of the Marshall Wace Funds is 32 Molesworth Street, Dublin 2, Ireland.
(68)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager and as such, may be deemed to be the beneficial owner of the shares.
(69)	Common Stock beneficially owned prior to the offering includes 45,461 shares issuable upon exercise of the Public Warrants. Andrew Dodd and Michael Bell are directors of the Selling Securityholder. Mr. Dodd and Mr. Bell both disclaim beneficial ownership of the securities held by the Selling Securityholder.
(70)	Matthew MacIssac is the Secretary of MM Asset Management Inc., the Investment Advisor to MMCAP International Inc. SPC, and as such, may be deemed to be the beneficial owner of the shares.
(71)	Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(72)	The Representative Director is Bum Jun Kim. As such, Mr. Kim may be deemed to be the beneficial owner of the shares.

(73)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.
(74)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.
(75)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.
(76)	Hongjun An, Quan Li and Shuqi Peng are the directors of New China Capital Management Limited.
(77)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”), and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.
(78)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC” Fund), and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.
(79)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”) and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.
(80)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”) and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(81)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Innovation Fund SPC (the “SPC Fund”), and Sheldon Hiu Tung Tse, Jyun Chu, Quan Li, Ping Tse, Hongun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital International Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.
(82)	Palantir Technologies Inc. is currently controlled by its seven-member board of directors. For more information, please see Palantir Technologies Inc.’s public filings with the SEC.
(83)	Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. As such, Mr. Park may be deemed to have beneficial ownership of the shares.
(84)	Park West Asset Management LLC is the investment manager to Park West Partners International, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. As such, Mr. Park may be deemed to have beneficial ownership of the shares.
(85)	Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares. As such, Mr. Bergstrom may be deemed to have beneficial ownership of the shares.
(86)	Polar Long/Short Master Fund and Polar Multi-Strategy Master Fund (“Polar Funds”) are under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Funds and has control and discretion over the shares held by the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Funds. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Polar Funds is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON M5J 0E6.
(87)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager and as such, may be deemed to be the beneficial owner of the shares.
(88)	Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.
(89)

Tenor Capital Management Company, L.P. serves as the investment adviser for Tenor Opportunity Master Fund, Ltd. and therefore may be deemed to share voting and investment power with respect to these shares in such capacity. Tenor Management GP, LLC is the general partner of Tenor Capital Management Company, L.P. and Robin R. Shah is the sole managing member of Tenor Management GP, LLC. As such, Mr. Shah may be deemed to have beneficial ownership over the shares.

(90)	William Chen is the director of William Investment Group Ltd. As such, Mr. Chen may be deemed to have beneficial ownership over the shares.
(91)	Includes (i) 4,600,000 shares of Class A Common Stock issuable upon conversion of the ATW June Notes, (ii) 1,500,000 shares of Class A Common Stock issuable upon conversion of the ATW NPA Existing Warrants, (iii) 4,600,000 shares of Class A Common Stock issuable upon conversion of ATW Optional Notes and (iv) 1,500,000 shares of Class A Common Stock issuable upon exercise of ATW Optional Warrants. Antonio Ruiz-Gimenez, Kerry Propper are the Managing Members and General Partners of the Selling Securityholder, and as such, may be deemed to have beneficial ownership over the shares.
(92)	Includes (i) 245,000 shares of Class A Common Stock issuable upon conversion of the ATW NPA Existing Warrants, (ii) 910,000 shares of Class A Common Stock issuable upon conversion of the Notes and (iii) 245,000 shares of Class A Common Stock issuable upon exercise of the ATW NPA New Warrants. Antonio Ruiz-Gimenez, Kerry Propper are the Managing Members and General Partners of the Selling Securityholder, and as such, may be deemed to have beneficial ownership over the shares.
(93)	Includes (i) 548,333 shares of Class A Common Stock issuable upon conversion of the ATW NPA Existing Warrants, (ii) 2,036,666 shares of Class A Common Stock issuable upon conversion of the Notes and (iii) 548,333 shares of Class A Common Stock issuable upon exercise of the ATW NPA New Warrants. Antonio Ruiz-Gimenez, Kerry Propper are the Managing Members and General Partners of the Selling Securityholder, and as such, may be deemed to have beneficial ownership over the shares.
(94)	Includes (i) 393,750 shares of Class A Common Stock issuable upon conversion of the ATW NPA Existing Warrants, (ii) 1,462,500 shares of Class A Common Stock issuable upon conversion of the Notes and (iii) 393,750 shares of Class A Common Stock issuable upon exercise of the ATW NPA New Warrants. Antonio Ruiz-Gimenez, Kerry Propper are the Managing Members and General Partners of the Selling Securityholder, and as such, may be deemed to have beneficial ownership over the shares.
(95)	Includes (i) 57,438,376 shares of Class A Common Stock held by certain other stockholders of the Company over which FF Top exercises voting control pursuant to voting agreements and (ii) 64,000,588 shares of Class B Common Stock held directly by FF Top. “Shares being offered” includes 7,831,000 Earnout Shares not currently beneficially owned that FF Top has the contingent right to receive pursuant to the Merger Agreement. Assumes the conversion of the Class B Common Stock referred to above into shares of Class A Common Stock. Shares of Class B Common Stock are convertible into an equal number of shares of Class A Common Stock of the Company at any time. Pacific Technology Holding LLC (“Pacific Technology”) is the managing member of FF Top, and FF Global Partners LLC (“FF Global”) is the managing member of Pacific Technology. FF Global is governed by a board of managers, consisting of eight managers – YT Jia, Matthias Aydt, Jiawei Wang, Tin Mok, Prashant Gulati, Chaoying Deng, Philip Bethell and Carsten Breitfeld. A majority of the board of managers of FF Global is required to approve any actions of FF Global, including actions relating to the voting and disposition of shares of Common Stock by FF Top. Other than the Founding Future Creditors Trust Creditor Trust, no other stockholders subject to voting agreements in favor of FF Top own more than 5% of the issued and outstanding shares of Company Common Stock.

(96)	“Shares being offered” includes 13,337,500 Earnout Shares not currently beneficially owned that Season Smart has the contingent right to receive pursuant to the Merger Agreement. Season Smart is an indirect subsidiary of China Evergrande Group, a Cayman company. China Evergrande Group holds its interest in Season Smart through a chain of entities, and China Evergrande Group’s direct and indirect subsidiaries through which it holds interest in Season Smart are New Garland Limited (a British Virgin Islands company) Global Development Limited (a Cayman company), Acelin Global Limited (a British Virgin Islands company), Evergrande Health Industry Holdings Limited (a British Virgin Islands company) and China Evergrande New Energy Vehicle Group Limited (a Hong Kong company) (collectively, the “Evergrande Entities”). Each Evergrande Entity, by reason of its ownership of the voting securities of the subsidiary below it in the ownership structure, has the right to elect or appoint a majority of the members of the governing body of that subsidiary and, therefore, to direct the management and policies of that subsidiary. Mr. Hui Ka Yan (“Mr. Hui”) is a controlling shareholder of China Evergrande Group, through his wholly-owned subsidiary, Xin (BVI) Limited (a British Virgin Islands company). Mr. Hui, by reason of his ownership of the voting securities of Xin (BVI) Limited, has the right to elect or appoint the members of the governing body of China Evergrande Group. As a result, each Evergrande Entity, Mr. Hui and Xin (BVI) Limited may be deemed to be the beneficial owner the shares held of record by Season Smart.
(97)	Includes 2,387,500 shares of Class A Common Stock that will be issued by the Company to either Messrs. Carpenter, Mancini or Kassin or other holders as directed by Messrs. Carpenter, Mancini and Kassin, acting together. Given that Messrs. Carpenter, Mancini and Kassin together have the sole ability to direct ownership of such shares, each may be deemed to have or share beneficial ownership of the shares. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(98)	Aihua Yang is the sole director of Baoxin Investment Management Ltd. and its beneficial owner. As such, Mr. Yang may be deemed to be the beneficial owner of the shares.
(99)

Jeffrey D. Prol, solely in his capacity as Trustee of the Trustee (“Trustee”) is the beneficial owner of the Trust. Founding Future Creditors Trust (the “Trust”) holds a 20% preferred interest in Pacific Technology Holding LLC (“Pacific”), which is the managing member of FF Top Holding LLC (“FF Top”). According to SEC filings, FF Top owns 64,000,588 shares of Class B Common Stock of the Company and holds voting agreements with respect to 57,438,376 shares of Class A Common Stock of the Company owned by others (including the 19,901,731 shares owned by the Trust). However, neither the Trust nor the Trustee exercises any control over Pacific or FF Top or their investment or voting decisions with respect to any securities of the Company; accordingly, the Trustee does not believe the securities deemed to be beneficially owned by Pacific and/or FF Top (other than securities directly owned by the Trust) may be beneficially owned by the Trust or the Trustee. The Trustee, on behalf of the Trust, has voting and investment control over the registerable securities. The Trustee, on behalf of the Trust, has entered into a Voting Agreement with FF Top pursuant to which the Trust and Trustee have agreed to issue to FF Top a proxy in connection with any vote of the shareholders of the Issuer upon written request by FF Top unless issuance of such proxy is reasonable likely or would constitute a breach of the fiduciary duties of the Trust or Trustee. Pacific is the governing member of FF Top. FF Global Partners LLC (“FF Global”) is the managing member of Pacific. FF Global is governed by a board of managers, consisting of eight managers: YT Jia, Matthias Aydt, Jiawei Wang, Tin Mok, Prashant Gulati, Chaoying Deng, Philip Bethell and Carsten Breitfeld. A majority of the board of managers of FF Global is required to approve any actions of FF Global, including actions relating to the voting and disposition of the registrable securities by FF Top.

Certain Relationships with the Selling Securityholders

Lockup Agreements

In connection with the Business Combination, certain Selling Securityholders entered into lockup agreements with PSAC (the “Lockup Agreements”), pursuant to which such Selling Securityholders agreed to one of the following three lock-up arrangements: (i) not to sell, transfer or take certain other actions with respect to their shares of Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions; (ii) with respect to (A) 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 30 days after the closing of the Business Combination, (B) 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 60 days after the closing of the Business Combination, and (C) the remaining 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 90 days after the closing of the Business Combination or (iii) with respect to (A) 50% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period ending the earlier of (x) the one year anniversary of the closing of the Business Combination, and (y) the date on which the closing price of shares of Common Stock on the principal securities exchange or securities market on which such shares are then traded equals or exceeds $12.50 per share for any twenty trading days within any thirty trading day period after the closing of the Business Combination and (B) the other 50% of their shares of Common Stock, not to sell, transfer or take other actions for a period ending earlier of (x) the one year anniversary of the closing of the Business Combination and (y) the date on which FF completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of FF’s stockholders having the right to exchange their shares for cash, securities or other property.

Founder Shares

The PSAC Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a business combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a business combination, or earlier, in either case, if, subsequent to a business combination, PSAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of PSAC’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Subscription Agreements

On July 21, 2021, the Subscribers purchased from the Company an aggregate of 76,140,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $761,400,000, pursuant to the Subscription Agreements. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination, the A&R RRA Parties entered into the A&R RRA with the Company, which became effective upon the consummation of the Business Combination. In accordance with the A&R RRA, the A&R RRA Parties are entitled to have registered, in certain circumstances, the resale of shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination, subject to the terms and conditions set forth therein. Within 45 days of the Closing, the Company is obligated to file a shelf registration statement to register the resale of certain securities and the Company is required to use its reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will “review” the shelf registration statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. Additionally, at any time and from time to time after one year (or 180 days with respect to Season Smart Ltd.) after the Closing, the A&R RRA Parties representing a majority-in-interest of the total number of shares of Class A Common Stock issued and outstanding on a fully diluted basis held by the A&R RRA Parties (or Season Smart) may make a written demand for registration for resale under the Securities Act of all or part of the shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination in an underwritten offering involving gross proceeds of no less than $50,000,000. The Company will not be obligated to effect more than an aggregate of two underwritten offerings per year (or three underwritten offerings per year demanded by Season Smart) and, with respect to Season Smart, such shares of Class A Common Stock do not exceed more than 10% of the outstanding shares of the Company. The A&R RRA Parties will also be entitled to participate in certain registered offerings by the Company, subject to certain limitations and restrictions. The Company will be required to pay certain expenses incurred in connection with the exercise of the registration rights under the A&R RRA.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Amended and Restated Charter authorizes the issuances of 750,000,000 shares of Class A common stock, 75,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

As of September 20, 2021, there were outstanding 260,359,920 shares of Class A Common Stock, 64,000,588 shares of Class B Common Stock, no shares of Preferred Stock outstanding, 22,977,568 Public Warrants, 674,551 Private Warrants, 3,874,166 ATW NPA Warrants and 670,092 Ares NPA Warrants (as defined below).

Common Stock

The holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders until the occurrence of a Qualifying Equity Market Capitalization, following which holders of Class B Common Stock shall be entitled to ten votes per share and shall continue to be entitled to ten votes per share regardless of whether the Qualifying Equity Market Capitalization shall continue to exist or not thereafter.

A “Qualifying Equity Market Capitalization” means FF, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $20 billion as determined by multiplying the average closing sale price per share of Class A Common Stock on the NASDAQ (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FF.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by FF’s board of directors. FF’s board of directors are empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Description of Warrants

Public Warrants and Private Warrants

As of September 20, 2021, FF has Public Warrants outstanding to purchase an aggregate of 22,977,568 shares of Class A Common Stock and Private Warrants outstanding to purchase an aggregate of 674,551 shares of Class A Common Stock. References in this “—Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when FF shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any Warrants underlying additional units issued to the PSAC Sponsor or PSAC’s officers, directors or their affiliates in payment of working capital loans, are identical to the Warrants underlying the units offered in the initial public offering except that such Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by FF, in each case so long as they are still held by the PSAC Sponsor or its permitted transferees.

FF may call the Warrants for redemption (excluding the Private Warrants and any Warrants underlying additional units issued to the PSAC Sponsor, PSAC’s officers, directors or their affiliates in payment of working capital loans made to PSAC), in whole and not in part, at a price of $0.01 per Warrant,

●	at any time while the Warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the Warrant holder.

NPA Warrants and Notes

From September 2020 through June 2021, in connection with the issuance of certain Notes (defined below), the Company issued warrants to purchase up to 2,687,083 shares of Class A Common Stock (the “ATW NPA Existing Warrants”) to FF Ventures SPV IX LLC, FF Venturas SPV X LLC, FF Aventuras SPV XI LLC and FF Adventures SPV XVIII LLC (collectively, the “ATW Warrant Holders”), entities affiliated with ATW Partners, LLC, pursuant to the terms of the NPA. Each ATW NPA Existing Warrant entitles the ATW Warrant Holder, at any time on or prior to 5:00 p.m. (New York City time) the date that is seven (7) years following the initial issuance date of such ATW NPA Existing Warrant, to purchase a certain number of shares of Class A Common Stock at a price per share of $10.00, subject to adjustment. The ATW NPA Existing Warrant exercise price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity sales, share dividends and splits occurring following the issuance of the applicable ATW NPA Existing Warrant. The ATW Warrant Holders may also exercise the ATW NPA Existing Warrants on a cashless (or “net exercise”) basis. Any adjustments to the ATW NPA Existing Warrant exercise price are capped such that the ATW New Warrant Holders are not entitled to exercise the ATW NPA Existing Warrants to the extent such exercise would result in the ATW Warrant Holders holding shares in excess of 4.99% of the fully diluted capitalization of the Company.

In August 2021, in connection with the issuance of certain Notes (defined below), the Company issued warrants to purchase up to 1,187,083 shares of Class A Common Stock (the “ATW NPA New Warrants”) to FF Ventures SPV IX LLC, FF Venturas SPV X LLC and FF Aventuras SPV XI LLC (collectively, the “ATW New Warrant Holders”), entities affiliated with ATW Partners, LLC, pursuant to the terms of the NPA. The issuance by us of 1,187,083 shares of Class A Common Stock upon exercise of the ATW NPA New Warrants in accordance with their terms is included in the registration statement of which this prospectus forms a part. Each ATW NPA New Warrant entitles the ATW New Warrant Holder, at any time on or prior to 5:00 p.m. (New York City time) on June 9, 2028, to purchase a certain number of shares of Class A Common Stock at a price per share of $10.00, subject to adjustment. The ATW NPA New Warrant exercise price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity sales, share dividends and splits occurring following the issuance of the applicable ATW NPA New Warrant. The ATW New Warrant Holders may also exercise the ATW NPA New Warrants on a cashless (or “net exercise”) basis. Any adjustments to the ATW NPA New Warrant exercise price are capped such that the ATW New Warrant Holders are not entitled to exercise the ATW NPA New Warrants to the extent such exercise would result in the ATW Warrant Holders holding shares in excess of 4.99% of the fully diluted capitalization of the Company..

On June 9, 2021, pursuant to the NPA, the Company issued a promissory note (the “ATW June 8% Note”) in favor of FF Adventures SPV XVIII LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $20.0 million, receiving net proceeds of $18.4 million, inclusive of an 8% original issue discount. The promissory note matures on December 9, 2022, subject to the right of FF Adventures SPV XVIII LLC to extend the maturity date to December 9, 2023. The promissory note bears interest at 0% per annum through and including December 9, 2022. In the event that FF Adventures SPV XVIII LLC extends the maturity date, the promissory note bears interest at 10% per annum from December 10, 2022 until December 9, 2023. At the election of the holder of the ATW June 8% Note, the principal amount converts into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. As of September 20, 2021, the promissory note is currently convertible into 2,600,000 shares of Class A Common Stock. The conversion to shares shall not include any portion of the promissory note that would cause the total converted share amount to be in excess of 4.99% of the fully diluted capitalization of the Company. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the promissory note. Pursuant to the NPA, upon purchasing the ATW June 8% Note, FF Adventures SPV XVIII LLC became entitled to purchase from the Company, at its option, at any time during the twelve (12) month period commencing July 21, 2021, an additional promissory note (the “ATW Optional 8% Note”) for an aggregate principal amount of up to $20.0 million with an original issue discount of 8%. At the election of the holder of the ATW 8% Optional Note, the principal amount would be convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. In addition, pursuant to the NPA, if FF Adventures SPV XVIII LLC elected to purchase the ATW Optional 8% Note, it would be entitled to receive from the Company a warrant (the “ATW Optional 8% Warrant”) to purchase that number of shares of Class A Common Stock of the Company equal to 37.5% of the principal amount of the ATW Optional 8% Note divided by the applicable exercise price. As of September 20, 2021, if FF Adventures elected to purchase an ATW Optional 8% Note with an aggregate principal amount of $20.0 million, (i) such ATW Optional 8% Note would be convertible into 2,600,000 shares of Class A Common Stock and (ii) the related ATW Optional 8% Warrant would be exercisable into 750,000 shares of Class A Common Stock.

On June 9, 2021, pursuant to the NPA, the Company issued a promissory note (the “ATW June 13% Note”, and together with the ATW June 8% Note, the “ATW June Notes”) in favor of FF Adventures SPV XVIII LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $20.0 million, receiving net proceeds of $17.4 million, inclusive of a 13% original issue discount. The promissory note matures on December 9, 2022, subject to the right of FF Adventures SPV XVIII LLC to extend the maturity date to December 9, 2023. The promissory note bears interest at 0% per annum through and including December 9, 2022. In the event that FF Adventures SPV XVIII LLC extends the maturity date, the promissory note bears interest at 10% per annum from December 10, 2022 until December 9, 2023. At the election of the holder of the ATW June 13% Note, the principal amount is convertible into that number of shares of Class A Common Stock equal to 100% of the outstanding principal amount divided by the applicable conversion price. As of September 20, 2021, the promissory note is currently convertible into 2,000,000 shares of Class A Common Stock. The conversion to shares shall not include any portion of the promissory note that would cause the total converted share amount to be in excess of 4.99% of the fully diluted capitalization of the Company. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the promissory note. Pursuant to the NPA, upon purchasing the ATW June 13% Note, FF Adventures SPV XVIII LLC became entitled to purchase from the Company, at its option, at any time during the twelve (12) month period commencing July 21, 2021, an additional promissory note (the “ATW Optional 13% Note”, and togetther with the ATW 8% Optional Note, the “ATW Optional Notes”) for an aggregate principal amount of up to $20.0 million with an original issue discount of 13%. At the election of holder of the ATW Optional 13% Note, the principal amount would be convertible into that number of shares of Class A Common Stock equal to 100% of the outstanding principal amount divided by the applicable conversion price. In addition, pursuant to the NPA, if FF Adventures SPV XVIII LLC elected to purchase the ATW Optional 13% Note, it would be entitled to receive from the Company a warrant (the “ATW Optional 13% Warrant”, and together with the ATW Optional 8% Warrant, the “ATW Optional Warrants”) to purchase that number of shares of Class A Common Stock of the Company equal to 37.5% of the principal amount of the ATW Optional 13% Note divided by the applicable exercise price. As of September 20, 2021, if FF Adventures elected to purchase an ATW Optional 13% Note with an aggregate principal amount of $20.0 million, (i) such ATW Optional 13% Note would be convertible into 2,000,000 shares of Class A Common Stock and (ii) the related ATW Optional 13% Warrant would be exercisable into 750,000 shares of Class A Common Stock..

On August 10, 2021, pursuant to the NPA, the Company issued a promissory note in favor of FF Ventures SPV IX LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $15.7 million. The promissory note matures on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. As of September 20, 2021, the promissory note is currently convertible into 2,036,666 shares of Class A Common Stock. The issuance by us of 2,036,666 shares of Class A Common Stock upon conversion of the principal amount of the promissory note in accordance with its terms is included in the registration statement of which this prospectus forms a part. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the promissory note.

On August 10, 2021, pursuant to the NPA, the Company issued a promissory note in favor of FF Venturas SPV X LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $11.3 million. The promissory note matures on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. As of September 20, 2021, the promissory note is currently convertible into 1,462,500 shares of Class A Common Stock. The issuance by us of 1,462,500 shares of Class A Common Stock upon conversion of the principal amount of the promissory note in accordance with its terms is included in the registration statement of which this prospectus forms a part. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the promissory note.

On August 10, 2021, pursuant to the NPA, the Company issued a promissory note in favor of FF Aventuras SPV XI LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $7.0 million. The promissory note matures on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. As of September 20, 2021, the promissory note is currently convertible into 910,000 shares of Class A Common Stock. The issuance by us of 910,000 shares of Class A Common Stock upon conversion of the principal amount of the promissory note in accordance with its terms is included in the registration statement of which this prospectus forms a part. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the promissory note.

The foregoing promissory notes issued under the NPA to entities affiliated with ATW Partners, LLC are referred to collectively throughout this prospectus as the “Notes.”

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of FF’s board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. This discussion is limited to non-U.S. holders (as defined below) who purchase our Class A Common Stock pursuant to this offering and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person for United States federal income tax purposes.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, or the “Code,” United States Treasury regulations promulgated thereunder, rulings, judicial decisions, published positions of the Internal Revenue Service, or “IRS,” and other applicable authorities, as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations (including any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Class A Common Stock, person who has elected to mark securities to market, person who acquired shares of our Class A Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Class A Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Class A Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A Common Stock, and our Class A Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A Common Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A Common Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Class A Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering (i) up to 236,226,156 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time, (ii) up to 674,551 Private Warrants for possible sale by the Selling Securityholders from time to time and (iii) up to 33,848,368 shares of Class A Common Stock that are issuable upon the exercise of the Warrants or the conversion of the Notes and subsequent possible sale by the holders thereof from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NASDAQ;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker- dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Securityholders party to the A&R RRA have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

Restrictions to Sell

Pursuant to the Lockup Agreements, the restricted stockholders agreed to one of the following three lock-up arrangements: (i) not to sell, transfer or take certain other actions with respect to their shares of Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions; (ii) with respect to (A) 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 30 days after the closing of the Business Combination, (B) 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 60 days after the closing of the Business Combination, and (C) the remaining 33⅓% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 90 days after the closing of the Business Combination or (iii) with respect to (A) 50% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period ending the earlier of (x) the one year anniversary of the closing of the Business Combination, and (y) the date on which the closing price of shares of Common Stock on the principal securities exchange or securities market on which such shares are then traded equals or exceeds $12.50 per share for any twenty trading days within any thirty trading day period after the closing of the Business Combination and (B) the other 50% of their shares of Common Stock, not to sell, transfer or take other actions for a period ending earlier of (x) the one year anniversary of the closing of the Business Combination and (y) the date on which FF completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of FF’s stockholders having the right to exchange their shares for cash, securities or other property.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sidley Austin LLP, San Francisco, California. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Property Solutions Acquisition Corp. at December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020 included in this prospectus, have been audited by Marcum LLP (“Marcum”), independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Property Solutions Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements, and an explanatory paragraph relating to the restatement of the 2020 financial statements as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The financial statements of FF Intelligent Mobility Global Holdings Ltd. as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to FF Intelligent Mobility Global Holdings Ltd.’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously disclosed in FF’s Current Report on Form 8-K filed with the SEC on July 22, 2021, on July 21, 2021, the FF board of directors informed Marcum that it would be dismissed as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended June 30, 2021. The effective date of Marcum’s dismissal was August 13, 2021 following completion of Marcum’s review of the quarter ended June 30, 2021 and the Company’s filing on the same date of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The FF board of directors has approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. PwC served as the independent registered public accounting firm of Legacy FF prior to the Business Combination.

The audit report of Marcum on the Company’s financial statements as of December 31, 2020 and for the year ended December 31, 2020 and for the period from February 11, 2020 (date of inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope, or accounting principles except for an explanatory paragraph in such report regarding substantial doubt about the Company’s ability to continue as a going concern.

During the period from February 11, 2020 (inception) through December 31, 2020, and the subsequent period through August 13, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on PSAC’s financial statements for such periods. During the period from February 11, 2020 (inception) through December 31, 2020 and the subsequent interim period through August 13, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with PSAC’s initial public offering, which resulted in the restatement of PSAC’s financial statements as set forth Amendment No. 1 to PSAC’s Form 10-K for the year ended December 31, 2020, as filed with the SEC on May 27, 2021.

During  the period from February 11, 2020 (inception) through December 31, 2020 and the subsequent interim period through August 13, 2021, (i) the Company did not both (a) consult with PwC as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and (b) receive a written report or oral advice that PwC concluded was an important factor considered by the Company in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Company did not consult PwC on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Marcum with a copy of the foregoing disclosures pursuant to Item 304(a) of Regulation S-K under the Exchange Act (“Regulation S-K”) and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements herein made by the registrant set forth above. A letter from Marcum is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.ff.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Page
FF Intelligent Mobility Global Holdings Ltd.

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2021 and 2020	F-3
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the three and six months ended June 30, 2021 and 2020	F-4
Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2021 and 2020	F-6
Notes to Condensed Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-34
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2020 and 2019	F-35
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-36
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-37
Notes to Consolidated Financial Statements	F-39

PROPERTY SOLUTIONS ACQUISITION CORP.

Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2021 and December 31, 2020	F-90
Condensed Statements of Operations for the three and six months ended June 30, 2021, three months ended June 30, 2020 and the period from February 11, 2020 (inception) through June 30, 2020	F-91
Condensed Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2021 and the period from February 11, 2020 (inception) through June 30, 2020	F-92
Condensed Statement of Cash Flows for the six months ended June 30, 2021 and the period from February 11, 2020 (inception) June 30, 2020	F-93
Notes to Condensed Financial Statements	F-94

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-108
Balance Sheet as of December 31, 2020 (as restated)	F-109
Statement of Operations for the period from February 11, 2020 to December 31, 2020 (as restated)	F-110
Statement of Changes in Stockholders’ Equity for the period from February 11, 2020 to December 31, 2020 (as restated)	F-111
Statement of Cash Flows for the period from February 11, 2020 to December 31, 2020 (as restated)	F-112
Notes to Financial Statements	F-113

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020

Assets
Current assets
Cash	$52,527	$1,124
Restricted cash	5,721	703
Deposits	6,574	6,412
Other current assets	5,084	6,200
Total current assets	69,906	14,439
Property and equipment, net	287,718	293,933
Other non-current assets	11,749	8,010
Total assets	$369,373	$316,382
Liabilities, redeemable preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$67,486	$86,601
Accrued expenses and other current liabilities	59,721	52,382
Related party accrued interest	47,274	78,583
Accrued interest	50,776	39,707
Related party notes payable	207,755	299,403
Notes payable, current portion	297,454	182,151
Vendor payables in trust	109,574	110,224
Total current liabilities	840,040	849,051
Capital leases, less current portion	38,040	36,501
Other liability, less current portion	7,880	1,000
Notes payable, less current portion	36,172	9,168
Total liabilities	922,132	895,720
Commitments and contingencies (Note 11)
Redeemable Preference Convertible Stock, $0.00001 par value; 470,588,235 shares authorized, issued, and outstanding; redemption amount of $800,000	724,823	724,823
Class A-1 Convertible Preferred Stock, $0.00001 par value; 87,617,555 shares authorized and 57,513,413 shares issued and outstanding as of June 30, 2021 and no shares authorized, issued or outstanding as of December 31, 2020	96,048	—
Class A-2 Convertible Preferred Stock, $0.00001 par value; 158,479,868 shares authorized and 19,546,600 shares issued and outstanding as of June 30, 2021 and no shares authorized, issued or outstanding as of December 31, 2020	38,311	—
Class B Convertible Preferred Stock, $0.00001 par value; 452,941,177 and 600,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 452,941,177 shares issued and outstanding; redemption amount of $1,106,988	697,643	697,643
Stockholders’ deficit
Class A Ordinary Stock, $0.00001 par value; 665,209,680 and 400,000,000 shares authorized; 64,224,007 and 41,234,448 shares issued and outstanding as of June 30, 2021, and December 31, 2020, respectively	—	—
Class B Ordinary Stock, $0.00001 par value; 180,000,000 shares authorized; 150,052,834 and 147,058,823 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	416,504	395,308
Accumulated other comprehensive loss	(6,650)	(5,974)
Accumulated deficit	(2,519,439)	(2,391,139)
Total stockholders’ deficit	(2,109,584)	(2,001,804)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$369,373	$316,382

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Operating expenses
Research and development	$8,673	$4,222	$15,394	$11,184
Sales and marketing	2,585	166	4,267	1,470
General and administrative	16,430	11,952	27,423	18,732
Total operating expenses	27,688	16,340	47,084	31,386

Loss from operations	(27,688)	(16,340)	(47,084)	(31,386)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(10,730)	585	(35,912)	8,662
Change in fair value measurement of The9 Conditional Obligation	—	—	(1,735)	—
Interest expense	(9,077)	(7,281)	(28,933)	(15,672)
Related party interest expense	(3,728)	(8,388)	(12,798)	(16,650)
Other expense, net	(1,552)	(278)	(1,835)	(751)
Loss before income taxes	(52,775)	(31,702)	(128,297)	(55,797)
Income tax provision	—	—	(3)	—
Net loss	$(52,775)	$(31,702)	$(128,300)	$(55,797)

Per share information:
Net loss per Ordinary Stock – Class A and Class B – basic and diluted	$(0.25)	$(0.77)	$(0.60)	$(1.36)
Weighted average Ordinary Stock outstanding – Class A and Class B – basic and diluted	215,453,875	40,909,813	213,329,158	40,906,388

Total comprehensive loss:
Net loss	$(52,775)	$(31,702)	$(128,300)	$(55,797)
Change in foreign currency translation adjustment	(1,184)	(44)	(676)	1,777
Total comprehensive loss	$(53,959)	$(31,746)	$(128,976)	$(54,020)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

(Unaudited)

	Redeemable Convertible Preferred Stock								Ordinary Stock					Accumulated
	Redeemable												Additional	Other		Total
	Preference		Class B		Class A-1		Class A-2		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance as of March 31, 2021	470,588,235	$724,823	452,941,177	$697,643	—	$—	—	$—	50,113,600	$—	150,052,834	$1	$405,329	$(5,466)	$(2,466,664)	$(2,066,800)
Conversion of related party notes payable to Class A-1 Convertible Preferred Stock	—	—	—	—	57,513,413	96,048	—	—	—	—	—	—		—	—	—
Conversion of related party notes payable to Class A-2 Convertible Preferred Stock	—	—	—	—	—	—	19,546,600	38,311	—	—	—	—		—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	948	—	—	948
Exercise of stock options	—	—	—	—	—	—	—	—	14,110,407	—	—	—	5,102	—	—	5,102
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	—	—	5,125	—	—	5,125
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,184)	—	(1,184)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(52,775)	(52,775)
Balance as of June 30, 2021	470,588,235	$724,823	452,941,177	$697,643	57,513,413	$96,048	19,546,600	$38,311	64,224,007	$—	150,052,834	$1	$416,504	$(6,650)	$(2,519,439)	$(2,109,584)

	Redeemable Convertible Preferred Stock								Ordinary Stock					Accumulated
	Redeemable												Additional	Other		Total
	Preference		Class B		Class A-1		Class A-2		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance as of December 31, 2020	470,588,235	$724,823	452,941,177	$697,643	—	$—	—	$—	41,234,448	$—	147,058,823	$1	$395,308	$(5,974)	$(2,391,139)	$(2,001,804)
Conversion of related party notes payable to Class A-1 Convertible Preferred Stock	—	—	—	—	57,513,413	96,048	—	—	—	—	—	—	—	—	—	—
Conversion of related party notes payable to Class A-2 Convertible Preferred Stock	—	—	—	—	—	—	19,546,600	38,311	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,468	—	—	3,468
Conversion of The9 Conditional Obligation	—	—	—	—	—	—	—	—		—	2,994,011	—	2,863	—	—	2,863
Exercise of stock options	—	—	—	—	—	—	—	—	22,989,559	—	—	—	7,752	—	—	7,752
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(676)	—	(676)
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	—	—	7,113	—	—	7,113
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(128,300)	(128,300)
Balance as of June 30, 2021	470,588,235	$724,823	452,941,177	$697,643	57,513,413	$96,048	19,546,600	$38,311	64,224,007	$—	150,052,834	$1	$416,504	$(6,650)	$(2,519,439)	$(2,109,584)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

(Unaudited)

	Redeemable Preferred Stock				Ordinary Stock					Accumulated
	Redeemable								Additional	Other		Total
	Preference		Class B		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance as of March 31, 2020	470,588,235	$724,823	600,000,000	$924,149	40,882,964	$—	—	$—	$159,474	$(1,463)	$(2,268,149)	$(2,110,138)
Stock-based compensation	—	—	—	—	—	—	—	—	2,884	—	—	2,884
Exercise of stock options	—	—	—	—	32,082	—	—	—	5	—	—	5
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(44)	—	(44)
Net loss	—	—	—	—	—	—	—	—	—	—	(31,702)	(31,702)
Balance as of June 30, 2020	470,588,235	$724,823	600,000,000	$924,149	40,915,046	$—	—	$—	$162,363	$(1,507)	$(2,299,851)	$(2,138,995)

	Redeemable Preferred Stock				Ordinary Stock					Accumulated
	Redeemable								Additional	Other		Total
	Preference		Class B		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance as of December 31, 2019	470,588,235	$724,823	600,000,000	$924,149	40,879,124	$—	—	$—	$158,704	$(3,284)	$(2,244,054)	$(2,088,634)
Stock-based compensation	—	—	—	—	—	—	—	—	3,651	—	—	3,651
Exercise of stock options	—	—	—	—	35,922	—	—	—	8	—	—	8
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,777	—	1,777
Net loss	—	—	—	—	—	—	—	—	—	—	(55,797)	(55,797)
Balance as of June 30, 2020	470,588,235	$724,823	600,000,000	$924,149	40,915,046	$—	—	$—	$162,363	$(1,507)	$(2,299,851)	$(2,138,995)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020

Cash flows from operating activities
Net loss	$(128,300)	$(55,797)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	2,047	2,104
Stock-based compensation	3,468	3,651
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	35,912	(8,662)
Loss on disposal of property and equipment	647	—
Loss on cancellation of lease	—	206
Gain on foreign exchange	(1,823)	(775)
Gain on forgiveness of accounts payable and deposits, net	(862)	—
Non-cash interest expense	37,938	32,286
Change in fair value measurement of The9 Conditional Obligation	1,735	—
Loss on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net	1,309	314
Transfer of accounts payable to vendor payables in trust	—	(134)
Gain on forgiveness of vendor payables in trust	(1,731)	—
Changes in operating assets and liabilities
Deposits and other current assets	733	(1,969)
Other non-current assets	312	(225)
Accounts payable	(15,206)	6,020
Deferred rent, accrued expenses, and other current liabilities	11,510	3,188
Net cash used in operating activities	(52,311)	(19,793)
Cash flows from investing activities
Proceeds from notes receivable	—	3,600
Payments for equipment	(1,386)	(100)
Net cash (used in) provided by investing activities	(1,386)	3,500
Cash flows from financing activities
Proceeds from related party notes payable	200	8,735
Proceeds from notes payable	111,740	9,468
Payments of related party notes payable	(1,528)	—
Payments of capital lease obligations	(2,212)	(1,531)
Proceeds from exercise of stock options	7,751	8
Payments of notes payable issuance costs	(3,355)	(123)
Payments of Class A-1 and A-2 Convertible Preferred Stock issuance costs	(1,071)	—
Transfer of accounts payable to vendor payables in trust	—	134
Net cash provided by financing activities	111,525	16,691
Effect of exchange rate changes on cash and restricted cash	(1,407)	143
Net increase in cash and restricted cash	56,421	541
Cash and restricted cash, beginning of period	1,827	3,354
Cash and restricted cash, end of period	$58,248	$3,895

FF Intelligent Mobility Global Holdings Ltd.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

The following table provides a reconciliation of cash and restricted cash reported within the Condensed Consolidated Balance Sheets that aggregate to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash	$1,124	$2,221
Restricted cash	703	1,133
Total cash and restricted cash, beginning of period	$1,827	$3,354

Cash	$52,527	$3,241
Restricted cash	5,721	654
Total cash and restricted cash, end of period	$58,248	$3,895

Supplemental disclosure of noncash investing and financing activities
Conversion of customer deposit to notes payable	$—	$11,635
Conversion of The9 Conditional Obligation to equity	2,863	—
Conversion of related party notes payable and related party accrued interest to Class A-1 and A-2 Convertible Preferred Stock	134,359	—
Acquisitions of property and equipment included in accounts payable and accrued liabilities	939	—

Supplemental disclosure of cash flow information
Cash paid for interest	$6,584	$14

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

1.	Nature of Business and Organization and Basis of Presentation

Nature of Business and Organization

FF Intelligent Mobility Global Holdings Ltd. (the “Company” or “FF”) is an exempted company formed under the laws of the Cayman Islands founded in 2014 and is headquartered in Los Angeles, California. The Company operates in a single operating segment and designs and engineers next-generation, smart, electric, connected vehicles. The Company expects to manufacture vehicles at its production facility in Hanford, California and has additional engineering, sales, and operations capabilities in China. The Company has created innovations in technology, products, and a user-centered business model that are being incorporated into its planned electric vehicle platform. The Company’s operations are conducted through its wholly-owned subsidiaries FF Inc. and FF Hong Kong Holding Ltd.

The Company changed its name from Smart King Ltd. to FF Intelligent Mobility Global Holdings Ltd. on February 14, 2020.

Principles of Consolidation and Basis of Presentation

The Company consolidates financial statements of all entities in which the Company has a controlling financial interest, including the accounts of any Variable Interest Entity (“VIE”) in which the Company has a controlling financial interest and for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated upon consolidation.

The accompanying Condensed Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and are unaudited.

These unaudited Condensed Consolidated Financial Statements do not include all disclosures that are normally included in annual audited financial statements prepared in accordance with GAAP and should be read in conjunction with the Company’s audited Consolidated Financial Statements for the year ended December 31, 2020. Accordingly, the Condensed Consolidated Balance Sheet as of December 31, 2020, has been derived from the Company’s annual audited Consolidated Financial Statements.

In the opinion of the Company, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2021 and December 31, 2020, its results of operations for the three and six months ended June 30, 2021 and 2020, and cash flows for the six months ended June 30, 2021 and 2020. The accounting policies used in the preparation of these Condensed Consolidated Financial Statements are the same as those disclosed in the audited Consolidated Financial Statements and related notes for the year ended December 31, 2020, included in Faraday Future Intelligent Electric Inc.’s (“FFIE”) Form S-4 filed on June 23, 2021, definitive proxy statement/consent solicitation statement/prospectus (the “Proxy/Prospectus”).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment, that the Company believes are most dependent on the application of estimates and assumptions. On an ongoing basis, management evaluates its estimates, including those related to: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) recognition and disclosure of contingent liabilities, including litigation reserves; (iv) fair value of related party notes payable and notes payable; (v) estimated useful lives of long-lived assets; and (vi) fair value of options granted to employees and non-employees and warrants. Such estimates often require the selection of appropriate valuation methodologies and financial models and may involve significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances. Given the global economic climate, unpredictable nature, and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

As of the date of the Company’s Condensed Consolidated Financial Statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates or judgments or to revise the carrying value of its assets or liabilities. However, these estimates and judgments may change as new events occur and additional information is obtained, which may result in changes being recognized in the Company’s consolidated financial statements in future periods. While the Company considered the effects of COVID-19 on its estimates and assumptions, due to the level of uncertainty regarding the economic and operational impacts of COVID-19 on the Company’s business, there may be other judgments and assumptions that the Company has not considered. Such judgments and assumptions could result in a meaningful impact on the Company’s financial statements in future periods. Actual results could differ from those estimates and any such differences may have a material impact on the Company’s Condensed Consolidated Financial Statements.

Merger Agreement

On January 27, 2021, Property Solutions Acquisition Corp. (“PSAC”), a Delaware corporation, entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among PSAC, PSAC Merger Sub, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and the Company.

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, the Company became a wholly-owned subsidiary of PSAC, with the stockholders of the Company becoming stockholders of PSAC, which was renamed Faraday Future Intelligent Electric Inc. (“New FF”). On July 21, 2021 (the “Closing Date”), PSAC consummated the previously announced Business Combination with the Company and changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc. FFIE’s Common Stock trades on The Nasdaq Global Select Market under the ticker symbol FFIE. Upon closing the Business Combination, the Company raised $229,653 in proceeds from PSAC, net of redemptions of $206.

The Company has incurred certain merger-related costs in connection with the Business Combination, primarily consisting of legal costs and other professional services. The Company capitalized $1,736 and $4,600 of merger-related costs for the three and six months ended June 30, 2021, respectively. The Company has capitalized a total of $7,865 of merger-related costs, which is included in Other Non-current Assets on the Condensed Consolidated Balance Sheets as of June 30, 2021.

On the Closing Date, the outstanding shares of the Company and the majority of the outstanding convertible related party notes payable and notes payable converted into shares of FFIE Class A Common Stock and, for FF Top Holdings LLC (“FF Top”), shares of FFIE Class B Common Stock using an exchange ratio of 0.14130 (the “Exchange Ratio”). Additionally, each of the Company’s outstanding options or warrants immediately prior to the closing of the Business Combination remained outstanding and converted into the right to purchase FFIE Class A Common Stock equal to the number of Ordinary Stock of the Company subject to such option or warrant multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio, with the aggregate amount of shares of Class A Common Stock issuable upon exercise of such options and warrants to be 44,880,595. In addition, in conjunction with the closing of the Business Combination, the outstanding warrants issued to a US-based investment firm, in conjunction with notes issued on various dates, were adjusted to increase the shares allowed to be purchased from 10,198,958 shares of FFIE Class A Common Stock to 19,016,865 shares of FFIE Class A Common Stock in accordance with an anti-dilution provision included in the warrant agreements.

Concurrently with the execution of the Merger Agreement, the Company entered into separate subscription agreements with a number of investors (the “PIPE Investors”) pursuant to which, on the Closing Date, the PIPE Investors purchased an aggregate of 76,140,000 FFIE Class A Common Stock, for a purchase price of $10 per share with an aggregate purchase price of $761,400 in a private placement (the “PIPE Financing”).

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

2.	Liquidity and Capital Resources

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited Condensed Consolidated Financial Statements were available to be issued.

Since inception, the Company has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $2,519,439 as of June 30, 2021. The Company expects to continue to generate significant operating losses for the foreseeable future. The Company has funded its operations and capital needs primarily through the net proceeds received from capital contributions, the issuance of related party notes payable and notes payable (Note 8. Related Party Notes Payable and Note 9. Notes Payable), and the sale of Preferred and Ordinary Stock (Note 12. Preferred and Ordinary Stock). The majority of related party notes payable, notes payable, and equity have been funded by entities controlled or previously controlled by the Company’s founder and former CEO. Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its planned electric vehicle platform, development of initial electric vehicle models, and capital raising. The aforementioned efforts and capital resources have positioned the Company for a commercial launch of its first passenger vehicle, the FF 91, which is anticipated during July 2022.

The Company’s audit report for the year ended December 31, 2020 from the Company’s independent registered public accounting firm includes an explanatory paragraph stating that the Company’s recurring losses from operations and cash outflows from operating activities raise substantial doubt about FF’s ability to continue as a going concern. However, after the closing of the Business Combination and the PIPE Financing on July 21, 2021, the Company received cash aggregating $991,053 and made payments, through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, of (i) $28,355 to vendors with payables in the Vendor Trust; (ii) $31,820 to related party notes payable holders and $57,691 to notes payable holders for principal and accrued interest; (iii) $9,592 to active and former employees; and (iv) $17,466 to other vendors. Management expects that the net proceeds from the Business Combination along with cash balances held by the Company prior to the Closing Date will be sufficient to complete the final stages of the development and production of the FF 91 electric vehicle. Achievement of the Company’s operating plan as well as its ability to maintain an adequate level of liquidity are subject to various risks associated with the Company’s ability to continue to successfully close additional sources of funding and/or refinance existing notes payable arrangements. The Company’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties.

There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

As of June 30, 2021, the Company was in default on related party notes payable and notes payable with principal amounts of $147,093 and $40,935, respectively. Immediately prior to the Business Combination, the Company converted (i) related party notes payable and notes payables with aggregated principal amounts of $130,479 and $56,000 respectively, into 119,191,029 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) notes payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock. As part of the close of the Business Combination and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company converted into equity or paid in cash related party notes payable with aggregated principal amounts of $60,104 and notes payables with principal amounts aggregating $116,518, including the aforementioned amounts in default at June 30, 2021. As such, no adverse action was taken or is expected to be taken by the respective note holders. See Note 15. Subsequent Events for more information related to the Business Combination.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

COVID-19 Pandemic

The World Health Organization declared a global emergency on March 11, 2020, with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic. The Company is closely monitoring the impact of the pandemic on all aspects of its business, including the impact on its employees, suppliers, vendors, and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, the Company’s employees based in California have been subject to stay-at-home orders from state and local governments. These measures may adversely impact the Company’s employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of the Company’s manufacturing facility and the production schedule of the FF 91 electric vehicle. In addition, various aspects of the Company’s business and manufacturing facility cannot be conducted remotely. The extent of the continuing impact of the COVID-19 pandemic on the Company’s operational and financial performance is uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic; the availability, distribution and effectiveness of vaccines; the imposition of protective public safety measures; and the impact of the pandemic on the global economy and demand for consumer products. Future measures taken by government authorities in response the COVID-19 pandemic could adversely affect the Company’s construction and manufacturing plans, sales and marketing activities, and business operations.

At the date these financial statements were available to be issued, the Company does not anticipate any material impairments as a result of COVID-19. The Company will continue to evaluate the impacts of COVID-19 on an ongoing basis.

3.	Variable Interest Entities and Joint Ventures

The LeSee Arrangement

In November 2017, as part of a broader corporate reorganization and to facilitate third-party investment, the Company incorporated its top-level holding company, Smart King, Ltd., in the Cayman Islands to enable effective control over the Company’s Chinese operating entity, FF Hong Kong Holding Ltd., and its subsidiaries without direct equity ownership. The Company entered into a series of contractual arrangements (“VIE contractual arrangements”) with LeSEE and LeSEE Zhile Technology Co., Ltd. (“LeSEE Zhile”), a related party of the Company, to enable the Company to exercise effective control over LeSEE and its subsidiaries, to receive substantially all of the economic benefits of such entities, and to have an exclusive option to purchase all or part of the equity interests in LeSEE.

On August 5, 2020, an equity transfer agreement (the “Equity Transfer Agreement”) was entered into between the Company and LeSEE Zhile, pursuant to which, LeSEE Zhile transferred 48% equity of LeSEE to the Company for no consideration. After the transfer, LeSEE Zhile owned 1% of LeSEE and the Company owned 99% of LeSEE, making LeSEE a majority-owned subsidiary of the Company and no longer a VIE, since LeSEE is consolidated through majority voting and equity interests.

The The9 Arrangement

On March 24, 2019, the Company entered into a Joint Venture Agreement (“JVA”) with The9 Limited (“The9”). Pursuant to the JVA, the Company and The9 agreed to establish an equity joint venture in Hong Kong, which would in turn establish a wholly-owned subsidiary in China, intended to engage in the business of manufacturing, marketing, selling, and distributing the planned Faraday Future Icon V9 model electric vehicle in China. The Company and The9 would each be 50% owners of the joint venture. The9 made a $5,000 non-refundable initial deposit (“The9 Conditional Obligation”) to the Company to participate in the joint venture. The9 has the right to convert the initial deposit into various classes of stock in the Company. For accounting purposes, the deposit is a financial instrument that embodies a conditional obligation that the issuer may settle by issuing a variable number of shares. The9 Conditional Obligation was measured at fair value, was remeasured at each reporting period, and represents a Level 3 financial instrument under the fair value hierarchy. (See Note 7. Fair Value of Financial Instruments). The fair value of The9 Conditional Obligation was $1,128 as of December 31, 2020 and is included in Current Liabilities on the unaudited Condensed Consolidated Balance Sheets. On November 22, 2020, the parties entered into an agreement to convert the initial deposit into Class B Ordinary Stock in the Company. Neither the Company nor The9 have made contributions to the joint venture as of June 30, 2021 and it has yet to commence business activities. The9 Conditional Obligation was converted into 2,944,011 shares of Class B Ordinary Stock on February 23, 2021.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The Tier-1 Chinese City Arrangement

In September 2020, the Company entered into a non-binding memorandum of understanding with a tier-1 city in China, whose affiliated entities are subscribers in the PIPE Financing, pursuant to which the Company established a joint venture entity (the “JV”) in China. The Company operates and controls the JV. The strategic partnership is subject to a binding definitive agreement and certain related transactions and agreement by the parties, under which the Company will receive capital of no less than $500,000 through the closing of the Merger Agreement. In December 2020, the JV was established as an entity wholly-owned by the Company, which will primarily engage in the activities contemplated in the memorandum of understanding. The tier-1 Chinese city will be allocated its respective equity interest in the JV upon contribution of assets to the JV. There has been no activity related to, or contributions of assets into, the JV by either party as of June 30, 2021.

The Geely Arrangement

In December 2020, the Company entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), who is also a subscriber in the PIPE Financing, pursuant to which the parties contemplate a strategic cooperation in various areas including engineering, technology, supply chain, and contract manufacturing (“Geely JV”).

In January 2021, the Company and Geely Holding entered into a cooperation framework agreement and a license agreement that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the Geely JV, engineering, technology, and contract manufacturing support. The foregoing framework agreement and the license agreement may be terminated if the parties fail to enter into the joint venture definitive agreement or to close the Merger Agreement and related transactions.

4.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this update were effective for fiscal periods beginning after December 15, 2020. The Company adopted ASU 2018-15 as of January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intra-period allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax basis goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company early adopted the standard as of January 1, 2021. The adoption did not have a material effect on the Company’s financial position, results of operations, or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“Topic 842”), which outlines a comprehensive lease accounting model that supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) - Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In June 2020, the FASB issued ASU No 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) - Effective Dates for Certain Entities, that delayed the effective date of Topic 842 to fiscal years beginning after December 15, 2021 for private companies. It also changed the definition of a lease and expands the disclosure requirements of lease arrangements. The Company is expected to be an emerging growth company and will delay adopting Topic 842 until the fiscal year ending December 31, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt — Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the earnings per share guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

5.	Property and Equipment, Net

Property and equipment, net, consists of the following as of the following dates:

	June 30, 2021	December 31, 2020
Land	$13,043	$13,043
Buildings	21,899	21,899
Building improvements	8,940	8,940
Computer hardware	4,058	4,058
Tooling, machinery, and equipment	5,475	5,451
Vehicles	583	583
Computer software	7,095	7,095
Leasehold improvements	298	298
Construction in process	246,817	251,633
Less: Accumulated depreciation	(20,490)	(19,067)
Total property and equipment, net	$287,718	$293,933

For the six months ended June 30, 2021, the Company entered into an agreement to finalize the cost of certain construction in process assets. As a result of the agreement, the Company reduced the cost of these assets in construction in process as well as the corresponding liability within Accounts Payable and Accrued Expenses by $5,744 on the Condensed Consolidated Balance Sheet as of June 30, 2021.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of the following dates:

	June 30, 2021	December 31, 2020
Accrued expenses and other current liabilities
Accrued payroll and benefits	$27,039	$19,180
Accrued legal contingencies	12,333	5,025
Capital lease, current portion	1,926	4,396
Deferred rent, current portion	—	3
Tooling, machinery, and equipment received not invoiced	795	509
Deposits from customers	3,667	3,523
Due to affiliates	7,658	5,123
Other current liabilities	6,303	14,623
Total accrued expenses and other current liabilities	$59,721	$52,382

7.	Fair Value of Financial Instruments

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities, or funds.

Level 2	Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. Government and agency debt securities and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models or similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The Company has elected to apply the fair value option to certain related party notes payable and notes payable with conversion features as discussed in Note 8. Related Party Notes Payable and Note 9. Notes Payable.

Related Party Notes Payable and Notes Payable at Fair Value

The Company has elected to measure certain related party notes payable and notes payable at fair value issued under the Notes Purchase Agreement, as amended (“NPA, as amended”) because they contain embedded liquidation premiums with conversion rights that represent embedded derivatives (See Note 8. Related Party Notes Payable and Note 9. Notes Payable). The Company employed the yield method to value the related party notes payable and notes payable. This valuation method uses a discounted cash flow analysis, estimating the expected cash flows for the debt instrument in different scenarios and then discounting them at the market yield. The significant unobservable input used in the fair value measurement is the market yield. The market yield is determined using external market yield data, including yields exhibited by publicly traded bonds by S&P credit rating as well as the borrowing rates of guideline public companies. The yield is affected by the market movements in credit spreads and bond yields. In general, increases in the yield would decrease the fair value of the liability, and conversely, decreases in the yield would increase the fair value of the liability.

The fair value adjustments related to related party notes payables and notes payables were recorded in Change in Fair Value Measurement of Related Party Notes Payable and Notes Payable, and Warrant Liabilities on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

Warrants

In conjunction with notes payable agreements entered into with Ares Capital Corporation (“Ares”) on March 1, 2021, the Company agreed to issue warrants to purchase a variable number of FFIE shares (“Ares Warrants”). The Ares Warrants meet the definition of derivative, since the Ares Warrants are not indexed to the entity’s own equity and therefore do not meet the scope exception in ASC 815. The Company records any changes in fair value of the warrant liability on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. The Company initially recorded the warrant liability at its fair value of $5,000, with any difference between the proceeds received and the initial fair values of the debt and warrants recorded in Interest Expense. As of June 30, 2021, the fair value of the warrants was $7,880. The warrant liability is included in Other Liability, Less Current Portion on the unaudited Condensed Consolidated Balance Sheets as of June 30, 2021, and the fair value adjustment related to the warrants was recorded in Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss (see Note 9. Notes Payable).

The Company used the Black-Scholes option pricing model to value the Ares Warrants. The Black-Scholes model requires the use of several assumptions including, the exercise price of the warrant, the term over which the warrants can be exercised, the risk-free rate, the stock price, and the volatility of the underlying stock price. Additionally, upon their issuance, the Ares Warrants were valued under two scenarios using the Black-Scholes option pricing model, one with an 80 percent probability that the Business Combination would occur and a second with a 20 percent probability that the Business Combination would not occur. As of June 30, 2021, the probability of close of the merger increased to 95%. Fair value measurements associated with the warrant liabilities, the related party notes payable, and notes payable represent Level 3 valuations under the fair value hierarchy.

In conjunction with additional notes issued under the NPA, as amended, (see Note 9. Notes Payable) on various dates in January and March 2021, the Company issued warrants to purchase an aggregate of 2,437,454 shares of Class A Ordinary Stock of the Company. The fair value of the warrants was recorded in equity because the warrants meet the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity. The Company estimated the fair value of the warrants to be $1,988 which is included in Additional Paid-in Capital (“APIC”) on the unaudited Condensed Consolidated Balance Sheets as of June 30, 2021.

In conjunction with the issuance of notes payable to a US-based investment firm on June 9, 2021, (see Note 9. Notes Payable) the Company issued warrants to purchase up to 5,831,357 of the Company’s Class A Ordinary Stock for $2.5723 per share (“Exercise Price”) on or before June 9, 2028. Upon the occurrence of: (i) a merger of the Company; (ii) a sale of substantially all of the Company’s assets; (iii) a change in control; (iv) a reclassification, reorganization or recapitalization of the Ordinary Stock; or (v) the closing of the Business Combination (collectively, “Fundamental Transaction”), the warrants shall be exercisable within 15 days and the Exercise Price of the warrants shall be adjusted to equal the lower of: (i) $2.5723 per share; (ii) the pre-money valuation ascribed to the Company in connection with the Fundamental Transaction divided by the pro-forma fully diluted capitalization of the Company; and (iii) the lowest effective net price per share of Class A Ordinary Stock paid for by any third party at the time of, or in connection with, the Fundamental Transaction. The Company determined the warrants are indexed to the Company’s equity and, as such, meets the scope exception in accordance with ASC 815. The Company estimated the fair value of the warrants to be $5,125, which is included in APIC on the unaudited Condensed Consolidated Balance Sheets as of June 30, 2021.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The Company employed the Black-Scholes valuation model to value the June 9, 2021 warrants. The Black-Scholes model requires the use of several assumptions including the warrant exercise price, the term of the warrants, the risk-free rate, the stock price, and the volatility of the underlying stock price.

The significant assumptions used in the valuations of the June 9, 2021 notes payable and warrants were the probability of close of the Business Combination and the weight assigned to the PSAC’s Class A Common Shares and the Company’s Class A Ordinary Shares, whereas as of the issuance date and June 30, 2021, the probability scenarios were 80 percent and 60 percent versus 95 percent and 75 percent, respectively. Management has determined that progress made towards the close of the Business Combination, mainly PSAC’s Form S-4 being declared effective on June 24, 2021, contributed to additional certainty with regards to the close.

Fair value measurements associated with the warrant liabilities, the related party notes payable, and notes payable represent Level 3 valuations under the fair value hierarchy.

Recurring Fair Value Measurements

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present financial assets and liabilities remeasured on a recurring basis by level within the fair value hierarchy:

	June 30, 2021
	Level 1	Level 2	Level 3
Related party notes payable	$—	$—	$21,769
Notes payable	—	—	213,504
Warrant liabilities	—	—	7,880

	December 31, 2020
	Level 1	Level 2	Level 3
Related party notes payable	$—	$—	$21,627
Notes payable	—	—	71,064
The9 Conditional Obligation	—	—	1,128

The carrying amounts of the Company’s financial assets and liabilities, including cash, restricted cash, deposits, and accounts payable approximate fair value because of their short-term nature or contractually defined value.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The following table summarizes the activity of the Level 3 fair value measurements:

	Related Party Notes Payable at Fair Value	Notes Payable at Fair Value	The9 Conditional Obligation	Warrant Liabilities
Balance as of December 31, 2020	$21,627	$71,064	$1,128	$—
Proceeds, net of original issuance discount	—	111,641	—	—
Consent fees	—	1,334	—	—
Original issue discount (1)	—	9,060	—	—
Issue costs paid by lender	—	1,900	—	—
Conversion to equity	—	—	(2,863)	—
Proceeds allocated to warrants	—	(5,125)	—	—
Recognition of warrant liability	—	—	—	5,000
Changes in fair value	142	23,630	1,735	2,880
Balance as of June 30, 2021	$21,769	$213,504	$—	$7,880

(1)	Included in Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

8.	Related Party Notes Payable

The Company has been significantly funded by notes payable from related parties. These related parties include employees as well as affiliates and other companies controlled or previously controlled by the Company’s founder and former CEO.

Related party notes payable consists of the following as of June 30, 2021:

Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Net Carrying Value	Interest Expense for the Three Months Ended June 30, 2021	Interest Expense for the Six Months Ended June 30, 2021
Related party note(1)	June 30, 2021	12.00%	$149,674	$—	$149,674	1,369	$8,486
Related party note(3)	Due on Demand	15.00%	10,000	—	10,000	392	779
Related party notes – NPA tranche(2)	October 9, 2021	10.00%	18,112	3,657	21,769	457	910
Related party notes –China	Due on Demand	18.00%	9,288	—	9,288	817	1,586
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	5,002	—	5,002	69	183
Related party notes – China various other(3)	Due on Demand	8.99%	1,410	—	1,410	32	63
Related party notes – Other(3)	June 30, 2021	6.99%	4,160	—	4,160	72	144
Related party notes – Other(3)	June 30, 2021	8.00%	6,452	—	6,452	129	256
			$204,098	$3,657	$207,755	$3,337	$12,407

(1)	On April 9, 2021, the Company signed agreements with certain of its related party notes holders to convert their notes with principal amounts of $194,810 and accrued interest of $71,764 into 57,513,413 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 87,003,560 shares of A-2 Preferred Stock with a conversion price of $1.96 per share. Under the agreements, the notes ceased to accrue interest on March 31, 2021. On May 13, 2021, related party notes payable with aggregating principal amounts of $90,869 and accrued interest of $43,490 was converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 19,546,600 shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The outstanding principal balance subsequent to the conversion was $149,674 as of June 30, 2021. The Class A-1 and A-2 Preferred Stock will convert into FFIE Class A Common Stock based on the Exchange Ratio. As of June 30, 2021, $125,071 of the related party notes payable were in default.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

(2)	On April 29, 2019, the Company executed the Note Purchase Agreement (“NPA”) with U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The aggregate principal amount that may be issued under the NPA was $200,000. Upon both a Company Preferred Stock offering and prepayment notice by the holder, or on the maturity date of the notes payable, the holder may elect to convert all of the outstanding principal and accrued interest of the notes payable, plus a 20.00% premium, into shares of Preferred Stock in the offering. The Company elected the fair value option for these notes payable. (See Note 7. Fair Value of Financial Instruments.)

(3)	As of June 30, 2021, the Company was in default on twelve of its related party notes with a principal value of $22,022. The Company was in compliance with all covenants under its remaining related party notes payable agreements as of June 30, 2021.

For the six months ended June 30, 2021, the Company received $200 in proceeds from a related party in the form of a bridge loan, which was fully paid during the period. In addition, the Company repaid bridge loans received in December 2020 aggregating $424.

Just prior to the Business Combination, the Company converted related party notes payable with an aggregate principal amount of $130,479 into 81,855,608 shares of Class A-2 Preferred Stock. Related party notes payable with principal amounts of $60,104 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events.

Fair Value of Related Party Notes Payable Not Carried at Fair Value

The estimated fair value of the Company’s related party notes payable not carried at fair value, using inputs from Level 3 under the fair value hierarchy, was $147,995 and $265,663 as of June 30, 2021 and December 31, 2020, respectively.

Schedule of Principal Maturities of Related Party Notes Payable

The future scheduled principal maturities of related party notes payable as of June 30, 2021 were as follows:

Due on demand	$185,986
2021	18,112
$204,098

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

9.	Notes Payable

The Company has entered into notes payable agreements with third parties. Notes Payable consists of the following as of June 30, 2021:

Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Proceeds Allocated to Warrants	Net Carrying Value	Interest Expense for the Three Months Ended June 30, 2021	Interest Expense for the Six Months Ended June 30, 2021
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$56,000	$—	$—	$56,000	$2,081	$3,552
Notes payable – NPA tranche	October 6, 2021	10.00%	27,117	5,473	—	32,590	676	1,345
Notes payable(1)	October 6, 2021	14.00%	55,000	11,232	—	66,232	1,920	2,574
Notes payable(7)	June 30, 2021	12.00%	19,100	—	—	19,100	576	1,147
Notes payable(7)	June 30, 2021	1.52%	4,400	—	—	4,400	17	33
Notes payable(7)	June 30, 2021	8.99%	2,240	—	—	2,240	50	100
Notes payable(7)	June 30, 2021	8.00%	300	—	—	300	6	12
Notes payable(2)	October 6, 2021	8.00%	3,750	1,475	—	5,225	149	268
Notes payable(2)	October 6, 2021	15.75%	5,600	2,202	—	7,802	223	282
Notes payable(3)	October 6, 2021	0.00%	18,250	5,241	—	23,491	—	—
Notes payable(3)	December 9, 2022	0.00%	20,000	649	(2,563)	18,086	—	—
Notes payable(3)	December 9, 2022	0.00%	20,000	648	(2,562)	18,086	—	—
Note payable(4)	March 9, 2022	0.00%	15,667	4,499	—	20,166	—	—
Note payable(5)	October 6, 2021	12.75%	15,666	6,160	—	21,826	792	1,197
Notes payable – China various other	Various Dates 2021	6.00%	4,917	—	—	4,917	74	146
Notes payable – China various other	Due on Demand	9.00%	3,715	—	—	3,715	169	335
Notes payable – China various other(6)	Due on Demand	0.00%	5,387	—	—	5,387	—	6
Notes payable – various other notes(7)	June 30, 2021	6.99%	1,260	—	—	1,260	22	44
Notes payable – various other notes(7)	Due on Demand	8.99%	500	—	—	500	11	22
Notes payable – various other notes(7)	June 30, 2021	2.86%	1,500	—	—	1,500	11	21
Notes payable(7)	June 30, 2021	8.00%	11,635	—	—	11,635	232	462
Notes payable	April 17, 2022	1.00%	9,168	—	—	9,168	22	45
			$301,172	$37,579	$(5,125)	$333,626	$7,031	$11,591

(1)	On March 1, 2021, the Company amended the NPA to permit the issuance of additional notes payable with principal amounts up to $85,000. On the same day, the Company entered into notes payable agreements with Ares for an aggregate principal of $55,000, receiving net proceeds of $51,510, inclusive of a 4.00% original issue discount and $90 of debt issuance costs paid directly by the lender. The notes payable are collateralized by a first lien on virtually all tangible and intangible assets of the Company and bear interest at 14% per annum. The notes payable mature on the earliest of (i) March 1, 2022, (ii) October 6, 2021, if the Qualified SPAC Merger contemplated in the Merger Agreement has not been consummated by July 27, 2021, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The Company has elected the fair value option because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative. Additionally, the notes payable agreements contain a minimum cash provision, which requires the Company to maintain at least $5,000 of cash on hand at all times. The Company has classified the related $5,000 in Restricted Cash on its unaudited Condensed Consolidated Balance Sheets as of June 30, 2021.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

In addition, in conjunction with the issuance of the notes payable, the Company committed to issue warrants to the lender to purchase the Company’s Class A Ordinary Stock no later than August 11, 2021, or, if earlier, 15 days after consummation of the Merger. The warrants will have a term of 6 years, be equal to 0.20% of the fully diluted capitalization of FFIE’s Class A Common Stock and have an exercise price of $10 per share. The warrants meet the definition of a derivative, were accounted for as a liability, and will be marked to fair value at the end of each reporting period with the changes in fair market value recorded in the Condensed Consolidated Statements of Operations and Comprehensive Loss. The Company determined the commitment to issue warrants was a liability as of March 1, 2021, and estimated the fair value of the warrants to be $5,000 using the Black-Scholes option-pricing model under two scenarios (See Note 7. Fair Value of Financial Instruments). Fair value of the warrants as of June 30, 2021, was $7,880.

June 30, 2021
Outstanding principal	$55,000
Accrued interest	654
Interest expense	654
Original issue discount	3,490
Debt issuance costs recorded in interest expense	315
Principal payments	—
Interest payments	—
Net proceeds	$51,510

(2)	On January 13, 2021, the Company amended the NPA to permit the issuance of additional notes payable and issued $3,750 of notes payable to Birch Lake, receiving net proceeds of $3,510, inclusive of a 6.50% original issue discount, and $225 of debt issuance costs paid directly by the lender. The additional secured convertible notes payable issued to Birch Lake (“BL Notes”) accrue interest at 8% per annum. The BL Notes mature on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations in the event of a default. Additionally, the BL Notes contain a liquidation premium that ranges from 35% to 45% depending on the timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment of the BL Notes if an event of default, change in control, or a Qualified SPAC Merger occurs. The Company determined that the feature to settle the BL Notes at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company elected the fair value option for this note payable (See Note 7. Fair Value of Financial Instruments).

On March 8, 2021, the Company entered into a notes payable agreement under the NPA, as amended, with Birch Lake with a total principal of $5,600, receiving net proceeds of $5,240, inclusive of a 6.50% original issue discount and $307 of debt issuance costs paid directly by the lender. The notes payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, as defined in the note agreement, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The notes payable bear interest at 15.75% per annum. Additionally, the notes payable contain a liquidation premium that ranges from 42% to 52% depending on timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment if an event of default, change in control, or a Qualified SPAC Merger occurs. The Company determined that the feature to settle the notes payable at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company has elected to measure the notes payable at fair value because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

June 30, 2021
Outstanding principal	$9,350
Accrued interest	—
Interest expense	177
Original issue discount	1,132
Debt issuance costs recorded in interest expense	1,502
Principal payments	—
Interest payments	177
Net proceeds	$8,218

(3)	On January 13, 2021, the Company entered into a notes payable agreement under the NPA, as amended, (“January 13 Notes”) with a US-based investment firm for total principal of $11,250, receiving net proceeds of $10,350, inclusive of an 8% original issue discount and $480 of debt issuance costs paid directly by the lender. The note payable is collateralized by a first lien on virtually all tangible and intangible assets of the Company and bears interest at 0% per annum. The note payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as an event of default. In the event the Company consummates a Qualified SPAC Merger, an amount equal to 130% of all outstanding principal, accrued and unpaid interest and accrued original issue discount under the notes through (but not including) the date of consummation of the Qualified SPAC Merger will automatically convert into Common Stock of PSAC received by the Company’s Class A ordinary stockholders and the notes and interest shall be deemed satisfied in full and terminated. The Company elected the fair value option for this note payable because the inclusion of a conversion feature that allows the lenders to convert the notes payable into Preferred Stock.

On March 12, 2021, the Company and the US-based investment firm entered into a notes payable agreement (“March 12 Notes”) for an aggregate principal amount of $7,000, receiving net proceeds of $6,440, inclusive of an 8% original issue discount. The terms of this note payable are the same as the note payable issued on January 13, 2021.

In conjunction with the issuance of the notes on various dates during January 2021 and March 2021, the Company issued warrants to purchase 270,200 shares of the Company’s Class A Ordinary Stock with an exercise price of $2.72 and 2,167,254 shares of the Company’s Class A Ordinary Stock with an exercise price of $2.71. The warrants were issued with a term of seven years and are subject to certain down-round adjustments. The fair value of the warrants was recorded in equity in accordance with the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity. The Company estimated the fair value of the warrants to be $1,988 using the Black-Scholes option-pricing model (See Note 7. Fair Value of Financial Instruments.)

On June 9, 2021, the Company amended the NPA to permit the issuance of two notes payable, each with a principal value of $20,000 (“June 2021 Notes”), to a US-based investment firm. The June 2021 Notes are subordinate to the notes payable issued to Birch Lake on January 13 and March 8, 2021 (See (2) above) and the notes payable issued to Ares on March 1, 2021 (See (1) above) and senior in priority to the notes payable issued under the NPA prior to September 9, 2020. The June 2021 Notes mature on December 9, 2022, and do not bear interest unless extended beyond its maturity date by the US-based investment firm, in which case, the June 2021 Notes will bear interest at 10% per annum starting upon their original maturity. Each of the June 2021 Notes are subject to an original issue discount of 8% and 13%, respectively. The June 2021 Notes contain a liquidation premium that, upon a Qualified SPAC Merger, the then outstanding principal and accrued interest of the notes playable plus a 30% premium will convert into Class A Ordinary Stock of the Company. The Company received net proceeds of $35,603 as part of the June 2021 Notes.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

As part of the Amendment to the NPA, on or prior to the 12-month anniversary of the Qualified SPAC Merger, the US-based investment firm has the option to purchase additional notes for up to $40,000 (“Optional Notes”), subject to similar original issue discounts as the June 2021 Notes. The June 2021 Notes and the Optional Notes, along with the notes previously issued to the same lender, are provided with an anti-dilution protection. Subsequent to June 30, 2021, the US-based investment firm exercised its option to purchase $33,917 of Optional Notes. See Note 15. Subsequent Events for additional information.

In connection with the issuance of the June 2021 Notes, the Company issued warrants to the US-based investment firm to purchase up to 5,831,357 of the Company’s Class A Ordinary Stock for $2.5723 per share exercise price on or before June 9, 2028. Upon the occurrence of a Fundamental Transaction, the warrants shall be exercisable within 15 days and their exercise price shall be adjusted to equal the lower of (i) $2.5723 per share, (ii) the pre-money valuation ascribed to the Company in connection with the Fundamental Transaction divided by the pro-forma fully diluted capitalization of the Company and (iii) the lowest effective net price per share of Class A Ordinary Stock paid for by any third party at the time of or in connection with the Fundamental Transaction, as defined in the warrant agreement. The Optional Notes are entitled to warrants with the same terms as the June 2021 Notes once the Optional Notes are issued.

June 30, 2021
January 13 and March 12, 2021 Notes:
Outstanding principal	$18,250
Accrued interest	—
Interest expense	—
Original issue discount	1,460
Debt issuance costs recorded in interest expense	480
Principal payments	—
Interest payments	—
Net proceeds	$16,310

June 30, 2021
June 9, 2021 Note 1:
Outstanding principal	$20,000
Accrued interest	—
Interest expense	—
Original issue discount	1,600
Debt issuance costs recorded in interest expense	197
Principal payments	—
Interest payments	—
Net proceeds	$18,203

June 30, 2021
June 9, 2021 Note 2:
Outstanding principal	$20,000
Accrued interest	—
Interest expense	—
Original issue discount	2,600
Debt issuance costs recorded in interest expense	—
Principal payments	—
Interest payments	—
Net proceeds	$17,400

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

(4)	On January 13, 2021, the Company amended the NPA to increase the principal amount of its $15,000 note payable with a US-based investment firm by $667. The Company received no cash proceeds as the increase in principal was used to pay a consent fee to the US-based investment firm. The Company recorded the consent fee in Interest Expense on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to the US-based investment firm of $11,250 and $7,000, as described in (3) above.

(5)	On January 13, 2021, the Company amended the NPA to issue an additional note to Birch Lake, with the same terms as its $15,000 note payable to Birch Lake, in the amount of $666. The Company received no cash proceeds as the additional note was used to pay a consent fee to Birch Lake. The Company recorded the consent fee in Interest Expense on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to Birch Lake of $3,750 and $5,600, as described in (2) above.

(6)	On January 15, 2021, the Company borrowed $102 from a Chinese lender. The unsecured note payable is payable on demand and does not have a stated interest rate.

(7)	As of June 30, 2021, the Company was in default on sixteen of its notes payable with an aggregate principal value of $40,935. The Company is in compliance with all its covenants under the remaining notes payable agreements as of June 30, 2021.

Just prior to the close of the Business Combination, the Company converted: (i) notes payable with principal amount of $56,000 into 37,335,421 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) a note payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock. Notes payable with aggregate principal amount of $116,518 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events.

Fair Value of Notes Payable Not Carried at Fair Value

The estimated fair value of the Company’s notes payable not carried at fair value, using inputs from Level 3 under the fair value hierarchy, was $105,863 and $127,130 as of June 30, 2021 and December 31, 2020, respectively.

Schedule of Principal Maturities of Notes Payable

The future scheduled principal maturities of notes payable as of June 30, 2021 are as follows:

Due on demand	$50,037
2021	186,300
2022	64,835
$301,172

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

10.	Vendor Payables in Trust

On April 29, 2019, the Company established the Faraday Vendor Trust (“Vendor Trust”), with the intention to stabilize the Company’s supplier base by providing suppliers with the ability to exchange their unsecured trade receivables for secured trust interests. Repayment of the trust interests is governed by a Trade Receivables Repayment Agreement dated as of April 29, 2019 (“Trade Receivables Repayment Agreement”). All interests in the Vendor Trust are collateralized by a first lien, with third payment priority, in agreement with applicable intercreditor arrangements, on virtually all tangible and intangible assets of the Company. The applicable interest rate for the vendor trust principal balance is 6.00%, calculated daily from the date of contribution and is non-compounding. The Company determined that the economic substance of the obligations under the Vendor Trust is an in-substance financing.

A total of $109,565 and $111,574 of the Company’s trade payables have been included in the Vendor Trust as of June 30, 2021 and December 31, 2020, respectively. Accrued interest related to the Vendor Trust aggregated $13,358 and $11,840 as of June 30, 2021 and December 31, 2020, respectively. The Vendor Trust also includes approximately $8,380 and $25,000 of purchase orders as of June 30, 2021 and December 31, 2020, respectively, related to goods and services yet to be received. These vendors did not contribute any receivables into the Vendor Trust related to these purchase orders, as the goods and services are to be received at a future date. As such, the Company may cancel the vendor’s interest in the Vendor Trust related to these purchase orders until such time that the vendors begin to fulfil the requested goods and services.

On October 30, 2020, the agreement governing the Vendor Trust (the “Vendor Trust Agreement”) was modified to add a conversion feature to allow the secured interests in the Vendor Trust to convert into a variable number of PSAC shares if a Qualified SPAC Merger (as defined in the Vendor Trust Agreement) occurs. The Company accounted for this modification as an extinguishment because the conversion feature is considered substantive, as the conversion feature is reasonably possible to be exercised. The conversion feature does not require bifurcation because it is clearly and closely related to the host instrument, since the conversion does not involve a substantial premium or discount. Accretion of the discount created from the gain recorded on extinguishment of $679 and $1,350 was recorded in Interest Expense in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2021, respectively. The Vendor Trust carrying value was $109,574 and $110,224, net of remaining discounts, as of June 30, 2021 and December 31, 2020, respectively.

On March 1, 2021, the maturity date of the secured trust interests in the Vendor Trust was extended to the earliest of: (i) October 6, 2021; (ii) the closing of a Qualified SPAC Merger; (iii) a change in control of the Company; or (iv) an acceleration of the obligations under certain of the Company’s other secured financing arrangements. The Trade Receivables Repayment Agreement includes an event of default if a Qualified SPAC Merger does not close by July 27, 2021.

The estimated fair value of the Vendor Trust, using inputs from Level 3 under the fair value hierarchy, was $117,575 and $109,762 as of June 30, 2021 and December 31, 2020, respectively.

Termination of Interests in the Vendor Trust

On June 4, 2021, the Company entered into an agreement with a vendor with an interest in the Vendor Trust for future services. The Company and the vendor agreed to forgive $14,166 relating to future work instead of converting these interests to equity upon the close of the Business Combination. In addition, it was agreed to terminate and forgive $1,901 of the vendor’s interest for work performed, resulting in a gain of $1,731.

On June 7, 2021, the Company entered into agreements with two vendors and settled in cash an interest in the Vendor Trust aggregating $5,367. The vendors’ remaining interests aggregating $17,457 is payable in cash only in the event the Qualified SPAC Merger closes by July 31, 2021, otherwise the payables will remain in the Vendor Trust under the original terms.

On June 9, 2021, the Company agreed to designate $10,000, to be paid at the election of certain of the interest holders in the Vendor Trust at the closing of the Qualified SPAC Merger.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Subsequent to June 30, 2021, at the closing of the Business Combination, the Company settled the majority of the outstanding payables of the Vendor Trust as well as any accrued interest and amounts for purchase orders related to goods and services yet to be received, by paying $28,355 in cash and issuing 10,456,642 shares of FFIE Class A Common Stock. See Note 15. Subsequent Events for more information related to the closing of the Business Combination.

11.	Commitments and Contingencies

Legal Matters

The Company is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of management, while the outcome of any such claims and disputes cannot be predicted with certainty, its ultimate liability in connection with these matters is not expected to have a material adverse effect on the Company’s results of operations and cash flows.

As of June 30, 2021 and December 31, 2020, the Company had accrued contingent liabilities of $13,127 and $6,025, respectively, for potential financial exposure related to ongoing legal matters primarily related to breach of contracts and employment matters. As of June 30, 2021, contingent liabilities of $12,333 were recorded in Accounts Payable and $794 was recorded in Accrued Expenses and Other Liabilities on the Company’s Condensed Consolidated Balance Sheets. Similarly, $5,025 was recorded in Accrued Expenses and Other Liabilities and $1,000 was recorded in Other Liability, less current portion on the Company’s December 31, 2020, Condensed Consolidated Balance Sheets. These contingent liabilities are related to four legal matters that have been determined to be both probable of loss and reasonably estimable.

The Company recorded the incremental loss related to an outstanding legal matter in the amount of $6,309 as general and administrative expense in the Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ending June 30, 2021. Subsequent to June 30, 2021, the Company settled an outstanding legal matter for $2,850 in cash and agreed to issue stock options to purchase 6,000,000 Class A Ordinary Stock in the Company at an exercise price of $0.36 per share (“Settlement Options”). The Settlement Options vest 21 days after the Closing Date of the Business Combination. As part of the settlement agreement, no party admitted or acknowledged the existence of any liability or wrongdoing and all claims, including those asking for damages, were voluntarily dismissed.

12.	Preferred and Ordinary Stock

The number of authorized, issued and outstanding stock, liquidation value and carrying value as of June 30, 2021 and December 31, 2020, were as follows:

	June 30, 2021
	Authorized Shares	Issued and Outstanding Shares	Liquidation Value	Carrying Value
Redeemable Preference Stock	470,588,235	470,588,235	$800,000	$724,823
Class A-1 Convertible Preferred Stock	87,617,555	57,513,413	96,048	96,048
Class A-2 Convertible Preferred Stock	158,479,868	19,546,600	38,311	38,311
Class A-3 Convertible Preferred Stock	1,475,147	—	—	—
Class B Convertible Preferred Stock	452,941,177	452,941,177	1,106,988	697,643
Class A Ordinary Stock	665,209,680	64,224,007	—	—
Class B Ordinary Stock	180,000,000	150,052,834	—	1
	2,016,311,662	1,214,866,266	$2,041,347	$1,556,826

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

	December 31, 2020
	Authorized Shares	Issued and Outstanding Shares	Liquidation Value	Carrying Value
Redeemable Preference Stock	470,588,235	470,588,235	$800,000	$724,823
Class B Convertible Preferred Stock	600,000,000	452,941,177	1,106,988	697,643
Class A Ordinary Stock	400,000,000	41,234,448	—	—
Class B Ordinary Stock	180,000,000	147,058,823	—	1
	1,650,588,235	1,111,822,683	$1,906,988	$1,422,467

Upon the effectiveness of the Seventh Amended and Restated Articles of Association of the Company on January 27, 2021, the number of shares of capital stock that are authorized to be issued increased to 2,016,311,662, due to the Company authorizing additional shares of Class A Ordinary Stock and the following new classes of Preferred Stock: 87,615,555 Class A-1 Convertible Preferred Stock with par value of $0.00001 per share; 158,479,868 Class A-2 Convertible Preferred Stock with par value of $0.00001 per share; 1,475,147 Class A-3 Convertible Preferred Stock with par value of $0.00001 per share (collectively “Class A Preferred Stock”).

Conversion of Related Party Notes Payable

On May 13, 2021, related party notes payable with aggregating principal amounts of $90,869 and accrued interest of $43,490 were converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 19,546,600 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The Class A-1 and A-2 Preferred Stock will convert into shares of FFIE Class A Common Stock after the consummation of the Business Combination with a conversion ratio of 7.077.

The rights, privileges, and preferences of the Company’s Class A Preferred Stock as set forth in the Company’s Seventh Amended and Restated Articles of Association are as follows:

Voting

The holders of Class A Preferred Stock are entitled to one vote for each share held by such holder.

Conversion

The Class A Preferred Stock is convertible into Class A Ordinary Stock on a one-to-one basis at the option of holders of Class A Preferred Stock at any time upon written notice to the Company. In connection with the Merger, the Class A Preferred Stock will be automatically converted into FFIE Class A Ordinary Stock based on the Exchange Ratio.

Liquidation

In the event of any liquidation or deemed liquidation event such as dissolution, winding up, or loss of control, either voluntary or involuntary, or in entering into a SPAC transaction, after the Redeemable Preference Convertible Stock have been redeemed and paid in full, the holders of Class A Preferred Stock are entitled to receive cash, pari passu with the holders of the Class B Convertible Preferred Stock and prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Company to the holders of any Ordinary Stock, in an amount equal to the greater of (a) $1.67, $1.96, and $1.715 per share for the Class A-1 Convertible Preferred Stock, Class A-2 Convertible Preferred Stock, and Class A-3 Convertible Preferred Stock, respectively, plus any declared but unpaid dividends on each such Class A Preferred Stock, or (b) the aggregate amount payable in a liquidation to the Class A Preferred Stock assuming the Class A Preferred Stock had been converted into Ordinary Stock of the Company prior to such liquidation.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Classification

The liquidation preference rights the holders of Class A Preferred Stock are entitled to in the event of a deemed liquidation are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the Class A Preferred Stock have been presented outside of permanent equity in the mezzanine section of the Condensed Consolidated Balance Sheets.

13. Stock-Based Compensation

As of June 30, 2021, the Company had 13,875,574 shares of Class A Ordinary Stock available for future issuance under its Equity Incentive Plan (“EI Plan”) and the Special Talent Incentive Plan (“STI Plan”).

EI Plan

On February 1, 2018, the Board of Directors adopted the EI Plan, under which the Board of Directors authorized the grant of up to 300,000,000 incentive and nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, and other stock-based awards for Class A Ordinary Stock to employees, directors, and non-employees.

A summary of the Company’s stock option activity under the EI Plan is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	215,769,994	$0.35	8.75	$885
Granted	26,831,376	0.58
Exercised	(18,871,140)	0.32
Cancelled/forfeited	(3,452,693)	0.35
Outstanding as of June 30, 2021	220,277,537	$0.38	8.46	$263,084

The weighted-average assumptions used in the Black-Scholes option pricing model for awards granted during the six months ended June 30, 2021 are as follows:

June 30, 2021
Risk-free interest rate:	0.22%
Expected term (in years):	2.89
Expected volatility:	49.24%
Dividend yield:	0.00%
Grant date fair value per share:	$0.58

As of June 30, 2021, the total remaining stock-based compensation expense for unvested stock options was $13,100, which is expected to be recognized over a weighted average period of 3.1 years.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

STI Plan

The STI Plan allows the Board of Directors to grant up to 100,000,000 incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units, and other stock-based awards for Class A Ordinary Stock to employees, directors, and non-employees.

The STI Plan does not specify a limit on the number of stock options that can be issued under the plan. Per the terms of the STI Plan, the Company must reserve and keep available a sufficient number of shares to satisfy the requirements of the STI Plan.

On January 27, 2021, in conjunction with entering into a service agreement with its lessor of the facility located in Hanford, California, the Company issued 2,827,695 fully-vested options with an exercise price of $0.391 per share. In the event that the intrinsic value of the option is less than the accrued outstanding rent payments of $947, the Company will pay the lessor the difference in a single cash payment, otherwise, the accrued outstanding rent will be deemed paid.

A summary of the Company’s stock option activity under the STI Plan is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	45,932,116	$0.35	9.26	$1,174
Granted	30,043,068	0.97	—	—
Exercised	(4,377,118)	0.36	—	—
Cancelled/forfeited	(5,880,833)	0.36	—	—
Outstanding as of June 30, 2021	65,717,233	$0.63	7.54	$27,294

The company has elected to use the contractual term of the non-employee options awarded under the STI Plan in accordance with GAAP. The weighted-average assumptions used in the Black-Scholes option pricing model for awards granted during the six months ended June 30, 2021 are as follows:

June 30, 2021
Risk-free interest rate:	1.31%
Expected term (in years):	10
Expected volatility:	40.22%
Dividend yield:	0.00%
Grant date fair value per share:	$0.60

As of June 30, 2020, the total remaining stock-based compensation expense for unvested stock options was approximately $4,937, which is expected to be recognized over a weighted average period of approximately one year.

FF Intelligent Mobility Global Holdings Ltd.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The following table presents stock-based compensation expense included in each respective expense category in the unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Loss for the three and six months ended June 30:

	Three Months Ended June 30,
	2021	2020
Research and development	$1,070	$495
Sales and marketing	306	193
General and administrative	(428)	2,203
	$948	$2,891

	Six Months Ended June 30,
	2021	2020
Research and development	$1,660	$637
Sales and marketing	505	248
General and administrative	1,302	2,771
	$3,467	$3,656

14.	Net Loss per Share

Net Loss Per Share Attributable to Ordinary Stockholders

The Company has four classes of participating securities (Redeemable Preference Stock, Class B Convertible Preferred Stock, Class A-1 Convertible Preferred Stock, and Class A-2 Convertible Preferred Stock) issued and outstanding as of June 30, 2021, and two classes of participating securities (Redeemable Preference Stock and Class B Convertible Preferred Stock) issued and outstanding as of June 30, 2020. Losses are not attributed to the participating securities as the stockholders of Redeemable Preference Stock, Class B Convertible Preferred Stock, and Class A Preferred Stock are not contractually obligated to share in the Company’s losses. The Redeemable Preference Stock participation rights are contingent in the event the stockholders of Redeemable Preference Stock consents to a dividend distribution, which no consent has been provided through June 30, 2021. The Class A Preferred Stock and Class B Convertible Preferred Stock participation rights are contingent on the redemption of the Redeemable Preference Stock, which has not been satisfied as of June 30, 2021.

Basic net loss attributable to ordinary stockholders per share is calculated by dividing net loss attributable to ordinary stockholders by the weighted-average number of outstanding shares of ordinary stock.

Diluted net loss per share attributable to ordinary stockholders adjusts the basic net loss per share attributable to ordinary stockholders and the weighted-average number of shares of ordinary stock outstanding for the potentially dilutive instruments.

The net loss per ordinary share was the same for the Class A and Class B Ordinary Stock because they are entitled to the same liquidation and dividend rights and are therefore, combined on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2021 and 2020.

Because the Company reported net losses for all periods presented, all potentially dilutive ordinary stock equivalents were determined to be antidilutive for those periods and have been excluded from the calculation of net loss per share.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Condensed Consolidated Financial Statements
(in thousands, except share and per share data)

(Unaudited)

The following table presents the number of anti-dilutive shares excluded from the calculation of diluted net loss per share as of the following dates:

	June 30, 2021	June 30, 2020
Stock-based compensation awards – employees	220,277,537	148,997,109
Stock-based compensation awards – non-employees	65,717,233	37,607,667
Warrants	10,198,958	—
Redeemable Preference Stock	470,588,235	470,588,235
Class A-1 Convertible Preferred Stock	57,513,413	—
Class A-2 Convertible Preferred Stock	19,546,600	—
Class B Convertible Preferred Stock	452,941,177	452,941,177
Convertible related party notes payable and convertible notes payable	168,913,222	—
Total	1,465,696,375	1,110,134,188

15.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited Condensed Consolidated Financial Statements were available to be issued on August 16, 2021. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited Condensed Consolidated Financial Statements.

Conversion of Related Party Notes Payable and Notes Payable

On July 21, 2021 the Company converted: (i) related party notes payable with an aggregate principal balance of $130,479 and accrued interest of $29,958, notes payable with principal balance of $56,000 and accrued interest of $17,177 into 119,191,029 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 and accrued interest of $5,399 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) notes payable with a principal balance of $1,500 and accrued interest of $699 into 1,281,976 shares of Class A-3 Preferred Stock.

Closing of the Merger and Related Transactions

On July 21, 2021 (the “Closing Date”), the Company consummated the previously announced Business Combination pursuant to the Merger Agreement, by and among PSAC, Merger Sub and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of PSAC. Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc. (“FFIE”). Upon closing the Business Combination, the Company raised $229,653 in proceeds from PSAC, net of redemptions of $206.

Concurrently with the Merger Agreement, PSAC entered into Subscription Agreements on January 27, 2021 (collectively and as amended, the “Subscription Agreements”) with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”). Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and PSAC agreed to issue and sell to such Subscription Investors, an aggregate of 76,140,000 shares of FFIE Class A Common Stock for a purchase price of $10 per share, or an aggregate of $761,400 in gross cash proceeds (the “Private Placement”). Pursuant to the Subscription Agreements, PSAC gave certain registration rights to the Subscription Investors with respect to the shares issued and sold in the Private Placement. The closing of the Private Placement occurred immediately prior to the Closing Date.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Condensed Consolidated Financial Statements
(in thousands, except share and per share data)

(Unaudited)

As part of the Closing, total direct and incremental transaction costs aggregated $93,280, of which $24,610 was expensed as part of the Business Combination and the remaining $68,670 was recorded to Additional Paid In Capital as equity issuance costs.

In conjunction with the Closing and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company paid $144,924 in cash and issued 25,869,594 shares of FFIE Class A Common Stock to settle liabilities of the Company, including: (i) notes payable principal amounts of $116,518 and accrued interest of $12,431; (ii) related party notes payable principal amounts of $60,104 and accrued interest of $8,584; (iii) interest in the Vendor Trust of $130,671, including payables of $110,035 and purchase orders in the amount of $8,380 related to goods and services yet to be received, and accrued interest thereon of $14,506; (iv) $19,791 of amounts due to vendors; and (v) $23,638 due to active and former employees. The Company concluded that the settlement of the related party notes payable and notes payables with shares of FFIE Class A Common Stock is substantive and therefore was accounted as an extinguishment. Accordingly, the Company will record a loss upon extinguishment of the notes payable and related party notes payable of $90,531 in the Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2021.

Pursuant to the terms of the Merger Agreement, all of the issued and outstanding Class B Convertible Preferred Stock, held by FF Top Holding LLC (f/k/a FF Top Holding Ltd.) (“FF Top”)), converted into 64,000,588 shares of FFIE Class B Common Stock following the Business Combination. All other outstanding shares of the Company converted into 128,084,555 shares of FFIE Class A Ordinary Stock following the Business Combination. Additionally, each of the Company’s options and warrants that were outstanding immediately prior to the closing of the Business Combination remained outstanding and converted into the right to purchase FFIE Class A Common Stock equal to the number of the Company’s Ordinary Stock, subject to such options or warrants, multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio, with the aggregate amount of shares of Class A Common Stock issuable upon exercise of such options and warrants to be 44,880,595.

Holders of 20,600 shares of PSAC common stock exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from PSAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10 per share, or $206. At Closing, each non-redeemed outstanding share of PSAC common stock was converted into one share of Class A Common Stock of FFIE.

At the Closing Date, the Company had 298,611,892 outstanding options under the EI Plan and the STI Plan in addition to 19,016,865 outstanding warrants, as adjusted upon the Closing in accordance with an anti-dilution provision included in the warrant agreement with the US-based investment firm (see Note 9. Notes Payable), which will remain outstanding and convert into the right to purchase 44,880,595 shares of FFIE Class A Common Stock, as derived by multiplying the number of FF Ordinary Shares subject to such option or warrant by the Exchange Ratio. The options and warrants shall be exercised at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio.

Following the Business Combination PSAC’s warrants to purchase 23,652,119 shares of FFIE Class A Common Stock will remain outstanding, consisting of (i) 22,977,568 public warrants listed on the Nasdaq Stock Market and (ii) 674,551 private warrants, each with an exercise price of $11.50 per share.

While the legal acquirer in the Merger Agreement was PSAC, for financial accounting and reporting purposes under GAAP, FF is the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of FF in many respects. Under this method of accounting, PSAC was treated as the “acquired” company. Accordingly, the consolidated assets, liabilities, and results of operations of FF became the historical financial statements of FFIE, and PSAC’s assets, liabilities, and results of operations was consolidated with FF’s on July 21, 2021. Operations prior to the Business Combination will be presented as those of FF in future reports. The net assets of PSAC were recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Condensed Consolidated Financial Statements
(in thousands, except share and per share data)

(Unaudited)

In addition, the Company’s existing shareholders, as of the Closing Date of the Business Combination until its fifth anniversary, would be entitled to contingent consideration of up to 25,000,000 additional shares of FFIE Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each earnout triggering event (the “Earnout Shares”), as defined in the Merger Agreement:

●	The minimum earnout of 12,500,000 additional shares is triggered if the FFIE’s Class A Common Stock volume weighted average price (“VWAP”), as defined in the Merger Agreement, is greater than $13.50 per share for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Minimum Target Shares”);

●	The maximum earnout of an additional 12,500,000 additional shares is triggered if the FFIE Class A Common Stock VWAP is greater than $15.50 for any period of twenty (20) trading days out of thirty (30) consecutive trading days, plus the Minimum Target Shares, if not previously issued.

The Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified in Stockholders’ Deficit. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend and since the Company does not have retained earnings, the issuance will be recorded within APIC. The Company determined the fair value of the Earnout Shares at the Closing Date to be $293,853 based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

Issuance of Optional Notes

On August 10, 2021, in accordance with the June 9 amendment of the NPA, as described in Note 9. Notes Payable, the US-based investment firm exercised its option to purchase the Optional Notes with principal of $33,917. The Company received proceeds of $30,375, which is the total principal amount of $33,917 net of 8% original issue discount and $828 of transaction costs. The Optional Notes do not bear interest unless the Company fails to register shares issuable upon conversion of Optional Notes within 45 days of the Business Combination or causes the registration of those shares to not be declared effective within 90 days of the Business Combination, in which case, the Optional Notes will bear interest at 15% per annum. The Optional Notes are convertible at the option of the holder with a conversion price of $10 per share. The Optional Notes contain a liquidation premium that the then outstanding principal and accrued interest of the notes payable plus a 30% premium are convertible into shares of FFIE Class A Common Stock.

In conjunction with the issuance of the Optional Notes, the Company issued the US-based investment firm warrants to purchase up to 1,187,083 shares of FFIE Class A Common Stock with an exercise price per share equal to the lower of: (i) $10 per share, (ii) the pre-money valuation ascribed to the Company in connection with the Fundamental Transaction divided by the pro-forma fully diluted capitalization of the Company, and (iii) the lowest effective net price per share of the Company’s Class A Ordinary Stock paid for by any third party at the time of or in connection with the Fundamental Transaction, as defined in the warrant agreement. The warrants shall be exercisable within seven years.

Issuance of Options Under the EI Plan and STI Plan

In July 2021, the Company awarded 4,845,901 options under the EI Plan with a weighted average exercise price of $1.572 per share and 9,137,207 options under the STI Plan with a weighted average exercise price of $1.572 per share.

Events Subsequent to the Original Issuance of Condensed Consolidated Financial Statements

In connection with the reissuance of the Condensed Consolidated Financial Statements, the Company has evaluated subsequent events through October 4, 2021, the date the Condensed Consolidated Financial Statements were available to be reissued.

Issuance of Warrants and Additional Notes under the Amended Notes Purchase Agreement

Pursuant to its commitment to issue warrants to Ares following the closing of the Merger as described in Note 9 (1), Notes Payable, on August 5, 2021, the Company issued warrants to Ares, which are exercisable at the election of Ares at any time within 6 years of the issuance date into 670,092 shares of the Company’s Class A Common Stock.

On August 26, 2021, the Company drew an aggregated principal amount of $30,000 from Ares, pursuant to the terms of the amended NPA, receiving net proceeds of $29,913, net of debt issuance costs of $87.

The note payable is collateralized by a first lien on virtually all tangible and intangible assets of the Company and bears interest at 14% per annum. The note payable matures on the earliest of (i) March 1, 2022, (ii) the occurrence of a change in control, or (iii) the occurrence of an acceleration event, such as a default. Additionally, upon closing of the Merger, the minimum cash provision, which requires the Company to maintain minimum cash on hand at all times, increased from $5,000 to $25,000.

Purchase of License from Geely Holding

On September 7, 2021, the Company paid Geely Holding, who is also a subscriber in the PIPE Financing, in accordance with the Intellectual Property License Agreement dated January 11, 2021, as supplemented on September 7, 2021, an amount of $50,000 for a non-exclusive, perpetual, irrevocable and sub-licensable license to use a platform owned by Geely Holding in the production of the Company’s electric vehicle models.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of FF Intelligent Mobility Global Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FF Intelligent Mobility Global Holdings Ltd. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 5, 2021

We have served as the Company’s auditor since 2018.

FF Intelligent Mobility Global Holdings Ltd.
Consolidated Balance Sheets
December 31, 2020 and 2019
(in thousands, except share and per share data)

	2020	2019
Assets
Current assets
Cash	$1,124	$2,221
Restricted cash	703	1,133
Deposits	6,412	5,164
Other current assets	6,200	10,515
Total current assets	14,439	19,033
Property and equipment, net	293,933	292,526
Other non-current assets	8,010	3,658
Total assets	$316,382	$315,217
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$86,601	$68,648
Accrued expenses and other current liabilities	52,382	48,265
Related party accrued interest	78,583	42,352
Accrued interest	39,707	17,459
Related party notes payable	299,403	286,583
Notes payable, current portion	182,151	126,922
Vendor payables in trust	110,224	115,900
Total current liabilities	849,051	706,129
Capital leases, less current portion	36,501	41,162
Other liability, less current portion	1,000	7,475
Deferred rent, less current portion	—	113
Notes payable, less current portion	9,168	—
Total liabilities	895,720	754,879
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.00001 par value; 470,588,235 shares authorized, issued and outstanding as of December 31, 2020 and 2019; redemption amount of $800,000 as of December 31, 2020 and 2019	724,823	724,823
Class B convertible preferred stock, $0.00001 par value; 600,000,000 shares authorized; 452,941,177 and 600,000,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively; redemption amount of $1,106,988 and $1,466,400 as of December 31, 2020 and 2019, respectively	697,643	924,149
Stockholders’ Deficit
Class A ordinary stock, $0.00001 par value; 400,000,000 shares authorized; 41,234,448 and 40,879,124 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Class B ordinary stock, $0.00001 par value; 180,000,000 and 100,000,000 shares authorized as of December 31, 2020 and 2019, respectively; 147,058,823 and zero shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	—
Additional paid-in capital	395,308	158,704
Accumulated other comprehensive loss	(5,974)	(3,284)
Accumulated deficit	(2,391,139)	(2,244,054)
Total stockholders’ deficit	(2,001,804)	(2,088,634)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$316,382	$315,217

The accompanying notes are an integral part of these consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2020 and 2019
(in thousands, except share and per share data)

	2020	2019
Operating expenses
Research and development	$20,186	$28,278
Sales and marketing	3,672	5,297
General and administrative	41,071	71,167
Loss on disposal of asset held for sale	—	12,138
Gain on cancellation of land use rights	—	(11,467)
Loss on disposal of property and equipment	10	4,843
Total operating expenses	64,939	110,256

Loss from operations	(64,939)	(110,256)
Gain on expiration of put option	—	43,239
Change in fair value measurement of related party notes payable and notes payable	(8,948)	(15,183)
Change in fair value measurement of The9 Conditional Obligation	3,872	—
Gain on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	2,107	—
Other expense, net	(5,455)	—
Related party interest expense	(38,995)	(34,074)
Interest expense	(34,724)	(25,918)
Loss before income taxes	(147,082)	(142,192)
Income tax provision	(3)	(3)
Net loss	(147,085)	(142,195)
Less: Net income attributable to noncontrolling interest	—	997
Net loss attributable to FF Intelligent Mobility Global Holdings Ltd.	$(147,085)	$(143,192)

Per share information attributable to FF Intelligent Mobility Global Holdings Ltd.
Net loss per ordinary share – Class A and Class B – basic and diluted	$(2.99)	$(3.52)
Weighted average ordinary shares outstanding – Class A and Class B – basic and diluted	49,261,411	40,706,633

Total comprehensive loss
Net loss	$(147,085)	$(142,195)
Change in foreign currency translation adjustment	(2,690)	(2,533)
Total comprehensive loss	(149,775)	(144,728)
Less: total other comprehensive income attributable to noncontrolling interest	—	997
Total other comprehensive loss attributable to FF Intelligent Mobility Global Holdings Ltd.	$(149,775)	$(145,725)

The accompanying notes are an integral part of these consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019

	Convertible Preferred Stock				Ordinary Stock				Additional	Accumulated Other
	Redeemable Preference		Class B		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholder’s	Noncontrolling
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit	interest	Total
Balance as of December 31, 2018	470,588,235	$724,823	600,000,000	$924,149	40,485,155	$—	—	$—	$140,881	$(751)	$(2,100,862)	$(1,960,732)	$4,556	$(1,956,176)
Stock-based compensation	—	—	—	—	—	—	—	—	4,610	—	—	4,610	—	4,610
Contributions from Redeemable Preference Stockholder	—	—	—	—	—	—	—	—	7,598	—	—	7,598	—	7,598
Exercise of stock options	—	—	—	—	393,969	—	—	—	62	—	—	62	—	62
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(2,533)	—	(2,533)	—	(2,533)
Net (loss) income	—	—	—	—	—	—	—	—	—	—	(143,192)	(143,192)	997	(142,195)
Distribution to noncontrolling interest	—	—	—	—	—	—	—	—	8,602	—	—	8,602	(8,602)	—
Extinguishment of noncontrolling interest	—	—	—	—	—	—	—	—	(3,049)	—	—	(3,049)	3,049	—
Balance as of December 31, 2019	470,588,235	$724,823	600,000,000	$924,149	40,879,124	$—	—	$—	$158,704	$(3,284)	$(2,244,054)	$(2,088,634)	$—	$(2,088,634)
Stock-based compensation	—	—	—	—	—	—	—	—	9,505	—	—	9,505	—	9,505
Conversion of Class B convertible preferred stock for Class B ordinary stock	—	—	(147,058,823)	(226,506)	—	—	147,058,823	1	226,505	—	—	226,506	—	226,506
Exercise of stock options	—	—	—	—	383,994	—	—	—	115	—	—	115	—	115
Issuance of warrants									490			490		490
Purchase of ordinary stock	—	—	—	—	(28,670)	—	—	—	(11)	—	—	(11)	—	(11)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(2,690)	—	(2,690)	—	(2,690)
Net loss	—	—	—	—	—	—	—	—	—	—	(147,085)	(147,085)	—	(147,085)
Balance as of December 31, 2020	470,588,235	$724,823	452,941,177	$697,643	41,234,448	$—	147,058,823	$1	$395,308	$(5,974)	$(2,391,139)	$(2,001,804)	$—	$(2,001,804)

The accompanying notes are an integral part of these consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.
Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019

(in thousands)	2020	2019
Cash flows from operating activities
Net loss	$(147,085)	$(142,195)
Adjustments to reconcile net loss including noncontrolling interest to net cash used in operating activities
Depreciation and amortization expense	3,517	5,188
Stock-based compensation	9,505	4,610
Gain on expiration of put option	—	(43,239)
Gain on cancellation of land use rights	—	(11,467)
Loss on disposal of asset held for sale	—	12,138
Loss on disposal of property and equipment	10	4,843
Loss (gain) on foreign exchange	4,108	(11)
Non-cash interest expense	66,020	50,807
Change in fair value measurement of related party notes payable and notes payable	8,948	15,183
Change in fair value measurement of The9 Conditional Obligation	(3,872)	—
Amortization of related party notes payable and notes payable issuance costs	—	834
Gain on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	(2,107)	—
Changes in operating assets and liabilities
Other current assets	(1,236)	9,143
Other non-current assets	(1,986)	(600)
Transfer of payables to vendor trust	(174)	(115,900)
Accounts payable	11,500	48,229
Accrued expenses and other current liabilities	11,974	(25,156)
Deferred rent	(287)	(2,202)
Net cash used in operating activities	$(41,165)	$(189,795)
Cash flows from investing activities
Proceeds from sale of land	—	16,900
Payments for equipment	(607)	(2,256)
Proceeds from cancellation of land use rights	—	15,902
Issuance of notes receivable	—	(4,260)
Proceeds from payments on notes receivable	3,600	620
Net cash provided by investing activities	$2,993	$26,906
Cash flows from financing activities
Contributions of capital from Redeemable Preferred Stockholder	—	1,383
Proceeds from related party notes payable	10,256	30,622
Proceeds from notes payable	40,895	55,272
Payments of related party notes payable	(1,969)	(1,500)
Payments of notes payable	(1,652)	(58,623)
Proceeds from the issuance of The9 Conditional Obligation	—	5,000
Transfer of payables to vendor trust	174	115,900
Payments of payables in vendor trust	(4,500)	—
Proceeds from failed sale-leaseback	—	29,000
Payments of capital lease obligations	(1,926)	(1,435)
Distribution to acquire noncontrolling interest	—	(8,602)
Proceeds from exercise of stock options	115	62
Payments of notes payable issuance costs	(4,562)	(4,462)
Net cash provided by financing activities	$36,831	$162,617
Effect of exchange rate changes on cash and restricted cash	(186)	(3,906)
Net decrease in cash and restricted cash	$(1,527)	$(4,178)
Cash and restricted cash, beginning of period	3,354	7,532
Cash and restricted cash, end of period	$1,827	$3,354

FF Intelligent Mobility Global Holdings Ltd.
Consolidated Statements of Cash Flows — (Continued)
Years Ended December 31, 2020 and 2019

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that aggregate to the total of the same such amounts shown in the consolidated statements of cash flows:

	2020	2019
Cash	$2,221	$5,664
Restricted cash	1,133	1,868
Total cash and restricted cash beginning of period	$3,354	$7,532

Cash	1,124	$2,221
Restricted cash	703	1,133
Total cash and restricted cash	$1,827	$3,354

Supplemental disclosure of noncash investing and financing activities
Property and equipment recorded in accounts payable and accrued expenses	$3,817	$10,027
Forgiveness of related party debt	—	6,215
Conversion of customer deposit to notes payable	11,635	—
Extinguishment of noncontrolling interest	—	3,049
Purchase of common stock	11	—

Supplemental disclosure of cash flow information
Cash paid for interest	$3,137	$3,670

The accompanying notes are an integral part of these consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

1.	Nature of Business and Organization

Nature of Business and Organization

FF Intelligent Mobility Global Holdings Ltd. (the “Company”) is an exempted company formed under the laws of the Cayman Islands founded in 2014. Headquartered in Los Angeles, California, the Company designs and engineers next-generation smart electric connected vehicles. The Company expects to manufacture vehicles at the Company’s production facility in Hanford, California and has additional engineering, sales, and operations capabilities in China. The Company has created innovations in technology, products, and a user centered business model that are being incorporated into its planned electric vehicle platform.

The Company changed its name from Smart King Ltd. to FF Intelligent Mobility Global Holdings Ltd. on February 14, 2020.

The Company’s operations are conducted through its wholly-owned subsidiaries FF Inc. and FF Hong Kong Holding Ltd.

2.	Liquidity and Capital Resources and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Since inception, the Company has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $2,391,139 as of December 31, 2020. As of the date of this report, there were $19,196 in related party notes payable and notes payable in default. The Company has funded its operations and capital needs primarily through the net proceeds received from capital contributions, the issuance of related party notes payable and notes payable (Notes 8 and 9) and the sale of preferred and ordinary stock (Note 12). The vast majority of related party notes payable and notes payable and equity have been funded by entities controlled or previously controlled by the Company’s founder and former CEO. Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design and development of its planned electric vehicle platform, development of initial electric vehicle models, and capital raising. The achievement of the Company’s operating plans and maintenance of an adequate level of liquidity are subject to various risks associated with the ability to continue to successfully close additional sources of funding, and/or refinance existing related party notes payable and notes payable arrangements. The Company’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. Management’s plans include the continued development of its electric vehicle platform and bringing electric vehicle models to market. The Company expects to continue to generate significant operating losses for the foreseeable future. The plans are dependent on the Company being able to continue to raise significant amounts of capital through the issuance of additional notes payable and equity securities.

There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce certain discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. Based on its recurring losses from operations since inception, expectation of continued operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of April 5, 2021, the date the consolidated financial statements for the year ended December 31, 2020, were available to be issued, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

2.	Liquidity and Capital Resources and Going Concern (cont.)

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

COVID-19 Pandemic

The World Health Organization declared a global emergency on March 11, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including the impact on its employees, suppliers, vendors, and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, the Company’s employees based in California have been subject to stay-at-home orders from state and local governments. These measures may adversely impact the Company’s employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of the Company’s manufacturing facility and the production schedule of the FF 91 vehicle. In addition, various aspects of the Company’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect the Company’s construction and manufacturing plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable. A COVID-19 vaccine is being administered, however, the speed and extent of vaccination is unpredictable and any resurgence may slow down the Company’s ability to ramp-up its production program to satisfy investors and potential customers. Any delay to production will delay the Company’s ability to launch the FF 91 vehicle and begin generating revenue. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials used in the FF 91 vehicle. The Company may also experience an increase in the cost of raw materials. At the time of this report, the Company does not anticipate any material impairments as a result of COVID-19, however, the Company will continue to evaluate the impacts of COVID-19 on an ongoing basis. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

3.	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, LeSEE Automotive (Beijing) Co. Ltd. (“LeSEE”), formerly a variable interest entity (“VIE”), and now a wholly-owned subsidiary and The9 joint venture for which the Company is the primary beneficiary.

In accordance with the provisions of Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates any VIE of which the Company is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when it is not considered the primary beneficiary. The Company evaluates its relationships with its VIEs on an ongoing basis to ensure that the Company continues to be the primary beneficiary.

All intercompany transactions and balances have been eliminated upon consolidation.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Variable Interest Entity and Joint Venture

In November 2017, as part of a broader corporate reorganization, and to facilitate third-party investment, the Company incorporated its top-level holding company, Smart King, Ltd., in the Cayman Islands to enable effective control over the Company’s Chinese operating entity, FF Hong Kong Holding Ltd., and its subsidiaries without direct equity ownership. The Company entered into a series of contractual arrangements (“VIE contractual arrangements”) with LeSEE and LeSEE Zhile Technology Co., Ltd. (“LeSEE Zhile”), a related party of the Company, to enable the Company to exercise effective control over LeSEE and its subsidiaries, to receive substantially all of the economic benefits of such entities, and to have an exclusive option to purchase all or part of the equity interests in LeSEE.

LeSEE, an entity for which the Company was the primary beneficiary, is in the early stages of developing and producing electric vehicles for the Chinese market. LeSEE consolidates an 80% owned subsidiary, LeSEE Automotive (Zhejiang) Co., Ltd. (“LeSEE Zhejiang”), resulting in a 20% noncontrolling interest. LeSEE Zhejiang held the land use rights in the city of Moganshan. See Note 6 Property and Equipment, Net.

On November 18, 2019, once the land use rights were cancelled and reverted to the government of Zhejiang, the Company purchased the 20% noncontrolling interest from the noncontrolling interest holder for $8,602 and the difference between the consideration paid and the related carrying value of the noncontrolling interest acquired of $3,049 was recorded in additional-paid-in-capital upon extinguishment of the noncontrolling interest. The carrying value of LeSEE’s assets and liabilities, after elimination of any intercompany transactions and balances, in the consolidated balance sheet as of December 31, 2019 are as follows:

2019
Cash	$843
Restricted cash	493
Deposits	118
Other current assets	2,001
Property and equipment, net	2,713
Other non-current assets	23
Accounts payable	3,996
Accrued expenses and other current liabilities	16,504
Accrued interest	1,554
Related party notes payable	8,601
Notes payable	7,758

On August 5, 2020, an equity transfer agreement (the “Equity Transfer Agreement”) was entered into between the Company and LeSEE Zhile, pursuant to which, LeSEE Zhile transferred 48% equity of LeSEE to the Company for no consideration. After the transfer, LeSEE Zhile owns 1% of LeSEE and the Company owns 99% of LeSEE, making LeSEE a majority-owned subsidiary of the Company and no longer a VIE since LeSEE is consolidated through majority voting and equity interests.

On March 24, 2019, the Company entered into a Joint Venture Agreement (“JVA”) with The9 Limited (“The9”). Pursuant to the JVA, the Company and The9 agreed to establish an equity joint venture in Hong Kong, which would in turn establish a wholly-owned subsidiary in China, intended to engage in the business of manufacturing, marketing, selling and distributing the planned Faraday Future Icon V9 model electric vehicle in China. The Company and The9 would each be 50% owners of the joint venture. The9 made a $5,000 non-refundable initial deposit (“The9 Conditional Obligation”) to the Company to participate in the joint venture. The9 has the right to convert the initial deposit into various classes of stock in the Company. For accounting purposes, the deposit is a financial instrument that embodies a conditional obligation that the issuer may settle by issuing a variable number of shares. The conditional obligation is measured at fair value and remeasured at each reporting period and represents a Level 3 financial instrument under the fair value hierarchy. See Note 4 Fair Value of Financial Instruments. The fair value of the conditional obligation was $1,128 and $5,000 as of December 31, 2020 and 2019, respectively, and was recorded in current liabilities on the consolidated balance sheets. Neither the Company nor The9 have made contributions to the joint venture as of December 31, 2020. The joint venture has yet to commence business activities, and on November 22, 2020, the parties entered into an agreement to convert the initial deposit into Class B Ordinary Stock in the Company. The initial deposit was converted on February 23, 2021.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

In September 2020, the Company entered into a non-binding memorandum of understanding with a tier-1 city in China, affiliated entities of which are subscribers in the Private Placement, pursuant to which the Company established a joint venture company (the “JV”) in China. This joint venture is managed and controlled by the Company. The strategic partnership is subject to the condition that the Company will receive capital of no less than $500,000 through the closing of the Merger Agreement (defined below) and related transactions and agreement by the parties by binding definitive agreement. In December 2020, the JV was established as an entity wholly-owned by the Company, which will primarily engage in the activities contemplated in the memorandum of understanding. There has been no activity related to or contributions of assets into the JV by either party during the year ended December 31, 2020.

Foreign Currency

The Company determines the functional and reporting currency of each of its international subsidiaries based on the primary currency in which they operate. The functional currency of the Company’s foreign subsidiaries in China is their local currency, Chinese yuan. For foreign subsidiaries where the functional currency is their local currency, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date, stockholders’ deficit is translated at the applicable historical exchange rate, and expenses are translated using the average exchange rates during the period. The effect of exchange rate changes resulting from the translation of the foreign subsidiary financial statements is accounted for as a component of accumulated other comprehensive loss on the consolidated balance sheets.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. The Company bases these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources.

On an ongoing basis, management evaluates its estimates, including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) recognition and disclosure of contingent liabilities, including litigation reserves; (iv) fair value of related party notes payable and notes payable and (v) estimated useful lives of long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Such estimates often require the selection of appropriate valuation methodologies and models and may involve significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Revisions

In connection with the preparation of the Company’s 2020 year-end consolidated financial statements, errors primarily related to the extinguishment of a noncontrolling interest of $8,602, a misclassification related to the payables in the Vendor Trust of $10,737, and a misclassification of cash flows related to accounts payable and accrued expenses and other current liabilities of $8,877 within operating cash flows were identified. The errors resulted in an increase to the distribution to noncontrolling interest of $8,602 and extinguishment of noncontrolling interest of $3,049, resulting in a net impact to additional paid-in capital and an increase to vendor payables in trust and decrease to accounts payable of $10,737. The Company has concluded that such errors were not material to the previously issued financial statements. However, the consolidated balance sheet as of December 31, 2019 and the consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit, and of cash flows for the year ended December 31, 2019 have been revised from previously reported amounts to correct for these errors. These revisions resulted in the following changes to previously reported amounts as of and for the year ended December 31, 2019:

	As Previously Reported	Adjustments	As Revised
Consolidated Balance Sheet
Accounts payable	$79,385	$(10,737)	$68,648
Vendor payables in trust	105,163	10,737	115,900
Additional paid-in capital	153,151	5,553	158,704
Accumulated deficit	(2,235,452)	(8,602)	(2,244,054)
Noncontrolling interest	(3,049)	3,049	—
Total stockholders’ deficit	(2,085,585)	(3,049)	(2,088,634)
Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit
Additional paid-in capital	$153,151	$5,553	$158,704
Accumulated deficit	(2,235,452)	(8,602)	(2,244,054)
Noncontrolling interest	(3,049)	3,049	—
Total stockholders’ deficit	(2,085,585)	(3,049)	(2,088,634)
Consolidated Statement of Operations and Comprehensive Loss
Net (loss) income attributable to noncontrolling interest	$(7,605)	$8,602	$997
Net loss attributable to FF Intelligent Mobility Global Holdings Ltd.	(134,590)	(8,602)	(143,192)
Per share information attributable to FF Intelligent Mobility Global Holdings Ltd. – Net loss per ordinary share basic and diluted	(3.31)	(0.21)	(3.52)
Total other comprehensive (loss) income attributable to noncontrolling interest	(7,605)	8,602	997
Total other comprehensive loss attributable to FF Intelligent Mobility Global Holdings Ltd.	(137,123)	(8,602)	(145,725)
Consolidated Statement of Cash Flows
Transfer of payables to Vendor Trust	$(105,163)	$(10,737)	$(115,900)
Accounts payable	42,031	6,198	48,229
Accrued expenses and other current liabilities.	(24,881)	(275)	(25,156)
Cash flows used in operating activities	(184,981)	(4,814)	(189,795)
Payments for equipment	(4,935)	2,679	(2,256)
Cash flows provided by investing activities	24,227	2,679	26,906
Distribution to acquire noncontrolling interest	—	(8,602)	(8,602)
Transfer of payables to Vendor Trust	105,163	10,737	115,900
Cash flows provided by financing activities	160,482	2,135	162,617
Supplemental disclosure of noncash investing and financing activities
Extinguishment of noncontrolling interest	—	3,049	3,049

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Cash and restricted cash

Cash consists of cash on deposit with financial institutions. Restricted cash consists of cash held in escrow related to rent and vendor payments.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

Level 2	Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

ASC 825-10, Financial Instruments, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company has elected to apply the fair value option to certain related party notes payable and notes payable with conversion features as discussed in Note 4 Fair Value of Financial Instruments.

Concentration of Credit Risk

Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, restricted cash, notes receivable and deposits. Substantially all of the Company’s cash and restricted cash is held at financial institutions located in the United States of America and in the People’s Republic of China. The Company maintains its cash and restricted cash with major financial institutions. At times, cash and restricted cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 per depositor per institution) and China Deposit Insurance Regulations limits (RMB 500 per depositor per institution). Management believes the financial institutions that hold the Company’s cash and restricted cash are financially sound and, accordingly, minimal credit risk exists with respect to cash and restricted cash. Cash and restricted cash held by the Company’s non-U.S. subsidiaries and LeSEE is subject to foreign currency fluctuations against the U.S. dollar. If, however, the U.S. dollar is devalued significantly against the Chinese yuan, the Company’s cost to develop its business in China could exceed original estimates.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

The Company has notes receivable of $40 and $3,640 and deposits of $6,412 and $5,164 as of December 31, 2020 and 2019, respectively.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation or amortization is removed from the accounts, and any gain or loss is included in the consolidated statements of operations and comprehensive loss.

Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life (in years)
Buildings	39
Building improvements	15
Computer hardware	5
Machinery and equipment	5
Vehicles	5
Computer software	3
Leasehold improvements	Shorter of 15 years or term of the lease

Construction in progress (“CIP”) consists of the construction of manufacturing facilities and tooling and equipment built to serve the manufacturing of pre-production and production vehicles. These assets are capitalized and depreciated once put in service. The amounts capitalized in CIP that are held at vendor sites relate to the completed portion of work-in-progress relating to the manufacturing of the tooling and equipment which generally represent longer term construction projects tailored specifically to the Company’s needs. The Company may incur storage fees or interest fees related to CIP which are expensed as incurred. Construction in progress is presented within property and equipment on the consolidated balance sheets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, consisting primarily of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Assets classified as held for sale are also assessed for impairment and such amounts are determined at the lower of the carrying amount or fair value, less costs to sell the asset. No impairment charges were recorded during the years ended December 31, 2020 and 2019.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss encompasses all changes in equity other than those arising from transactions with stockholders. Elements of the Company’s accumulated other comprehensive loss are reported in the accompanying consolidated statements of convertible preferred stock and stockholders’ deficit and consists of equity-related foreign currency translation adjustments, which are presented in the accompanying consolidated statements of operations and comprehensive loss.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Research and Development

Research and development (“R&D”) costs are expensed as incurred and are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on R&D activities, other related costs, and depreciation. The Company’s R&D efforts are focused on design and development of the Company’s electric vehicles and continuing to prepare the Company’s prototype electric vehicle to achieve industry standards. Advanced payments for future R&D activities have been classified as deposits on the consolidated balance sheets.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on sales and marketing, and direct costs associated with sales and marketing activities. Marketing activities include expenses to introduce the brand and the electric vehicle prototype to the market. The Company expenses its advertising costs as incurred. Advertising costs were immaterial for the years ended December 31, 2020 and 2019.

Stock-Based Compensation

The Company’s stock-based compensation awards consist of options granted to employees, directors and non-employees for the purchase of ordinary stock, restricted stock, unrestricted stock and restricted stock units. The Company recognizes stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards based on the grant date fair values of the awards.

The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. The value of the award is recognized as expense over the requisite service period on a straight-line basis.

Determining the grant date fair value of the awards using the Black-Scholes option-pricing model requires management to make assumptions and judgments, including, but not limited to the following:

Expected term — The estimate of the expected term of awards was determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant for employee awards and the contractual term of the stock option award agreement for non-employees.

Expected volatility — Since the Company is a private entity without sufficient historical data on the volatility of its ordinary stock, the expected volatility is based on the volatility of similar entities (referred to as “guideline companies”) for a period consistent with the expected term of the award. In evaluating similarity, the Company considered factors such as industry, stage of life cycle, and size.

Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeiture rate — The Company estimates a forfeiture rate to calculate its stock-based compensation expense for its stock-based awards. The forfeiture rate is based on an analysis of actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on the Company’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Fair value of ordinary stock — Because there is no public market for the Company’s ordinary stock, the Company’s Board of Directors has determined the fair value of the Company’s ordinary stock at the time of the grant of stock options by considering a number of objective and subjective factors. The fair value of the underlying ordinary stock will be determined by the Company’s Board of Directors until such time as the Company’s ordinary stock commences trading on an established stock exchange or national market system. The fair value has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled Valuation of Privately Held Company Equity Securities Issued as Compensation. The Company’s Board of Directors grant stock options with exercise prices equal to the fair value of the Company’s ordinary stock on the date of grant.

Income Taxes

The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations. The carrying value of deferred tax assets reflects an amount that is more likely than not to be realized.

The Company utilizes the guidance in ASC 740-10, Income Taxes, to account for uncertain tax positions. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes.

The Company recognizes interest and penalties on unrecognized tax benefits as a component of income tax expense. There were no interest or penalties for the years ended December 31, 2020 and 2019.

Net Loss Per Share Attributable to Ordinary Stockholders

The Company has two classes of participating securities (Redeemable Preference Stock and Class B Preferred Stock) issued and outstanding as of December 31, 2020 and 2019. Losses are not attributed to the participating security as the Redeemable Preference Stock and Class B Convertible Preferred stockholders are not contractually obligated to share in the Company’s losses. The Redeemable Preference Stock participation rights are contingent in the event the Redeemable Preference Stock consents to a dividend distribution, which no consent has been provided through December 31, 2020. The Class B Preferred Stock participation rights are contingent on the redemption of the Redeemable Preference Stock, which has not been satisfied as of December 31, 2020.

Basic net loss attributable to ordinary stockholders per share is calculated by dividing net loss attributable to ordinary stockholders by the weighted-average number of ordinary shares outstanding.

Diluted net loss per share attributable to ordinary stockholders adjusts the basic net loss per share attributable to ordinary stockholders and the weighted-average number of shares of ordinary stock outstanding for the potentially dilutive impact of stock options, using the treasury stock method.

The net loss per ordinary stock was the same for the Class A and Class B ordinary shares because they are entitled to the same liquidation and dividend rights and are therefore combined on the consolidated statements of operations and comprehensive loss.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Because the Company reported net losses for all periods presented, all potentially dilutive ordinary stock equivalents are antidilutive for those periods and have been excluded from the calculation of net loss per share.

The following table presents the number of anti-dilutive shares excluded from the calculation of diluted net loss per share as of December 31:

	2020	2019
Stock-based compensation awards – employees	215,769,994	151,330,989
Stock-based compensation awards – non-employees	45,932,116	7,485,000
Class A Ordinary Stock – warrant	1,930,147	—
Redeemable Preference Stock	470,588,235	470,588,235
Class B Convertible Preferred Stock	452,941,177	600,000,000
Total	1,187,161,669	1,229,404,224

During 2020, the Company identified an immaterial error in the anti-dilutive shares excluded from the calculation of diluted net loss per share as of December 31, 2019 and adjusted the prior year amounts for such error. This correction did not impact the current and previously reported consolidated balance sheet, consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit, and consolidated statement of cash flows.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. Substantially all of the Company’s consolidated operating activities, including its long-lived assets, are located within the United States of America. Given the Company’s pre-revenue operating stage, it currently has no concentration exposure to products, services or customers.

Recently Adopted Accounting Pronouncements

In July 2017, the FASB issued ASU No. 2017-11, Earning Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): (I) Accounting for Certain Financial Instrument with Down Round Features, (II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). The amendments in Part I change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II recharacterize the indefinite deferral of certain Topic 480, Distinguishing Liabilities from Equity, provisions that now are presented as pending content in the Codification to a scope exception. Those amendments do not have an accounting effect. The amendments in Part I are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2017-11 on January 1, 2020. The Company has evaluated the effect that ASU 2017-11 had on the Company’s consolidated financial statements and has determined that the adoption did not have a material impact.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies, removes and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements. The ASU is effective for all entities for fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 on January 1, 2020. The standard did not have a material impact on the Company’s disclosures.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

3.	Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which outlines a comprehensive lease accounting model that supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In June 2020, the FASB issued ASU No 2020-05 that delayed the effective date of Topic 842 to fiscal years beginning after December 15, 2021 for private companies. The Company is expected to be an emerging growth company and will delay adopting Topic 842 until such time the standard applies to private companies. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this update are effective for fiscal periods beginning after December 15, 2020. Early adoption is permitted. The Company evaluated the effect ASU 2018-15 would have on the Company’s consolidated financial statements and determined that the adoption will not have a material impact.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intraperiod allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax basis goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt — Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the earnings per share guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

4.	Fair Value of Financial Instruments

Related Party Notes Payable and Notes Payable at Fair Value

The Company entered into a Term Loan Agreement (“TLA”) with BL Mobility Fundco, LLC as the lender, and Birch Lake Fund Management, LP as the agent and collateral agent and a Note Purchase Agreement (“NPA”) with certain lenders identified therein, U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent both dated as of April 29, 2019. See (7) of Note 9 Notes Payable. Additionally, the Company entered into a Senior Convertible Promissory Note with a third-party lender, FF Ventures SPV IX LLC, on September 9, 2020 and a Secured Promissory Note with BL FF Fundco, LLC as the lender on October 9, 2020. See (8) and (9) of Note 9 Notes Payable. The Company has elected to measure these notes using the fair value option under ASC 825 because of the embedded liquidation premiums with conversion rights that represent embedded derivatives and would require bifurcation and fair value measurement if this election was not made. The Company will record any changes in fair value within change in fair value measurement of related party notes payable and notes payable on the consolidated statements of operations and comprehensive loss. Fair value measurements associated with the related party notes payable and notes payable represent Level 3 valuations under the fair value hierarchy. The Company employed the yield method to value the related party notes payable and notes payable. This valuation method uses a discounted cash flow analysis, estimating the expected cash flows for the debt instrument and then discounting them at the market yield. The market yield is determined using external market yield data, including yields exhibited by publicly traded bonds by S&P credit rating as well as the borrowing rates of guideline public companies.

The Company recognized $105 and $3,410 due to the change in fair value of related party notes payable for the years ended December 31, 2020 and 2019, respectively. The Company recognized $8,842 and $11,773 due to the change in fair value of the notes payable for the years ended December 31, 2020 and 2019, respectively. The amounts were recorded in change in fair value measurement of related party notes payable and notes payable on the consolidated statements of operations and comprehensive loss.

The Company settled the TLA by paying the outstanding principal of $15,000 and the liquidation premium of $6,668 during the year ended December 31, 2019.

Put Option

Pursuant to two put agreements entered into in 2015 (the “Put Agreements”), the Company may have been required to purchase up to 20,325,016 shares of Easy Go, Inc. (“Easy Go”), a company that operates a ride share platform in China, from certain shareholders of Easy Go in exchange for aggregate consideration ranging from approximately $232,700 to $290,900 depending on whether the put arrangements are settled for cash or shares of the Company. As of January 2019, all Put Agreements expired unexercised, resulting in the final remeasurement and removal of the put option liabilities. At the time of execution, Easy Go and other entities that held Easy Go shares subject to the Put Agreements were affiliated with the Company’s founder and former CEO through common ownership interests and accordingly, the Put Agreements were related party transactions.

The Put Agreements constituted freestanding written put options that were accounted for at fair value with changes in fair value recorded in gain on expiration of put option on the consolidated statements of operations and comprehensive loss. Fair value measurements associated with the Put Agreements represented Level 3 valuations under the fair value hierarchy. The Company utilized the probability weighted expected return method to value the Put Agreements, based on the estimated potential liability under different scenarios, assumed probabilities of exercise, and assumed probability of settlement in stock or cash. Because the Put Agreements effectively represented the exchange of cash and share ownership of the Company for shares of Easy Go, the underlying fair value of the equity of the Company and Easy Go, as well as the probabilities associated with likelihood of exercise most significantly impact the value of the Put Agreements. The determination of fair value associated with the equity of both the Company and Easy Go are subject to a number of various assumptions given such shares do not trade in active markets. However, the Company utilized recent third-party sales of the equity securities of Easy Go in determining the inputs to the valuation model. The Company believes that such inputs represent objective and reliable indications of value. Probabilities associated with the likelihood of exercise were determined based upon an evaluation of the operating activities, growth, liquidity, achievement of milestones and other factors associated with Easy Go and the Company.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

4.	Fair Value of Financial Instruments (cont.)

The Put Agreements expired unexercised during 2019, therefore the Company is no longer subject to the rights and obligations as specified by the Put Agreements.

The change in fair value due to the expiration of the Put Agreements resulted in a gain of $43,239 recorded in gain on expiration of put option on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

Recurring Fair Value Measurements

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present financial assets and liabilities remeasured on a recurring basis as of December 31, 2020 and 2019, by level within the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3
Related party notes payable	$—	$—	$21,627
Notes payable	—	—	71,064
The9 Conditional Obligation	—	—	1,128

	December 31, 2019
	Level 1	Level 2	Level 3
Related party notes payable	$—	$—	$21,522
Notes payable	—	—	32,222
The9 Conditional Obligation	—	—	5,000

The carrying amounts of the Company’s financial assets and liabilities, including cash, restricted cash, deposits, and accounts payable approximate fair value because of their short-term nature or contractually defined value.

The following table summarizes the activity of the Level 3 fair value measurements:

	Related Party Notes Payable at Fair Value	Notes Payable at Fair Value	Put Option	The9 Conditional Obligation
Balance as of December 31, 2018	$—	$—	$43,239	$—
Proceeds	18,112	42,117	—	5,000
Changes in fair value	3,410	11,773	—	—
Settlements/expiration	—	(21,668)	(43,239)	—
Balance as of December 31, 2019	21,522	32,222	—	5,000
Proceeds	—	30,000	—	—
Changes in fair value	105	8,843	—	(3,872)
Balance as of December 31, 2020	$21,627	$71,065	$—	$1,128

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

5.	Deposits and Other Current Assets

Deposits and other current assets consists of the following as of December 31:

	2020	2019
Deposits
Deposits for tooling and equipment	$3,308	$3,385
Other deposits	3,104	1,779
Total deposits	$6,412	$5,164

Other current assets
Notes receivable	$40	$3,640
Due from affiliate	2,034	2,715
Prepaid expenses	762	961
Other current assets	3,364	3,199
Total other current assets	$6,200	$10,515

6.	Property and Equipment, Net

Property and equipment, net, consists of the following as of December 31:

	2020	2019
Land	$13,043	$13,043
Buildings	21,899	21,891
Building improvements	8,940	8,940
Computer hardware	4,058	4,058
Machinery and equipment	5,451	5,375
Vehicles	583	583
Computer software	7,095	7,095
Leasehold improvements	298	298
Construction in process	251,633	247,133
Less: Accumulated depreciation	(19,067)	(15,890)
Total property and equipment, net	$293,933	$292,526

The Company’s construction in process is primarily related to the construction of tooling, machinery and equipment for the Company’s production facility in Hanford, California. Tooling, machinery and equipment are either held at Company facilities, primarily the Hanford plant, or at the vendor’s location until the tooling, machinery and equipment is completed. Of the $251,633 and $247,133 of CIP, $42,734 and $40,309 is held at Company facilities and $208,899 and $206,824 is held at vendor locations as of December 31, 2020 and 2019, respectively. The Company recorded $1,727 and $1,997 of interest expense related to CIP held at vendor locations during the years ended December 31, 2020 and 2019, respectively, in interest expense on the consolidated statements of operations and comprehensive loss.

Depreciation expense totaled $3,177 and $4,835 and amortization expense totaled $340 and $353 for the years ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, depreciation and amortization expense of $1,193 and $311, respectively, is classified within research and development expense and $2,324 and $4,877, respectively, is classified within general and administrative expense on the consolidated statements of operations and comprehensive loss.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

6.	Property and Equipment, Net (cont.)

The Company has capital leases in Hanford, California for its main production facility and Gardena, California for its headquarters. See Note 9 Notes Payable. Capital leases of $43,882 and $43,874 have been capitalized within property and equipment as land, buildings, and building improvements as of December 31, 2020 and 2019, respectively. Accumulated depreciation was $5,573 and $3,592 as of December 31, 2020 and 2019, respectively.

The Company recognized $10 and $4,843 related to losses on the disposal of property and equipment in loss on disposal of property and equipment on the consolidated statements of operations and comprehensive loss during the years ended December 31, 2020 and 2019, respectively. Land and related improvements for property owned in Las Vegas, Nevada classified as held for sale of $29,038 was sold in 2019 for a total of $16,900, which resulted in a $12,138 loss on disposal recognized in loss on disposal of asset held for sale on the consolidated statements of operations and comprehensive loss. The Company originally purchased the 900-acre plot of land in Nevada in 2015 to build a manufacturing facility. Subsequently, a strategic business decision was made to lease a pre-built factory, which would allow the Company to accelerate the progression of its vehicle to market.

In 2017, land use rights were granted by the government of Zhejiang (China) for use of a parcel of land located in the city of Moganshan, based on multiple conditions, including a minimum investment in the construction of a facility of $500,000 and the commencement of construction before December 31, 2017. Based on the terms of the agreement, the Company could use this parcel of land for 50 years with a 10% upfront payment of $6,440 that would be refunded to the Company if certain conditions were met. The land use rights were recorded as an intangible asset at cost plus taxes for $66,332 and was expected to be amortized over a life of 50 years. The value of the land was agreed with the government of Zhejiang and considered the values for similar size and use properties in the area. In addition, the Company had recorded a corresponding liability of $57,960 related to the receipt of a government grant to develop the land equal to 90% of the land cost which was expected to be amortized over 50 years. The Company recognized amortization expense of $735 in general and administrative expense on the consolidated statements of operations and comprehensive loss during the year ended December 31, 2019. Additionally, the Company recognized amortization expense of the grant liability of $913 as a reduction of general and administrative expense on the consolidated statements of operations and comprehensive loss during the year ended December 31, 2019.

During the year ended December 31, 2019, the Company did not meet all requirements necessary to comply with the agreement; therefore, the land use rights were cancelled and reverted to the government of Zhejiang. The Company derecognized the land use rights and the land use grant liability of $58,485 and $51,103, respectively. As part of the cancellation, the Company received cash of $15,902 and incurred tax expense of $2,947, resulting in a gain of $11,467 recorded in gain on cancellation of land use rights on the consolidated statements of operations and comprehensive loss during the year ended December 31, 2019.

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of December 31:

	2020	2019
Accrued expenses and other current liabilities
Accrued payroll and benefits	$19,180	$16,717
Accrued legal contingencies	5,025	3,305
Capital lease, current portion	4,396	1,661
Deferred rent, current portion	3	174
Tooling, machinery and equipment received not invoiced	509	1,389
Deposits from customers	3,523	14,923
Due to affiliates	5,123	467
Other current liabilities	14,623	9,629
	$52,382	$48,265

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable

The Company has been primarily funded by notes payable and capital contributions from related parties of the Company. As detailed below, these related parties include employees as well as affiliates and other companies controlled or previously controlled by the Company’s founder and former CEO.

Related party notes payable consists of the following as of December 31, 2020 and 2019:

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	0% Coupon Discount	Loss (Gain) on Extinguishments	Net Carrying Value
Related party note(1)**	June 30, 2021	12.00%	$240,543	$—	$(861)	$204	$239,886
Related party note(2)	Due on Demand	15.00%*	10,000	—	—	—	10,000
Related party notes – NPA tranche(3)	October 9, 2021	10.00%	18,112	3,515	—	—	21,627
Related party notes – China(4)	Due on Demand	18.00%*	9,196	—	—	—	9,196
Related party notes – China various other(5)	Due on Demand	0% coupon, 10.00% imputed	6,548	—	(190)	(22)	6,336
Related party notes – China various other(5)	Due on Demand	8.99%	1,410	—	—	(3)	1,407
Related party notes – Other(6)	Due on Demand	0.00%	424	—	—	—	424
Related party notes – Other(6)	June 30, 2021	6.99%	4,160	—	—	(50)	4,110
Related party notes – Other(6)	June 30, 2021	8.00%	6,452	—	—	(35)	6,417
			$296,845	$3,515	$(1,051)	$94	$299,403

	December 31, 2019
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	0% Coupon Discount	Net Carrying Value
Related party note(1)**	December 31, 2020	12.00%	$215,940	$—	$—	$215,940
Related party note(1)**	Due on Demand	0% coupon, 10.00% imputed	24,399	—	(3,557)	20,842
Related party note(2)	Due on Demand	15.00%*	10,000	—	—	10,000
Related party notes – NPA tranche(3)	May 31, 2020	10.00%	18,112	3,410	—	21,522
Related party notes – China(4)	Due on Demand	18.00%*	8,601	—	—	8,601
Related party notes – China various other(5)	Due on Demand	0% coupon, 10.00% imputed	6,125	—	(607)	5,518
Related party notes – Other(6)	December 31, 2020	6.99%	4,160	—	—	4,160
			$287,337	$3,410	$(4,164)	$286,583

*	Rate as of December 31, 2020 and 2019, see footnotes for further discussion.

**	During 2020, these related party notes payable were restructured into one related party note payable.

(1)	During 2016, Faraday & Future (HK) Limited (“F&F HK”) and Leview Mobile (HK) Ltd. (“Leview”) provided the Company with cash contributions for a total of $278,866. F&F HK was previously controlled by the Company’s founder and former CEO and Leview is controlled by the Company’s founder and former CEO. On March 30, 2018, the cash funding was restructured via an agreement in the form of notes payable bearing an annual interest rate of 12.00% and maturing on December 31, 2020. The notes payable are unsecured and there are no covenants associated with these notes payable.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

Faraday & Future (HK) Limited

F&F HK provided an aggregate principal loan in the total sum of $212,007 to the Company as part of the agreement on March 30, 2018. On June 27, 2019, the Company entered into a note payable cancellation agreement for a portion of the note payable with F&F HK effective January 1, 2019 and simultaneously the note payable was assumed by a third-party lender. The agreement cancelled $48,374 of principle and $5,805 of unpaid interest due to F&F HK. There was no loss or gain on the extinguishment of note payable due to the net carrying amount of the note payable extinguished being equivalent to the reacquisition price of the new note payable. See Note 9 Notes Payable (1).

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$149,081
Accrued interest	—	19,657
Interest expense	11,959	17,889
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

Leview Mobile (HK) Ltd

Leview provided an aggregate principal loan in the total sum of $66,859 to the Company as part of the agreement on March 30, 2018.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$66,859
Accrued interest	—	16,046
Interest expense	5,363	8,023
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

Beijing Bairui Culture Media, Co. Ltd

Between December 2017 and July 2018, the Company executed several notes payable agreements with Beijing Bairui Culture Media Co., Ltd. (“Bairui”) for total principal of $27,329. Bairui was previously controlled by the Company’s founder and former CEO. Each note payable originally matured one year after its issuance. The notes payable originally bore interest of 0% per annum. The notes payable are unsecured and there are no covenants associated with these notes payable. During the year ended December 31, 2019, Bairui forgave $2,487 of the outstanding notes payable.

Due to the notes payable having below market interest rates, the Company imputed interest upon entering into the notes payable resulting in a notes payable discount and a capital contribution due to the related party nature of the arrangements. During the year ended December 31, 2019, the Company recognized interest expense of $3,476 related to the accretion of the discount. As of December 31, 2019, the unamortized discount was $3,557.

On January 1, 2020, the Company executed an amendment to consolidate the notes payable into one note for the same amount, extend the maturity date of this note payable to December 31, 2020, and increased the interest rate from 0% to 12%. Since the cash flows of the modified note payable exceeded the cash flows of the original notes payable by more than 10%, the modification has been accounted for as an extinguishment with a loss on extinguishment of $314 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. The net carrying value of the original note payable of $20,842 was replaced with a note payable with a fair value of $21,156. Additionally, accretion of $2,586 was recorded in interest expense during the year ended December 31, 2020 related to the unamortized discount.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$24,399
Accrued interest	—	—
Interest expense	4,073	3,476
Unrealized foreign exchange (gain) loss on principal	—	443
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

CYM Tech Holdings LLC

On August 28, 2020, the related party notes payable with F&F HK, Leview, and Bairui were restructured to consolidate the lenders and extend the maturity date through June 30, 2021, transferring both the principal and accrued interest to the new lender, CYM Tech Holdings LLC, wholly-owned subsidiary of F&F HK.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$240,543	$—
Accrued interest	64,827	—
Interest expense	10,134	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

The related party notes payable that were restructured were the following:

Before Restructuring

Lender	Principal
Faraday & Future (HK) Limited	$149,081
Leview Mobile (HK) Ltd	66,859
Beijing Bairui Culture Media, Co. Ltd	24,603
Total	$240,543

After Restructuring

Lender	Principal
CYM Tech Holdings LLC	$240,543

The restructuring has been accounted for as a troubled debt restructuring because the Company has been experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring which was determined to be a concession. Since the future undiscounted cash flows of the restructured note payable exceed the net carrying value of the original notes payable due to the maturity date extension, the restructuring is accounted for prospectively with no gain or loss recorded in the consolidated statements of operations and comprehensive loss. The Company concluded that the conversion features do not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

(2)	On January 28, 2019 and February 1, 2019, the Company borrowed $7,000 and $3,000, respectively from Evergrande Health Industry Group Limited (“China Evergrande”). China Evergrande is an affiliate of a significant shareholder of the Company. The notes payable matured on June 30, 2019 and were in default as of December 31, 2020 and 2019. The notes payable bear interest at an annual rate of 10.00% if repaid through June 30, 2019 and increased to 15.00% per annum thereafter. The notes payable are unsecured and there are no covenants associated with these notes payable.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$10,000	$10,000
Accrued interest	2,839	1,228
Interest expense	1,611	1,228
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	10,000

(3)	The Company issued 10% interest notes with various related parties through the Note Purchase Agreements (“NPA”).

●	In November 2018, the Company entered into a note payable with an employee for total principal of $1,650. The note payable had an original maturity of November 30, 2019 and bore interest at 8.99% per annum. This note was subsequently cancelled and the outstanding principal and accrued interest totaling $1,650 was contributed to the NPA executed on April 29, 2019. During the year ended December 31, 2019, the note payable was extinguished and no loss or gain was recognized as the net carrying amount of the note payable equaled the reacquisition price.

In May 2019, the Company executed a joinder agreement to the NPA with an employee for a convertible note payable with total principal of $1,650. The note payable matured on May 31, 2020 and the interest rate, collateral, and covenants are the same as the NPA. Upon both a preferred stock offering and prepayment notice by the holder or the maturity date of the notes payable, the holder of the note payable may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20.00% premium into shares of preferred stock of the Company issued in a preferred stock offering. The Company elected the fair value option for this note payable. See Note 4 Fair Value of Financial Instruments. The fair value of the note payable was $1,970 and $1,961 as of December 31, 2020 and 2019, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$1,650	$1,650
Accrued interest	134	30
Interest expense	166	30
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	62	—
Proceeds	—	—

On April 29, 2019, the Company executed the NPA with U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The aggregate principal amount that may be issued under the NPA is $200,000.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

All obligations due under the NPA bear interest of 10% per annum and are collateralized by a first lien, with second payment priority, on virtually all tangible and intangible assets of the Company. The NPA contains non-financial covenants and, as of December 31, 2020, the Company was in compliance with all covenants. See Note 9 Notes Payable (2).

●	In July 2019, the Company executed a joinder agreement to the NPA with a company owned by an employee for a convertible note payable with total principal of $16,462. The note payable originally matured on May 31, 2020 and the interest rate, collateral, and covenants are the same as the NPA. Upon both a preferred stock offering and prepayment notice by the holder or the maturity date of the note payable, the holder of the note payable may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20.00% premium into shares of preferred stock of the Company issued in a preferred stock offering. The Company elected the fair value option for this note payable. See Note 4 Fair Value of Financial Instruments. The fair value of the note payable was $19,657 and $19,561 as of December 31, 2020 and 2019, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$16,462	$16,462
Accrued interest	2,501	828
Interest expense	1,674	828
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	16,462

On October 9, 2020, the Company entered into the Second Amended Restated NPA (“Second A&R NPA”) with Birch Lake and the lenders which extended the maturity dates of all NPA notes to the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified Special Purpose Acquisition Company Merger (“Qualified SPAC Merger”), (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations pursuant to an event of default, as defined in the NPA, as amended.

(4)	In April 2017, the Company executed two separate note payable agreements with Chongqing Leshi Small Loan Co., Ltd. (“Chongqing”), for total principal of $8,742. Chongqing was previously controlled by the Company’s founder and former CEO and is a small banking institution. The notes payable matured on April 16, 2018, have no covenants, and are unsecured. The notes bore interest during the note term at 12.00% per annum. As the notes are in default as of December 31, 2020 and 2019, the outstanding balance is subject to an 18.00% interest rate per annum.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$9,196	$8,601
Accrued interest	7,646	4,542
Interest expense	2,641	2,201
Unrealized foreign exchange (gain) loss on principal	595	—
Unrealized foreign exchange (gain) loss on accrued interest	463	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

(5)	The Company issued the following notes with various related parties.

●	In April 2017, the Company entered into a $728 note payable with an employee. The note originally matured on October 2, 2017 and bears interest at 0% per year. The note has no covenants and is unsecured.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

Due to the note payable having an interest rate below market rates, the Company imputed interest upon executing the note payable resulting in a note payable discount and a capital contribution due to the related party nature of the arrangement. During the years ended December 31, 2020 and 2019, the Company recognized interest expense of $72 and $65, respectively, related to the accretion of the discount. As of December 31, 2020 and 2019, the unamortized discount was $33 and $105, respectively.

On September 25, 2020, the note payable was modified to extend the maturity to June 30, 2021 and add a conversion feature to allow conversion of the note payable into a variable number of SPAC shares if a Qualified SPAC Merger occurs. Since the conversion feature is substantive as it is reasonably possible to be exercised, this modification has been accounted for as an extinguishment. The conversion feature does not require bifurcation because it is clearly and closely related to the debt host since the conversion does not involve a substantial premium or discount. The modification agreement and the accounting conclusions are collectively referred to as the September 2020 Modification. The Company recorded a gain on extinguishment of $35 in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $13 was recorded related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$766	$717
Accrued interest	—	—
Interest expense	72	65
Unrealized foreign exchange (gain) loss on principal	49	11
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	In 2018, the Company entered into a $700 note payable with an employee. The note is payable on demand and bears interest at 0% per year. The note has no covenants and is unsecured. The note payable was in default as of December 31, 2020.

Due to the note payable having an interest rate below market rates, the Company imputed interest upon entering into the note payable resulting in a debt discount and a capital contribution due to the related party nature of the arrangement. During the years ended December 31, 2020 and 2019, the Company recognized interest expense of $34 and $31, respectively, related to the accretion of the debt discount. As of December 31, 2020 and 2019, the unamortized debt discount was $16 and $50, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$737	$689
Accrued interest	—	—
Interest expense	34	31
Unrealized foreign exchange (gain) loss on principal	48	11
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	The Company has various other unsecured related party borrowings totaling $4,797. These borrowings do not have stated terms or a stated maturity date. The Company was in default on these notes payable as of December 31, 2020.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

Due to the notes payable having below market interest rates, the Company imputed interest upon entering into the notes payable resulting in a debt discount and a capital contribution due to the related party nature of the arrangements. During the years ended December 31, 2020 and 2019, the Company recognized interest expense of $310 and $282, respectively, related to the accretion of the debt discount. As of December 31, 2020 and 2019, the unamortized debt discount was $141 and $452, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$5,045	$4,719
Accrued interest	—	—
Interest expense	310	282
Unrealized foreign exchange (gain) loss on principal	326	77
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	In February 2020, the Company borrowed $1,410 through a note payable from an employee. The note originally matured on August 14, 2020, bears interest at 8.99% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $5 in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $2 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$1,410	$—
Accrued interest	69	—
Interest expense	111	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	42	—
Proceeds	1,410	—

(6)	The Company issued the following notes payable with various related parties.

●	In November 2019 and December 2019, the Company executed three notes payable with an affiliated company for total principal of $4,160. The notes payable originally matured on December 31, 2020 and bear interest at 6.99%.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $77 in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $27 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$4,160	$4,160
Accrued interest	313	20
Interest expense	293	20
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	4,160

●	Between January 2020 and August 2020, the Company executed nine notes payable with an affiliated company for a total of $8,422. The notes payable matured on December 31, 2020 and bear interest at 8%, besides one note for $500 which matured on June 30, 2020 and bears interest at 8%. The notes have no covenants and are unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $53 in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $18 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$6,452	$—
Accrued interest	435	—
Interest expense	435	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	1,970	—
Interest payments	—	—
Proceeds	8,422	—

●	In December 2020, the Company entered into two notes payable for a total of $424. The notes payable do not have a stated maturity or bear interest. The notes have no covenants and are unsecured.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$424	$—
Accrued interest	—	—
Interest expense	—	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	424	—

●	In December 2018, two employees provided the Company with temporary cash advances $1,500. These borrowings did not have stated terms, no stated interest rate, or stated maturity date. Both loans were repaid on February 6, 2019.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

8.	Related Party Notes Payable (cont.)

Fair Value of Related Party Notes Payable Not Carried at Fair Value

The estimated fair value, using inputs from Level 3 under the fair value hierarchy, of the Company’s related party notes payable not carried at fair value is $265,663 and $270,690 as of December 31, 2020 and 2019, respectively.

Schedule of Principal Maturities of Related Party Notes Payable

The future scheduled principal maturities of related party notes payable as of December 31, 2020 were as follows:

Years ended December 31,
Due on demand	$27,578
2021	269,267
$296,845

9.	Notes Payable

Notes payable consists of the following as of December 31, 2020 and 2019:

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Gain on Extinguishments	Net Carrying Value
Note payable(1)	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$57,293	$—	$—	$57,293
Notes payable – NPA tranche(2)	October 6, 2021	10.00%	27,118	5,263	—	32,381
Notes payable(3)	June 30, 2021	12.00%	19,100	—	—	19,100
Notes payable(4)	June 30, 2021	1.52%	4,400	—	(102)	4,298
Notes payable(4)	June 30, 2021	8.99%	2,240	—	(5)	2,235
Notes payable(4)	June 30, 2021	8.00%	300	—	(1)	299
Notes payable – China various other(5)	Various Dates 2021	6.00%	4,869	—	(62)	4,807
Notes payable – China various other(5)	Due on Demand	9.00%	3,677	—	(18)	3,659
Notes payable – China various other(5)	Due on Demand	0.00%	4,597	—	—	4,597
Notes payable – various other notes(6)	June 30, 2021	6.99%	1,380	—	(10)	1,370
Notes payable – various other notes(6)	Due on Demand	8.99%	380	—	(1)	379
Notes payable – various other notes(7)	June 30, 2021	2.86%	1,500	—	(29)	1,471
Note payable(8)	March 9, 2021	0.00%	15,000	2,712	—	17,712
Note payable(9)	October 6, 2021	12.75%	15,000	5,972	—	20,972
Notes payable(10)	June 30, 2021	8.00%	11,635	—	(57)	11,578
Notes payable(11)	April 17, 2022	1.00%	9,168	—	—	9,168
			$177,657	$13,947	$(285)	$191,319

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	December 31, 2019
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Net Carrying Value
Note payable(1)	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$53,185	$—	$53,185
Notes payable – NPA tranche(2)	May 31 2020	10.00%	26,218	4,935	31,153
Notes payable – NPA tranche(2)	March 6, 2020	10.00%	900	169	1,069
Notes payable(3)	December 31, 2019	12.00%	12,100	—	12,100
Notes payable(3)	Due on Demand	12.00%	7,000	—	7,000
Notes payable(4)	December 31, 2019	1.52%	4,400	—	4,400
Notes payable(4)	July 1, 2020	8.99%	2,240	—	2,240
Notes payable – China various other(5)	Due on Demand	9.00%	3,440	—	3,440
Notes payable – China various other(5)	Various Dates 2020	6.00%	3,155	—	3,155
Notes payable – China various other(5)	Due on Demand	0.00%	4,300	—	4,300
Notes payable – various other notes(6)	Repayment upon new equity or debt financing in an aggregate amount exceeding $50,000	8.99%	500	—	500
Notes payable – various other notes(6)	Due on Demand	6.99%	180	—	180
Notes payable – various other notes(6)	June 3, 2020	6.99%	2,700	—	2,700
Notes payable – various other notes(7)	December 31, 2019	2.86%	1,500	—	1,500
			$121,818	$5,104	$126,922

(1)	In January 2019, upon extinguishment of a portion of the Faraday and Future (HK) Limited related party notes payable, the Company borrowed $54,179 through notes payable from a Chinese lender. The notes payable originally matured on December 31, 2020, bear interest of 12.00% per annum, have no covenants, and are unsecured.

On December 31, 2020, the notes payable were modified to extend the maturity date to June 30, 2021 and add a conversion feature. The conversion feature, which is contingent upon the closing of a Qualified SPAC Merger, requires the Company to issue Class A ordinary shares to the lender based on a fixed conversion ratios immediately prior to the closing of the Qualified SPAC Merger to settle the outstanding note payable before being exchanged for Qualified SPAC Merger shares upon the Qualified SPAC Merger closing date.

The modification has been accounted for as a troubled debt restructuring because the Company is experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring. Since the future undiscounted cash flows of the restructured notes payable exceed the net carrying value of the original note payable due to the maturity date extension, the modification has been accounted for prospectively with no gain or loss recorded in the consolidated statements of operations and comprehensive loss. The Company concluded that the conversion feature does not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$57,293	$53,185
Accrued interest	13,769	6,382
Interest expense	7,387	6,382
Unrealized foreign exchange (gain) loss on principal	4,108	(994)
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

(2)	The Company issued 10% interest notes with various third parties through the NPA:

●	Between November and December 2018, the Company borrowed $11,100 through notes payable from a U.S. based investment firm. The notes originally matured on December 31, 2019 and bore interest of 8.99% per annum. In April 2019, these notes payable were cancelled, and the outstanding principal and accrued interest of $8,100 and $481, respectively, was contributed to the NPA executed on April 29, 2019. No loss or gain was recognized during the year ended December 31, 2019, on contribution as the net carrying amount of the notes payable equaled the reacquisition price.

In April 2019, the Company executed a joinder agreement to the NPA with a U.S. based investment firm for a convertible note payable with total principal of $8,581. The convertible note payable originally matured on May 31, 2020. The interest rate, collateral, and covenants are the same as the NPA. Upon both a preferred stock offering and prepayment notice by the holder or the maturity date of the notes payable, the holder of the note payable may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20% premium into shares of preferred stock of the Company issued in a preferred stock offering. The Company elected the fair value option for these notes payable. See Note 4 Fair Value of Financial Instruments. The note payable is collateralized by virtually all tangible and intangible assets of the Company. The NPA contains non-financial covenants and as of December 31, 2020, the Company was in compliance with all covenants.

The Company elected the fair value option for the notes payable through the NPA. See Note 4 Fair Value of Financial Instruments. The fair value of the note payable was $10,246 and $10,198 as of December 31, 2020 and 2019, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$8,581	$8,581
Accrued interest	1,418	557
Interest expense	861	557
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	3,000
Interest payments	—	—
Proceeds	—	—

●	Between June and August 2019, the Company borrowed $17,637 through notes payable under the NPA. The notes originally matured on May 31, 2020 and bear interest of 10% per annum.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

The fair value of the notes payable were $21,059 and $20,956 as of December 31, 2020 and 2019, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$17,637	$17,637
Accrued interest	2,637	879
Interest expense	1,768	879
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	17,637

●	In May 2019, the Company borrowed $900 through a note payable from a U.S. based investment firm under the NPA. The note payable originally matured on March 6, 2020 and bore interest of 10% per annum.

The fair value of the note payable was $1,075 and $1,069 as of December 31, 2020 and 2019, respectively.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$900	$900
Accrued interest	143	42
Interest expense	90	42
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	900

On October 9, 2020, the Company entered into the Second A&R NPA with Birch Lake and the lender, which extended the maturity dates of all NPA notes to the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations pursuant to an event of default, as defined in the NPA, as amended.

(3)	The Company issued the following notes with an interest rate of 12.00% per annum.

●	In December 2016, the Company borrowed $10,000 through notes payable issued by a U.S. based investment firm. The notes originally matured on December 31, 2019, have no covenants and are unsecured. During the year ended December 31, 2019, the Company converted $600 of accrued interest into the principal balance of the notes payable.

On November 24, 2020, the note payable was modified to extend the maturity date to June 30, 2021 and add a conversion feature. This feature, contingent upon the closing of a Qualified SPAC Merger, requires the Company to issue Class A ordinary Stock to the lender based on a fixed conversion ratio immediately prior to the closing of the Qualified SPAC Merger to settle the outstanding notes payable before being exchanged for Qualified SPAC Merger shares upon the Qualified SPAC Merger closing date.

The modification has been accounted for as a troubled debt restructuring because the Company is experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring which was determined to be a concession. Since the future undiscounted cash flows of the restructured notes payable exceed the net carrying value of the original note payable due to the maturity date extension, the modification has been accounted for prospectively with no gain or loss recorded in the consolidated statements of operations and comprehensive loss. The Company concluded that the conversion features do not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$10,600	$10,600
Accrued interest	2,547	1,272
Interest expense	1,275	1,272
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	600
Proceeds	—	—

During 2020, the Company identified an immaterial error in the disclosure of accrued interest as of December 31, 2019 and adjusted the prior year amounts for such error. This correction did not impact the current and previously reported consolidated balance sheet, consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit, and consolidated statement of cash flows.

●	In December 2016, the Company borrowed $1,500 through a note payable from a U.S. based investment firm. The note originally matured on December 31, 2019, has no covenants and is unsecured.

On September 25, 2020, the note payable was modified to extend the maturity date to June 30, 2021 and add a conversion feature. This feature, contingent upon the closing of a Qualified SPAC Merger, requires the Company to issue Class A ordinary stock to the lender based on a fixed conversion ratio immediately prior to the closing of the Qualified SPAC Merger to settle the outstanding notes payable before being exchanged for Qualified SPAC Merger shares upon the Qualified SPAC Merger closing date.

The modification has been accounted for as a troubled debt restructuring because the Company is experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring which was determined to be a concession. Since the future undiscounted cash flows of the restructured notes payable exceed the net carrying value of the original note payable due to the maturity date extension, the modification has been accounted for prospectively with no gain or loss recorded in the consolidated statements of operations and comprehensive loss. The Company concluded that the conversion features do not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$1,500	$1,500
Accrued interest	587	204
Interest expense	203	204
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

●	In June 2016, the Company borrowed $20,000 through a note payable from a U.S. based investment firm. The note originally matured on October 15, 2019, has no covenants and is unsecured. The Company made principal payments of $13,000 in 2018.

On November 24, 2020, the note payable was modified to extend the maturity date to June 30, 2021 and add a conversion feature. This feature, contingent upon the closing of a Qualified SPAC Merger, requires the Company to issue Class A ordinary stock to the lender based on a fixed conversion ratio immediately prior to the closing of the Qualified SPAC Merger to settle the outstanding notes payable before being exchanged for Qualified SPAC Merger shares upon the Qualified SPAC Merger closing date.

The modification has been accounted for as a troubled debt restructuring because the Company is experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring which was determined to be a concession. Since the future undiscounted cash flows of the restructured notes payable exceed the net carrying value of the original note payable due to the maturity date extension, the modification has been accounted for prospectively with no gain or loss recorded in the consolidated statements of operations and comprehensive loss. The Company concluded that the conversion features do not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$7,000	$7,000
Accrued interest	1,682	840
Interest expense	842	840
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

During 2020, the Company identified an immaterial error in the disclosure of accrued interest as of December 31, 2019 and adjusted the prior year amounts for such error. This correction did not impact the current and previously reported consolidated balance sheet, consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit, and consolidated statement of cash flows.

(4)	The Company issued the following notes with a third party.

●	In July 2017, the Company borrowed $22,400 through a note payable from a U.S. based investment firm. The note originally matured on December 31, 2019, bears interest at 1.52% per annum, has no covenants and is unsecured. During 2017 and 2018, there were a total of $18,000 of principal payments.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $157 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $55 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$4,400	$4,400
Accrued interest	314	230
Interest expense	84	50
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	In December 2019, the Company borrowed an additional $2,240 through a note payable from this U.S. based investment firm. The note originally matured on July 1, 2020, bears interest at 8.99% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $7 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $2 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$2,240	$2,240
Accrued interest	202	17
Interest expense	185	17
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	2,240

●	In January 2020, the Company borrowed an additional $300 through a note payable from this U.S. based investment firm. The note originally matured on June 30, 2020, bears interest at 8% per annum, has no covenants and is unsecured.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $2 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $1 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$300	$—
Accrued interest	23	—
Interest expense	23	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	300	—

(5)	The Company issued notes with various third parties through its operations in China.

●	In April 2017, the Company borrowed $3,496 through a note payable from a Chinese lender. The note originally matured on October 20, 2017, bears interest at 9.00% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $27 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $9 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$3,677	$3,440
Accrued interest	2,314	1,535
Interest expense	637	635
Unrealized foreign exchange (gain) loss on principal	237	(56)
Unrealized foreign exchange (gain) loss on accrued interest	142	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	Between January 2019 and December 2019, the Company borrowed $11,515 through notes payable from a Chinese lender. The notes payable mature on January 16, 2020 and December 6, 2020, bear interest at 6% per annum, have no covenants and are unsecured. During the year ended December 31, 2019, the Company made principal payments of $8,155 resulting in a realized foreign currency gain of $205.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$4,140	$3,155
Accrued interest	569	299
Interest expense	235	303
Unrealized foreign exchange (gain) loss on principal	219	(1)
Unrealized foreign exchange (gain) loss on accrued interest	35	—
Realized foreign exchange (gain) on principal	—	(205)
Principal Payments	—	8,155
Interest Payments	—	—
Proceeds	766	11,515

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $84 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $29 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment.

●	In 2017 and 2018, Company borrowed $4,371 through notes payable from various Chinese lenders. The notes payable are payable on demand by the lenders, do not have a stated interest rate, have no covenants and are unsecured. As of December 31, 2020, these notes payable were in default.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$4,597	$4,300
Accrued interest	—	—
Interest expense	—	—
Unrealized foreign exchange (gain) loss on principal	297	(71)
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

●	Between June and September 2020, the Company borrowed $761 through notes payable from a Chinese lender. The notes payable are payable on demand by the lender, bear interest at 6% per annum, have no covenants, and are unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $13 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $4 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$729	$—
Accrued interest	19	—
Interest expense	19	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	32	—
Interest payments	—	—
Proceeds	761	—

(6)	The Company issued the following notes with a third party.

●	In March 2019, the Company borrowed $1,500 through a note payable from a U.S. based investment firm. The note originally matured on March 6, 2020, bears interest at 8.99% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $1 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$380	$500
Accrued interest	99	54
Interest expense	45	54
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	120	1,000
Interest payments	—	—
Proceeds	—	1,500

●	In June 2019, the Company borrowed $3,600 through a note payable from a U.S. based investment firm. The note matured on July 5, 2019, bears interest at 2.99% per annum, has no covenants and is unsecured.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$—
Accrued interest	4	4
Interest expense	—	4
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	3,600
Interest payments	—	—
Proceeds	—	3,600

●	In September 2019, the Company borrowed $180 through a note payable from a U.S. based investment firm. The note originally matured December 1, 2019, bears interest at 6.99% per annum, has no covenants and is unsecured.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.     Notes Payable (cont.)

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $2 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $1 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$180	$180
Accrued interest	10	4
Interest expense	6	4
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	180

●	In November 2019, the Company borrowed $2,700 through a note payable from a U.S. based investment firm. The note originally matured on June 3, 2020, bears interest at 6.99% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $14 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $5 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$1,200	$2,700
Accrued interest	192	26
Interest expense	171	26
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	1,500	—
Interest payments	5	—
Proceeds	—	2,700

(7)	In October 2018, the Company borrowed $1,500 through a note payable from a U.S. based investment firm. The note originally matured on December 31, 2019, bears interest at 2.86% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $45 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $16 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$1,500	$1,500
Accrued interest	95	52
Interest expense	43	43
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

The following notes payable were paid in full during the year ended December 31, 2019:

●	In May 2018, the Company borrowed $17,000 through a note payable from a U.S. based private commercial real estate lender. The note payable matured on May 22, 2019 and bore interest at 9.75% per annum. The Company’s headquarters property (“HQ”) in Gardena, California was pledged as collateral for this loan. On February 4, 2019, the Company entered into a Purchase and Sale Agreement (“PSA”) for the Company’s HQ with Atlas Capital Investors V, LP (“Atlas”) for a sale price of $29,000. The Company used the proceeds from the sale to settle the principal of $17,000 and accrued interest of $565.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$—
Accrued interest	—	—
Interest expense	—	565
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	17,000
Interest payments	—	565
Proceeds	—	—

In March 2019, the Company leased the HQ back from Atlas for a term of three years, with an option to repurchase the HQ at any time prior to the expiration of the lease for a purchase price equal to the greater of $44,029 or the fair market value of the HQ, as determined in accordance with the lease. This transaction qualified as a failed sale leaseback given the Company’s option within the PSA to repurchase the HQ. The Company recognized a $29,000 financing obligation recorded in capital leases on the consolidated balance sheets. No gain or loss was record on the failed sale-leaseback. The Company has continued to capitalize and depreciate the HQ long-lived asset. The ongoing lease payments to Atlas are recorded as reductions to the financing obligation and associated interest expense. The Company recorded interest expense of $1,760 and $1,435 during the years ended December 31, 2020 and 2019.

●	On April 29, 2019, the Company borrowed $15,000 through a TLA with BL Mobility Fundco, LLC as the lender, and Birch Lake Fund Management, LP as the agent and collateral agent. The TLA matured on September 30, 2019. The obligations due under the TLA are collateralized by a first lien on virtually all tangible and intangible assets of the Company. The interest rate on the loan is 15.50%, 21.50% when in default, and the loan is subject to a liquidation preference premium of up to 63.50% of the original principal amount, of which the borrowers have the right to allow conversion of 30% into equity interests of the Company. The Company determined that this liquidation premium with conversion right represents an embedded derivative to be accounted for at fair value. See Note 4 Fair Value of Financial Instruments.

In October 2019, the Company paid the outstanding principal of $15,000 and $6,668 in loan exit costs to the lender upon extinguishment of the TLA. The Company recorded interest expense for the year ended December 31, 2019 of $213. The Company incurred $3,145 of issuance costs which were expensed in interest expense during the year ended December 31, 2019.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$—
Accrued interest	—	—
Interest expense	—	213
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	21,668
Interest payments	—	—
Proceeds	—	15,000

●	In November 2018, the Company borrowed $4,200 through a note payable from a U.S. based lender. The note matured on November 8, 2019, bore interest at 13.00% per annum, had no covenants and the Company’s property in Las Vegas was pledged as collateral for this loan. The Company settled the note by paying $4,200 of principal and $420 of interest during the year ended December 31, 2019.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$—	$—
Accrued interest	—	—
Interest expense	—	208
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	4,200
Interest payments	—	420
Proceeds	—	—

(8)	On September 9, 2020, the Company issued $15,000 of secured convertible promissory notes to a US-based investment firm through entering into a Joinder to the NPA, receiving net proceeds of $13,800, inclusive of an 8% original issue discount. The senior convertible promissory notes bear interest at 0%. The NPA notes mature on the earliest of (i) March 9, 2022, (ii) the Vendor Trust maturity date (See Note 10 Vendor Payables in Trust), as amended, (iii) the maturity of any First Out NPA Notes, which include the notes with Birch Lake and FF Ventures (“First Out Notes”), or (iv) the acceleration of the NPA notes payable pursuant to an event of default.

In the event the Company consummates a Qualified SPAC Merger, an amount equal to 130% of all outstanding principal, accrued and unpaid interest and accrued original issue discount through the date of consummation of the Qualified SPAC Merger will automatically convert into Class A ordinary stock of the SPAC in connection with the Qualified SPAC Merger, and the notes payable and interest thereon shall no longer be outstanding and shall be deemed satisfied in full and terminated. The Company determined that the feature to settle the notes payable with shares upon the occurrence of a Qualified SPAC Merger is a contingent share-settled redemption option and represents an embedded derivative. Additionally, the feature to redeem the notes payable upon a default event is a contingently exercisable put option and represents an embedded derivative. The Company elected the fair value option for this note payable. See Note 4 Fair Value of Financial Instruments. The fair value of the note payable was $17,712 as of December 31, 2020.

In addition, the notes payable included a warrant to purchase ordinary stock. The holder of the warrant has the ability to exercise their right to acquire up to 1,930,147 shares of Class A Ordinary Stock of the Company for a period of up to 7 years, or September 9, 2027. The exercise price of the warrant is $2.72, subject to certain down-round adjustments. The warrants are accounted for in equity at fair value based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity. The Company estimates the fair value of the warrants to be $490 using the Black-Scholes option-pricing model. Determining the fair value of these warrants under this model requires subjective assumptions, including the fair value of the underlying ordinary stock of $0.38, risk-free interest rate of 0.47%, the expected volatility of the price of the Company’s ordinary stock of 35.81%, and the expected dividend yield of the Company’s ordinary stock of 0%. These estimates involve inherent uncertainties and the application of management’s judgment.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$15,000	$—
Accrued interest	—	—
Interest expense	—	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	15,000	—

(9)	On October 9, 2020, the Company entered into a Second A&R NPA with Birch Lake borrowing $15,000 in secured convertible notes payable (“BL Notes”). The BL Notes accrue interest at 12.75% per annum through January 31, 2021 and at 15.75% per annum thereafter. The BL Notes mature on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations pursuant to an event of default. Additionally, the BL Notes contain a liquidation premium that ranges from 35% to 45% depending on the timing of settlement with 50% of this premium convertible into equity and the lender is able to demand repayment if an event of default, change in control, or a Qualified SPAC Merger occurs. The Company determined that the feature to settle the BL Notes at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company elected the fair value option for this note payable. See Note 4 Fair Value of Financial Instruments. The fair value of the note payable was $20,972 as of December 31, 2020.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$15,000	$—
Accrued interest	—	—
Interest expense	366	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	366	—
Proceeds	15,000	—

(10)	During 2019, a U.S. corporation made deposits of $11,635 with the Company as an advance to purchase FF 91 vehicles. On February 1, 2020, due to production delays the Company entered into a deposit conversion agreement with this corporation to convert the deposit amounts previously paid into a note payable. Upon conversion, the Company reclassified the deposit recorded in other current liabilities as of December 31, 2019 to notes payable as of December 31, 2020. The note matured on December 31, 2020, bears interest at 8.0% per annum, has no covenants and is unsecured.

As a result of the September 2020 Modification, the Company recorded a gain on extinguishment of $87 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. Additionally, accretion of $30 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

9.	Notes Payable (cont.)

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$11,635	$—
Accrued interest	1,177	—
Interest expense	933	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	—	—

(11)	On April 17, 2020, the Company received loan proceeds from East West Bank of $9,168 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities, as described in the CARES Act. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the later of the first six months or when the amount of the loan forgiveness is determined. The Company used the proceeds for purposes consistent with the PPP requirements. The Company is still in the process of applying for forgiveness and no amounts have been forgiven as of December 31, 2020. The note matures April 17, 2022, has no covenants, and is unsecured.

	As of and for the Year Ended December 31,
	2020	2019
Outstanding principal	$9,168	$—
Accrued interest	65	—
Interest expense	65	—
Unrealized foreign exchange (gain) loss on principal	—	—
Unrealized foreign exchange (gain) loss on accrued interest	—	—
Principal payments	—	—
Interest payments	—	—
Proceeds	9,168	—

Fair Value of Notes Payable Not Carried at Fair Value

The estimated fair value, using inputs from Level 3 under the fair value hierarchy, of the Company’s outstanding notes payable not carried at fair value are $127,130 and $94,590 as of December 31, 2020 and 2019, respectively.

Schedule of Principal Maturities of Notes Payable

The future scheduled principal maturities of third-party debt as of December 31, 2020 are as follows:

Years ended December 31,
Due on demand	$65,949
2021	102,541
2022	9,168
$177,658

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

10.	Vendor Payables in Trust

On April 29, 2019, the Company established the Faraday Vendor Trust (“Vendor Trust”), which is intended to stabilize the Company’s supplier base by providing suppliers with the ability to exchange their unsecured trade receivables for secured trust interests. Repayment of the trust interests is governed by a Trade Receivables Repayment Agreement dated as of April 29, 2019 (“Trade Receivables Repayment Agreement”). All interests in the Vendor Trust are collateralized by a first lien, with third payment priority, pursuant to applicable intercreditor arrangements, on virtually all tangible and intangible assets of the Company. The applicable interest rate for the vendor trust principal balance is 6.00%. The secured trust interests bear daily non-compounding interest from the date of contribution. The Company determined that the economic substance of the obligations under the Vendor Trust is an in-substance financing. As a result, the Company reported an operating cash outflow and financing cash inflow of $174 and $115,900 on the consolidated statements of cash flows during the years ended December 31, 2020 and 2019.

A total of $111,574 and $115,900 of the Company’s trade payables have been contributed to the Vendor Trust with accrued interest of $11,840 and $4,638 as of December 31, 2020 and 2019, respectively, which is recorded within accrued interest on the Company’s consolidated balance sheets. During the year ended December 31, 2020, the Company made aggregate payments of $4,500 on the Vendor Trust. The Vendor Trust also includes approximately $25.0 million of purchase orders related to goods and services to be provided by certain vendors. These vendors did not contribute any receivables into the Vendor Trust related to these purchase orders as the services are to be provided at a future date. As such, the Company may cancel the vendor’s interest in the Vendor Trust related to these purchase orders until such time that the vendors begin to fulfil the requested goods and services.

On October 30, 2020, the agreement governing the Vendor Trust (the “Vendor Trust Agreement”) was modified to add a conversion feature to allow the conversion of the secured interests in the Vendor Trust into a variable number of SPAC shares if a Qualified SPAC Merger (as defined in the Vendor Trust Agreement) occurs. Since the conversion feature is substantive as it is reasonably possible to be exercised, this modification will be accounted for as an extinguishment with a gain on extinguishment of $1,812 recorded in gain on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. The conversion feature does not require bifurcation because it is clearly and closely related to the host instrument since the conversion does not involve a substantial premium or discount. Additionally, accretion of $462 was recorded during the year ended December 31, 2020 related to the discount created from the gain on extinguishment in interest expense in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. These adjustments resulted in the Vendor Trust having a net carrying value of $110,224 as of December 31, 2020.

The estimated fair value, using inputs from Level 3 under the fair value hierarchy, of the Vendor Trust is $109,762 and $112,488 as of December 31, 2020 and 2019, respectively.

During 2020, the Company identified an immaterial error in the disclosure of the fair value of the Vendor Trust as of December 31, 2019 and adjusted the prior year amounts for such error. This correction did not impact the current and previously reported consolidated statement of operations and comprehensive loss and statement of convertible preferred stock and stockholders’ deficit.

Subsequent to December 31, 2020, on March 1, 2021, the maturity date of the secured trust interests in the Vendor Trust was extended to the earliest to occur of October 6, 2021, the closing of a Qualified SPAC Merger, a change in control of FF, or an acceleration of the obligations under certain of FF’s other secured financing arrangements. It is an event of default under the Trade Receivables Repayment Agreement if a Qualified SPAC Merger does not close by July 27, 2021.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

11.	Commitments and Contingencies

Facility Leases

The Company’s lease agreements include leasehold improvement incentives as well as escalation clauses. The Company records rent expense on a straight-line basis over the lease term.

The Company has several noncancelable operating leases, primarily for office space, with various expiration dates through December 2021. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance.

The Company recorded rent expense of $2,452 and $4,282 for the years ended December 31, 2020 and 2019, respectively.

The minimum aggregate future obligations under noncancelable operating leases as of December 31, 2020 were as follows:

Year ended December 31,
2021	$525
$525

The Company has four capital leases, one in Hanford, California for its main production facility, one in Gardena, California for its headquarters and two equipment leases.

The minimum aggregate future minimum lease payments under capital leases as of December 31, 2020 were as follows:

Years ended December 31,
2021	$4,395
2022	3,041
2023	2,166
2024	1,757
2025	1,792
Thereafter	3,692
$16,843

Legal Matters

The Company is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of management, while the outcome of any such claims and disputes cannot be predicted with certainty, its ultimate liability in connection with these matters is not expected to have a material adverse effect on the Company’s results of operations.

As of December 31, 2020 and 2019, the Company accrued contingent liabilities of approximately $ 6,025 and $10,780, respectively, for potential financial exposure related to ongoing legal matters primarily related to breach of contracts and employment matters. As of December 31, 2020 and 2019, contingent liabilities of $5,025 and $3,305, respectively, were recorded in accrued expenses and other liabilities on the Company’s consolidated balance sheets. As of December 31, 2020 and 2019, non-current contingent liabilities of $1,000 and $7,475, respectively, were recorded in other liabilities on the Company’s consolidated balance sheets. These contingent liabilities are related to four and six legal matters as of December 31, 2020, and 2019, respectively, that have been determined to be both probable of loss and reasonably estimable.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

11.	Commitments and Contingencies (cont.)

During the year ended December 31, 2020, $2,500 of legal claims were settled in cash for amounts consistent with the amount accrued as of December 31, 2019. In addition, during the year ended December 31, 2020, a legal matter associated with a United States Department of Labor investigation was resolved without any additional fines or penalties, resulting in the reversal of accrued expense in the amount of $2,255, which was recorded in general and administrative expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

During the year ended December 31, 2020, the Company received a judicial decision relating to a dispute for unpaid vendor payments. The judicial decision obligated the Company to pay $6,082 to certain vendors. This amount was not previously accrued in 2019 as the settlement was not considered probable as of December 31, 2019. The Company recorded $6,082 in general and administrative expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020 and recorded in accrued expenses and other liabilities on the consolidated balance sheets as of December 31, 2020.

During 2019, the Company resolved two separate breach of contract claims related to land in Las Vegas previously owned by the Company. One matter related to a dispute with a vendor was settled for $4,500 and was placed in the Vendor Trust. A second matter with a vendor was settled in cash for $890 during 2019. The Company reversed $12,960 of contingent liabilities associated with the final settlement of these legal matters and recorded the reversal in general and administrative expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

Additionally, during 2019 the Company resolved a wrongful termination claim which was settled for $550 during 2019. The Company reversed $1,725 of contingent liabilities associated with the final settlement of this legal matter and recorded the reversal in general and administrative expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

12.	Preferred and Ordinary Stock

The number of authorized, issued and outstanding stock, liquidation value and carrying value as of December 31, 2020 and 2019 were as follows:

	December 31, 2020
	Authorized Shares	Issued and Outstanding Shares	Liquidation Value	Carrying Value
Redeemable Preference Stock	470,588,235	470,588,235	$800,000	$724,823
Class B Preferred Stock	600,000,000	452,941,177	1,106,988	697,643
Class A Ordinary Stock	400,000,000	41,234,448	—	—
Class B Ordinary Stock	180,000,000	147,058,823	—	1
	1,650,588,235	1,111,822,683	$1,906,988	$1,422,467

	December 31, 2019
	Authorized Shares	Issued and Outstanding Shares	Liquidation Value	Carrying Value
Redeemable Preference Stock	470,588,235	470,588,235	$800,000	$724,823
Class B Preferred Stock	600,000,000	600,000,000	1,466,400	924,149
Class A Ordinary Stock	400,000,000	40,879,124	—	—
Class B Ordinary Stock	100,000,000	—	—	—
Class C Preferred Stock	1,715,186	—	—	—
	1,572,303,421	1,111,467,359	$2,266,400	$1,648,972

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

12.	Preferred and Ordinary Stock (cont.)

Amended and Restated Articles of Association

Upon the effectiveness of the Sixth Amended and Restated Articles of Association of the Company on February 13, 2020, the number of shares of capital stock that are authorized to be issued increased to 1,650,588,235, due to an increase of 80,000,000 shares of Class B Ordinary Stock and decrease of 1,715,186 shares of Class C Preferred Stock due to the Company no longer authorized to issue Class C Preferred Stock. No Class C Preferred Stock was ever issued by the Company.

The rights, privileges, and preferences of the Company’s Redeemable Preference Stock, Class B Preferred Stock, (collectively, “Preferred Stock”) and Class A Ordinary Stock and Class B Ordinary Stock, (collectively, “Ordinary Stock”) as set forth in the Company’s Sixth Amended and Restated Articles of Association are as follows:

Voting

The holders of Preferred Stock and Ordinary Stock vote together and not as separate classes. Each holder of Class B Ordinary Stock is entitled to one vote for each share held by such holder. Each holder of Redeemable Preference Stock is entitled to 0.5625 votes for each share held by such holder. Each holder of Class B Preferred Stock is entitled to ten votes for each share held by such holder. The Class A Ordinary Stock does not have any voting rights. Approval of a majority of the Redeemable Preference Stock is required for certain Reserved Matters as defined in the Company’s Sixth Amended and Restated Articles of Association. Such Reserved Matters include: entering into any transaction with a related party not at arm’s length; amending the Company’s Sixth Amended and Restated Articles of Association which alter the terms of the Redeemable Preference Stock in an adverse manner; issuing Redeemable Preference Stock to any other party; issuing equity securities of the Company at a price below a minimum valuation price or ranking senior to the Redeemable Preference Stock on distribution or liquidation; issuing equity securities of any subsidiary other than to certain parties on specified terms; and reducing the Company’s additional paid-in capital or use thereof.

Dividends

The Board is under no obligation to declare dividends; and no rights accrue to the holders of Preferred Stock if dividends are not declared. Any dividends declared are noncumulative, and no dividends on Preferred Stock or Ordinary Stock have been declared by the Board of Directors through December 31, 2020. Unless approved by the holders of the Redeemable Preference Stock, the Company may not declare, pay or set aside any dividends unless all the Redeemable Preference Stock have been redeemed and paid in full. Once the Redeemable Preference Stock have been redeemed and paid in full, when and if dividends are declared by the Board of Directors, such dividends are payable to the holders of Class B Preferred Stock pro rata with the issued and outstanding Ordinary Stock.

Redemption

The Redeemable Preference Stock are callable at the option of the Company at any time within the five-year period after December 31, 2018 upon issuance of a redemption notice. The Redeemable Preference Stock are not redeemable at the option of the holder except in certain circumstances. Mandatory redemption occurs upon a deemed liquidation event, which is upon wind-up, dissolution, liquidation, insolvency, declaration of bankruptcy, or change in control. The contingent redemption upon a deemed liquidation event results in mezzanine equity classification on the Company’s consolidated balance sheets. The redemption price per share is determined by a calculation of the following amounts divided by the number of Redeemable Preference Stock issued as of December 31, 2020: $600,000 if redemption occurs prior to December 31, 2019; $700,000 if redemption occurs on or after December 31, 2019, but prior to December 31, 2020; $800,000 if redemption occurs on or after December 31, 2020, but prior to December 31, 2021; $920,000 if redemption occurs on or after December 31, 2021, but prior to December 31, 2022; and $1,050,000 if redemption occurs on or after December 31, 2022.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

12.	Preferred and Ordinary Stock (cont.)

The Class B Preferred Stock are contingently redeemable upon a deemed liquidation event. As such, the Company has presented the Class B Preferred Stock in mezzanine equity on the consolidated balance sheets.

Conversion

Each holder of Redeemable Preference Stock may elect to convert its Redeemable Preference Stock to such class of Stock to be held by public stockholders (“Public Shares”) immediately prior to any initial public offering and, on a conversion, each Redeemable Preference Stock will be converted into such number of Public Shares that would give it the same percentage of the share capital of the Company (on a fully diluted basis) that each such Redeemable Preference Stock comprises immediately prior to the conversion.

Class B Preferred Stock are automatically converted to Class B Ordinary Stock on a one for one basis if transferred to another party, which is limited to certain permitted circumstances. Such permitted circumstances include: if the proceeds are used by the founder to exercise his call option to purchase Redeemable Preference Stock; transfer for the purpose of discharging contingent liabilities of the founder and his affiliates; or after an initial public offering and transfer of at least 313,725,490 shares of Redeemable Preference Stock to another party.

Liquidation

In the event of any liquidation or deemed liquidation event such as dissolution, winding up, or loss of control, either voluntary or involuntary, the holders of Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of Ordinary Stock, first to the redemption in full of the Redeemable Preference Stock. Second to the Class B Preferred Stock. The Class B Preferred Stock are entitled to an amount per share held by them equal to the greater of (a) $2.444 per share plus any declared but unpaid dividends on each Preferred Stock, or (b) the aggregate amount payable in a liquidation to the Preferred Stock assuming the Preferred Stock are paid pro rata along with the Ordinary Stock of the Company. The liquidation preference for the Class B Preferred Stock is $1,106,988 and $1,466,400 as of December 31, 2020 and 2019, respectively. The liquidation preference for the Redeemable Preference Stock is $800,000 and $800,000 as of December 31, 2020 and 2019, respectively.

The Class B Preferred Stockholders are entitled to receive such amounts after the Redeemable Preference Stockholders are redeemed and paid in full. If amounts are not sufficient to pay the foregoing amounts to Class B Preferred Stockholders, then the amounts will be distributed among the holders of Class B Preferred Stock pro rata, in proportion to the full amounts they would otherwise be entitled to receive.

If the holders of Redeemable Preference Stock and Class B Preferred Stock are paid in full, the remaining assets of the Company will be distributed pro rata to the holders of Ordinary Stock in proportion to the number of Ordinary Stock held by them.

Conversion of Class B Preferred Stock

During 2020, 147,058,823 shares of the Company’s Class B Preferred Stock automatically converted into 147,058,823 shares of the Company’s Class B Ordinary Stock at a conversion rate of one for one. Automatic conversion was triggered due to the transfer of the Class B Preferred Stock to another party under the permitted circumstances described above. The conversion was recorded as a transfer from mezzanine equity to additional-paid-in-capital with no impact on accumulated deficit.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

13.	Stock-Based Compensation

2018 Stock Incentive Plan

On February 1, 2018, the Board of Directors adopted the Equity Incentive Plan (“Equity Incentive Plan”), under which the Board of Directors authorized the grant of up to 300,000,000 incentive and nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, and other stock-based awards for ordinary stock to employees, directors and non-employees.

Options are to be granted at an exercise price not less than fair value of the underlying stock on the date of grant. For individuals holding more than 10% of the voting rights of all classes of stock, the per share exercise price will not be less than 110% of fair value per share on the date of grant. The stock options vest based on the passage of time. The stock option vesting period and vesting rate are determined by the Board of Directors. The Board of Directors has granted options with vesting terms of one to four years and contractual terms of ten years.

As of December 31, 2020 and 2019, the Company had 43,327,415 and 107,789,887 shares of Class A ordinary stock available for future issuance under the Equity Incentive Plan, respectively.

A summary of the Company’s stock option activity under the Equity Incentive Plan is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	151,330,989	$0.35	8.86	$2,197
Granted	96,012,077	0.34
Exercised	(383,994)	0.34		13
Expired/forfeited	(31,189,078)	0.32
Outstanding as of December 31, 2020	215,769,994	$0.35	8.75	$885

Exercisable as of December 31, 2020	67,772,996	$0.35	7.88	$796
Vested and expected to vest as of December 31, 2020	167,962,999	$0.35	8.59	$944

The weighted-average assumptions used in the Black-Scholes option pricing model are as follows:

	2020	2019
Risk-free interest rate:	0.45%	2.10%
Expected term (in years):	6.13	5.90
Expected volatility:	37.25%	31.30%
Dividend yield:	0.00%	0.00%
Grant date fair value per share:	$0.12	$0.12

The total grant date fair value of options vested during the years ended December 31, 2020 and 2019 was $4,953 and $ 2,903, respectively.

As of December 31, 2020, the total remaining stock-based compensation expense for unvested stock options was $11,861 which is expected to be recognized over a weighted average period of 3.1 years.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

13.	Stock-Based Compensation (cont.)

2019 Special Talent Incentive Plan

On May 2, 2019, the Company adopted its Special Talent Incentive Plan (“STI Plan”) under which the Board of Directors may grant up to 100,000,000 incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units and other stock-based awards for ordinary stock to employees, directors and non-employees.

The STI Plan does not specify a limit on the number of stock options that can be issued under the plan. Per the terms of the STI Plan the Company shall at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the STI Plan. As of December 31, 2020, the Company the Company had 45,932,116 shares of Class A ordinary stock available for issuance under the STI Plan.

A summary of the Company’s stock option activity under the STI Plan is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	7,485,000	$0.36	9.46	—
Granted	38,447,116	$0.35	—	—
Exercised	—	—	—	—
Expired/Forfeited	—	—	—	—
Outstanding as of December 31, 2020	45,932,116	$0.35	9.26	$1,174

Exercisable as of December 31, 2020	35,932,116	$0.35	9.26	$910
Vested and expected to vest as of December 31, 2020	45,013,474	$0.35	9.26	$1,168

The weighted-average assumptions used in the Black-Scholes option pricing model are as follows:

	2020	2019
Risk-free interest rate:	0.59%	2.20%
Expected term (in years):	10	10
Expected volatility:	38.42%	36.00%
Dividend yield:	0.00%	0.00%
Grant date fair value per share:	$0.15	$0.18

The total grant date fair value of options vested during the years ended December 31, 2020 and 2019 was $6,860 and $1,302, respectively.

As of December 31, 2020, the total remaining stock-based compensation expense for unvested stock options was $1,109, which is expected to be recognized over a weighted average period of approximately one year.

Common Units of FF Global Partners LLC

During 2020 and 2019, certain executives and employees of the Company were granted the opportunity to subscribe to 24.0 million and 79.8 million common units, respectively, of FF Global Partners LLC (“FF Global Partners”), a significant shareholder of the Company. The subscription price of $0.50 per common unit, payable by the executives and employees of the Company, was financed through non-recourse loans issued by FF Global Partners payable in equal annual installments over ten years. The common units to be purchased with a non-recourse loan are required to be treated for accounting purposes as stock options granted by FF Global Partners to executives and employees of the Company. The awards were valued using the Black-Scholes option pricing model. The grant date fair value of the units purchased through non-recourse loans was immaterial for the years ended December 31, 2020 and 2019.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

13.	Stock-Based Compensation (cont.)

The following table presents stock-based compensation expense included in each respective expense category in the consolidated statements of operations and other comprehensive loss for the years ended December 31:

	2020	2019
Research and development	$941	$818
Sales and marketing	387	311
General and administrative	8,177	3,481
	$9,505	$4,610

14.	Income Taxes

As a result of losses incurred, the Company had immaterial current income tax expense for the years ended December 31, 2020 and 2019. The recorded provision for income taxes differs from the expected provision for income taxes based on the federal statutory tax rate of 21% primarily due to the valuation allowance against deferred tax assets.

The provision for income tax consisted of the following:

	2020	2019
Current:
Federal	$—	$—
State	3	3
Foreign	—	—
Total current	3	3

Deferred:
Federal	(11,456)	(19,855)
State	—	—
Foreign	(2,044)	(1,418)
Valuation allowance	13,500	21,273
Total deferred	—	—
Total provision	$3	$3

The components of losses before income taxes, by taxing jurisdiction, were as follows for the years ended December 31:

	2020	2019
U.S.	$(79,605)	$(112,197)
Foreign	(67,480)	(29,998)
Total	$(147,085)	$(142,195)

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

14.	Income Taxes (cont.)

The provision for income taxes for the years ended December 31, differs from the amount computed by applying the statutory federal corporate income tax rate of 21% to earnings before income taxes as a result of the following:

	2020	2019
Federal income tax expense	21.0%	21.0%
State income taxes (net of federal benefit)	0.0%	0.0%
Permanent differences	(4.6)%	(2.8)%
Foreign tax rate difference	(6.7)%	(2.1)%
Return-to-provision adjustment	0.4%	(1.1)%
Expiration of tax attributes	(1.0)%	—
Valuation allowance	(9.1)%	(15.0)%
Effective tax rate	0.0%	0.0%

The main changes in permanent differences related to fair value adjustments on convertible related party notes payable and notes payable and disallowed interest expense due to equity feature. The main changes in foreign tax rate difference and valuation allowance related to higher foreign loss incurred in 2020.

The tax effects of temporary differences for the years ended December 31, that give rise to significant portions of the deferred tax assets and deferred tax liabilities are provided below:

	2020	2019
Deferred Tax Assets:
Net operating losses (“NOL”)	$123,633	$114,990
Research and development credits	7,921	7,921
Accrued liabilities	7,564	5,164
Construction in progress	3,061	3,061
Excess interest expense under section 163(j)	3,670	2,295
Capital loss	2,407	2,407
Stock-based compensation	428	—
Other	296	174
Gross deferred tax assets	148,980	136,012
Valuation allowance	(148,546)	(135,046)
Deferred tax assets, net of valuation allowance	434	966
Deferred Tax Liabilities:
Depreciation	454	(79)
State taxes	(888)	(887)
Total deferred tax liabilities	(434)	(966)
Total net deferred tax assets (liabilities)	$—	$—

During 2020, the Company identified an immaterial error in the deferred tax assets and valuation allowance as of December 31, 2019 and adjusted the prior year amounts for such error. This correction did not impact the current and previously reported consolidated balance sheet, consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit, and consolidated statement of cash flows.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

14.	Income Taxes (cont.)

The Company has recognized a full valuation allowance as of December 31, 2020 and 2019 since, in the judgment of management given the Company’s history of losses, the realization of these assets was not considered more likely than not. The valuation allowance was $148,546 and $135,046 as of December 31, 2020 and 2019, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. During 2020 and 2019, management evaluated the realizability of its net deferred tax assets based on available positive and negative evidence. Management concluded that the likelihood of realization of the benefits associated with its net deferred tax assets does not reach the level of more likely than not due to the Company’s history of cumulative pre-tax losses and risks associated with the generation of future income given the current stage of the Company’s business.

As of December 31, 2020, the Company has U.S. federal and foreign net operating loss carryforwards of $428,681 and $134,437, respectively, which will begin to expire in 2034 and 2021, respectively. The U.S. federal net operating loss carryforwards of $348,153 generated post the Tax Cuts and Jobs Act may be carried forward indefinitely, subject to the 80% taxable income limitation on the utilization of the carryforwards. The U.S. federal net operating loss carryforwards of $80,528 generated prior to December 31, 2017 may be carried forward for twenty years.

The Company has an U.S. federal R&D tax credit carryforward of $3,666 and a state R&D tax credit carryforward of $4,230 as of December 31, 2020. The U.S. federal R&D tax credits will begin to expire in 2035, and the state tax credits do not expire and can be carried forward indefinitely.

In accordance with Internal Revenue Code Section 382 (“Section 382”) and Section 383 (“Section 383”), a corporation that undergoes an “ownership change” (generally defined as a cumulative change (by value) of more than 50% in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs and R&D tax credits to offset post-change taxable income and post-change tax liabilities, respectively. The Company’s existing NOLs and R&D credits may be subject to limitations arising from previous ownership changes, and the ability to utilize NOLs could be further limited by Section 382 and Section 383 of the Code. In addition, future changes in the Company’s stock ownership, some of which may be outside of the Company’s control, could result in an ownership change under Section 382 and Section 383 of the Code. The timing and amount of such limitations, if any, has not been determined.

The Company’s intention is to indefinitely reinvest earnings outside the United States. Upon distribution of those earnings in the form of a dividend or otherwise, the Company would be subject to withholding taxes payable to various foreign countries. As of December 31, 2020 and 2019, there was no material cumulative earnings outside the United States due to net operating losses and the Company has no earnings and profits in any jurisdiction, that if distributed, would give rise to a material unrecorded liability.

The Company is subject to taxation and files income tax returns with the U.S. federal government, California, Oregon and China. As of December 31, 2020, the 2017 and 2018 federal returns and 2016 through 2018 state returns are open to exam. The Company’s 2017 and 2018 federal returns are currently under audit by the Internal Revenue Service (“IRS”). The Company is not under any tax audits on its China tax returns. All of the prior year tax returns, from 2015 through 2020, are open under China tax law.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

14.	Income Taxes (cont.)

Uncertain Income Tax Position

The aggregate change in the balance of unrecognized tax benefits for the years ended December 31, is as follows:

	2020	2019
Beginning balance	$2,598	$—
Increase related to current year tax positions	68	2,598
Ending balance	$2,666	$2,598

In accordance with ASC 740-10, Income Taxes — Overall, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. No interest and penalties related to the Company’s unrecognized tax benefits was accrued as of December 31, 2020 and 2019, as the uncertain tax benefit only reduced the net operating losses. The Company does not expect its uncertain income tax positions to have a material impact on its consolidated financial statements within the next twelve months. As of December 31, 2020 and 2019, the realization of uncertain tax positions were not expected to impact the effective rate due to a full valuation allowance on federal and state deferred taxes.

15.	401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to approximately $19 of their compensation, if under 50 for the years ended December 31, 2020 and 2019. Employees 50 or over can defer up to approximately $25 and $26 of their compensation for the years ended December 31, 2020 and 2019, respectively. The Company currently does not make matching contributions to the 401(k) savings plan. All current employees are eligible to participate in the 401(k) savings plan.

16.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued on April 5, 2021. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Potential Partnership with Geely Holding

In December 2020, the Company entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), who is also a subscriber in the Private Placement, pursuant to which the parties contemplate a strategic cooperation in various areas including engineering, technology, supply chain, and contract manufacturing.

In January 2021, FF, the JV, a subsidiary of FF, and Geely Holding entered into a cooperation framework agreement and a license agreement that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the JV, engineering, technology and contract manufacturing support. The foregoing framework agreement and the license agreement may be terminated if the parties fail to enter into the joint venture definitive agreement or to close the Merger Agreement (defined below) and related transactions.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

16.	Subsequent Events (cont.)

First Amendment to the Second Amended and Restated Note Agreement

On January 13, 2021, the Company entered into the First Amendment to the Second Amended and Restated Note Agreement which permitted, among other things, (x) the issuance of First Out Notes to Birch Lake and the lender in an aggregate principal amount of $1,333 and (y) First Out Subordinated Promissory Notes (collectively, the “First Out Subordinated Note”) to Birch Lake and the lenders in an aggregate principal amount of up to $15,000. The additional First Out Notes issued to Birch Lake and the lenders are on the same terms as the original First Out Notes issued to Birch Lake and the lenders, respectively, except that the First Out Subordinated Notes are senior to the Last Out Notes but junior to the First Out Notes. The First Out Subordinated Notes accrue interest at the same rate of interest as the Senior Convertible Promissory Notes (with respect to First Out Subordinated Notes issued to the lender) and the BL Notes (with respect to First Out Subordinated Notes issued to Birch Lake).

Second Amendment to the Second Amended and Restated Note Agreement

On March 1, 2021, the Company entered into the Second Amendment to the Second A&R Note Agreement which permitted, among other things, the issuance of Priority Last Out Notes to Ares Capital Corporation, Ares Centre Street Partnership, L.P., Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P., and Ares Direct Finance I LP (collectively, the “Ares Entities”) in an aggregate principal amount of up to $85,000. The Priority Last Out Notes issued to the Ares Entities rank junior to the First Out Notes issued to Birch Lake and the Investment Noteholders, respectively, and senior in priority to the Last Out Notes. The Priority Last Out Notes accrue interest at 14% per annum, with no cash payments of interest until the maturity date. In connection with the issuance of the Priority Last Out Notes, the Ares Entities will be issued a six-year warrant to purchase 20bps of New FF’s Class A common stock for $10 per share in agreed form no later than August 11, 2021 or, if earlier, 15 days after consummation of the Business Combination.

Merger Agreement

On January 27, 2021, Property Solutions Acquisition Corp., a Delaware corporation (“PSAC”), entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among PSAC, PSAC Merger Sub, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and the Company.

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, the Company will become a wholly-owned subsidiary of PSAC, with the stockholders of the Company becoming stockholders of PSAC, which will be renamed Faraday Future Intelligent Electric, Inc. (“New FF”).

Under the Merger Agreement, the outstanding shares of the Company and the outstanding convertible debt will be converted into a number of shares of new Class A common stock of PSAC following the Transactions and, for FF Top Holding LLC (“FF Top”), shares of new Class B common stock of PSAC (referred to herein after the Transaction as “New FF common stock”) following the Transactions based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to (i) (A) the number of shares of PSAC common stock equal to $2,716 (plus net cash of the Company, less debt of the Company, plus debt of the Company that will be converted into shares of PSAC common stock, plus any additional bridge loan in an amount not to exceed $100,000), (B) divided by ten dollars, minus (ii) an additional 25,000,000 shares which may be issuable to the Company stockholders as additional consideration upon certain price thresholds, and the denominator of which is equal to the number of outstanding shares of the Company, including shares issuable upon exercise of vested options and vested warrants at the Company (in each case assuming cashless exercise) and upon conversion of outstanding convertible notes.

FF Intelligent Mobility Global Holdings Ltd.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(in thousands, except share and per share data)

16.	Subsequent Events (cont.)

Additionally, each option or warrant at the Company that is outstanding immediately prior to the closing of the Merger (and by its terms will not terminate upon the closing of the Merger) will remain outstanding and convert into the right to purchase a number of shares of PSAC Class A common stock equal to the number of ordinary stock of the Company subject to such option or warrant multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio.

Concurrently with the execution of the Merger Agreement, the Company entered into separate subscription agreements with a number of investors (the “PIPE Investors”); pursuant to which the PIPE investors have agreed to purchase an aggregate of 79,500,000 shares of common stock, for a purchase price of ten dollars per share and at an aggregate purchase prices of $795,000, in a private placement (the “PIPE Financing”).

Note Purchase Agreement

On March 1, 2021, pursuant to the Note Purchase Agreement, the Company entered into a promissory note in favor of certain affiliates of Ares Capital Corporation for an aggregate principal of $55,000. Additionally, the Note Purchase Agreement contains a clause that the Company will issue warrants with an aggregate value of $3,993 to the lender at the earlier of 15 days after the completion of a Qualified SPAC Merger or on or before August 11, 2021. The maturity date for this promissory note is the earliest of (i) March 1, 2022, (ii) if the Qualified SPAC Merger contemplated in the Merger Agreement has not been consummated by July 27, 2021, October 6, 2021, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The notes bear interest at 14% per annum.

On March 8, 2021, pursuant to the Note Purchase Agreement, the Company executed a promissory note in favor of Birch Lake for a total principal of $5,600. The promissory note matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The note bears interest at 15.75% per annum. Additionally, the promissory note contains a liquidation premium that ranges from 42% to 52% depending on timing of settlement with 50% of this premium convertible into equity.

On March 12, 2021, pursuant to the Note Purchase Agreement, the Company executed a promissory note in favor of FF Ventures SPV XI LLC, a third-party investment firm, for an aggregate principal amount of $7,000, receiving net proceeds of $6,440, inclusive of an 8% original issue discount. The promissory note matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The note bears interest at 0% per annum. In the event the Company consummates a Qualified SPAC Merger, then an amount equal to 130% of all outstanding principal, accrued and unpaid interest and accrued original issue discount under the notes through (but not including) the date of consummation of the Qualified SPAC Merger will automatically convert into ordinary stock of the SPAC received by Class A ordinary stockholders of the Company and the notes and interest thereon shall no longer be outstanding and shall be deemed satisfied in full and terminated.

Amendment to Trade Receivables Repayment Agreement and Vendor Trust

On March 1, 2021, the Company entered into Amendment No. 6 related to the Trade Receivables Repayment Agreement. See Note 10 Vendor Payables in Trust. The maturity date of the interests in the Vendor Trust was extended to the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change of control, and (iv) the occurrence of an acceleration event under certain of the Company’s other secured financing arrangements. The Company will be in default under the Trade Receivables Repayment Agreement if a Qualified SPAC Merger agreement has not been consummated on or before July 27, 2021.

Amendment to Lease Agreement

On January 27, 2021, the Company extended one of its four capital leases, located in Hanford, California. This agreement extends the lease to January 31, 2028 and authorizes Industrial Realty Group, LLC (“IRG”) to perform certain financial and management advisory services for the Company including an option agreement to purchase shares in the Company. The option is granted to CH Capital Lending, LLC, an affiliate of IRG (“CH Capital”) for an aggregate amount of 2,827,695 Class A Ordinary Stock under the Special Talent Incentive Plan. See Note 13 Stock-Based Compensation. Should the option be exercised, the accrued outstanding rent payments as of December 31, 2020 of $995 shall be deemed paid. In the event that the value of the option is less than the amount of accrued outstanding rent payments owed, the Company will pay IRG the difference in a single cash payment. The base rent will remain at $130 per month subject to a 2% annual increase.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$17,873	$549,395
Prepaid expenses and other current assets	107,034	128,561
Total Current Assets	124,907	677,956

Cash and marketable securities held in Trust Account	229,788,742	229,884,479
TOTAL ASSETS	$229,913,649	$230,562,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,981,461	$2,041,838
Promissory note – related party	500,000	—
Total Current Liabilities	2,481,461	2,041,838

Convertible note – related party	480,400	—
Warrant liability	6,605,462	630,224
Total Liabilities	9,567,323	2,672,062

Commitments

Common stock subject to possible redemption, 22,977,568 and 22,289,037 shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	229,775,680	222,890,370

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,538,943 and 7,227,474 shares issued and outstanding (excluding 22,977,568 and 22,289,037 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	654	723
Additional paid-in capital	5,816,446	7,584,657
Accumulated deficit	(15,246,454)	(2,585,377)
Total Stockholders’ Deficit (Equity)	(9,429,354)	5,000,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$229,913,649	$230,562,435

The accompanying notes are an integral part of the unaudited condensed financial statements.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	For the Period from February 11, 2020 (Inception) through June 30,
	2021	2020	2021	2020

Operating and formation costs	$442,736	$—	$1,327,335	$1,000
Loss from operations	(442,736)	—	(1,327,335)	(1,000)

Other expense:
Interest earned on marketable securities held in Trust Account	8,213	—	38,926	—
Change in fair value of convertible note	(280,400)	—	(280,400)	—
Change in fair value of warrant liability	(5,012,065)	—	(5,975,238)	—
Other expense, net	(5,284,252)	—	(6,216,712)	—

Loss before income taxes	(5,726,988)	—	(7,544,047)	(1,000)
Benefit (provision) for income taxes	—	—		—
Net loss	$(5,726,988)	$—	$(7,544,047)	$(1,000)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	22,103,036	—	22,195,523	—

Basic and diluted net loss per share, Common stock subject to possible redemption	$—	$—	$—	$—

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,413,475	5,200,000	7,320,988	5,200,000

Basic and diluted net loss per share, Non-redeemable common stock	$(0.77)	$—	$(1.03)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2020	7,227,474	$723	$7,584,657	$(2,585,377)	$5,000,003

Change in value of common stock subject to possible redemption	186,001	18	1,817,042	—	1,817,060

Net loss	—	—	—	(1,817,059)	(1,817,059)

Balance – March 31, 2021	7,413,475	$741	$9,401,699	$(4,402,436)	$5,000,004

Change in value of common stock subject to possible redemption	(874,532)	(87)	(3,585,253)	(5,117,030)	(8,702,370)

Net loss	—	—	—	(5,726,988)	(5,726,988)

Balance – June 30, 2021	6,538,943	$654	$5,816,446	$(15,246,454)	$(9,429,354)

FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance – February 11, 2020 (Inception)	—	$—	$—	$—	$—

Issuance of Founder Shares to Sponsor (1)	5,950,000	595	25,225	—	25,820

Net loss	—	—	—	(1,000)	(1,000)

Balance – March 31, 2020	5,950,000	$595	$25,225	$(1,000)	$24,820

Net loss	—	—	—	—	—

Balance – June 30, 2020	5,950,000	$595	$25,225	$(1,000)	$24,820

The accompanying notes are an integral part of the unaudited condensed financial statements.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2021	For the Period from February 11, 2020 (Inception) Through June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(7,544,047)	$—
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	5,975,238	—
Change in fair value of convertible note	280,400	—
Interest earned on marketable securities held in Trust Account	(38,926)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	21,527	—
Accounts payable and accrued expenses	(60,377)	—
Net cash used in operating activities	(1,366,185)	—

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	134,663	—
Net cash provided by investing activities	134,663	—

Cash Flows from Financing Activities:
Proceeds from promissory note—related party	500,000	—
Proceeds from convertible promissory note - related party	200,000	—
Net cash provided by financing activities	700,000	—

Net Change in Cash	(531,522)	—
Cash – Beginning	549,395	—
Cash – Ending	$17,873	$—

Non-cash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$6,885,310	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Faraday Future Intelligent Electric Inc., formally known as Property Solutions Acquisition Corp. (the “Company”) was incorporated in Delaware on February 11, 2020. The Company was a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Business Combination

On July 21, 2021 (the “Closing Date”), Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp. (“PSAC”)), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among the Company, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of the Company (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“FF”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 25, 2021 (the “First Amendment to Merger Agreement”), the Second Amendment to Agreement and Plan of Merger, dated as of May 3, 2021 (“Second Amendment to Merger Agreement”) the Third Amendment to Agreement and Plan of Merger dated as of June 14, 2021 (“Third Amendment to Merger Agreement”) and the Fourth Amendment to Agreement and Plan of Merger dated as of July 12, 2021 (“Fourth Amendment to Merger Agreement”) by and among the Company, Merger Sub, and FF.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into FF, with FF surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). Upon the consummation of the Business Combination (the “Closing”), the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.”

At the effective time of the Business Combination on July 21, 2021 (the “Effective Time”):

●	each outstanding FF share (or indicative FF share, with respect to such outstanding FF converting debt and such other outstanding liabilities of FF) converted into a number of shares of new Class A common stock (or, in the case of FF Top (as defined below), shares of new Class B common stock) of the Company following the Business Combination equal to an exchange ratio (the “Exchange Ratio”) of 0.14130; and

●	each FF option or FF warrant that is outstanding immediately prior to the closing of the Business Combination (and by its terms will not terminate upon the closing of the Business Combination) remained outstanding and converted into the right to purchase a number of shares of Company Class A common stock equal to the number of FF ordinary shares subject to such option or warrant multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio, with the aggregate amount of shares of Class A common stock issuable upon exercise of such options and warrants to be 44,880,595.

The Company’s stockholders approved the Business Combination at a special meeting of the stockholders held on July 20, 2021 (the “Special Meeting”). The parties to the Merger Agreement consummated the Business Combination on July 21, 2021.

At the Effective Time, pursuant to the terms of the Merger Agreement, the outstanding FF shares (other than the outstanding FF shares held by FF Top Holding LLC (f/k/a FF Top Holding Ltd.) (“FF Top”)), the outstanding FF converting debt and certain other outstanding liabilities of FF were converted into 153,954,009 shares of new Class A common stock of the Company following the Business Combination and, for FF Top, 64,000,588 shares of new Class B common stock of the Company were issued following the Business Combination. As of the Effective Time, holders of FF options and holders of FF warrants continued to hold such options or warrants, as applicable, but the aggregate amount of shares of Class A common stock issuable upon exercise of such options and warrants became 44,880,595.

Holders of 20,600 shares of PSAC common stock properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from PSAC’s initial public offering, calculated as of two business days prior to the consummation of the business combination, which was approximately $10.00 per share, or $0.2 million in the aggregate. At the Effective Time, each non-redeemed outstanding share of PSAC common stock was converted into one share of Class A common stock.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Following the Business Combination, the Company will continue to have outstanding 23,652,119 warrants, consisting of (i) approximately 22,977,568 public warrants (the “Public Warrants”) listed on the Nasdaq Stock Market (the “NASDAQ”) and (ii) 674,551 private warrants (the “Private Warrants” and, collectively with the Public Warrants, the “Warrants”), each exercisable for one share of Company Class A common stock at a price of $11.50 per share.

In connection with the Business Combination, the Company entered into Subscription Agreements on January 27, 2021 (collectively and as amended, the “Subscription Agreements”) with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”). Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such Subscription Investors, an aggregate of 76,140,000 shares of PSAC common stock for a purchase price of $10.00 per share, or an aggregate of $761.4 million in gross cash proceeds (the “Private Placement”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscription Investors with respect to the shares issued and sold in the Private Placement. The closing of the Private Placement occurred immediately prior to the Closing.

Business Prior to the Business Combination

Prior to the Business Combination, the Company had one subsidiary, PSAC Merger Sub, Ltd., a wholly-owned subsidiary of the Company an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 27, 2021 (“Merger Sub”).

All activity through June 30, 2021 related to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for an initial business combination and consummating the acquisition of Faraday Future Intelligent Electric Inc.

The registration statement for the Company’s Initial Public Offering was declared effective on July 21, 2020. On July 24, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 535,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Property Solutions Acquisition Sponsor, LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,350,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 24, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

On July 29, 2020, the underwriters notified the Company of their intent to partially exercise their over-allotment option on July 31, 2020. As such, on July 31, 2020, the Company consummated the sale of an additional 2,977,658 Units, at $10.00 per Unit, and the sale of an additional 59,551 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $30,371,190. A total of $29,775,680 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $229,775,680.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Transaction costs amounted to $5,117,030 consisting of $4,595,510 of underwriting fees and $521,520 of other offering costs.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of June 30, 2021, the Company had $17,873 in its operating bank accounts, $229,788,742 in cash and securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficit of $2,276,754, which excludes $79,800 of franchise taxes payable. As of June 30, 2021, $13,062 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

On February 28, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $500,000.

On June 7, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $200,000.

On July 21, 2021, pursuant to the Subscription Agreements, the Subscription Investors purchased, and the Company agreed to sell to such Subscription Investors, an aggregate of 76,140,000 shares of PSAC common stock for a purchase price of $10.00 per share, or an aggregate of $761.4 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement occurred immediately prior to the Closing.

The Company may be required to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through twelve months of the issuance of this report. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A, as filed with the SEC on May 26, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Cash and Marketable Securities Held in Trust Account

At June 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury securities. The Company accounts for its securities held in the trust account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains or losses, if any, recognized through the statement of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company determined that the Private Placement Warrants should be treated as a derivative liability under ASC 815 due to certain settlement provisions that depend on the holder of the warrant. The fair value of the warrants was estimated using a binomial lattice simulation model (see Note 9).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

Net Income (Loss) per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 23,572,119 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,	For the period from February 11, 2020 (inception) through June 30,
	2021	2020	2021	2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account
Less: interest available to be withdrawn for payment of taxes	$7,694	$—	$36,466	$—
Company’s portion available to pay taxes	(7,694)	—	(36,466)	—
Net income allocable to Common stock subject to possible redemption	$—	$—	$—	$—

Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	22,103,036	—	22,195,523	—
Basic and diluted net income per share, Common stock subject to possible redemption	$(0.00)	$—	$(0.00)	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net Loss	$(5,726,988)	$—	$(7,544,047)	$(1,000)
Non-Redeemable Net Loss	$(5,726,988)	$—	$(7,544,047)	$(1,000)

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,413,475	5,200,000	7,320,988	5,200,000
Basic and diluted net loss per share, Non-redeemable common stock	$(0.77)	$—	$(1.03)	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at $10.00 per Unit. On July 31, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, the Company sold an additional 2,977,568 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 535,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,350,000. On July 31, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, the Company sold an additional 59,551 Private Units at a price of $10.00 per Private Unit. The Sponsor purchased 483,420 Private Units and EarlyBirdCapital purchased 111,131 Private Units. Each Private Unit consists of one share of common stock (“Private Share”) and one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 8). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 11, 2020, the Sponsor purchased an aggregate of 5,750,000 shares of the Company’s common stock for an aggregate price of $25,000 (the “Founder Shares”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares). As a result of the underwriters’ election to partially exercise their over-allotment option on July 31, 2020 and the expiration of the remaining over-allotment option, 5,608 Founder Shares were forfeited and 744,392 Founder’s Shares are no longer subject to forfeiture, resulting in there being 5,744,392 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Advances — Related Party

The Sponsor advanced the Company an aggregate of $75,000 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. The outstanding advances of $75,000 were repaid upon the consummation of the Initial Public Offering on July 24, 2020.

Promissory Note — Related Party

On February 14, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the Initial Public Offering or (ii) the date on which the Company determines not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $133,000 was repaid upon the consummation of the Initial Public Offering on July 24, 2020. As of June 30, 2021, there was $500,000, outstanding under the Promissory Note, which is currently due on demand.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on the July 21, 2020, through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Company’s executive officers a total of $10,000 per month for office space and related services. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000 in fees for these services, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

On February 28, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $500,000 (the “Note”). The Note is non-interest bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $500,000 of the Note may be converted into Class A common stock at a price of $10.00 per common stock at the option of the Sponsor. As of the date of these financial statements, there is a $500,000 balance outstanding under the Note.

On June 7, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $200,000 (the “Convertible Note”). The Convertible Note is non-interest bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $200,000 of the Note may be converted into units, with each unit consisting of one share of Class A common stock and one Private Placement warrant at a price of $10.00 per unit at the option of the Sponsor. As of the date of these financial statements, there is a $200,000 balance outstanding under the Note. As of June 30, 2021, the aggregate fair market value of the Convertible Note was $480,400 (see Note 9).

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 21, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to Company, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

On the Closing Date, in connection with the consummation of the Business Combination, the Company entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with PSAC, the Sponsor, EarlyBirdCapital, Inc., and certain FF shareholders (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties are entitled to certain registration rights in respect of the registrable securities under the Registration Rights Agreement. The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement entitled “Certain Agreements Related to the Business Combination—Registration Rights Agreement,” which is incorporated herein by reference.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $8,042,149 (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in this offering that assist the Company in identifying and consummating a Business Combination.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At June 30, 2021 and December 31, 2020, there were 6,538,943 and 7,227,474 shares of common stock issued and outstanding, excluding 22,977,568 and 22,289,037 shares of common stock subject to possible redemption, respectively.

NOTE 8. WARRANTS

Warrants — As of June 30, 2021 and December 31, 2020, there were 22,977,568 Public Warrants outstanding. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the

Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

At June 30, 2021, there were 594,551 Private Placement Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares

On February 11, 2020, the Company issued to the designees of EarlyBirdCapital 200,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $820 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$229,788,742	$229,884,479

Liabilities:
Warrant Liability – Private Placement Warrants	3	$6,605,462	$630,224
Convertible Promissory Notes – Related Party	3	480,400	—

The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Placement Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates will be implied from the Company’s own public warrant pricing.

The key inputs into the binomial lattice simulation model for the Private Placement Warrants were as follows at June 30, 2021 and December 31, 2020:

Input	June 30, 2021	December 31, 2020
Risk-free interest rate	0.83%	0.35%
Trading days per year	252	252
Expected volatility	87.6%	17.4%
Exercise price	$11.50	$11.50
Stock Price	$15.58	$10.00

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(f/k/a PROPERTY SOLUTIONS ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

There were no transfers between Levels 1, 2 or 3 during the three months ended June 30, 2021.

The following table presents the changes in the fair value of warrant liabilities:

Private Placement Warrants
Fair value as of January 1, 2021	$630,224
Change in valuation inputs or other assumptions	5,975,238
Fair value as of June 30, 2021	$6,605,462

The Company elected the fair value option for the Convertible Promissory Notes. The fair value of the Convertible Promissory Notes was determined using a binomial lattice simulation model, which is considered to be a Level 3 fair value measurement.

The estimated fair value of the Convertible Promissory Notes was based on the following significant inputs:

June 30, 2021
Risk-free interest rate	$0.83%
Trading days per year	$252
Expected volatility	87.6%
Exercise price	$11.50
Stock Price	$15.58
Probability of transaction	90.0%

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three months ended June 30, 2021.

The following table presents the changes in the fair value of the Level 3 Convertible Promissory Notes:

Convertible Promissory Note
Fair value as of January 1, 2021	$—
Proceeds received through Convertible Promissory Note	200,000
Change in valuation inputs or other assumptions	280,400
Fair value as of June 30, 2021	$480,400

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, aside from those already disclosed in the notes. See Note 1 for discussion of the closing of the Business Combination and related transactions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Property Solutions Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Property Solutions Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management’s plans in regard to these matters are also described in Notes 1 and 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2020.

Fort Lauderdale, FL
March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 26, 2021

PROPERTY SOLUTIONS ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020 (RESTATED)

ASSETS
Current Assets
Cash	$549,395
Prepaid expenses and other current assets	128,561
Total Current Assets	677,956
Cash and marketable securities held in Trust Account	229,884,479
TOTAL ASSETS	$230,562,435
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – accrued expenses	$2,041,838
Warrant liability	630,224
TOTAL LIABILITIES	$2,672,062
Commitments
Common stock subject to possible redemption 22,289,037 shares at redemption value	222,890,370
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 7,227,474 issued and outstanding (excluding 22,289,037 shares subject to possible redemption)	723
Additional paid-in capital	7,584,657
Accumulated deficit	(2,585,377)
Total Stockholders’ Equity	5,000,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,562,435

The accompanying notes are an integral part of these financial statements.

PROPERTY SOLUTIONS ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH
DECEMBER 31, 2020 (RESTATED)

Formation and operational costs	$2,218,182
Loss from operations	(2,218,182)

Other expense:
Change in fair value of warrants	(475,641)
Transaction costs incurred in connection with the IPO	(353)
Interest earned on marketable securities held in Trust Account	99,990
Unrealized gain on marketable securities held in Trust Account	8,809
Other expense (net):	(367,195)

Loss before provision for income taxes	(2,585,377)
Net loss	$(2,585,377)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	21,779,604

Basic and diluted net income per share, Common stock subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,452,794

Basic and diluted net loss per share, Non-redeemable common stock	$(0.40)

The accompanying notes are an integral part of these financial statements.

PROPERTY SOLUTIONS ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH
DECEMBER 31, 2020 (RESTATED)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance – February 11, 2020 (Inception)	—	$—	$—	$—	$—

Issuance of Founder Shares to Sponsor	5,750,000	575	24,425	—	25,000

Issuance of Representative Shares	200,000	20	800	—	820

Sale of 22,977,568 Units, net of underwriting discount and offering expenses	22,977,568	2,298	224,656,352	—	224,658,650

Sale of 594,551 Private Placement Units, net of warrant liability	594,551	60	5,791,220	—	5,791,280

Forfeiture of Founder Shares	(5,608)	(1)	1	—	—

Common stock subject to possible redemption	(22,289,037)	(2,229)	(222,888,141)	—	(222,890,370)

Net loss	—	—	—	(2,585,377)	(2,585,377)
Balance – December 31, 2020	7,227,474	$723	$7,584,657	$(2,585,377)	$5,000,003

The accompanying notes are an integral part of these financial statements.

PROPERTY SOLUTIONS ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH
DECEMBER 31, 2020 (RESTATED)

Cash Flows from Operating Activities:
Net loss	$(2,585,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(99,990)
Change in fair value of warrant liability	475,641
Transaction costs incurred in connection with IPO	353
Unrealized gain on marketable securities held in Trust Account	(8,809)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(128,541)
Accrued expenses	2,041,838
Net cash used in operating activities	(304,885)
Cash Flows from Investing Activities:
Investment in Trust Account	(229,775,680)
Net cash used in investing activities	(229,775,680)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	225,180,170
Proceeds from sale of Private Placement Units	5,945,510
Advances from related party	75,000
Repayment of advances from related party	(75,000)
Proceeds from promissory note – related party	133,000
Repayment of promissory note – related party	(133,000)
Payment of offering costs	(495,720)
Net cash provided by financing activities	230,629,960
Net Change in Cash	549,395
Cash – Beginning of period	—
Cash – End of period	$549,395
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$219,345,620
Change in value of common stock subject to possible redemption	$3,544,750
Offering costs paid directly by Sponsor from proceeds from issuance of common stock	$25,000
Issuance of Representative Shares	$820
Forfeiture of Founder Shares	$(1)

The accompanying notes are an integral part of these financial statements.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Property Solutions Acquisition Corp. (the “Company”) was incorporated in Delaware on February 11, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that service the real estate industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, PSAC Merger Sub, Ltd., a wholly-owned subsidiary of the Company an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 27, 2021. (“Merger Sub”) (see Note 12).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from February 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“FF”) (see Note 12). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 21, 2020. On July 24, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 535,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Property Solutions Acquisition Sponsor, LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,350,000, which is described in Note 5.

Following the closing of the Initial Public Offering on July 24, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

On July 29, 2020, the underwriters notified the Company of their intent to partially exercise their over-allotment option on July 31, 2020. As such, on July 31, 2020, the Company consummated the sale of an additional 2,977,568 Units, at $10.00 per Unit, and the sale of an additional 59,551 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $30,371,190. A total of $29,775,680 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $229,775,680.

Transaction costs amounted to $5,117,030 consisting of $4,595,510 of underwriting fees and $521,520 of other offering costs.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 6), Representative Shares (as defined in Note 8), Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Initial transaction or don’t vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares, Representative Shares and Private Shares if the Company fails to consummate a Business Combination, and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until April 24, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2020, the Company had $549,395 in its operating bank accounts, $229,884,479 in cash and securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficit of $1,222,111, which excludes $141,771 of franchise taxes payable. As of December 31, 2020, $108,799 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

On February 28, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $500,000 (See Note 11).

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through April 24, 2022, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Private Placement Warrants (as defined in Note 5) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Private Placement Warrants includes a provision that provides for potential changes to the settlement amounts of the Private Placement Warrants which are dependent upon the characteristics of the holder of the warrant.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company should have classified the Private Placement Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Private Placement Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants (including on July 24, 2020, September 30, 2020 and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Private Placement Warrants as a component of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses or cash.

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of:
July 24, 2020 (audited)
Warrant liability	$—	$154,583	$154,583
Total Liabilities	—	154,583	154,583
Common Stock Subject to Possible Redemption	225,628,970	(154,583)	225,474,387
Common Stock	696	1	697
Additional Paid-in Capital	5,000,314	352	5,000,666
Accumulated deficit	(1,000)	(353)	(1,353)
Total Shareholders’ Equity	5,000,010	—	5,000,010

Number of shares subject to redemptions	22,562,897	(15,458)	22,547,439

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
September 30, 2020 (unaudited)
Warrant liability	$—	$219,984	$219,984
Total Liabilities	51,267	219,984	271,251
Common Stock Subject to Possible Redemption	225,527,000	(219,984)	225,307,016
Common Stock	696	2	698
Additional Paid-in Capital	5,102,284	65,752	5,168,036
Accumulated deficit	(102,977)	(65,754)	(168,731)
Total Shareholders’ Equity	5,000,003	—	5,000,003

Number of shares subject to redemptions	22,552,700	(21,998)	22,530,702

December 31, 2020 (audited)
Warrant liability	$—	$630,224	$630,224
Total Liabilities	2,041,838	630,224	2,672,062
Common Stock Subject to Possible Redemption	223,520,590	(630,220)	222,890,370
Common Stock	716	7	723
Additional Paid-in Capital	7,108,674	475,983	7,584,657
Accumulated deficit	(2,109,383)	(475,994)	(2,585,377)
Total Shareholders’ Equity	5,000,007	(4)	5,000,003

Number of shares subject to redemptions	22,352,059	(63,022)	22,289,037

Statement of Operations for the:
Three Months Ended September 30, 2020 (unaudited)
Net loss	$(101,977)	$(65,754)	$(167,731)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	22,552,700	—	22,552,700
Basic and diluted net income per share, Common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,496,149		6,496,149
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(0.01)	(0.03)

Period from February 11, 2020 (inception) to September 30, 2020 (unaudited)
Allocation of initial public offering costs	$—	$(353)	$(353)
Change in fair value of warrant liability	—	(65,401)	(65,401)
Net loss	(102,977)	(65,754)	(168,731)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	22,552,700	22,552,700
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,713,990	—	5,713,990
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(0.01)	$(0.03)

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Period from February 11, 2020 (inception) to December 31, 2020 (audited)
Allocation of initial public offering costs	$—	$(353)	$(353)
Change in fair value of warrant liability	—	(475,641)	(475,641)
Net loss	(2,109,383)	(475,994)	(2,585,377)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	22,557,034	(777,430)	21,779,604
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,068,878	383,916	6,452,794
Basic and diluted net loss per share, Non-redeemable common stock	(0.35)	(0.05)	(0.40)

Statement of Changes in Stockholder’s Equity for the:
Three Months Ended September 30, 2020 (unaudited)
Sale of 594,551 Private Units	$5,945,510	$(154,230)	$5,791,280
Common stock subject to possible redemption	(225,527,000)	219,990	(225,307,010)
Net loss	(101,977)	(65,754)	(167,731)

Period from February 11, 2020 (inception) to September 30, 2020 (unaudited)
Sale of 594,551 Private Units	$5,945,510	$(154,230)	$5,791,280
Common stock subject to possible redemption	(225,527,000)	219,990	(225,307,010)
Net loss	(102,977)	(65,754)	(168,731)

Period from February 11, 2020 (inception) to December 31, 2020 (audited)
Sale of 594,551 Private Units	$5,945,510	$(154,230)	$5,791,280
Common stock subject to possible redemption	(223,520,590)	630,220	(222,890,370)
Net loss	(2,109,383)	(475,994)	(2,585,377)

Statement of Cash Flows for the:
Period from February 11, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(102,977)	$(65,754)	$(168,731)
Change in fair value of warrant liability	—	65,401	65,401
Transaction costs incurred in connection with IPO	—	353	353

Period from February 11, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(2,109,383)	$(475,994)	$(2,585,377)
Change in fair value of warrant liability	—	475,641	475,641
Transaction costs incurred in connection with IPO	—	353	353

The restatement to the previously issued financial statements did not have any impact on the cashflows from operating, investing, or financing activities on the Statement of Cash Flows for the periods from February 11, 2020 (inception) to September 30, 2020 or from February 11, 2020 (inception) to December 31, 2020.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED)

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED) (cont.)

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury securities. The Company accounts for its securities held in the trust account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains or losses, if any, recognized through the statement of operations. At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This warrant liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants for periods where no observable traded price was available are valued using a lattice model and Monte Carlo simulation.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED) (cont.)

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

Net Loss per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 23,572,119 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED) (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period from February 11, 2020 (Inception) Through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$97,270
Unrealized gain on marketable securities held in Trust Account	8,569
Less: interest available to be withdrawn for payment of taxes	(105,839)
Less: interest available to be withdrawn for working capital	—
Net income allocable to Common stock subject to possible redemption	$—
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	21,779,604
Basic and diluted net income per share, Common stock subject to possible redemption	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(2,585,377)
Less: Net income allocable to Common stock subject to possible redemption	—
Non-Redeemable Net Loss	$(2,585,377)
Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,452,794
Basic and diluted net loss per share, Non-redeemable common stock	$(0.40)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED) (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at $10.00 per Unit. On July 31, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, the Company sold an additional 2,977,568 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 535,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,350,000. On July 31, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, the Company sold an additional 59,551 Private Units at a price of $10.00 per Private Unit. The Sponsor purchased 483,420 Private Units and EarlyBirdCapital purchased 111,131 Private Units. Each Private Unit consists of one share of common stock (“Private Share”) and one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 8). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On February 11, 2020, the Sponsor purchased an aggregate of 5,750,000 shares of the Company’s common stock for an aggregate price of $25,000 (the “Founder Shares”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares). As a result of the underwriters’ election to partially exercise their over-allotment option on July 31, 2020 and the expiration of the remaining over-allotment option, 5,608 Founder Shares were forfeited and 744,392 Founder’s Shares are no longer subject to forfeiture, resulting in there being 5,744,392 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on July 21, 2020, through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Company’s executive officers a total of $10,000 per month for office space and related services. For the period from February 11, 2020 (inception) through December 31, 2020, the Company incurred and paid $50,000 in fees for these services.

Advances — Related Party

The Sponsor advanced the Company an aggregate of $75,000 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. The outstanding advances of $75,000 were repaid upon the consummation of the Initial Public Offering on July 24, 2020.

Promissory Note — Related Party

On February 14, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the Initial Public Offering or (ii) the date on which the Company determines not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $133,000 was repaid upon the consummation of the Initial Public Offering on July 24, 2020.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 21, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to Company, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $8,042,149 (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in this offering that assist the Company in identifying and consummating a Business Combination.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 8. STOCKHOLDERS’ EQUITY (RESTATED)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 7,227,474 shares of common stock issued and outstanding, excluding 22,289,037 shares of common stock subject to possible redemption.

NOTE 9. WARRANTS

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9. WARRANTS (cont.)

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares

On February 11, 2020, the Company issued to the designees of EarlyBirdCapital 200,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $820 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10. INCOME TAX (RESTATED)

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets (liabilities)
Net operating loss carryforward	$129,221
Startup and organizational expenses	436,047
Unrealized gain on marketable securities	(22,848)
Total deferred tax assets	542,420
Valuation Allowance	(542,420)
Deferred tax assets, net valuation allowance	$—

The income tax provision consists of the following:

For the period from February 11, 2020 (inception) through December 31, 2020
Federal
Current	$—
Deferred	(542,420)

State and Local
Current	—
Deferred	—

Change in valuation allowance	542,420
Income tax provision	$—

As of December 31, 2020, the Company had $139,342 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 11, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $442,461.

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10. INCOME TAX (RESTATED) (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
Valuation allowance	(21.0)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 11. FAIR VALUE MEASUREMENTS (RESTATED)

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$229,884,479

Liabilities:
Warrant Liability – Private Placement Warrants	3	$630,224

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 11. FAIR VALUE MEASUREMENTS (RESTATED) (cont.)

The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Placement Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates will be implied from the Company’s own public warrant pricing.

The key inputs into the binomial lattice simulation model for the Private Placement Warrants were as follows at initial measurement, September 30, 2020, and December 31, 2020:

Input	July 24, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.34%	0.34%	0.34%
Trading days per year	252	252	252
Expected volatility	27.0%	27.0%	27.0%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$10.00	$10.00	$10.00

The following table presents the changes in the fair value of the Private Placement Warrants:

Warrant Liability
Fair value as of February 11, 2020 (inception)	$—
Initial measurement on July 24, 2020	154,583
Change in valuation inputs or other assumptions	475,641
Fair value as of December 31, 2020	$630,224

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger agreement

On January 27, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Merger Sub and FF. FF is a global mobility technology company that designs and engineers next-generation smart electric connected vehicles.

Pursuant to the Merger Agreement, Merger Sub will merge with and into FF, with FF surviving the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, FF will become a wholly-owned subsidiary of the Company, with the stockholders of FF becoming stockholders of the Company, which will be renamed “Faraday Future Intelligent Electric, Inc.” (“New FF”).

PROPERTY SOLUTIONS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS (cont.)

Under the Merger Agreement, the outstanding FF shares and the outstanding FF converting debt will be converted into a number of shares of new Class A common stock of the Company following the Transactions and, for FF Top Holding Ltd. (“FF Top”), shares of new Class B common stock of the Company (“New FF common stock”) following the Transactions based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to (i)(A) the number of shares of the Company common stock equal to $2,716,000,000 (plus net cash of FF, less debt of FF, plus debt of FF that will be converted into shares of the Company common stock, plus any additional bridge loan in an amount not to exceed $100,000,000), (B) divided by $10, minus (ii) an additional 25,000,000 shares which may be issuable to FF stockholders as additional consideration upon certain price thresholds, and the denominator of which is equal to the number of outstanding shares of FF, including shares issuable upon exercise of vested FF options and vested FF warrants (in each case assuming cashless exercise) and upon conversion of outstanding convertible notes.

Additionally, each FF option or FF warrant that is outstanding immediately prior to the closing of the Merger (and by its terms will not terminate upon the closing of the Merger) will remain outstanding and convert into the right to purchase a number of shares of the Company Class A common stock equal to the number of FF ordinary shares subject to such option or warrant multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

In connection with the execution of the Merger Agreement, the Company entered into separate Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Merger Agreement on January 27, 2021. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, to the Subscription Investors an aggregate of 77,500,000 shares of common stock of the Company for a purchase price of $10.00 per share, or an aggregate of approximately $775 million, in a private placement. 17,500,000 of such shares ($175 million in net proceeds) will be issued to an anchor investor and the issuance of such shares is subject to certain regulatory approvals. The Subscription Agreements further require the Company to have an effective shelf registration statement registering the resale of the shares of the Company’s common stock held by the Subscription Investors within 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the registration statement) following the closing of the Transactions.

Subscription agreement

Also on January 27, 2021, the Company entered into additional Subscription Agreements with Subscription Investors in the amount of 2,000,000 shares of common stock of the Company for a purchase price of $10.00 per share, or an aggregate of approximately $20 million, which increases the total amount of the private placement pursuant to the Subscription Agreements to 79,500,000 shares of common stock of PSAC for a purchase price of $10.00 per share, or an aggregate of approximately $795 million.

Related Party Loans

On February 28, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $500,000 (the “Note”). The Note is non-interest bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $500,000 of the Note may be converted into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Private Units. As of the date of these financial statements, there is a $500,000 balance outstanding under the Note.

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee	$306,769.10
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$306,769.10	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14.    Indemnification of Directors and Officers.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	(1)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)	The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7.01 of the Amended and Restated Charter provides:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 15.    Recent Sales of Unregistered Securities.

The Founder Shares, the Private Warrants and the shares of Class A Common Stock issued pursuant to the Subscription Agreements in connection with the Private Placement, were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 16.    Exhibits.

Exhibit No.	Description of Exhibits	Incorporation by Reference
2.1+	Agreement and Plan of Merger, dated as of January 27, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Annex A to Amendment No. 3 to Registration Statement on Form S-4 filed on June 23, 2021
2.2	First Amendment to Agreement and Plan of Merger, dated as of February 25, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.2 to Registration Statement on Form S-4 filed on April 5, 2021
2.3	Second Amendment to Agreement and Plan of Merger, dated as of May 3, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.3 to Amendment No. 1 to Registration Statement on Form S-4 filed on June 1, 2021
2.4	Third Amendment to Agreement and Plan of Merger, dated as of June 14, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.4 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 23, 2021
2.5	Fourth Amendment to Agreement and Plan of Merger, dated as of July 12, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.5 to the Current Report on Form 8-K filed on July 22, 2021.
3.1	Second Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on July 22, 2021.
3.2	Amended and Restated Bylaws of the Company	Exhibit 3.3 to Registration Statement on Form S-4 filed on April 5, 2021
4.1	Specimen Common Stock Certificate	Exhibit 4.2 to Registration Statement on Form S-4 filed on April 5, 2021
4.2	Specimen Warrant Certificate	Exhibit 4.3 to Registration Statement on Form S-4 filed on April 5, 2021
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company	Exhibit 4.5 to Registration Statement on Form S-4 filed on April 5, 2021
5.1**	Opinion of Sidley Austin LLP.
10.1	Amended and Restated Registration Rights Agreement between the Company and certain holders identified therein.	Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2021.
10.2	Form of Subscription Agreement between the Company and the subscribers party thereto.	Exhibit 10.10 to Registration Statement on Form S-4 filed on April 5, 2021
10.3	Shareholder Agreement between the Company and certain holders identified therein.	Exhibit 10.3 to the Current Report on Form 8-K filed on July 22, 2021
10.4	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and FF Top Holding Ltd.	Exhibit 10.12 to Registration Statement on Form S-4 filed on April 5, 2021
10.5	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and Season Smart Ltd.	Exhibit 10.13 to Registration Statement on Form S-4 filed on April 5, 2021
10.6	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and Founding Future Creditors Trust.	Exhibit 10.14 to Registration Statement on Form S-4 filed on April 5, 2021
10.7	Sponsor Support Agreement between Property Solutions Acquisition Corp. and Property Solutions Acquisition Sponsor, LLC.	Exhibit 10.15 to Registration Statement on Form S-4 filed on April 5, 2021
10.8	Form of Lock-up Agreement between the Company and certain shareholders party thereto.	Exhibit 10.16 to Registration Statement on Form S-4 filed on April 5, 2021

10.9	Form of Lock-up Agreement between the Company and Property Solutions Acquisition Sponsor, LLC.	Exhibit 10.17 to Registration Statement on Form S-4 filed on April 5, 2021
10.10#	Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan	Exhibit 10.10 to the Current Report on Form 8-K filed on July 22, 2021.
10.11	Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors party thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers Party Thereto	Exhibit 10.19 to Registration Statement on Form S-4 filed on April 5, 2021
10.12	First Amendment and Waiver to Second Amended and Restated Note Purchase Agreement, dated as of January 13, 2021 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors Party Thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers party thereto	Exhibit 10.20 to Registration Statement on Form S-4 filed on April 5, 2021
10.13	Second Amendment and Waiver to Second Amended and Restated Note Purchase Agreement, dated as of March 1, 2021 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors party thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers party thereto	Exhibit 10.21 to Registration Statement on Form S-4 filed on April 5, 2021
10.14	Ares Capital Corporation Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.22 to Registration Statement on Form S-4 filed on April 5, 2021
10.15	Ares Centre Street Partnership Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.23 to Registration Statement on Form S-4 filed on April 5, 2021
10.16	Ares Credit Strategies Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.24 to Registration Statement on Form S-4 filed on April 5, 2021
10.17	Ares Direct Finance I LP Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.25 to Registration Statement on Form S-4 filed on April 5, 2021
10.18#	Offer Letter dated November 23, 2018 between Jiawei Wang and Faraday&Future Inc.	Exhibit 10.26 to Registration Statement on Form S-4 filed on April 5, 2021
10.19#	Compensation Adjustment Letter dated July 1, 2019 between Jiawei Wang and Faraday&Future Inc.	Exhibit 10.27 to Registration Statement on Form S-4 filed on April 5, 2021
10.20#	Compensation Adjustment Letter dated October 16, 2018 between Jiawei Wang and Faraday&Future Inc.	Exhibit 10.28 to Registration Statement on Form S-4 filed on April 5, 2021
10.21#	Offer Letter dated October 10, 2018 between Tin Mok and Faraday&Future Inc.	Exhibit 10.29 to Registration Statement on Form S-4 filed on April 5, 2021
10.22#	Sign On Bonus Addendum Letter dated March 26, 2019 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.30 to Registration Statement on Form S-4 filed on April 5, 2021
10.23#	Sign On Bonus Addendum Letter dated March 11, 2018 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.31 to Registration Statement on Form S-4 filed on April 5, 2021
10.24#	Smart King Ltd. Equity Incentive Plan, as Adopted on February 1, 2018, as Amended and Restated Effective February 1, 2018	Exhibit 10.32 to Registration Statement on Form S-4 filed on April 5, 2021
10.25#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (United States)	Exhibit 10.33 to Registration Statement on Form S-4 filed on April 5, 2021
10.26#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (China)	Exhibit 10.34 to Registration Statement on Form S-4 filed on April 5, 2021

10.27#	Smart King Ltd. Special Talent Incentive Plan, as Adopted on May 2, 2019, as Amended on July 26, 2020	Exhibit 10.35 to Registration Statement on Form S-4 filed on April 5, 2021
10.28#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Individual)	Exhibit 10.36 to Registration Statement on Form S-4 filed on April 5, 2021
10.29#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Entity)	Exhibit 10.37 to Registration Statement on Form S-4 filed on April 5, 2021
10.30#	Form of Amended and Restated Employment Agreement by and among Faraday Future Intelligent Electric Inc., Faraday&Future Inc. and Dr. Carsten Breitfeld	Exhibit 10.38 to Registration Statement on Form S-4 filed on April 5, 2021
10.31#	Offer Letter dated March 29, 2021 between Zvi Glasman and Faraday & Future Inc.	Exhibit 10.39 to Registration Statement on Form S-4 filed on April 5, 2021
10.32#	Form of Director and Officer Indemnification Agreement by and between the Company and its directors and officers	Exhibit 10.32 to the Current Report on Form 8-K filed on July 22, 2021.
16.1*	Letter from Marcum LLP, dated as of October 4, 2021
21.1	Subsidiaries of the Registrant	Exhibit 21.1 to the Current Report on Form 8-K filed on July 22, 2021.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accountant of the Company
23.2*	Consent of Marcum LLP, independent registered public accountant of Property Solutions Acquisition Corp.
23.3**	Consent of Sidley Austin LLP, counsel to the Company (included in Exhibit 5.1)
24.1**	Power of Attorney (included in the signature page to the initial registration statement filed on August 20, 2021)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith.

**	Previously filed.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 4, 2021.

Faraday Future Intelligent Electric Inc.

By:	/s/ Carsten Breitfeld
Carsten Breitfeld
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Carsten Breitfeld	Chief Executive Officer and Director	October 4, 2021
Carsten Breitfeld	(principal executive officer)

/s/ Zvi Glasman	Chief Financial Officer	October 4, 2021
Zvi Glasman	(principal financial and accounting officer)

*	Chairman	October 4, 2021
Brian K. Krolicki

*	Director	October 4, 2021
Matthias Aydt

*	Director	October 4, 2021
Qing Ye

*	Director	October 4, 2021
Edwin Goh

*	Director	October 4, 2021
Lee Liu

*	Director	October 4, 2021
Susan G. Swenson

*	Director	October 4, 2021
Jordan Vogel

*	Director	October 4, 2021
Scott D. Vogel

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-1 pursuant to a Power of Attorney executed on behalf of the above-indicated directors of the registrant and previously filed on behalf of the registrant.

* By:	/s/ Jarret Johnson
Jarret Johnson
Attorney-in-Fact